CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.,
Depositor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Master Servicer,

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
Special Servicer,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
Trustee, Certificate Administrator, Paying Agent and Custodian,

and

TRIMONT REAL ESTATE ADVISORS, INC.,
Operating Advisor

POOLING AND SERVICING AGREEMENT
Dated as of December 1, 2011

UBS-Citigroup Commercial Mortgage Trust 2011-C1,
Commercial Mortgage Pass-Through Certificates, Series 2011-C1

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS
Section 1.01	Defined Terms	3
Section 1.02	Certain Calculations	84
Section 1.03	Certain Constructions	87
Section 1.04	General Interpretive Principles	88

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements	89
Section 2.02	Acceptance by Custodian and the Trustee	96
Section 2.03	Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans	98
Section 2.04	Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor	105
Section 2.05	Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests	111
Section 2.06	Miscellaneous REMIC Provisions	112

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE TRUST FUND

Section 3.01	The Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans and the Pari Passu Companion Loans	112
Section 3.02	Liability of the Master Servicer and the Special Servicer When Sub-Servicing	117
Section 3.03	Collection of Mortgage Loan and Pari Passu Companion Loan Payments	117
Section 3.04	Collection of Taxes, Assessments and Similar Items; Escrow Accounts	118

Section 3.05	Collection Accounts; Excess Liquidation Proceeds Account; Distribution Accounts, Interest Reserve Account and Pari Passu Loan Combination Collection Account	120
Section 3.06	Permitted Withdrawals from the Collection Accounts, the Pari Passu Loan Combination Collection Accounts and the Distribution Accounts; Trust Ledger	127
Section 3.07	Investment of Funds in the Collection Accounts, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts	145
Section 3.08	Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage	147
Section 3.09	Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions	152
Section 3.10	Appraisals; Realization upon Defaulted Mortgage Loans	157
Section 3.11	Trustee to Cooperate; Release of Mortgage Files	164
Section 3.12	Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation	165
Section 3.13	Reports to the Certificate Administrator; Collection Account Statements	171
Section 3.14	Access to Certain Documentation	176
Section 3.15	Title and Management of REO Properties and REO Accounts	184
Section 3.16	Sale of Specially Serviced Loans and REO Properties	188
Section 3.17	Additional Obligations of the Master Servicer and the Special Servicer; Inspections	193
Section 3.18	Authenticating Agent	195
Section 3.19	Appointment of Custodians	196
Section 3.20	Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts	196
Section 3.21	Property Advances	196
Section 3.22	Appointment and Replacement of Special Servicer	200
Section 3.23	Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report	205
Section 3.24	Special Instructions for the Master Servicer and/or Special Servicer	211
Section 3.25	Certain Rights and Obligations of the Master Servicer and/or the Special Servicer	212
Section 3.26	Modification, Waiver, Amendment and Consents	213
Section 3.27	Certain Intercreditor Matters Relating to the Pari Passu Loan Combinations	218
Section 3.28	Directing Holder Contact with the Master Servicer and the Special Servicer	221
Section 3.29	Controlling Class Certificateholders and the Controlling Class Representative; Certain Rights and Powers of the Directing Holder	221
Section 3.30	No Downgrade Confirmation	223
Section 3.31	Appointment and Duties of the Operating Advisor	225

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01	Distributions	228
Section 4.02	Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others	237
Section 4.03	Compliance with Withholding Requirements	247
Section 4.04	REMIC Compliance	247
Section 4.05	Imposition of Tax on the Trust Fund	249
Section 4.06	Remittances	251
Section 4.07	P&I Advances	251
Section 4.08	Appraisal Reductions	255

ARTICLE V

THE CERTIFICATES

Section 5.01	The Certificates	256
Section 5.02	Registration, Transfer and Exchange of Certificates	260
Section 5.03	Mutilated, Destroyed, Lost or Stolen Certificates	270
Section 5.04	Appointment of Paying Agent	271
Section 5.05	Access to Certificateholders’ Names and Addresses; Special Notices	271
Section 5.06	Actions of Certificateholders	272
Section 5.07	Rule 144A Information	272
ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE DIRECTING HOLDER AND THE OPERATING ADVISOR

Section 6.01	Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor	272
Section 6.02	Merger or Consolidation of either the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor	273
Section 6.03	Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and Others	274
Section 6.04	Limitation on Resignation of the Master Servicer, the Special Servicer and the Operating Advisor; Termination of the Master Servicer and the Special Servicer	276
Section 6.05	Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer	277
Section 6.06	The Master Servicer or Special Servicer as Owners of a Certificate	278
Section 6.07	The Directing Holder	278

TABLE OF EXHIBITS

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-3 Certificate
Exhibit A-4	Form of Class A-AB Certificate
Exhibit A-5	Form of Class A-S Certificate
Exhibit A-6	Form of Class B Certificate
Exhibit A-7	Form of Class C Certificate
Exhibit A-8	Form of Class D Certificate
Exhibit A-9	Form of Class E Certificate
Exhibit A-10	Form of Class F Certificate
Exhibit A-11	Form of Class G Certificate

Exhibit A-12	Form of Class H Certificate
Exhibit A-13	Form of Class X-A Certificate
Exhibit A-14	Form of Class X-B Certificate
Exhibit A-15	Form of Class R Certificate
Exhibit A-16	Form of Class LR Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C-1	Form of Transferee Affidavit
Exhibit C-2	Form of Transferor Letter
Exhibit D-1	Form of Investment Representation Letter
Exhibit D-2	Form of ERISA Representation Letter
Exhibit E	Form of Request for Release
Exhibit F	Securities Legend
Exhibit G	Form of Regulation S Transfer Certificate
Exhibit H	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate during the Restricted Period
Exhibit I	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate after the Restricted Period
Exhibit J	Form of Transfer Certificate for Exchange or Transfer from Regulation S Global Certificate to Rule 144A Global Certificate
Exhibit K	Form of Distribution Date Statement
Exhibit L-1	Form of Investor Certification
Exhibit L-2	Form of Online Vendor Certification
Exhibit L-3	Form of Pari Passu Companion Loan Noteholder Certification
Exhibit M	Form of Notification from Custodian
Exhibit N-1	Form of Closing Date Custodian Certification
Exhibit N-2	Form of Post-Closing Custodian Certification
Exhibit O	Form of Trustee Backup Certification
Exhibit P	Form of Custodian Backup Certification
Exhibit Q	Form of Certificate Administrator Backup Certification
Exhibit R	Form of Master Servicer Backup Certification
Exhibit S	Form of Special Servicer Backup Certification
Exhibit T	Mortgage Loan Seller Sub-Servicers
Exhibit U	Mortgage Loans with Earnout/Holdback Provisions
Exhibit V	Form of NRSRO Certification
Exhibit W-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit W-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit X	Form of Operating Advisor Annual Report
Exhibit Y	Form of Sarbanes Oxley Certification
Exhibit Z	Additional Disclosure Notification
Exhibit AA	Form of Sub-Servicer Backup Certification
Exhibit AB	Form of Operating Advisor Backup Certification
Exhibit AC	Form of Confidentiality Agreement

TABLE OF SCHEDULES

Schedule I	Directing Holders
Schedule II	Servicing Criteria to be Addressed in Assessment of Compliance

Schedule III	[Reserved]
Schedule IV	Additional Form 10-D Disclosure
Schedule V	Additional Form 10-K Disclosure
Schedule VI	Form 8-K Disclosure Information

Pooling and Servicing Agreement, dated as of December 1, 2011, among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Deutsche Bank Trust Company Americas, as Trustee, Certificate Administrator, Paying Agent and Custodian, and TriMont Real Estate Advisors, Inc., as Operating Advisor.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple Classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans.

The Lower-Tier REMIC will hold the Mortgage Loans and certain other related assets subject to this Agreement, and will issue (i) the Lower-Tier Regular Interests, which are set forth in the table below, as classes of regular interests in the Lower-Tier REMIC, and (ii) the Class LR Certificates, which are designated as the sole class of residual interests in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and certain other related assets subject to this Agreement and will issue the following Classes:  the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, which are designated as classes of regular interests in the Upper-Tier REMIC, and the Class R Certificates, which are designated as the sole class of residual interests in the Upper-Tier REMIC.

The following table sets forth the Class designation and the initial Certificate Balance or, if so indicated by footnote, the initial Notional Amount of each Class of Regular Certificates, the corresponding Lower-Tier Regular Interest (the “Corresponding Lower-Tier Regular Interest”) and the corresponding component of the Class X Certificates (the “Corresponding Class X Component”) for each Class of Sequential Pay Certificates and the initial Lower-Tier Principal Balance of each Lower-Tier Regular Interest.

Class Designation	Initial Certificate Balance or Notional Amount		Corresponding Lower-Tier Regular Interests(1)	Initial Lower-Tier Principal Balance	Corresponding Class X Components(1)
Class A-1	$37,045,000		LA-1	$37,045,000	XA-1
Class A-2	$154,403,000		LA-2	$154,403,000	XA-2
Class A-3	$235,921,000		LA-3	$235,921,000	XA-3
Class A-AB	$44,375,000		LA-AB	$44,375,000	XA-AB
Class A-S	$54,756,000		LA-S	$54,756,000	XA-S
Class X-A	$526,500,000	(2)	N/A	N/A	N/A
Class X-B	$147,420,599	(2)	N/A	N/A	N/A
Class B	$35,381,000		LB	$35,381,000	XB
Class C	$22,745,000		LC	$22,745,000	XC
Class D	$16,848,000		LD	$16,848,000	XD

Class Designation	Initial Certificate Balance or Notional Amount	Corresponding Lower-Tier Regular Interests(1)	Initial Lower-Tier Principal Balance	Corresponding Class X Components(1)
Class E	$28,641,000	LE	$28,641,000	XE
Class F	$12,636,000	LF	$12,636,000	XF
Class G	$10,951,000	LG	$10,951,000	XG
Class H	$20,218,599	LH	$20,218,599	XH

(1)
The Lower-Tier Regular Interest and the Class X Component of the Class X-A or Class X-B Certificates that correspond to any particular Class of Sequential Pay Certificates also correspond to each other and, accordingly, constitute the (i) “Corresponding Lower-Tier Regular Interest” and (ii) “Corresponding Class X Component,” respectively, with respect to each other.  The Class X Component Notional Amount for each Class X Component of the Class X-A or Class X-B Certificates shall at all times equal the then Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest with respect to such Class X Component.

(2)	Notional Amount.

Each Class of Sequential Pay Certificates shall constitute the “Corresponding Certificates” with respect to each of the Lower-Tier Regular Interest and the Class X Component of the Class X-A or Class X-B Certificates that are listed in the table above as the “Corresponding Lower-Tier Regular Interest” and the “Corresponding Class X Component”, respectively, for such Class of Sequential Pay Certificates.

The Class X-A, Class X-B, Class R and Class LR Certificates do not have Certificate Balances.  Additionally, the Class R and Class LR Certificates do not have Notional Balances.  The Certificate Balance of any Class of Sequential Pay Certificates outstanding at any time represents the maximum amount that holders thereof are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that in the event that amounts previously allocated as Realized Losses, to a Class of Certificates in reduction of the Certificate Balance thereof are subsequently recovered (including without limitation after the reduction of the Certificate Balance of such Class to zero), such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01 of this Agreement.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 1 on the Mortgage Loan Schedule (the “Trinity Centre Mortgage Loan”) also secures, pursuant to the same Mortgage, one companion loan to the related Borrower that is pari passu in right of payment with the Trinity Centre Mortgage Loan (the “Trinity Centre Companion Loan” and, together with the Trinity Centre Mortgage Loan, the “Trinity Centre Loan Combination”).  The Trinity Centre Loan Combination will be serviced pursuant to this Agreement and the Trinity Centre Co-Lender Agreement, as and to the extent provided herein and therein.  Amounts attributable to the Trinity Centre Companion Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Pari Passu Companion Loan Noteholder.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 2 on the Mortgage Loan Schedule (the “Poughkeepsie Galleria Mortgage Loan”) also secures, pursuant to the same Mortgage, one companion loan to the related Borrower that is pari passu in right of payment with the Poughkeepsie Galleria Mortgage Loan (the “Poughkeepsie Galleria Companion Loan” and, together with the Poughkeepsie Galleria Mortgage Loan, the

“Poughkeepsie Galleria Loan Combination”).  The Poughkeepsie Galleria Loan Combination will be serviced pursuant to this Agreement and the Poughkeepsie Galleria Co-Lender Agreement, as and to the extent provided herein and therein.  Amounts attributable to the Poughkeepsie Galleria Companion Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Pari Passu Companion Loan Noteholder.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 4 on the Mortgage Loan Schedule (the “1700 Market Street Mortgage Loan”) also secures, pursuant to the same Mortgage, one companion loan to the related Borrower that is pari passu in right of payment with the 1700 Market Street Mortgage Loan (the “1700 Market Street Companion Loan” and, together with the 1700 Market Street Mortgage Loan, the “1700 Market Street Loan Combination”).  The 1700 Market Street Loan Combination will be serviced pursuant to this Agreement and the 1700 Market Street Co-Lender Agreement, as and to the extent provided herein and therein.  Amounts attributable to the 1700 Market Street Companion Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Pari Passu Companion Loan Noteholder.

As of the Cut-off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately $673,920,599.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the other parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                      Defined Terms.  Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”:  As defined in Section 10.07.

“15Ga-1 Notice”:  As defined in Section 2.03(d) of this Agreement.

“15Ga-1 Notice Provider”:  As defined in Section 2.03(d) of this Agreement.

“17g-5 Information Provider”:  The Certificate Administrator.

“17g-5 Information Provider’s Website”:  The internet website of the 17g-5 Information Provider, initially located at https://tss.sfs.db.com/investpublic, under the “NRSRO” tab of the respective transaction, access to which is limited to NRSROs who have provided an NRSRO Certification to the 17g-5 Information Provider.

“1700 Market Street Companion Loan”:  As defined in the Preliminary Statement.

“1700 Market Street Companion Loan Noteholder”:  The holder of the Note for the 1700 Market Street Companion Loan.

“1700 Market Street Co-Lender Agreement”:  That certain co-lender agreement, dated as of December 29, 2011, by and between UBS, as initial Note A-1 Lender and UBS, as initial Note A-2 Lender, as from time to time amended, supplemented or modified.

“1700 Market Street Mortgage Loan”:  As defined in the Preliminary Statement.

“1700 Market Street Loan Combination”:  As defined in the Preliminary Statement.

“Acceptable Insurance Default”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, any Default arising when the related Loan Documents require that the related Borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism and the Special Servicer has determined, in accordance with the Servicing Standard and, unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder, that either (i) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against by for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate; provided, however, that the Directing Holder will not have more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Directing Holder, the Special Servicer will not be required to do so.  In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, may rely on the opinion of an insurance consultant.

“Act” or “Securities Act”:  The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”:  The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

“Actual/360 Mortgage Loans”:  The Mortgage Loans indicated as such in the Mortgage Loan Schedule and any related Pari Passu Companion Loan.

“Additional Form 10-D Disclosure”:  As defined in Section 10.06.

“Additional Form 10-K Disclosure”:  As defined in Section 10.07.

“Additional Servicer”:  Each Affiliate of the Master Servicer, the Special Servicer, the Mortgage Loan Sellers, the Depositor or the Underwriters (other than an Affiliate of any such party acting in the capacity of a Mortgage Loan Seller Sub-Servicer), that Services any of the Mortgage Loans, and each Person, other than the Special Servicer, who is not an Affiliate of any of the Master Servicer, the Mortgage Loan Sellers, the Depositor or the Underwriters, who Services 10% or more of the Mortgage Loans (based on their Stated Principal Balance).

“Additional Trust Fund Expense”:  Any expense incurred with respect to the Trust Fund that results or, upon payment by the Trust Fund, would result in a Realized Loss or in the Holders of Regular Certificates incurring a Class Interest Shortfall for any Distribution Date.

“Administrative Fee Rate”:  For each Mortgage Loan is the percentage rate per annum set forth in Annex A-1 of the Prospectus Supplement for such Mortgage Loan that is payable in respect of the administration of such Mortgage Loan (which includes the applicable Master Servicing Fee Rate, the Trustee/Certificate Administrative Fee Rate, the Operating Advisor Fee Rate and the applicable Primary Servicing Fee Rate).

“Advance”:  Any P&I Advance or Property Advance.

“Advance Interest Amount”:  Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Master Servicer or the Trustee, as applicable, has not been reimbursed for the number of days from the date on which such Advance was made to the date of reimbursement of the related Advance, less any amount of interest previously paid on such Advance; provided that if, during any Collection Period, the related Borrower makes payment of an amount in respect of which an Advance was made with interest at the Default Rate, the Advance Interest Amount payable to the Master Servicer or the Trustee with respect to such Collection Period shall be paid first, from the amount of Default Interest on the related Mortgage Loan or (solely in the case of a Property Advance) the related Pari Passu Loan Combination, as applicable, actually paid by such Borrower, second, from late payment fees on the related Mortgage Loan or (solely in the case of a Property Advance) the related Pari Passu Loan Combination, as applicable, actually paid by the related Borrower, and third, upon determining in accordance with the Servicing Standard that such Advance Interest Amount is not recoverable from the amounts described in first or second, from other amounts on deposit in the Collection Account (and solely in the case of a Property Advance made with respect to a Pari Passu Loan Combination, in the related Pari Passu Loan Combination Collection Account and from the Pari Passu Companion Loan Noteholder).

“Advance Rate”:  A per annum rate equal to the Prime Rate.  Interest at the Advance Rate will accrue from (and including) the date on which the related Advance is made to (but excluding) the date on which such Advance is reimbursed or the first Servicer Remittance Date after a determination of non-recoverability, as the case may be, is made, provided that in the case of a Nonrecoverable Advance, such interest at the Advance Rate will continue to accrue to the extent funds are not available in the Collection Account for the reimbursement of such Advance.

“Adverse REMIC Event”:  Any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of either Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”).

“Affiliate”:  With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  The Trustee and the Certificate Administrator may obtain and rely on an Officer’s Certificate of the Master Servicer, the Special Servicer, the Operating Advisor or the Depositor to determine whether any Person is an Affiliate of such party.

“Affiliated Person”:  Any Person (other than a Rating Agency) involved in the organization or operation of the Depositor or an affiliate, as defined in Rule 405 of the Act, of such Person.

“Agent Member”:  Members of, or Depository Participants in, the Depository.

“Agreement”:  This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Loan Amount”:  With respect to each Mortgaged Property, the portion of the principal amount of the related Mortgage Loan allocated to such Mortgaged Property in the applicable Mortgage, the applicable Loan Agreement or the Mortgage Loan Schedule.

“Anticipated Termination Date”:  Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c) of this Agreement.

“Applicable Law”:  As defined in Section 8.02(f) of this Agreement.

“Applicable Procedures”:  As defined in Section 5.02(c)(ii)(A) of this Agreement.

“Applicable State and Local Tax Law”:  For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of California and New York and (b) such state or local tax laws whose applicability shall have been brought to the attention of the Certificate Administrator by either (i) an opinion of counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”:  An appraisal prepared by an Independent MAI appraiser with at least five years’ experience in properties of like kind and in the same area.

“Appraisal Reduction Amount”:  For any Distribution Date and for any Mortgage Loan or Pari Passu Loan Combination (including an REO Loan) as to which an Appraisal Reduction Event has occurred, an amount calculated by the Special Servicer (and in consultation with the applicable Directing Holder (with respect to the Lead Directing Holder, if no Consultation Termination Event has occurred and is continuing)) and, if a Consultation Termination Event has occurred and is continuing, in consultation with the Operating Advisor, by the first Determination Date following the date the Special Servicer receives the required Appraisal or performs the required Small Loan Appraisal Estimate (and thereafter by the first Determination Date following any change in the amounts set forth in the following equation)

equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan or Pari Passu Loan Combination over (b) the excess, if any, of (i) the sum of (A) 90% of the sum of the appraised values (net of any prior mortgage liens) of the related Mortgaged Properties securing such Mortgage Loan or Pari Passu Loan Combination as determined by Updated Appraisals obtained by the Special Servicer (the costs of which shall be paid by the Master Servicer as a Property Advance) minus any downward adjustments the Special Servicer deems appropriate in accordance with the Servicing Standard (without implying any duty to do so) based upon its review of the Appraisal and any other information it may deem appropriate (or, in the case of Mortgage Loans or Pari Passu Loan Combinations having a Stated Principal Balance under $2,000,000, 90% of the sum of the Small Loan Appraisal Estimates of the related Mortgaged Properties (as described below)), plus (B) all escrows and reserves (other than escrows and reserves for taxes and insurance), plus (C) all unapplied insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Pari Passu Loan Combination (whether paid or then payable by any insurance company or government authority), over (ii) the sum of (without duplication) (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan or Pari Passu Loan Combination at a per annum rate equal to the Mortgage Rate (or with respect to the applicable Pari Passu Loan Combination, the weighted average of the Mortgage Rate for the related Mortgage Loan(s) and Pari Passu Companion Loans), (B) all unreimbursed Property Advances and the principal portion of all unreimbursed P&I Advances, and all unpaid interest on Advances at the Advance Rate, in respect of such Mortgage Loan or Pari Passu Loan Combination, (C) any other unpaid Additional Trust Fund Expenses in respect of such Mortgage Loan or Pari Passu Loan Combination, (D) all currently due and unpaid real estate taxes, ground rents and assessments and insurance premiums (net of any escrows or reserves therefor) with respect to such Mortgage Loan or Pari Passu Loan Combination that have not been the subject of an Advance by the Master Servicer or the Trustee, as applicable, and (E) all other amounts due and unpaid with respect to such Mortgage Loan or Pari Passu Loan Combination (other than principal) that, if not paid by the related Borrower, would result in a shortfall in distributions to the Certificateholders, except for Yield Maintenance Charges payable due to an acceleration of such Mortgage Loan or Pari Passu Loan Combination following a default thereunder; provided, however, without limiting the Special Servicer’s obligation to order and obtain such Appraisal, if the Special Servicer has not obtained an Appraisal, Updated Appraisal or Small Loan Appraisal Estimate, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or Pari Passu Loan Combination until such time as such Updated Appraisal or Small Loan Appraisal Estimate referred to above is received and the Appraisal Reduction Amount is calculated.  Notwithstanding the foregoing, within 60 days after the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event) (i) with respect to Mortgage Loans or Pari Passu Loan Combinations having a Stated Principal Balance of $2,000,000 or higher, the Special Servicer shall order and use reasonable efforts to obtain an Updated Appraisal or (ii) with respect to Mortgage Loans or Pari Passu Loan Combinations having a Stated Principal Balance of less than $2,000,000, the Special Servicer, at its option, shall (A) provide a Small Loan Appraisal Estimate within the same time period as an Appraisal would otherwise be required and such Small Loan Appraisal Estimate shall be used in lieu of an Updated Appraisal to calculate the Appraisal Reduction Amount for the subject Mortgage Loan or applicable Pari Passu Loan Combination; or (B) order and use reasonable efforts to obtain an Updated Appraisal.  On the first Distribution Date occurring on or after the delivery of such Updated Appraisal or completion of such Small Loan Appraisal Estimate, as applicable, the Special Servicer shall adjust the Appraisal Reduction Amount to take into account such Updated Appraisal or Small Loan Appraisal Estimate, as applicable.  Each Appraisal Reduction Amount shall also be adjusted to take into account any subsequent Small Loan Appraisal Estimate or Updated Appraisal, as applicable, and any annual letter updates, as of the date of each such subsequent Small Loan Appraisal Estimate, Updated Appraisal or letter update, as applicable.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan or a Pari Passu Loan Combination or the related REO Property will be reduced to zero as of the date the related Mortgage Loan or Pari Passu Loan Combination is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.  In addition, with respect to any Mortgage Loan as to which an Appraisal Reduction Event has occurred, such Mortgage Loan shall no longer be subject to the Appraisal Reduction Amount if (a) such Mortgage Loan has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan) and (b) no other Appraisal Reduction Event has occurred and is continuing.

Each Pari Passu Loan Combination will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the mortgage loans that comprise such Pari Passu Loan Combination.  Any Appraisal Reduction Amount in respect of a Pari Passu Loan Combination shall be deemed allocated, pro rata, to the holder of the Mortgage Loan and the holder of the related Pari Passu Companion Loan.

“Appraisal Reduction Event”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, the earliest to occur of (i) the date on which such Mortgage Loan or Pari Passu Loan Combination becomes a Modified Mortgage Loan, (ii) the 90th day following the occurrence of any uncured Delinquency in Monthly Payments with respect to such Mortgage Loan or Pari Passu Loan Combination, (iii) receipt of notice that the related Borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Pari Passu Loan Combination or the 60th day after the related Borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Pari Passu Loan Combination, (iv) the date on which the Mortgaged Property securing such Mortgage Loan or Pari Passu Loan Combination becomes an REO Property and (v) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, however, if (a) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the Master Servicer within 30 days after the default, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the applicable Directing Holder (with respect to the Lead Directing Holder, only if no Consultation Termination Event has occurred and is continuing)), (b) the related Borrower continues to make its Assumed Scheduled Payment, (c) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Pari Passu Loan Combination and (d) the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing) consents, an Appraisal Reduction Event will not occur pursuant to this clause (v) until 60 days beyond the related Maturity Date, unless extended by the Special Servicer in accordance with the Loan Documents or this Agreement; and provided, further, if the related Borrower has delivered to the Master Servicer, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the applicable Directing Holder (with respect to the Lead Directing Holder, only if no Consultation Termination Event has occurred and is continuing), on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer, and the Borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Pari Passu Loan Combination), an Appraisal Reduction Event will not occur pursuant to this clause (v) until the earlier of (1) 120 days beyond the related Maturity Date (or extended maturity date) and (2) the termination of the refinancing commitment.  The Special Servicer shall notify the Master Servicer promptly upon the occurrence of any of the foregoing events with respect to any Specially Serviced Loan.

“Asset Number”:  With respect to any Mortgage Loan, the asset number by which such Mortgage Loan was identified on the books and records of the Depositor or any Sub-Servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

“Asset Status Report”:  As defined in Section 3.23(e) of this Agreement.

“Assignment of Leases, Rents and Profits”:  With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”:  With respect to any Mortgage, an assignment thereof, without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”:  With respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Note or the amortization or payment schedule thereof (as calculated with interest at the related Mortgage Rate) (if any), assuming such Balloon Payment had not become due, after giving effect to any prior modification, and (b) interest at the Mortgage Rate for such Mortgage Loan minus the applicable Servicing Fee Rate.

“Assumption Fees”:  Any fees collected by the Master Servicer or the Special Servicer in connection with an assumption of a Mortgage Loan or a Pari Passu Loan Combination or related substitution of a Borrower (or an interest therein) thereunder (in each case, as permitted or set forth in the related Loan Documents or under the provisions of this Agreement).

“Authenticating Agent”:  Any authenticating agent appointed by the Certificate Administrator pursuant to Section 3.18 of this Agreement.

“Available Funds”:  For a Distribution Date, the sum of (i) all previously undistributed and unapplied Monthly Payments or other receipts on account of principal and interest on or in respect of the Mortgage Pool (including Unscheduled Payments and Net REO Proceeds, if any, transferred from an REO Account pursuant to Section 3.15(b) of this Agreement, but excluding any Excess Liquidation Proceeds) received by or on behalf of the Master Servicer in or prior to the Collection Period relating to such Distribution Date, (ii) all P&I Advances made by the Master Servicer or the Trustee, as applicable, in respect of the Mortgage Pool as of such Distribution Date, (iii) all other amounts received by the Master Servicer in the Collection Period relating to such Distribution Date and required to be placed in the Collection Account by the Master Servicer pursuant to Section 3.05 of this Agreement (including the portion of Loss of Value Payments deposited into the Collection Account pursuant to Section 3.06(e) of this Agreement), (iv) without duplication, any late Monthly Payments on or in respect of the Mortgage Loans received after the end of the Collection Period relating to such Distribution Date but prior to the close of business on the P&I Advance Determination Date, (v) any Master Servicer Prepayment Interest Shortfall paid by the Master Servicer with respect to such Distribution Date and (vi) with respect to the Distribution Date in March of each calendar year (or February if the final Distribution Date occurs in such month), the Withheld Amounts deposited in the Interest Reserve Account by the Certificate Administrator in accordance with Section 3.05(e) of this Agreement during the immediately preceding January and/or February, as applicable; but excluding (without duplication) the following (in no order of priority):

(a)           all amounts permitted to be used to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for previously unreimbursed Advances and Workout-Delayed Reimbursement Amounts and interest thereon as described in Section 3.06 of this Agreement;

(b)           all amounts permitted to be used to pay the Master Servicing Fees, the Trustee/Certificate Administrator Fees, the Operating Advisor Fees, Operating Advisor Consulting Fees, the Special Servicing Fees, fees for primary servicing functions, Net Payment Interest Excess, Net Default Interest, late payment fees (to the extent not applied to the reimbursement of Advance Interest Amounts and/or Additional Trust Fund Expenses as provided in Section 3.06 of this Agreement), Workout Fees and Liquidation Fees, together with any Assumption Fees, Modification Fees, loan service transaction fees, demand fees, beneficiary statement charges and similar fees on the Mortgage Loans that the Master Servicer or the Special Servicer is entitled to retain as Servicing Compensation or Special Servicing Compensation, respectively, interest on Advances (to the extent provided herein), and reinvestment earnings on payments received with respect to the Mortgage Loans that the Master Servicer or the Special Servicer are entitled to receive as additional servicing compensation, in each case in respect of such Distribution Date;

(c)           all amounts representing scheduled Monthly Payments on Mortgage Loans due after the end of the Collection Period relating to such Distribution Date;

(d)           that portion of Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds with respect to a Mortgage Loan which represents any unpaid Servicing Fee, Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fee and the Operating Advisor Fee, to which the Master Servicer, the Special Servicer, any Sub-Servicer, the Certificate Administrator, the Trustee and/or the Operating Advisor are entitled;

(e)           all amounts permitted to be used to pay any other fees and expenses, including indemnity amounts, reimbursable or payable to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator (in all of its capacities under this Agreement), the Operating Advisor or the Trustee (in all of its capacities under this Agreement) and other amounts permitted to be retained by the Master Servicer or withdrawn by the Master Servicer from the Collection Account to the extent expressly set forth in this Agreement (including, without limitation, as provided in Section 3.06 of this Agreement and including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement;

(f)           any interest or investment income on funds on deposit in the Collection Account or any interest on Permitted Investments in which such funds may be invested;

(g)           all amounts received with respect to each Mortgage Loan previously purchased, repurchased or replaced from the Trust Fund pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement or a Mortgage Loan Purchase Agreement during or prior to the related Collection Period and subsequent to the date as of which such Mortgage Loan was purchased, repurchased or replaced;

(h)           the amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05 of this Agreement;

(i)           Yield Maintenance Charges with respect to the Mortgage Loans; and

(j)           with respect to the Distribution Date occurring in (A) January of each calendar year that is not a leap year (commencing with January 2013) and (B) February of each calendar year (commencing with February 2012), in each case, unless such Distribution Date is the final Distribution Date, the Withheld Amounts deposited in the Interest Reserve Account by the Certificate Administrator in accordance with Section 3.05(e) of this Agreement.

“Balloon Loan”:  Any Mortgage Loan or Pari Passu Loan Combination that requires a payment of principal on the maturity date in excess of its constant Monthly Payment.

“Balloon Payment”:  With respect to each Balloon Loan, the scheduled payment of principal due on the Maturity Date (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

“Base Interest Fraction”:  With respect to any Principal Prepayment on any Mortgage Loan and any Class of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates, a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the Discount Rate (as provided by the Master Servicer) used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the Discount Rate (as provided by the Master Servicer) used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment; provided, however, that if such Discount Rate is greater than or equal to both (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be zero; and provided, further, that if such Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be one.

“Beneficial Owner”:  With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Classes.  Each of the Trustee, the Certificate Administrator and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person executes an Investor Certification.

“Bid Allocation”:  With respect to the Master Servicer and each Sub-Servicer therefor and the proceeds of any bid pursuant to Section 7.01(a) of this Agreement, the amount of such proceeds (net of any expenses incurred in connection with such bid and the transfer of servicing), multiplied by a fraction equal to (a) the Servicing Fee Amount for the Master Servicer or such Sub-Servicer therefor, as the case may be, as of such date of determination, over (b) the aggregate of the Servicing Fee Amounts for the Master Servicer and all Sub-Servicers therefor as of such date of determination.

“Book-Entry Certificate” shall mean any Certificate registered in the name of the Depository or its nominee.

“Borrower”:  With respect to any Mortgage Loan, Pari Passu Companion Loan or Pari Passu Loan Combination, any obligor or obligors on any related Note or Notes, including in connection with a Mortgage Loan that utilizes an indemnity deed of trust (“IDOT”) structure, the borrower and the Mortgaged Property owner / payment guarantor / mortgagor, individually and collectively, as the context may require.

“Borrower Accounts”:  As defined in Section 3.07(a) of this Agreement.

“Breach”:  As defined in Section 2.03(e) of this Agreement.

“Business Day”:  Any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York or the principal cities in which the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator conduct servicing or trust operations or (iii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banking institutions or savings associations in New York, New York, Pittsburgh, Pennsylvania, Charlotte, North Carolina or the principal cities in which the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator conduct servicing or trust operations are authorized or obligated by law or executive order to be closed.

“Calculation Rate”:  A discount rate appropriate for the type of cash flows being discounted, namely (i) for principal and interest payments on the Mortgage Loan or sale of a Defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrowers on similar non-defaulted debt of the Borrowers as of such date of determination, (2) the applicable Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent related Appraisal (or Updated Appraisal).

“Cash Collateral Account”:  With respect to any Mortgage Loan or Pari Passu Loan Combination that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other Loan Document into which the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee, on behalf of the Certificateholders, as successor to the related Mortgage Loan Seller.  Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon in accordance with the terms of the related Mortgage Loan or Pari Passu Loan Combination.  The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the Collection Account or the applicable Pari Passu Loan Combination Collection Account, as applicable.  To the extent not inconsistent with the terms of the related Loan Documents, each such Cash Collateral Account shall be an Eligible Account.

“Cash Collateral Account Agreement”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, the cash collateral account agreement, if any, between the related Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

“Certificate”:  Any Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R or Class LR Certificate issued, authenticated and delivered hereunder.

“Certificate Administrator”:  Deutsche Bank Trust Company Americas, a New York state banking corporation, in its capacity as Certificate Administrator, or its successor in interest, or any successor Certificate Administrator appointed as herein provided.

“Certificate Administrator’s Website”:  The internet website of the Certificate Administrator, initially located at https://tss.sfs.db.com/investpublic.

“Certificate Balance”:  With respect to any Class of Sequential Pay Certificates, a principal amount that is:  (a) initially equal to the initial Certificate Balance of such Class, as specified in the Preliminary Statement to this Agreement; (b) reduced or further reduced, as the case may be, on each Distribution Date by any distributions allocable to principal and any allocations of Realized Losses made on or to such Class on such Distribution Date; and (c) increased, or further increased, as the case may be, to the extent any Nonrecoverable Advances that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, and added to the Certificate Balance of such Class, in accordance with Section 4.01(e).

“Certificate Custodian”:  Initially, the Certificate Administrator; thereafter, any other Certificate Custodian acceptable to the Depository and selected by the Certificate Administrator.

“Certificate Register” and “Certificate Registrar”:  The register maintained and the registrar appointed pursuant to Section 5.02 of this Agreement.

“Certificateholder”:  The Person whose name is registered in the Certificate Register, subject to the following:

(a)           except as provided in clauses (b) and (d), solely for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, a Manager or a Borrower or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of any thereof or an agent of any Borrower shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained;

(b)           for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor or an Affiliate thereof shall be deemed to be outstanding, provided such amendment does not relate to the compensation of the Master Servicer, the Special Servicer or the Operating Advisor or any Affiliate thereof (other than solely in its capacity as Certificateholder) or otherwise benefit the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor in any material respect (in which case such Certificates shall be deemed not to be outstanding);

(c)           except as provided in clause (d) below, for purposes of obtaining the consent of Certificateholders to any action proposed to be taken by the Special Servicer with respect to a Specially Serviced Loan, any Certificates beneficially owned by the Special Servicer or an Affiliate thereof shall be deemed not to be outstanding;

(d)           for the purpose of exercising its rights as a member of the Controlling Class, any Certificate beneficially owned by the Special Servicer will be deemed outstanding; and

(e)           for purposes of providing or distributing any reports, statements or other information required or permitted to be provided to a Certificateholder hereunder, subject to the execution of an Investor Certification, a Certificateholder shall include any Beneficial Owner or any Person identified by a Beneficial Owner as a prospective transferee of a Certificate beneficially owned by such Beneficial Owner, but only if the Certificate Administrator or another party hereto furnishing such report, statement or information has been provided with the name of the Beneficial Owner of the related Certificate or the Person identified as a prospective transferee thereof.  For purposes of the foregoing, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Paying Agent, the Operating Advisor or other such Person may rely, without limitation, on a Depository Participant listing from the Depository or statements furnished by a Person that on their face appear to be statements from a Depository Participant to such Person indicating that such Person beneficially owns Certificates.

“Certification Parties”:  As defined in Section 10.08 of this Agreement.

“Certifying Certificateholder”:  A Certificateholder or Beneficial Owner of a Certificate that has provided the Certificate Administrator with an executed Investor Certification.

“Certifying Person”:  As defined in Section 10.08.

“Certifying Servicer”:  As defined in Section 10.11 of this Agreement.

“Class”:  All of the Certificates bearing the same alphabetic or alphanumeric Class designation and each separately designated Lower-Tier Regular Interest.

“Class A-1 Certificate”:  Any one of the Certificates with a “Class A-1” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-1 to this Agreement.

“Class A-1 Pass-Through Rate”:  A per annum rate equal to 1.524%.

“Class A-2 Certificate”:  Any one of the Certificates with a “Class A-2” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-2 to this Agreement.

“Class A-2 Pass-Through Rate”:  A per annum rate equal to 2.804%.

“Class A-3 Certificate”:  Any one of the Certificates with a “Class A-3” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-3 to this Agreement.

“Class A-3 Pass-Through Rate”:  A per annum rate equal to 3.595%.

“Class A-AB Certificate”:  Any one of the Certificates with a “Class A-AB” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-4 to this Agreement.

“Class A-AB Pass-Through Rate”:  A per annum rate equal to 3.187%.

“Class A-AB Scheduled Principal Balance”:  On any Distribution Date, the principal balance indicated for such Distribution Date set forth on Annex I to the Prospectus Supplement.

“Class A-S Certificate”:  Any one of the Certificates with a “Class A-S” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-5 to this Agreement.

“Class A-S Pass-Through Rate”:  A per annum rate equal to 5.154%.

“Class B Certificate”:  Any one of the Certificates with a “Class B” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-6 to this Agreement.

“Class B Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

“Class C Certificate”:  Any one of the Certificates with a “Class C” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-7 to this Agreement.

“Class C Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

“Class D Certificate”:  Any one of the Certificates with a “Class D” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-8 to this Agreement.

“Class D Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

“Class E Certificate”:  Any one of the Certificates with a “Class E” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-9 to this Agreement.

“Class E Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

“Class F Certificate”:  Any one of the Certificates with a “Class F” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-10 to this Agreement.

“Class F Pass-Through Rate”:  A per annum rate equal to 5.000%.

“Class G Certificate”:  Any one of the Certificates with a “Class G” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-11 to this Agreement.

“Class G Pass-Through Rate”:  A per annum rate equal to 5.000%.

“Class H Certificate”:  Any one of the Certificates with a “Class H” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-12 to this Agreement.

“Class H Pass-Through Rate”:  A per annum rate equal to 5.000%.

“Class Interest Shortfall”:  On any Distribution Date for any Class of Certificates, the related Interest Accrual Amount for such Distribution Date minus the amount of interest actually distributed with respect to such Class of Certificates in respect of such Interest Accrual Amount pursuant to Section 4.01(b), if any.

“Class LA-1 Interest,” “Class LA-2 Interest,” “Class LA-3 Interest,” “Class LA-AB Interest”, “Class LA-S Interest,” “Class LB Interest,” “Class LC Interest,” “Class LD Interest,” “Class LE Interest,” “Class LF Interest,” “Class LG Interest” and “Class LH Interest”:  Each, a regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01 of this Agreement.

“Class LR Certificate”:  Any one of the Certificates with a “Class LR” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-16 to this Agreement.  The Class LR Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

“Class R Certificate”:  Any one of the Certificates with a “Class R” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-15 to this Agreement.  The Class R Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

“Class X Certificates”:  The Class X-A and Class X-B Certificates, collectively.

“Class X Component”:  Each of the Class X-A Components and Class X-B Components.

“Class X Component Notional Amount”:  With respect to each Class X Component and any date of determination, an amount equal to the then Lower-Tier Principal Balance of its Corresponding Lower-Tier Regular Interest.

“Class X Notional Amount”:  The Class X-A Notional Amount or the Class X-B Notional Amount, as applicable and as the context may require.

“Class X-A Certificate”:  Any one of the Certificates with a “Class X-A” designation on the face thereof, substantially in the form of Exhibit A-13 to this Agreement, and evidencing a “regular interest” in Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-A Components”:  Each of Component XA-1, Component XA-2, Component XA-3, Component XA-AB and Component XA-S.

“Class X-A Notional Amount”:  As of any date of determination, the sum of the then Class X Component Notional Amounts of all of the Class X-A Components.

“Class X-A Pass-Through Rate”:  With respect to any Distribution Date, the weighted average of the Class X-A Strip Rates for the respective Class X-A Components for such Distribution Date, weighted on the basis of the respective Class X Component Notional Amounts of such Class X-A Components outstanding immediately prior to such Distribution Date.  The Class X-A Pass-Through Rate for the initial Distribution Date is 2.7257% per annum.

“Class X-A Strip Rate”:  With respect to any Class X-A Components for any Distribution Date, the (i) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date over (ii) the Pass-Through Rate for the Corresponding Certificates.

“Class X-B Certificate”:  Any one of the Certificates with a “Class X-B” designation on the face thereof, substantially in the form of Exhibit A-14 to this Agreement, and evidencing a “regular interest” in Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-B Components”:  Each of Component XB, Component XC, Component XD, Component XE, Component XF, Component XG and Component XH.

“Class X-B Notional Amount”:  As of any date of determination, the sum of the then Class X Component Notional Amounts of all of the Class X-B Components.

“Class X-B Pass-Through Rate”:  With respect to any Distribution Date, the weighted average of the Class X-B Strip Rates for the respective Class X-B Components for such Distribution Date, weighted on the basis of the respective Class X Component Notional Amounts of such Class X-B Components outstanding immediately prior to such Distribution Date.  The Class X-B Pass-Through Rate for the initial Distribution Date is 0.3181% per annum.

“Class X-B Strip Rate”:  With respect to any Class X-B Component for any Distribution Date, the (i) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date over (ii) the Pass-Through Rate for the Corresponding Certificates.

“Clearstream”:  Clearstream Banking, société anonyme or any successor thereto.

“Closing Date”:  December 29, 2011.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Co-Lender Agreements”:  Each of the Trinity Centre Co-Lender Agreement, the Poughkeepsie Galleria Co-Lender Agreement and the 1700 Market Street Co-Lender Agreement.

“Collection Account”:  The trust account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement, which shall be entitled “Wells

Fargo Bank, National Association, as Master Servicer for the benefit of Deutsche Bank Trust Company Americas, as Trustee, in trust for Holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Collection Account” and which must be an Eligible Account.

“Collection Period”:  With respect to any Distribution Date and each Mortgage Loan, the period that begins immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in January 2012, on the day after the Cut-off Date) and ending at the close of business on the Determination Date in the calendar month in which such Distribution Date occurs.

“Commission”:  The Securities and Exchange Commission.

“Companion Rating Agency”:  Any NRSRO rating a Pari Passu Companion Loan Security.

“Component XA-1”:  One of the several components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-1 as of any date of determination.

“Component XA-2”:  One of the several components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-2 as of any date of determination.

“Component XA-3”:  One of the several components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-3 as of any date of determination.

“Component XA-AB”:  One of the several components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-AB as of any date of determination.

“Component XA-S”:  One of the several components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-S as of any date of determination.

“Component XB”:  One of the several components of the Class X-B Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LB as of any date of determination.

“Component XC”:  One of the several components of the Class X-B Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LC as of any date of determination.

“Component XD”:  One of the several components of the Class X-B Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LD as of any date of determination.

“Component XE”:  One of the several components of the Class X-B Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LE as of any date of determination.

“Component XF”:  One of the several components of the Class X-B Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LF as of any date of determination.

“Component XG”:  One of the several components of the Class X-B Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LG as of any date of determination.

“Component XH”:  One of the several components of the Class X-B Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LH as of any date of determination.

“Condemnation Proceeds”:  Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers (other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Borrower in accordance with the terms of the applicable Mortgage Loan and the REMIC Provisions and, if applicable, the terms of the applicable Pari Passu Loan Combination) or, if applicable, with respect to the Mortgaged Property securing a Pari Passu Loan Combination, any portion of such amounts payable to the holders of the applicable Pari Passu Loan Combination.

“Consultation Termination Event”:  The event that occurs when no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the initial Certificate Balance of such Class.  For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the existence of a Consultation Termination Event shall not affect the rights of a Non-Lead Directing Holder.

“Control Eligible Certificates”:  Any of the Class F, Class G and Class H Certificates.

“Control Termination Event”:  The event that occurs when no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.08(a) of this Agreement) is at least equal to 25% of the initial Certificate Balance of such Class.  For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the existence of a Control Termination Event shall not affect the rights of a Non-Lead Directing Holder.

“Controlling Class”:  As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has a then aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.08(a) of this Agreement) at least equal to 25% of the initial Certificate Balance of that Class, or if no Class of Control Eligible Certificates meets the preceding requirement, the Class F Certificates.  The Controlling Class as of the Closing Date will be the Class H Certificates.

“Controlling Class Certificateholder”:  Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as identified by the Certificate Registrar to the Certificate Administrator from time to time.  The Master Servicer, the Special Servicer, the Trustee or the Operating Advisor may from time to time request that the Certificate Administrator provide a list of the Beneficial Owners of the Controlling Class.  Upon such request, the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) provide such list to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, as applicable, but only to the extent the Certificate Administrator has actual knowledge of the identity of the Holders (or Beneficial Owners, if applicable) of the Controlling Class; provided that if the Certificate Administrator does not have actual knowledge of the identity of the Holders (or Beneficial Owners, if applicable) of the Controlling Class, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) request from the Depository at the expense of the Trust, the list of Beneficial Owners of the Controlling Class, and the Certificate Administrator shall provide such list to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, as applicable.  The Master Servicer, the Special Servicer, the Trustee and the Operating Advisor shall be entitled to conclusively rely on any such information so provided.  Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Controlling Class Representative has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement and (ii) the requesting party has not been notified of the identity of the Lead Directing Holder (or Controlling Class Representative) or reasonably believes that the identity of the Lead Directing Holder (or Controlling Class Representative) has changed, then such expenses shall be at the expense of the Trust.

To the extent the Master Servicer or the Special Servicer has actual knowledge of any change in the identity of a Holder (or Beneficial Owner) of the Controlling Class, then the Master Servicer or the Special Servicer, as applicable, shall promptly notify the Trustee, the

Certificate Administrator, the Operating Advisor and each other, who may rely conclusively on such notice from the Master Servicer or the Special Servicer, as applicable.

“Controlling Class Representative”:  With respect to any Mortgage Loan, the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the Certificate Registrar from time to time; provided, however, that (i) absent such selection, (ii) until a Controlling Class Representative is so selected or (iii) until receipt of written notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, then the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class shall be the Controlling Class Representative upon providing written notice to the Certificate Administrator.  The initial Controlling Class Representative shall be Rialto Real Estate Fund, LP.

“Corporate Trust Office”:  The offices of the Trustee, the Certificate Administrator and the Certificate Registrar located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention:  Trust Administration—UB11C1 or, in the case of any surrender, transfer or exchange at Deutsche Bank Trust Company Americas, c/o DB Services Americas, Inc., 5022 Gate Parkway, Suite 200, Jacksonville, Florida 32256, Attention Transfer Unit, or the principal trust office of any successor trustee, certificate administrator or certificate registrar qualified and appointed pursuant to this Agreement.

“Corrected Mortgage Loan”:  As defined under the definition of Specially Serviced Loan.

“Corresponding Certificates”:  As defined in the Preliminary Statement with respect to any Lower-Tier Regular Interest or Class X Component.

“Corresponding Class X Component”:  As defined in the Preliminary Statement with respect to any Class of Sequential Pay Certificates or any Lower-Tier Regular Interest.

“Corresponding Lower-Tier Regular Interest”:  As defined in the Preliminary Statement with respect to any Class of Sequential Pay Certificates or Class X Component.

“CREFC”:  CRE Finance Council, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto.  If neither such association nor any successor remains in existence, “CREFC” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization.  If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Trustee, the Special Servicer and, if no Control Termination Event has occurred and is continuing, the Lead Directing Holder.

“CREFC Appraisal Reduction Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC Website.

“CREFC Advance Recovery Report”:  A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC for commercial mortgage securities transactions generally.

“CREFC Bond Level File”:  The data file in the “CREFC Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Collateral Summary File”:  The data file in the “CREFC Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Comparative Financial Status Report”:  The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally. In connection with preparing the CREFC Comparative Financial Status Report, the Master Servicer shall process (a) interim financial statements beginning with interim financial statements for the fiscal quarter ending March 31, 2012, and (b) annual financial statements beginning with annual financial statements for the 2012 fiscal year.

“CREFC Delinquent Loan Status Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC for commercial mortgage securities transactions generally.

“CREFC Financial File”:  The data file in the “CREFC Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.  The initial data for this report shall be provided by each Mortgage Loan Seller.

“CREFC Historical Bond/Collateral Realized Loss Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC Website.

“CREFC Historical Liquidation Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC Website.

“CREFC Historical Loan Modification and Corrected Mortgage Loan Report”:  The monthly report in the “Historical Loan Modification and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Interest Shortfall Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC Website.

“CREFC Investor Reporting Package (CREFC IRP)”:  Collectively,

(a)           the following seven electronic files:  (i) CREFC Loan Setup File, (ii) CREFC Loan Periodic Update File, (iii) CREFC Property File, (iv) CREFC Bond Level File, (v) CREFC Financial File, (vi) CREFC Collateral Summary File and (vii) CREFC Special Servicer Loan File;

(b)           the following ten supplemental reports:  (i) CREFC Delinquent Loan Status Report, (ii) CREFC Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CREFC REO Status Report, (iv) CREFC Operating Statement Analysis Report, (v) CREFC Comparative Financial Status Report, (vi) CREFC Servicer Watch List, (vii) CREFC Loan Level Reserve/LOC Report, (viii) CREFC NOI Adjustment Worksheet, (ix) CREFC Advance Recovery Report, and (x) CREFC Total Loan Report;

(c)           the following eight templates:  (i) CREFC Appraisal Reduction Template, (ii) CREFC Servicer Realized Loss Template, (iii) CREFC Reconciliation of Funds Template, (iv) CREFC Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CREFC Historical Liquidation Loss Template, (vi) CREFC Interest Shortfall Reconciliation Template, (vii) CREFC Servicer Remittance to Trustee Template and (viii) CREFC Significant Insurance Event Template; and

(d)           such other reports and data files as CREFC may designate as part of the “CREFC Investor Reporting Package (CREFC IRP)” from time to time generally.

“CREFC Loan Level Reserve/LOC Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve/LOC Report” available and effective from time to time on the CREFC Website.

“CREFC Loan Periodic Update File”:  The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC Loan Periodic Update File” available and effective from time to time on the CREFC Website and, provided that each CREFC Loan Periodic Update File shall be accompanied by a CREFC Advance Recovery Report, if such report is required for a particular month, and all references herein to “CREFC Loan Periodic Update File” shall be construed accordingly.

“CREFC Loan Setup File”:  The data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC Loan Setup File” available and effective from time to time on the CREFC Website.

“CREFC NOI Adjustment Worksheet”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available and effective from time to time on the CREFC Website.

“CREFC Operating Statement Analysis Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available and effective from time to time on the CREFC Website.

“CREFC Property File”:  The monthly data file substantially in the form of, and containing the information called for, in the downloadable form of the “CREFC Property File” available and effective from time to time on the CREFC Website.

“CREFC Reconciliation of Funds Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage securities transactions generally.

“CREFC REO Status Report”:  A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available and effective from time to time on the CREFC Website.

“CREFC Servicer Realized Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC Website.

“CREFC Servicer Remittance to Trustee Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Remittance to Trustee Template” available and effective from time to time on the CREFC Website.

“CREFC Servicer Watch List”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available and effective from time to time on the CREFC Website.

“CREFC Significant Insurance Event Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Significant Insurance Event Template” available and effective from time to time on the CREFC Website.

“CREFC Special Servicer Loan File”:  The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available and effective from time to time on the CREFC Website.

“CREFC Supplemental Servicer Reports”:  The CREFC Delinquent Loan Status Report, the CREFC Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC REO Status Report, the CREFC Servicer Watch List, the CREFC NOI Adjustment Worksheet, the CREFC Comparative Financial Status Report, the CREFC Operating Statement Analysis Report, the CREFC Loan Level Reserve/LOC Report, the CREFC Advance Recovery Report and the CREFC Total Loan Report.

“CREFC Total Loan Report”:  The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available and effective from time to time on the CREFC Website.

“CREFC Website”:  The CREFC’s Website located at www.crefc.org or such other primary website as the CREFC may establish for dissemination of its report forms.

“Crossover Date”:  Means the Distribution Date on which the Certificate Balance of each Class of Sequential Pay Certificates, other than the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates, is (or will be) reduced to zero.

“Custodial Agreement”:  The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Certificate Administrator, in the form agreed to by the Certificate Administrator and the Custodian, as the same may be amended or modified from time to time in accordance with the terms thereof.  No Custodial Agreement will be required if the Custodian is the same party as the Certificate Administrator.

“Custodian”:  Any Custodian appointed pursuant to Section 3.19 of this Agreement.  If a Custodian is not so appointed, then the Custodian shall be the Certificate Administrator.  The Custodian may (but need not) be the Certificate Administrator, the Trustee or the Master Servicer or any Affiliate of the Certificate Administrator, the Trustee or the Master Servicer.

“Cut-off Date”:  With respect to each Mortgage Loan or Pari Passu Loan Combination, the later of the related Due Date of such Mortgage Loan or Pari Passu Loan Combination in December 2011 and the date of origination of such Mortgage Loan or Pari Passu Loan Combination.

“DBRS”:  DBRS, Inc. or its successors in interest.

“Debt Service Coverage Ratio”:  With respect to any Mortgage Loan or Pari Passu Loan Combination as of any date of determination and for any period, the ratio calculated by dividing (a) the net operating income or net cash flow, as applicable, of the related Mortgaged

Property or Mortgaged Properties, as the case may be, for the most recently ended 12-month trailing or one-year period for which data is available from the related Borrower (or year-to-date (annualized) until such time that data for the trailing 12-month period is available), before payment of any scheduled payments of principal and interest on such Mortgage Loan or Pari Passu Loan Combination but after funding of required reserves, and utilizing “normalized” information from the CREFC NOI Adjustment Worksheet for such Mortgaged Property by the Master Servicer or Special Servicer, if applicable, pursuant to Section 3.13 of this Agreement, by (b) the annual debt service required by such Mortgage Loan or Pari Passu Loan Combination.  Annual debt service shall be calculated by multiplying the Monthly Payment in effect on such date of determination for such Mortgage Loan or Pari Passu Loan Combination by 12 (or such fewer number of months for which related information is available).

“Default”:  An event of default under the Loan Documents for any Mortgage Loan or Pari Passu Companion Loan, or an event which, with the passage of time or the giving of notice, or both, would constitute an event of default under the Loan Documents for such Mortgage Loan or Pari Passu Companion Loan.

“Default Interest”:  With respect to any Mortgage Loan or Pari Passu Companion Loan, interest accrued on such Mortgage Loan or Pari Passu Companion Loan at the excess of (i) the related Default Rate over (ii) the related Mortgage Rate.

“Default Rate”:  With respect to each Mortgage Loan or Pari Passu Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan or Pari Passu Companion Loan following any event of default on such Mortgage Loan or Pari Passu Companion Loan, including a default in the payment of a Monthly Payment or a Balloon Payment.

“Defaulted Mortgage Loan”:  A Mortgage Loan which is delinquent at least 60 days in respect of its Monthly Payments or more than 60 days delinquent in respect of its Balloon Payment, if any, in either case such Delinquency to be determined without giving effect to any grace period permitted by the related Loan Documents and without regard to any acceleration of payments under the related Mortgage Loan or Pari Passu Loan Combination.

“Defeasance Account”:  As defined in Section 3.26(j) of this Agreement.

“Defect”:  As defined in Section 2.03(e) of this Agreement.

“Delinquency”:  Any failure of a Borrower to make a scheduled Monthly Payment or Balloon Payment on a Due Date.

“Denomination”:  As defined in Section 5.01(a) of this Agreement.

“Depositor”:  Citigroup Commercial Mortgage Securities Inc., a Delaware corporation, and its successors and assigns.

“Depository”:  The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”:  A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”:  With respect to any Distribution Date, the sixth day of the calendar month of the related Distribution Date or, if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.

“Directing Holder”:  (a)  With respect to any Mortgage Loan (other than a Mortgage Loan that is part of a Pari Passu Loan Combination), the Lead Directing Holder; and

(b)           with respect to each Pari Passu Loan Combination, the Non-Lead Directing Holder of such Pari Passu Loan Combination.

The initial Directing Holders pursuant to clauses (a) and (b) above are as set forth in Schedule I to this Agreement.  At such time as there is no Controlling Class in accordance with the definition thereof, the Lead Directing Holder shall have no rights under this Agreement.  For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, Control Termination Event and Consultation Termination Event shall not affect the rights of a Non-Lead Directing Holder.  Whenever the term “Directing Holder” is used in this Agreement without further clarification, the parties hereto intend for such reference to mean the applicable Directing Holder under the circumstances.

Written notice of the identification of each Directing Holder, as set forth on Schedule I to this Agreement, shall be provided to the Master Servicer and the Special Servicer on or prior to the Closing Date.  Upon a change in identity of any Directing Holder, the out-going Directing Holder shall provide notice of the name and contact information for the new Directing Holder.

The Master Servicer, the Special Servicer, the Trustee or the Operating Advisor may from time to time request that the Certificate Administrator provide the name and contact information of the then-current Lead Directing Holder.  Upon such request, the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) provide the name of the then-current Lead Directing Holder to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, as applicable, but only to the extent the Certificate Administrator has actual knowledge of the identity of the then-current Lead Directing Holder; provided that if the Certificate Administrator does not have actual knowledge of the identity of the then-current Lead Directing Holder, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) request from the Depository, the list of Beneficial Owners of the Controlling Class, and the Certificate Administrator shall provide such list to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor.  Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Lead Directing Holder (or Controlling Class Representative) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement and (ii) the requesting party has not been notified of the identity of the Lead Directing Holder (or Controlling Class Representative) or reasonably believes that the identity of the Lead Directing Holder (or Controlling Class

Representative) has changed, then such expenses shall be at the expense of the Trust.  The Master Servicer, the Special Servicer, the Trustee and the Operating Advisor shall be entitled to conclusively rely on any such information so provided.

To the extent the Master Servicer or the Special Servicer has actual knowledge of any change in the identity of a Directing Holder or the list of Holders (or Beneficial Owners, if applicable) of the Controlling Class, then the Master Servicer or the Special Servicer, as applicable, shall promptly notify such other party, the Trustee, the Certificate Administrator and the Operating Advisor thereof, who may rely conclusively on such notice from the Master Servicer or the Special Servicer, as applicable.

“Directly Operate”:  With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section l.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”:  With respect to any Mortgage Loan, Pari Passu Loan Combination or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan or Pari Passu Loan Combination and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Pari Passu Loan Combination, if applicable), the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any Special Servicing Compensation to which the Special Servicer is entitled pursuant to Section 3.12 of this Agreement in the form of late payment charges, Default Interest, Assumption Fees, loan service transaction fees, beneficiary statement charges, assumption application fees or any interest or other income earned on deposits in the REO accounts.

“Disclosure Parties”:  As defined in Section 3.14(e) of this Agreement.

“Discount Rate”:  With respect to any Mortgage Loan as to which a Yield Maintenance Charge is paid or payable, as the context may require, the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the last date of the relevant yield maintenance period, converted to a monthly equivalent yield (as described in the respective Loan Documents).

“Disqualified Non-U.S. Person”:  With respect to a Residual Certificate, (A) any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Residual Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or applicable successor Form promulgated by the IRS for the purpose of providing and certifying the information provided on Form W-8ECI as of the Closing Date) or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Residual Certificate will not be disregarded for federal income tax purposes, (B) an entity treated as a domestic partnership for U.S. federal income tax purposes, one or more of the direct or indirect beneficial owners (other than through a U.S. corporation) of which is (or is permitted under the applicable partnership agreement to be) a Non-U.S. Person who is not described in clause (A)(i) or (ii) or (C) a U.S. Person with respect to whom income on the Residual Certificate is attributable to a fixed base or foreign permanent establishment, within the meaning of an applicable income tax treaty, of such transferee or any other U.S. Person.

“Disqualified Organization”:  Any of (a) the United States, a State or any political subdivision thereof or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization (as defined below) or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Residual Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel provided to the Certificate Registrar (which shall be an expense of the Trust) to the effect that any Transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding.  For the purposes of this definition, the terms “United States,” “State” and “International Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”:  Collectively, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account, each of which may be sub-accounts of a single Eligible Account.

“Distribution Date”:  For each Determination Date, the fourth Business Day following such Determination Date in each calendar month, commencing in January 2012.

“Distribution Date Statement”:  As defined in Section 4.02(a) of this Agreement.

“Do Not Hire List”:  The list, as may be updated at any time, provided by the Depositor to the Master Servicer, Special Servicer, the Certificate Administrator and Trustee, which lists certain parties identified by the Depositor as having failed to comply with their respective obligations under Section 10.11, Section 10.12 or Section 10.13 of this Agreement or as having failed to comply with any similar Regulation AB reporting requirements under any pooling and servicing agreement relating to any other series of certificates offered by the Depositor.

“Due Date”:  With respect to (i) any Mortgage Loan or Pari Passu Loan Combination on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment and any Balloon Payment thereon is scheduled to be first due and (ii) any Mortgage Loan or Pari Passu Loan Combination after the Maturity Date therefor or any REO Loan, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan or Pari Passu Loan Combination had been scheduled to be first due.

“Early Termination Notice Date”:  Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Eligible Account”:  Any of:

(i)           an account or accounts:

(A)           maintained with a depository institution or trust company the short-term unsecured debt obligations or commercial paper of which are rated at least “P-1” by Moody’s and “R-1 (middle)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch), in the case of accounts in which deposits have a maturity date of 30 days or less or, in the case of accounts in which deposits have a maturity date of more than 30 days, the long-term unsecured debt obligations of which are rated at least “A1” by Moody’s and “A (high)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch), or

(B)           as to which the Certificate Administrator has received a No Downgrade Confirmation from each Rating Agency (and, if applicable, from each Companion Rating Agency),

(ii)           an account or accounts maintained with Wells Fargo Bank, National Association, a wholly-owned subsidiary of Wells Fargo & Company, so long as such depository or its parent’s, as the case may be, long-term unsecured debt rating shall be at least “A (high)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch) and “A2” from Moody’s (if the deposits are to be held in the account for more than 30 days) or such depository’s or its parent’s, as the case may be, short-term deposit or short-term unsecured debt rating shall be at least “R-1 (middle)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch) and “P-1” from Moody’s (if the deposits are to be held in the account for 30 days or less),

(iii)           an account or accounts maintained with PNC Bank, National Association so long as PNC Bank, National Association’s long-term unsecured debt rating shall be at least “A” from DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P and Fitch) and “A2” from Moody’s (if the deposits are to be held in the account for more than 30 days) or PNC Bank, National Association’s short-term deposit or short-term unsecured debt rating shall be at least “R-1 (middle)” from DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P and Fitch) and “P-1” from Moody’s (if the deposits are to be held in the account for 30 days or less),

(iv)           an account or accounts maintained with KeyBank National Association so long as KeyBank National Association’s long-term unsecured debt rating shall be at least “A (low)” from DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P and Fitch) and “A2” from Moody’s (if the deposits are to be held in the account for more than 30 days) or KeyBank National Association’s short-term deposit or short-term unsecured debt rating shall be at least “R-1 (low)” from DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P and Fitch) and “P-2” from Moody’s (if the deposits are to be held in the account for 30 days or less),

(v)           a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which institution or trust company is rated at least “Baa3” by Moody’s and which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), and subject to supervision or examination by federal and state authority the long-term unsecured debt obligations of which are rated at least “Baa3” by Moody’s,

(vi)           an account or accounts maintained with Deutsche Bank Trust Company Americas, so long as it meets the eligibility standards of the Certificate Administrator set forth in this Agreement, or

(vii)           any other account for which the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer, as applicable, receives a No Downgrade Confirmation, which may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer.

Eligible Accounts may bear interest.

“Eligible Investor”:  Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) (except with respect to the Class R and Class LR Certificates) an Institutional Accredited Investor that is not a Qualified Institutional Buyer.

“Eligible Operating Advisor”:  An institution (i) that (a) is approved to act as a special servicer or operating advisor on transactions rated by DBRS and (b) that is the special servicer or operating advisor on a transaction rated by Moody’s but has not been special servicer on a transaction for which Moody’s has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in Section 2.04(f) of this Agreement and (iii) that is not

Depositor, the Special Servicer, a Mortgage Loan Seller, the Controlling Class Representative, the Lead Directing Holder, a Non-Lead Directing Holder or an Affiliate of Depositor, the Special Servicer, a Mortgage Loan Seller, the Controlling Class Representative, the Lead Directing Holder or a Non-Lead Directing Holder.

“Environmental Insurance Policy”:  With respect to any Mortgaged Property or REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgaged Property or REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

“Environmental Report”:  The environmental audit report or reports with respect to each Mortgaged Property delivered to the related Mortgage Loan Seller in connection with the related Mortgage Loan.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“Escrow Account”:  As defined in Section 3.04(b) of this Agreement.  Any Escrow Account may be a sub-account of the related Cash Collateral Account.

“Escrow Payment”:  Any payment made by any Borrower to the Master Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock-Box Agreement, Loan Agreement or other Loan Document for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments, environmental remediation and similar items in respect of the related Mortgaged Property or related to the satisfaction of closing conditions for the related Mortgage Loan or Pari Passu Loan Combination.

“Euroclear”:  Euroclear Bank, as operator of the Euroclear System and its successors in interest.

“Event of Default”:  A Master Servicer Event of Default or Special Servicer Event of Default, as applicable.

“Excess Liquidation Proceeds”:  With respect to any Mortgage Loan or Pari Passu Companion Loan, the excess, if any, of (i) Net Liquidation Proceeds of such Mortgage Loan or Pari Passu Companion Loan or related REO Property, over (ii) the amount that would have been received if a principal payment and all other amounts due in full had been made with respect to such Mortgage Loan or Pari Passu Companion Loan on the Due Date in the Collection Period during which such proceeds were received.

“Excess Liquidation Proceeds Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(i) of this Agreement in trust for the Certificateholders, which shall be entitled “Deutsche Bank Trust Company Americas, as Trustee, in trust for the Holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Excess Liquidation Proceeds Account.”  The Excess Liquidation Proceeds Account

must be an Eligible Account or a sub-account of an Eligible Account and will be an asset of the Lower-Tier REMIC.

“Excess Prepayment Interest Shortfall”:  With respect to any Distribution Date, the excess, if any, of (a) the aggregate of the Prepayment Interest Shortfalls incurred with respect to the Mortgage Pool during the related Collection Period, over (b) the Master Servicer Prepayment Interest Shortfall paid to cover such Prepayment Interest Shortfalls.

“Excess Servicing Fees”:  With respect to each Natixis Mortgage Loan, the Trinity Centre Mortgage Loan and the 1700 Market Street Mortgage Loan (and any successor REO Loans with respect thereto), that portion of the Servicing Fee that accrues at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate”:  With respect to each Natixis Mortgage Loan, the Trinity Centre Mortgage Loan and the 1700 Market Street Mortgage Loan (and any successor REO Loans with respect thereto), a rate per annum equal to 0.08%; provided that such rate shall be subject to reduction at any time following any resignation of a Master Servicer pursuant to Section 6.04 of this Agreement (if no successor is appointed in accordance with Section 6.04 of this Agreement) or any termination of the Master Servicer pursuant to Section 7.01 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02 of this Agreement.

“Excess Servicing Fee Right”:  With respect to each Mortgage Loan (and any successor REO Loan with respect thereto), the right to receive Excess Servicing Fees.  In the absence of any transfer of the Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“FDIC”:  The Federal Deposit Insurance Corporation or any successor thereto.

“FHLMC”:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Final Asset Status Report”:  With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Directing Holder, which shall not include any communication (other than the related Asset Status Report) between the Special Servicer and the Directing Holder with respect to such Specially Serviced Loan; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless the Directing Holder (with respect to the Lead Directing Holder, so long as no Control Termination Event has occurred and is continuing) has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to this Agreement in respect of such action, or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“Final Recovery Determination”:  With respect to any Specially Serviced Loan, REO Loan or any Mortgage Loan subject to repurchase by the related Mortgage Loan Seller pursuant to Section 2.03(e) of this Agreement or, in the case of any Mortgage Loan or Pari Passu Loan Combination subject to purchase pursuant to any related mezzanine intercreditor agreement, the recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of any REO Property) which the Master Servicer (or, in the case of a Specially Serviced Loan or REO Loan, the Special Servicer), in its reasonable judgment, and in consultation with the Directing Holder (with respect to the Lead Directing Holder, so long as no Consultation Termination Event has occurred and is continuing) as evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Operating Advisor and the Custodian (and the Master Servicer, if the certificate is from the Special Servicer), expects to be finally recoverable.  The Directing Holder (with respect to the Lead Directing Holder, so long as no Control Termination Event has occurred and is continuing) shall have ten (10) Business Days to review and approve each such recovery determination; provided, however, that if the Directing Holder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.  The Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as the Master Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

“Financial Market Publisher”:  Bloomberg Financial Service.

“Fitch”:  Fitch, Inc., or any successor thereto.

“FNMA”:  The Federal National Mortgage Association or any successor thereto.

“Form 8-K”:  A current report on Form 8-K under the Exchange Act or such successor form as the Commission may specify from time to time.

“Form 8-K Disclosure Information”:  As defined in Section 10.09.

“General Special Servicer”:  As defined in Section 3.22(h) of this Agreement.

“Global Certificates”:  Each of the Publicly Offered Global Certificates, Regulation S Global Certificates or Rule 144A Global Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Hazardous Materials”:  Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”:  With respect to any Certificate, a Certificateholder; with respect to any Lower-Tier Regular Interest, the Trustee.

“Indemnification Agreements”:  Each of the UBS Indemnification Agreement and the Natixis Indemnification Agreement.

“Indemnified Party”:  As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Indemnifying Party”:  As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Independent”:  When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, any Mortgage Loan Seller, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Directing Holder, the Operating Advisor, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Independent Contractor”:  Either (i) any Person that would be an “independent contractor” with respect to the applicable Trust REMIC within the meaning of Section 856(d)(3) of the Code if such Trust REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that such Trust REMIC does not receive or derive any income from such Person and the relationship between such Person and such Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator and the Trustee has been delivered to the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator and the Trustee has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Individual Certificate”:  Any Certificate in definitive, fully registered physical form without interest coupons.

“Initial Purchasers”:  UBS Securities LLC, Citigroup Global Markets, Inc., Natixis Securities Americas LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Morgan Stanley & Co. LLC, and their respective successors in interest.

“Initial Resolution Period”:  As defined in Section 2.03(e) of this Agreement.

“Institutional Accredited Investor”:  An institution that is an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) under the Act.

“Insurance Proceeds”:  Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan or Pari Passu Loan Combination (including any amounts paid by the Master Servicer or Special Servicer pursuant to Section 3.08 of this Agreement).

“Interest Accrual Amount”:  With respect to any Distribution Date and any Class of Regular Certificates, an amount equal to (a) interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class accrued on the related Certificate Balance or Notional Balance, as applicable, outstanding immediately prior to such Distribution Date, minus (b) the product of (i) the amount of any Excess Prepayment Interest Shortfall for such Distribution Date, multiplied by (ii) a fraction, the numerator of which is the amount described in clause (a) of this definition with respect to such Class of Regular Certificates for such Distribution Date, and the denominator of which is the amount described in clause (a) of this definition with respect to all the Classes of Regular Certificates for such Distribution Date.  Calculations of interest due in respect of each Class of Regular Certificates shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“Interest Accrual Period”:  With respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

“Interest Reserve Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(e) of this Agreement, which shall be entitled “Deutsche Bank Trust Company Americas, as Trustee, in trust for the Holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Interest Reserve Account” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Interest Reserve Account shall be an asset of the Lower-Tier REMIC.

“Interested Person”:  As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor any Certificateholder, any Borrower, any Manager, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.15 of this Agreement, or any Person known to a Servicing Officer of the Special Servicer to be an Affiliate of any of them.

“Inquiries”:  As defined in Section 4.02(c) of this Agreement.

“Investment Account”:  As defined in Section 3.07(a) of this Agreement.

“Investment Representation Letter”:  As defined in Section 5.02(c)(i)(A) of this Agreement.

“Investor Certification”:  A certificate (which may be in electronic form) representing that the person executing the certificate (1) is a Certificateholder, a beneficial owner of a Certificate or a prospective purchaser that, in the case of a Publicly Offered Certificate, has received a copy of the Prospectus and (2) is not a borrower, a manager of a Mortgaged Property, an affiliate of any of the foregoing or an agent of any of the foregoing, substantially in the form of Exhibit L-1 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website.  The Certificate Administrator may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”:  As defined in Section 4.02(c) of this Agreement.

“Investor Registry”:  As defined in Section 4.02(d) of this Agreement.

“IO Group YM Distribution Amount”:  As defined in Section 4.01(c) of this Agreement.

“IRS”:  The Internal Revenue Service.

“Late Collections”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, all amounts received thereon during any Collection Period, whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan or Pari Passu Loan Combination (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Collection Period and not previously recovered.  With respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan or Pari Passu Loan Combination (without regard to any acceleration of amounts due under the predecessor Mortgage Loan or Pari Passu Loan Combination by reason of default) on a Due Date in a previous Collection Period and not previously recovered.  The term “Late Collections” shall specifically exclude Penalty Charges.

“Lead Directing Holder”:  The Controlling Class Representative.

“Lead Voting Rights Percentage”:  With respect to any Pari Passu Loan Combination, a fraction, expressed as a percentage, (a) the numerator of which is equal to the outstanding principal balance of the related Mortgage Loan and (b) the denominator of which is equal to the sum of the outstanding principal balances of such Mortgage Loan and the related Pari Passu Companion Loan.

“Liquidation Expenses”:  All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of any Mortgage Loan or Pari Passu Loan Combination or the liquidation of an REO Property or the sale of any Mortgage Loan or Pari Passu Loan Combination pursuant to Section 3.16 or Section 9.01 of this Agreement (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes).

“Liquidation Fee”:  A fee payable to the Special Servicer with respect to any Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower or (except as specified in the next paragraph) any Specially Serviced Loan or REO Property as to which the Special Servicer receives any Liquidation Proceeds with respect thereto or any Mortgage Loan repurchased by a Mortgage Loan Seller or Pari Passu Companion Loan purchased by the related Mortgage Loan Seller, in each case, outside of the applicable cure period (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to:

(a)           the lesser of:

(i)           the product of (x) 1.0% and (y) the proceeds of such full or discounted payoff or the Net Liquidation Proceeds related to such liquidated or repurchased Mortgage Loan, Pari Passu Companion Loan, Specially Serviced Loan or REO Property, as the case may be, in each case exclusive of any portion of such payoff or Net Liquidation Proceeds that represents Penalty Charges; and

(ii)           any applicable cap pursuant to Section 3.12(c) of this Agreement;

(b)           with respect to any particular liquidation (or partial liquidation), as reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to such Specially Serviced Loan, REO Loan, Mortgage Loan or Pari Passu Companion Loan, as the case may be.

A Liquidation Fee payable in respect of a Pari Passu Companion Loan shall only be payable from the Liquidation Proceeds received in respect of such Pari Passu Companion Loan.

No Liquidation Fee shall be payable:  (a) with respect to the receipt of, or out of, Liquidation Proceeds described in clause (v) of the definition of “Liquidation Proceeds”; (b) with respect to the receipt of, or out of, Liquidation Proceeds described in clause (vi) of the definition of “Liquidation Proceeds” if the subject purchase occurs within 90 days of when the related mezzanine lender’s option to purchase first becomes exercisable; (c) in the case of a repurchase or replacement of a Mortgage Loan or a Pari Passu Companion Loan (including an REO Loan) by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement (or if a Pari Passu Companion Loan, the applicable mortgage loan seller pursuant to the terms of the related mortgage loan purchase agreement), if the applicable Mortgage Loan Seller repurchases or replaces such Mortgage Loan within the resolution time period set forth in Section 2.03(e) of this Agreement (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(e) of this Agreement) or in the case of a Pari Passu Companion Loan, the applicable mortgage loan seller repurchases or replaces such Pari Passu Companion Loan within the resolution time period set forth in the related mortgage loan purchase agreement; (d) in connection with the purchase of any Defaulted

Mortgage Loan or defaulted Pari Passu Companion Loan by the Special Servicer or any Affiliate thereof or the Directing Holder or any Affiliate thereof or, in connection with any Pari Passu Companion Loan, any Non-Lead Directing Holder or Affiliate thereof, if within 90 days after the transfer of the Defaulted Mortgage Loan or Pari Passu Companion Loan to Special Servicing; and (e) in connection with a Loss of Value Payment by a Mortgage Loan Seller, if the applicable Mortgage Loan Seller makes such Loss of Value Payment within the resolution time period set forth in Section 2.03(e) of this Agreement (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(e) of this Agreement) or in the case of a Pari Passu Companion Loan, the applicable mortgage loan seller makes such Loss of Value Payment within the resolution time period set forth in the related mortgage loan purchase agreement.

“Liquidation Proceeds”:  Cash amounts (other than Insurance Proceeds, Condemnation Proceeds and REO Proceeds) received by or paid to the Master Servicer or the Special Servicer in connection with:  (i) the liquidation of a Mortgaged Property or other collateral constituting security for a defaulted Mortgage Loan or Pari Passu Loan Combination, through trustee’s sale, foreclosure sale, disposition of REO Property or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and the terms and conditions of the related Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the sale of a Defaulted Mortgage Loan or sale of a defaulted Pari Passu Companion Loan in accordance with the terms of the related Co-Lender Agreement; (iv) the repurchase of a Mortgage Loan (or related REO Loan) by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement or repurchase of a Pari Passu Companion Loan from its securitization by the related seller of such Pari Passu Companion Loan pursuant to the terms of the related mortgage loan purchase agreement and in accordance with the terms of the related Co-Lender Agreement; (v) the purchase or other acquisition of all the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01 of this Agreement; (vi) if there is any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, the purchase of the related Mortgage Loan or Pari Passu Loan Combination by a mezzanine lender; or (vii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.06(e) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller).

“Loan Agreement”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, the loan agreement, if any, between the related Originator and the Borrower, pursuant to which such Mortgage Loan was made.

“Loan Documents”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, the documents executed or delivered in connection with the origination or any subsequent modification of such Mortgage Loan or Pari Passu Loan Combination or subsequently added to the related Mortgage File.

“Lock-Box Account”:  With respect to any Mortgaged Property, if applicable, any account created pursuant to the related Loan Documents to receive revenues therefrom.  Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Pari Passu Loan Combination and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon.  The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts in accordance with the terms of the related Mortgage Loan.

“Lock-Box Agreement”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, the lock-box agreement, if any, between the related Originator and the Borrower, pursuant to which the related Lock-Box Account, if any, may have been established.

“Loss of Value Payment”:  As defined in Section 2.03(e) of this Agreement.

“Loss of Value Reserve Fund”:  The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.05(d) of this Agreement.  The Loss of Value Reserve Fund will be part of the Trust Fund but not part of either Trust REMIC.

“Lower-Tier Distribution Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which shall be entitled “Deutsche Bank Trust Company Americas, as Trustee, in trust for the Holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Lower-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”:  As defined in Section 4.01(a).

“Lower-Tier Principal Balance”:  With respect to any Lower-Tier Regular Interest, a principal amount that initially will equal the initial Lower-Tier Principal Balance of such Lower-Tier Regular Interest set forth in the Preliminary Statement herein, and from time to time will equal such amount reduced by the amount of any distributions of the Lower-Tier Distribution Amount allocable to principal made, and any Realized Losses allocated, with respect to such Lower-Tier Regular Interest on any Distribution Date as provided in Section 4.01 of this Agreement and increased by the amount of any recoveries of Nonrecoverable Advances applied to increase the Certificate Balance of its Corresponding Certificates as provided in Section 4.01 of this Agreement.

“Lower-Tier Regular Interests”:  The Class LA-1 Interest, the Class LA-2 Interest, the Class LA-3 Interest, the Class LA-AB Interest, the Class LA-S Interest, the Class LB Interest, the Class LC Interest, the Class LD Interest, the Class LE Interest, the Class LF Interest, the Class LG Interest and the Class LH Interest issued by the Lower-Tier REMIC and held by the Trustee as assets of the Upper-Tier REMIC.  Each Lower-Tier Regular Interest (i) is designated as a “regular interest,” (ii) relates to its Corresponding Certificates, (iii) is uncertificated, (iv) has an initial Lower-Tier Principal Balance equal to the original Lower-Tier Principal Balance thereof set forth in the Preliminary Statement herein, (v) has a

Pass-Through Rate equal to the Weighted Average Net Mortgage Pass-Through Rate from time to time, (vi) has a “latest possible maturity date,” within the meaning of Treasury Regulations Section 1.860G-1(a), that is the Rated Final Distribution Date and (vii) is entitled to the distributions in the amounts and at the times specified in Section 4.01 of this Agreement.

“Lower-Tier REMIC”:  A segregated asset pool within the Trust Fund consisting of the Mortgage Loans, collections thereon, the Trust’s interest in any REO Property acquired in respect thereof, amounts related thereto held from time to time in the Collection Account, the Lower-Tier Distribution Account, the REO Account (to the extent of the Trust Fund’s interest therein), the Interest Reserve Account, the Excess Liquidation Proceeds Account and all other property included in the Trust Fund (other than the Loss-of-Value Reserve Fund) that is not in the Upper-Tier REMIC.

“MAI”:  Member of the Appraisal Institute.

“Major Decision”:  As defined in Section 6.07.

“Management Agreement”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

“Manager”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, any property manager for the related Mortgaged Properties.

“Master Servicer”:  Wells Fargo Bank, National Association, a national banking association, or any successor master servicer appointed as herein provided.

“Master Servicer Event of Default”:  As defined in Section 7.01(a) of this Agreement.

“Master Servicer Prepayment Interest Shortfall”:  As defined in Section 3.17(c) of this Agreement.

“Master Servicer Website”:  Shall mean the internet website maintained by the Master Servicer; initially located at “www.wellsfargo.com/com/comintro”.

“Master Servicing Fee”:  With respect to each Mortgage Loan and for any Distribution Date, an amount accrued during the one-month loan interest accrual period for the immediately preceding related Due Date at the Master Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the Collection Period related to such Distribution Date (without giving effect to payments of principal on such Mortgage Loan on such Due Date).  The Master Servicing Fee for any Mortgage Loan shall accrue on the same interest accrual basis as is applicable for interest on such Mortgage Loan.  For the avoidance of doubt, with respect to any Pari Passu Companion Loan, no Master Servicing Fee shall accrue or be payable on the principal balance thereof.

“Master Servicing Fee Rate”:  A rate per annum equal to 0.040%.

“Material Breach”:  As defined in Section 2.03(e) of this Agreement.

“Material Defect”:  As defined in Section 2.03(e) of this Agreement.

“Maturity Date”:  With respect to any Mortgage Loan or Pari Passu Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan by reason of default thereunder or (ii) any grace period permitted by the related Note.

“Modification Fees”:  With respect to any Mortgage Loan or Pari Passu Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, consent fees, assumption application fees, defeasance fees and fees similar to the foregoing).  For the avoidance of doubt, Special Servicing Fees, Workout Fees and Liquidation Fees due to the Special Servicer in connection with a modification, restructure, extension, waiver or amendment shall not be considered Modification Fees.  For each modification, restructure, extension, waiver or amendment in connection with working out of a Specially Serviced Loan, the Modification Fees collected from the related Borrower shall be subject to a cap of 1.0% of the outstanding principal balance of such Mortgage Loan or Pari Passu Loan Combination on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap shall exist in connection with the amount of Modification Fees which may be collected from the related Borrower with respect to any Specially Serviced Loan.

“Modified Mortgage Loan”:  Any Specially Serviced Loan which has been modified by the Special Servicer pursuant to Section 3.26 of this Agreement in a manner that:

(a)           reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Monthly Payments with respect to such Specially Serviced Loan);

(b)           except as expressly contemplated by the related Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is), as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely), of the property to be released; or

(c)           the reasonable good faith judgment of the Special Servicer, otherwise materially impairs the value of the security for such Specially Serviced Loan or reduces the likelihood of timely payment of amounts due thereon.

“Monthly Payment”:  With respect to any Mortgage Loan or Pari Passu Companion Loan (other than any REO Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment (but not excluding any constant monthly debt service payment due on a Balloon Loan at maturity), which is payable by the related Borrower on such Due Date under the related Note.  The Monthly Payment with respect to an REO Loan is the monthly debt service payment that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

“Moody’s”:  Moody’s Investors Service, Inc., or its successor in interest.

“Mortgage”:  The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Note and the related note(s) in favor of a Pari Passu Companion Loan Noteholder.

“Mortgage File”:  With respect to any Mortgage Loan, collectively, the mortgage documents listed in Section 2.01(a)(i) through Section 2.01(a)(xxi) of this Agreement pertaining to such particular Mortgage Loan and any additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement.

“Mortgage Loan”:  Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 of this Agreement and from time to time held in the Trust Fund.  The Mortgage Loans originally so transferred, assigned and held are identified on the Mortgage Loan Schedule as of the Closing Date.  Such term shall include any such mortgage loan that has become an REO Loan, any such mortgage loan that has become a Specially Serviced Loan or any such mortgage loan that has been defeased in whole or in part.  Such term shall not include the Pari Passu Companion Loans.

“Mortgage Loan Purchase Agreements”:  Each of the UBS Purchase Agreement and the Natixis Purchase Agreement.

“Mortgage Loan Schedule”:  The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached as Exhibit B to this Agreement, which list shall set forth the following information with respect to each Mortgage Loan:

(a)          the Asset Number;

(b)         the Mortgage Loan name;

(c)          the street address (including city, state and zip code) of the related Mortgaged Property;

(d)         the Mortgage Rate in effect as of the Cut-off Date;

(e)          the original principal balance;

(f)           the Stated Principal Balance as of the Cut-off Date;

(g)          the Maturity Date for each Mortgage Loan;

(h)          the Due Date;

(i)           the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

(j)           the Servicing Fee Rate;

(k)          whether the Mortgage Loan is an Actual/360 Mortgage Loan; and

(l)           whether any letter of credit is held by the lender as a beneficiary or is assigned as security for such Mortgage Loan.

Such list may be in the form of more than one list, collectively setting forth all of the information required.  A comparable list shall be prepared with respect to each Pari Passu Companion Loan.

“Mortgage Loan Seller Sub-Servicer”:  A Servicing Function Participant required to be retained by the Master Servicer by a Mortgage Loan Seller, as listed on Exhibit T to this Agreement, or any successor thereto.

“Mortgage Loan Sellers”:  Each of UBS and Natixis.

“Mortgage Pool”:  All of the Mortgage Loans and any successor REO Loans, collectively.  The Mortgage Pool does not include the Pari Passu Companion Loans or any related REO Loans.

“Mortgaged Property”:  The underlying property securing a Mortgage Loan including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial or multifamily property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Mortgage Rate”:  With respect to each Mortgage Loan and Pari Passu Companion Loan, the annual rate at which interest accrues on such Mortgage Loan or Pari Passu Companion Loan during such period (in the absence of a default), as set forth in the related Note from time to time.  The “Mortgage Rate” for purposes of calculating the Net Mortgage Pass-Through Rate and the Weighted Average Net Mortgage Pass-Through Rate shall be the Mortgage Rate of such Mortgage Loan or Pari Passu Companion Loan without giving effect to any Default Rate and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction in interest or principal due to a modification pursuant to Section 3.26 of this Agreement, as applicable.

“Natixis”:  Natixis Real Estate Capital LLC, and its successors in interest.

“Natixis Indemnification Agreement”:  The agreement dated as of December 22, 2011, among the Depositor, Natixis, the Initial Purchasers and the Underwriters.

“Natixis Mortgage Loans”:  Each Mortgage Loan transferred and assigned to the Depositor pursuant to the Natixis Purchase Agreement.

“Natixis Purchase Agreement”:  The Mortgage Loan Purchase Agreement dated and effective as of December 22, 2011, between Natixis and the Depositor.

“Net Condemnation Proceeds”:  Condemnation Proceeds, net of any expenses incurred in connection with obtaining such Condemnation Proceeds.

“Net Default Interest”:  With respect to any Mortgage Loan for any Distribution Date, an amount equal to the sum of (i) the amount of the aggregate collected Default Interest allocable to such Mortgage Loan received during the most recently ended Collection Period, minus (ii) any portions thereof withdrawn (A) from the applicable Collection Account pursuant to Section 3.06(a)(ix) of this Agreement for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred on the related Mortgage Loan during or prior to such Collection Period and (B) from each Pari Passu Loan Combination Collection Account pursuant to Section 3.06(b)(ix) for Advance Interest Amounts accrued on related Advances during or prior to, and unreimbursed Additional Trust Fund Expenses incurred on the related Mortgage Loan during, such Collection Period.

“Net Insurance Proceeds”:  Insurance Proceeds, net of any expenses incurred in connection with obtaining such Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Loan Documents or other documents included in the Mortgage File or in accordance with prudent and customary servicing practices.

“Net Liquidation Proceeds”:  The Liquidation Proceeds received with respect to any Mortgage Loan or Pari Passu Loan Combination net of the amount of Liquidation Expenses incurred with respect thereto.

“Net Mortgage Pass-Through Rate”:  With respect to any Mortgage Loan (including an REO Loan) and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan in effect as of the commencement of the related Collection Period minus, for any such Mortgage Loan, the Administrative Fee Rate.

Notwithstanding the foregoing, if any Mortgage Loan (including an REO Loan) does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then the Net Mortgage Pass-Through Rate of such Mortgage Loan for any Distribution Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued (or, in the case of any prepayment or other early liquidation that may have occurred during the relevant one-month period, that would otherwise have accrued) in respect of such Mortgage Loan during the one-month loan interest accrual period for the related Due Date immediately prior to such Distribution Date at the related Mortgage Rate in effect as of the commencement of the related Collection Period less the related Administrative Fee Rate; provided, however, that with respect to each such Mortgage Loan, the Net Mortgage Pass-Through Rate for (i) the Distribution Dates in (a) January and February in each year that is not a leap year or (b) February only in each year that is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) shall be determined net of any Withheld Amounts from that month and (ii) for the Distribution Date in March (or February if the related Distribution Date is the final Distribution Date), shall be determined inclusive of the Withheld Amounts, if applicable, from the immediately preceding January and/or February, as applicable.

“Net Prepayment Interest Excess”:  With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Excesses for all Mortgage Loans collected during the related Collection Period, exceeds (b) the aggregate of all Prepayment Interest Shortfalls for the Mortgage Loans incurred during such Collection Period.

“Net REO Proceeds”:  With respect to each REO Property and the related REO Loan, REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.15(b) of this Agreement.

“New Lease”:  Any lease of an REO Property entered into on behalf of the Lower-Tier REMIC, if such Trust REMIC has the right to renegotiate the terms of such lease, including any lease renewed or extended on behalf of such Trust REMIC.

“No Downgrade Confirmation”:  With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency (or, with respect to any matter affecting any Pari Passu Loan Combination, any Companion Rating Agency) that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (or, if applicable, any class of Pari Passu Companion Loan Securities) if then rated by such Rating Agency (or Companion Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency or Companion Rating Agency indicating its decision not to review the matter for which the No Downgrade Confirmation is sought shall be deemed to satisfy the requirement for the No Downgrade Confirmation from the Rating Agency or Companion Rating Agency with respect to such matter.  If a Rating Agency or Companion Rating Agency has not replied to a request for a No Downgrade Confirmation or has responded in a manner that indicates that such Rating Agency or Companion Rating Agency is neither reviewing such request nor waiving the related requirement for No Downgrade Confirmation, then such requirement may be deemed satisfied subject to the satisfaction of the conditions set forth in Section 3.30 of this Agreement.  At any time during which no Certificates or Pari Passu Companion Loan Securities are rated by a Rating Agency or a Companion Rating Agency, no No Downgrade Confirmation shall be required from that Rating Agency or Companion Rating Agency.

“Non-Lead Certificateholder”:  A holder of any Pari Passu Companion Loan Security.

“Non-Lead Consultation Termination Event”:  With respect to a Pari Passu Companion Loan that is deposited into a securitization trust, a “consultation termination event” or any analogous term in the related Pari Passu Companion Loan Securitization Agreement, which is defined to be the date on which no class of “control eligible certificates” exists that has a certificate balance that is at least equal to 25% of the initial certificate balance.  For the avoidance of doubt, if a Pari Passu Companion Loan is not included in a securitization trust, a Non-Lead Consultation Termination Event will not exist with respect to such Pari Passu Companion Loan.

“Non-Lead Control Termination Event”:  With respect to a Pari Passu Companion Loan that is deposited into a securitization trust, a “control termination event” or any analogous term in the related Pari Passu Companion Loan Securitization Agreement, which is defined to be the date on which no class of “control eligible certificates” exists that has a certificate balance (as notionally reduced by “appraisal reduction amounts” allocable such class) that is at least equal to 25% of the initial certificate balance.  For the avoidance of doubt, if a Pari Passu Companion Loan is not included in a securitization trust, a Non-Lead Control Termination Event will not exist with respect to such Pari Passu Companion Loan.

“Non-Lead Directing Holder”:  With respect to any Pari Passu Loan Combination, the holder of the related Pari Passu Companion Loan or its designee.  For the avoidance of doubt, Control Termination Event and Consultation Termination Event shall not affect the rights of a Non-Lead Directing Holder.  The initial Non-Lead Directing Holder with respect to the Pari Passu Mortgage Loans is UBS Real Estate Securities Inc.

“Non-Lead Voting Rights Percentage”:  With respect to any Pari Passu Loan Combination, a fraction, expressed as a percentage, (a) the numerator of which is equal to the outstanding principal balance of the related Pari Passu Companion Loan and (b) the denominator of which is equal to the sum of the outstanding principal balances of such Pari Passu Companion Loan and the related Mortgage Loan.

“Non-U.S. Person”:  A person that is not a U.S. Person.

“Nonrecoverable Advance”:  Any Nonrecoverable P&I Advance, Nonrecoverable Property Advance or Nonrecoverable Workout-Delayed Reimbursement Amounts.

“Nonrecoverable P&I Advance”:  Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the Master Servicer or the Special Servicer, in each case in accordance with the Servicing Standard, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or REO Loan, which shall be evidenced by an Officer’s Certificate as provided by Section 4.07(c) of this Agreement.

“Nonrecoverable Property Advance”:  Any Property Advance previously made or proposed to be made in respect of a Mortgage Loan or Pari Passu Loan Combination or any REO Property that, in the reasonable judgment of the Master Servicer or the Special Servicer, in each case in accordance with the Servicing Standard, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or REO Loan or Pari Passu Loan Combination, which shall be evidenced by an officer certificate as provided by Section 3.21(d) of this Agreement.

“Nonrecoverable Workout-Delayed Reimbursement Amounts”:  Any Workout-Delayed Reimbursement Amounts when the Person making such determination in accordance with the procedures specified for Nonrecoverable Property Advances or Nonrecoverable P&I Advances, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late payments or any other recovery on or in respect of the related Mortgage Loan or Loan or REO Loans or (b) has determined that such Workout-Delayed Reimbursement Amounts would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on all of the Mortgage Loans and REO Properties, from general principal collections in the Collection Account.

“Note”:  With respect to any Mortgage Loan or Pari Passu Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan or Pari Passu Companion Loan including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Notice of Termination”:  Any of the notices given to the Trustee, the Certificate Administrator and the Master Servicer by the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01(c) of this Agreement.

“Notional Amount” or “Notional Balance”:  As of any date of determination:  (i) with respect to each Class of the Class X Certificates, the related Class X Notional Amount as of such date of determination; and (ii) with respect to any Class X Certificate, the product of the Percentage Interest evidenced by such Certificate and the related Class X Notional Amount, as of such date of determination.

“NRSRO”:  Any nationally recognized statistical ratings organization within the meaning of Section 3(a)(62) of the Exchange Act.

“NRSRO Certification”:  A certification executed by a NRSRO in favor of the 17g-5 Information Provider substantially in the form attached hereto as Exhibit V or in electronic form on the 17g-5 Information Provider’s Website, that states that such NRSRO is a Rating Agency or Companion Rating Agency hired to provide ratings on the Certificates or a class of Pari Passu Companion Loan Securities, as applicable, or that such NRSRO has access to the 17g-5 website for the Trust, has provided UBS Securities LLC with the appropriate certifications under Exchange Act Rule 17g-5(e), and will treat all information obtained from the 17g-5 Information Provider’s Website as confidential.

“Officer’s Certificate”:  A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust Officer or other officer of the Master Servicer, Special Servicer or Additional Servicer customarily performing functions similar to those performed by any of the above designated officers, any Servicing Officer and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer or the Master Servicer, as the case may be.

“Offsetting Modification Fees”:  With respect to any Mortgage Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the Trust, any and all Modification Fees collected by the Special Servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the Special Servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, extension, waiver or amendment of such Mortgage Loan or REO Loan at a time when such Mortgage Loan or REO Loan was a Specially Serviced Loan.

“Operating Advisor”:  TriMont Real Estate Advisors, Inc., a Georgia corporation, or its successor in interest, or any successor Operating Advisor appointed as herein provided.

“Operating Advisor Annual Report”:  As defined in Section 3.31(d)(iv) of this Agreement.

“Operating Advisor Consulting Fee”:  A fee for each Major Decision on which the Operating Advisor has consulting rights equal to $12,000 with respect to any Mortgage Loan or such lesser amount as the related Borrower agrees to pay, payable pursuant to Section 3.06 of this Agreement; provided, however, no such fee shall be payable unless paid by the related Borrower; provided, further that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further that the Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Fee”:  With respect to each Mortgage Loan and any related Pari Passu Companion Loan (including any REO Loan) and for any Distribution Date, an amount accrued during the one-month loan interest accrual period for the immediately preceding related Due Date at the Operating Advisor Fee Rate and on the Stated Principal Balance of such Mortgage Loan and any related Pari Passu Companion Loan as of the Due Date in the Collection Period related to such Distribution Date (without giving effect to payments of principal on such Mortgage Loan on such Due Date).  Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Operating Advisor under this Agreement.  The Operating Advisor Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement.  For the avoidance of doubt, the Operating Advisor Fee shall be payable from the Lower-Tier REMIC.

“Operating Advisor Fee Rate”:  With respect to each Interest Accrual Period, a rate equal to 0.0028% per annum.

“Operating Advisor Standard”:  As defined in Section 3.31(b) of this Agreement.

“Operating Advisor Termination Event”:  As defined in Section 7.07(a) of this Agreement.

“Opinion of Counsel”:  A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer, the Master Servicer or the Operating Advisor, as the case may be, acceptable to the Certificate Administrator and the Trustee, except that any opinion of counsel relating to (a) qualification of either Trust REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of either Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”) or (c) a resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04(b) of this Agreement, must be an opinion of counsel who is Independent of the Depositor, the Master Servicer and the Special Servicer.

“Originator”:  With respect to any Mortgage Loan, either (i) the related Mortgage Loan Seller or (ii) if such Mortgage Loan was acquired by the related Mortgage Loan Seller, the originator of such Mortgage Loan.

“Ownership Interest”:  Any record or beneficial interest in a Class R or Class LR Certificate.

“Other Certificate Administrator”:  With respect to any Pari Passu Companion Loan Securitization Agreement, the related certificate administrator thereunder.

“Other Depositor”:  With respect to any Pari Passu Companion Loan Securitization Agreement, the related depositor thereunder.

“Other Securitization”:  Any commercial mortgage securitization trust that holds a Pari Passu Companion Loan or any successor REO Loan with respect thereto.

“Other Servicer”:  With respect to any Pari Passu Companion Loan Securitization Agreement, the related master servicer thereunder.

“Other Special Servicer”:  With respect to any Pari Passu Companion Loan Securitization Agreement, the related special servicer thereunder.

“P&I Advance”:  As to any Mortgage Loan, any advance made by the Master Servicer or the Trustee pursuant to Section 4.07 of this Agreement.  Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to and without duplication, payment or reimbursement of interest thereon at the Advance Rate.

“P&I Advance Determination Date”:  With respect to any Distribution Date, the second Business Day prior to such Distribution Date.

“Pari Passu Companion Loan”:  Each of the Trinity Centre Companion Loan, the Poughkeepsie Galleria Companion Loan and the 1700 Market Street Companion Loan, each of which is identified in the Preliminary Statement.

“Pari Passu Companion Loan Noteholder”:  A holder of the Note for a Pari Passu Companion Loan.

“Pari Passu Companion Loan Noteholder Register”:  As defined in Section 3.27(b) of this Agreement.

“Pari Passu Companion Loan Securities”:  For so long as the Mortgage Loan related thereto or any successor REO Loan thereof is part of the Mortgage Pool, any class of securities backed by a Pari Passu Companion Loan.  Any reference herein to a “series” of Pari Passu Companion Loan Securities shall refer to separate securitizations of the Pari Passu Companion Loans.

“Pari Passu Companion Loan Securitization Agreement”:  With respect to any Pari Passu Companion Loan, any agreement under which any securities evidencing interests in such Pari Passu Companion Loan are issued, as from time to time amended, supplemented or modified.

“Pari Passu Companion Loan Trustee”:  With respect to any Pari Passu Companion Loan, the trustee with respect to such Pari Passu Companion Loan appointed and acting under the related Pari Passu Companion Loan Securitization Agreement, if any.

“Pari Passu Loan Combination”:  Each of the Trinity Centre Loan Combination, the Poughkeepsie Galleria Loan Combination and the 1700 Market Street Loan Combination.

“Pari Passu Loan Combination Collection Account”:  With respect to a Pari Passu Loan Combination, the separate account or sub-account created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement on behalf of the Certificateholders and the related Pari Passu Companion Loan Noteholders, which shall be entitled “Wells Fargo Bank, National Association, as Master Servicer for the Certificateholders and the Pari Passu Companion Loan Noteholders and for the benefit of Deutsche Bank Trust Company Americas, as Trustee, in trust for the Holders of Citigroup Commercial Mortgage Securities Inc., UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Pari Passu Loan Combination Collection Account”.  Amounts in the Pari Passu Loan Combination Collection Account applicable to the Pari Passu Companion Loans shall not be assets of the Trust Fund, but instead shall be held by the Master Servicer on behalf of the Trust Fund (in respect of amounts reimbursable therefrom) and the Pari Passu Companion Loan Noteholders.  Any such account or sub-account shall be an Eligible Account.

“Pari Passu Loan Combination Remittance Amount”:  For each Distribution Date that the Master Servicer is required to make a distribution to a Pari Passu Companion Loan Noteholder pursuant to Section 3.05(a) of this Agreement and with respect to the Pari Passu Loan Combination and related Mortgaged Property (if it becomes an REO Property), any amount received by the Master Servicer (or, with respect to an REO Property, the Special Servicer) during the related Collection Period that is payable to the Pari Passu Companion Loan Noteholder pursuant to the related Co-Lender Agreement or to be remitted to the Collection Account.

“Pari Passu Loan Combination REO Account”:  As defined in Section 3.15(b) of this Agreement.

“Pari Passu Loan Combination Special Servicer”:  Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Pari Passu Loan Combination or any related REO Property.  The initial Pari Passu Loan Combination Special Servicer shall be Midland Loan Services, a Division of PNC Bank, National Association.

“Pari Passu Voting Rights”:  With respect to a Pari Passu Loan Combination (if the related Pari Passu Companion Loan is included in a securitization), the percentage of voting rights to be allocated among the Certificateholders and the related Non-Lead Certificateholders as follows:  (a) a percentage equal to the product of (1) the Lead Voting Rights Percentage multiplied by (2) 98%, will be allocated among the Certificateholders of the respective Classes of Sequential Pay Certificates in proportion to the respective Certificate Balances of such Classes (in each case, as notionally reduced by Appraisal Reduction Amounts to the applicable Class),

(b) a percentage equal to the product of (1) Lead Voting Rights Percentage multiplied by (2) 2%, will be allocated among the Certificateholders of the Class X-A and Class X-B Certificates (allocated to the Class X-A and Class X-B Certificates on a pro rata basis based on their respective outstanding Notional Balances at the time of determination), (c) a percentage equal to the product of (1) the Non-Lead Voting Rights Percentage multiplied by (2) 98%, will be allocated among Non-Lead Certificateholders (other than interest-only certificateholders) in proportion to the respective certificate balances (as notionally reduced by appraisal reduction amounts to the applicable Class) of their certificates and (d) a percentage equal to the product of (1) the Non-Lead Voting Rights Percentage multiplied by (2) 2%, will be allocated among Non-Lead Certificateholders (holding interest-only certificates) in proportion to the notional balances of their certificates.  The Pari Passu Voting Rights allocated to Holders of any Class of Certificates shall be allocated among such Certificateholders in proportion to the Percentage Interests in such Class evidenced by their respective Certificates.  No Pari Passu Voting Rights will be allocated to the Class LR or Class R Certificates.

“Pass-Through Rate”:  With respect to each Class of Regular Certificates, the rate for such Class as set forth below:
Class	Pass-Through Rate
Class A-1	Class A-1 Pass-Through Rate
Class A-2	Class A-2 Pass-Through Rate
Class A-3	Class A-3 Pass-Through Rate
Class A-AB	Class A-AB Pass-Through Rate
Class A-S	Class A-S Pass-Through Rate
Class X-A	Class X-A Pass-Through Rate
Class X-B	Class X-B Pass-Through Rate
Class B	Class B Pass-Through Rate
Class C	Class C Pass-Through Rate
Class D	Class D Pass-Through Rate
Class E	Class E Pass-Through Rate
Class F	Class F Pass-Through Rate
Class G	Class G Pass-Through Rate
Class H	Class H Pass-Through Rate

With respect to each Class of Lower-Tier Regular Interests, the Weighted Average Net Mortgage Pass-Through Rate for the applicable Distribution Date.

“Paying Agent”:  The paying agent appointed pursuant to Section 5.04 of this Agreement or, if none is so appointed, the Certificate Administrator.

“PCAOB”:  The Public Company Accounting Oversight Board.

“Penalty Charges”:  With respect to any Mortgage Loan or Pari Passu Companion Loan (or successor REO Loan), any amounts collected thereon from the Borrower that represent default charges, penalty charges, late fees and/or Default Interest, and excluding any Yield Maintenance Charge.

“Percentage Interest”:  As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class.  With respect to any Certificate (except the Class R and Class LR), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Balance, as applicable, of the applicable Class of Certificates.  With respect to any Class R or Class LR Certificate, the percentage interest is set forth on the face thereof.

“Performance Certification”:  As defined in Section 10.08.

“Performing Loan”:  A Mortgage Loan or Pari Passu Loan Combination that is not a Specially Serviced Loan or REO Loan.

“Performing Party”:  As defined in Section 10.14.

“Permitted Investments”:  Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a No Downgrade Confirmation relating to the Certificates and the Pari Passu Companion Loan Securities:

(a)           direct obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

(b)           Federal Housing Administration debentures;

(c)           obligations of the following United States government sponsored agencies:  Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

(d)           federal funds, unsecured certificates of deposit, time or similar deposits, bankers’ acceptances and repurchase agreements, with maturities of not more than 365 days, of any bank, the short-term obligations of which are rated in the highest short-term debt rating category of DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch, or otherwise acceptable to DBRS, as confirmed in a No Downgrade Confirmation relating to the Certificates) and Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation) and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch, or otherwise acceptable to DBRS, as confirmed in a No Downgrade Confirmation relating to the Certificates) and Moody’s (or if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in a No Downgrade Confirmation relating to the Certificates); provided, however, that the investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

(e)           fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, and, if such demand and time deposits in, or certificates of deposit of, or bankers’ acceptances are not fully insured by the Federal Deposit Insurance Corporation, the short-term obligations of such bank or trust company, savings and loan association or savings bank are rated in the highest short-term debt rating category of DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch, or otherwise acceptable to DBRS, as confirmed in a No Downgrade Confirmation relating to the Certificates) and Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation) and, if it has a term in excess of six months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch, or otherwise acceptable to DBRS, as confirmed in a No Downgrade Confirmation relating to the Certificates) and Moody’s (or, if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in a No Downgrade Confirmation relating to the Certificates); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

(f)           debt obligations with maturities of not more than 365 days, the short-term obligations of which are rated in the highest short-term debt rating category of DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or

Fitch, or otherwise acceptable to DBRS, as confirmed in a No Downgrade Confirmation relating to the Certificates) and Moody’s (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation) and, if it has a term in excess of six months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch, or otherwise acceptable to DBRS, as confirmed in a No Downgrade Confirmation relating to the Certificates) and Moody’s (or, if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in a No Downgrade Confirmation relating to the Certificates); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

(g)           commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days, the short-term obligations of which are rated in the highest short-term debt rating category of DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch, or otherwise acceptable to DBRS, as confirmed in a No Downgrade Confirmation relating to the Certificates) and Moody’s (or, in the case of Moody’s, such lower rating as is the subject of a No Downgrade Confirmation) and, if it has a term in excess of six months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch, or otherwise acceptable to DBRS, as confirmed in a No Downgrade Confirmation relating to the Certificates) and Moody’s (or, if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in a No Downgrade Confirmation relating to the Certificates); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

(h)           units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund (the “Fund”)) so long as any such fund is rated in the highest short-term unsecured debt ratings category by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch, or otherwise acceptable to DBRS, as confirmed in a No Downgrade Confirmation relating to the Certificates and the Pari Passu Companion Loan Securities) and Moody’s (or, if not rated by Moody’s, otherwise acceptable to Moody’s and as confirmed in a No Downgrade Confirmation relating to the Certificates and the Pari Passu Companion Loan Securities); and

(i)           any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that the Master Servicer, Special Servicer or Certificate Administrator, as applicable, has received a No Downgrade Confirmation relating to the Certificates and the Pari Passu Companion Loan Securities;

provided, however, that no instrument or security shall be a Permitted Investment (a) unless such instrument is a “cash flow investment” earning a passive return in the nature of interest pursuant to Section 860G(a)(6) of the Code or (b) if (i) such instrument or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment or (c) if it may be redeemed of a price below the purchase price.  No Permitted Investment may be purchased at a price in excess of par or sold prior to maturity if such sale would result in a loss of principal or a tax on a prohibited transaction under Section 860F of the Code.

“Permitted Special Servicer/Affiliate Fees”:  Any commercially reasonable treasury management fees, banking fees, insurance commissions or fees and appraisal fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Pari Passu Loan Combination or REO Property, in each case, in accordance with Article III of this Agreement.

“Permitted Transferee”:  With respect to a Class R or Class LR Certificate, any Person or agent thereof that is a Qualified Institutional Buyer or an Affiliated Person, other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Person and (d) a Plan or any Person investing the assets of a Plan.

“Person”:  Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”:  As defined in Section 5.02(k) of this Agreement.

“Poughkeepsie Galleria Companion Loan”:  As defined in the Preliminary Statement.

“Poughkeepsie Galleria Companion Loan Noteholder”:  The holder of the Note for the Poughkeepsie Galleria Companion Loan.

“Poughkeepsie Galleria Co-Lender Agreement”:  That certain co-lender agreement, dated as of December 29, 2011, by and between UBS, as initial Note A-1 Lender and UBS, as initial Note A-2 Lender, as from time to time amended, supplemented or modified.

“Poughkeepsie Galleria Mortgage Loan”:  As defined in the Preliminary Statement.

“Poughkeepsie Galleria Loan Combination”:  As defined in the Preliminary Statement.

“Prepayment Assumption”:  The assumption that each Mortgage Loan does not prepay prior to its respective Maturity Date.

“Prepayment Interest Excess”:  With respect to any Distribution Date, with respect to each Mortgage Loan that was subject to a Principal Prepayment in full or in part, or as to which Insurance Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loan, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the Mortgage Rate for such Mortgage Loan on the amount of such Principal Prepayment, or the early recovery of principal included as part of such Insurance Proceeds or Condemnation Proceeds, as the case may be, after the Due Date in the related Collection Period and accruing in the manner set forth in the related Loan Documents, to the extent such interest is collected by the Master Servicer or the Special Servicer (without regard to any Yield Maintenance Charge actually collected).

“Prepayment Interest Shortfall”:  With respect to any Distribution Date, for each Mortgage Loan that was subject to a Principal Prepayment in full or in part and which did not include a full month’s interest, or as to which Insurance Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loan, in each case after the Due Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Collection Period, the amount of interest that would have accrued at the Mortgage Rate (net of the Administrative Fee Rate) for such Mortgage Loan on the amount of such Principal Prepayment, or the early recovery of principal included as part of such Insurance Proceeds or Condemnation Proceeds, as the case may be, together with any Trustee/Certificate Administrator Fees and Operating Advisor Fees for such Mortgage Loan that actually did accrue, during the period commencing on the date as of which such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were applied to the unpaid principal balance of the Mortgage Loan and ending on (and including) the day immediately preceding the Due Date in the related Collection Period (without regard to any Yield Maintenance Charge actually collected).

“Primary Servicing Fee Rate”:  With respect to each Mortgage Loan or Pari Passu Companion Loan, the rate per annum equal to the Servicing Fee Rate set forth on Exhibit B to this Agreement, minus the Master Servicing Fee Rate.

“Prime Rate”:  The “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.  The Certificate Administrator shall notify in writing the Master Servicer and the Special Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

“Principal Distribution Amount”:  For any Distribution Date, an amount equal to (i) the sum of (without duplication):

(a)           the principal component of all scheduled Monthly Payments (other than Balloon Payments) due on the Mortgage Loans (including REO Loans) on the related Due Date (if received prior to the Servicer Remittance Date or advanced);

(b)          the principal component of all Assumed Scheduled Payments due on the related Due Date (if received during the related Collection Period or advanced) with respect to any Mortgage Loan (including an REO Loan) that is delinquent in respect of its Balloon Payment;

(c)           the Stated Principal Balance of each Mortgage Loan (including an REO Loan) that was, during the related Collection Period, repurchased from the Trust Fund in connection with a Breach or Defect pursuant to or as contemplated by Section 2.03 of this Agreement, purchased pursuant to Section 3.16 of this Agreement, or purchased from the Trust Fund pursuant to Section 9.01 of this Agreement;

(d)           the portion of Unscheduled Payments allocable to previously unadvanced principal of any Mortgage Loan (including an REO Loan) that was liquidated during the related Collection Period;

(e)           the principal component of all Balloon Payments and any other principal payment on any Mortgage Loan received on or after the Maturity Date thereof, to the extent received during the related Collection Period and not previously advanced;

(f)           all other Principal Prepayments on Mortgage Loans received in the related Collection Period; and

(g)           any other full or partial recoveries in respect of principal of Mortgage Loans (including REO Loans), including Net Insurance Proceeds, Net Liquidation Proceeds and Net REO Proceeds received during the related Collection Period (net of any related outstanding P&I Advances allocable to principal, but including any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account pursuant to Section 3.06(e) of this Agreement during the related Collection Period), as reduced by (ii) any (1) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Pool in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (2) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Pool in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clauses (1) and (2) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Pool are subsequently recovered on the related Mortgage Loan (including an REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 of this Agreement.

“Principal Prepayment”:  Any payment of principal made by a Borrower on a Mortgage Loan or Pari Passu Companion Loan which is received in advance of its scheduled Due Date and that is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Private Certificate”:  Each of the Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class LR and Class R Certificates.

“Private Global Certificate”:  Each of the Regulation S Global Certificates or Rule 144A Global Certificates with respect to the Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Private Placement Memorandum”:  Means the Private Placement Memorandum, dated December 9, 2011, pursuant to which the Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates will be offered for sale.

“Privileged Information”:  Any (i) correspondence or other communications between the Directing Holder and the Special Servicer related to any Specially Serviced Loan or the exercise of the consent or consultation rights of the Directing Holder under this Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Borrower or other interested party, and (iii) information subject to attorney-client privilege.

“Privileged Information Exception”:  With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Operating Advisor, as evidenced by an opinion of counsel delivered to each of the Special Servicer, the Directing Holder with respect to such Mortgage Loan, the Certificate Administrator and the Trustee), required by law to disclose such information.

“Privileged Person”:  A party to this Agreement, a designee of the Depositor (including any financial market publisher), the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing), each Pari Passu Companion Loan Noteholder (or its designee) who delivers a certification substantially in the form of Exhibit L-3 to this Agreement, each Underwriter and any other person who delivers to the Certificate Administrator an Investor Certification.  For purposes of obtaining information or access to the Certificate Administrator’s Website, Privileged Persons who are a Borrower, a Manager, an Affiliate of any of the foregoing or an agent of any Borrower shall be prohibited from obtaining such information or access pursuant to the terms of this Agreement (other than the Distribution Date Statement, the Prospectus Supplement and any reports on Forms 10-D, 10-K and 8-K that have been filed with the Commission).

“Prohibited Party”:  Any proposed Servicing Function Participant (i) that is listed on the Depositor’s Do Not Hire List or (ii) for which the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee that seeks to retain such Servicing Function Participant has actual knowledge obtained by written notice or through actual experience that such party at any point prior to such hiring, assignment or transfer failed to comply with the Servicing Function Participant’s obligations under Regulation AB with respect to the Trust or any other securitization.

“Property Advance”:  As to any Mortgage Loan or Pari Passu Loan Combination, any advance made by the Master Servicer or the Trustee, as applicable, in respect of Property Protection Expenses or any out-of-pocket expenses incurred to protect, preserve and enforce the security for a Mortgage Loan or a Pari Passu Loan Combination or to pay taxes and assessments or insurance premiums with respect to the related Mortgaged Property, to the extent the making of any such advance is specifically provided for in this Agreement, including, but not limited to, as provided in Section 3.02 and Section 3.21 of this Agreement, as applicable.  Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate.  Notwithstanding anything to the contrary, “Property Advance” shall not include allocable overhead of the Master Servicer or the Special Servicer, as applicable, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

“Property Protection Expenses”:  With respect to any Mortgage Loan or Pari Passu Companion Loan, any out-of-pocket costs and expenses incurred by the Master Servicer or the Special Servicer pursuant to Section 3.04, Section 3.08(a), Section 3.10, Section 3.11, Section 3.15(a), Section 3.15(b), Section 3.15(c), Section 3.16(c) or Section 3.24(a) of this Agreement or indicated herein as being payable as a Property Advance or as a cost or expense of the Trust Fund (and, in the case of the Pari Passu Loan Combinations, the Pari Passu Companion Loan Noteholders) or the Lower-Tier REMIC or Upper-Tier REMIC to be paid out of the Collection Account.  Notwithstanding anything to the contrary, “Property Protection Expenses” shall not include allocable overhead of the Master Servicer or the Special Servicer, as applicable, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

“Prospectus”:  The Depositor’s Prospectus dated December 9, 2011, as supplemented by the Prospectus Supplement, relating to the offering of the Publicly-Offered Certificates.

“Prospectus Supplement”:  That certain prospectus supplement dated December 9, 2011, relating to the Publicly-Offered Certificates, that is a supplement to the Prospectus.

“PTCE”:  Prohibited Transaction Class Exemption.

“Publicly Offered Certificates”:  Each of the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates.

“Publicly Offered Global Certificates”:  Each of the Publicly Offered Certificates, if and so long as the applicable Class of Publicly Offered Certificates is registered in the name of the Depository.

“Purchase Price”:  With respect to any Mortgage Loan (or REO Property), a cash price equal to the aggregate of (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase less any portion of any Loss of Value Payment then on deposit in the Loss of Value Reserve Fund attributable to such Mortgage Loan (or REO Property), (b) all accrued and unpaid interest on such Mortgage Loan (or the related REO Mortgage Loan) at the related Mortgage Rate to, but not including, the Due Date occurring in the Collection Period during which the applicable purchase or repurchase occurs (exclusive, however, of any portion of such accrued but unpaid interest that represents Default Interest), (c) all related unreimbursed Property Advances (together with Unliquidated Advances in respect of prior Property Advances) together with any unpaid Advance Interest Amount on all related Property Advances (without duplication with Unliquidated Advances described in the immediately preceding parenthetical clause) that were previously reimbursed out of collections on other Mortgage Loans and/or REO Properties relating to other Mortgage Loans, if any, (d) all accrued and unpaid Advance Interest Amount with respect to any related P&I Advances made with respect to the subject Mortgage Loan or related REO Loan (and in the case of an REO Loan relating to a Pari Passu Loan Combination, if a securitization trust holds the related Pari Passu Companion Loan, interest on any comparable debt service advances made by a servicer or trustee of such securitization trust.

“Qualified Affiliate”:  Any Person (a) that is organized and doing business under the laws of any state of the United States or the District of Columbia, (b) that is in the business of performing the duties of a servicer of commercial mortgage loans, and (c) as to which 50% or greater of its outstanding voting stock or equity ownership interest are directly or indirectly owned by the Master Servicer or the Special Servicer, as applicable, or by any Person or Persons who directly or indirectly own equity ownership interests in the Master Servicer or the Special Servicer, as applicable.

“Qualified Institutional Buyer”:  A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”:  As used in Section 3.08 of this Agreement,

(i)           in the case of each Mortgage Loan, an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction which shall have an insurance financial strength rating of “A3” or better by Moody’s (if rated by Moody’s) and whose claims paying ability is rated at least “A (low)” by DBRS (or, if not rated by DBRS, an equivalent rating such as that listed above by (A) at least one NRSRO (which may include S&P, Fitch and/or Moody’s) or (B) AM

Best) and “A3” or better by Moody’s (or, if not rated by Moody’s, at least “A” by S&P), and

(ii)           in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(d) of this Agreement, shall have a claims paying ability with any two of the following ratings: (1) “A-” or better by Fitch, (2) “A3” or better by Moody’s, (3) “A-” or better by S&P, (4) “A (low)” by DBRS or (5) “A-:VIII” or better by A.M. Best, unless in any such case the related Rating Agency and, if applicable, Companion Rating Agency has provided a No Downgrade Confirmation relating to the Certificates and the Pari Passu Companion Loan Securities (subject to the foregoing exceptions).

“Qualified Mortgage”:  A Mortgage Loan that is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

“Qualifying Substitute Mortgage Loan”:  A mortgage loan which must, on the date of substitution:  (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and/or interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the Removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Removed Mortgage Loan; (iii) have the same Due Date as the Removed Mortgage Loan; (iv) accrue interest on the same basis as the Removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the Removed Mortgage Loan; (vi) have an original loan to value ratio not higher than that of the Removed Mortgage Loan and a current loan to value ratio not higher than the then current loan-to-value ratio of the Removed Mortgage Loan; (vii) materially comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Servicing File; (ix) have an original Debt Service Coverage Ratio of not less than the original Debt Service Coverage Ratio of the Removed Mortgage Loan and a current Debt Service Coverage Ratio of not less than the current Debt Service Coverage Ratio of the Removed Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller’s expense) to be a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date that is three years prior to the Rated Final Distribution Date; (xii) not be substituted for a Removed Mortgage Loan unless the Certificate Administrator and the Trustee has received prior No Downgrade Confirmation from each Rating Agency (the cost, if any, of obtaining such No Downgrade Confirmation to be paid by the applicable Mortgage Loan Seller (provided that no such No Downgrade Confirmation from any Rating Agency shall be required with respect to any Pari Passu Companion Loan Securities); (xiii) have been approved by the Controlling Class Representative (for so long as no Control Termination Event has occurred and is continuing); (xiv) prohibit defeasance within two years after the Closing Date; and (xv) not be substituted for a Removed Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either such REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel.  In the event that one or more mortgage loans are substituted for one or more Removed Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no individual Mortgage Rate shall be lower than the highest Pass-Through Rate (that is a fixed rate not subject to a cap equal to the Weighted Average Net Mortgage Pass-Through Rate) of any Class of Sequential Pay Certificates having an outstanding Certificate Balance.  When a Qualified Substitute Mortgage Loan is substituted for a Removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Certificate Administrator, the Operating Advisor, the Trustee and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder.

“Rated Final Distribution Date”:  The Distribution Date in January 2045.

“Rating Agency”:  With respect to any matter affecting any Mortgage Loan or any Class of Certificates, any of Moody’s or DBRS.

“Rating Agency Q&A Forum and Servicer Document Request Tool”:  As defined in Section 3.14(d) of this Agreement.

“Real Property”:  Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

“Realized Loss”:  With respect to any Distribution Date, the amount, if any, by which (i) the aggregate Certificate Balance of the Sequential Pay Certificates after giving effect to distributions of principal on such Distribution Date exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans in the Mortgage Pool that were used to reimburse the Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances).

“Reassignment of Assignment of Leases, Rents and Profits”:  As defined in Section 2.01(a)(viii) of this Agreement.

“Record Date”:  With respect to each Distribution Date, the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs; provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date.

“Regular Certificates”:  The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates.

“Regulation AB”:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation D”:  Regulation D under the Act.

“Regulation S”:  Regulation S under the Act.

“Regulation S Global Certificate”:  With respect to any Class of Private Certificates (excluding the Class LR and Class R Certificates) held in whole or in part in book-entry form and offered and sold outside of the United States in reliance on Regulation S, a single global Certificate, or multiple global Certificates collectively, in definitive, fully registered form without interest coupon, each of which Certificates bears a Regulation S Legend.

“Regulation S Investor”:  With respect to a transferee of an interest in a Regulation S Global Certificate, a transferee that acquires such interest pursuant to Regulation S.

“Regulation S Legend”:  With respect to any Class of Private Certificates (excluding the Class LR and Class R Certificates) offered and sold outside the United States in reliance on Regulation S, a legend generally to the effect that such Certificates may not be offered, sold, pledged or otherwise transferred in the United States or to a United States Securities Person prior to the Release Date except pursuant to an exemption from the registration requirements of the Securities Act.

“Regulation S Transfer Certificate”:  As defined in Section 5.02(c)(i)(B) of this Agreement.

“Relevant Servicing Criteria”:  The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicer and the Special Servicer, on Schedule II to this Agreement).  For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers.  With respect to a Servicing Function Participant engaged by the Master Servicer or the Special Servicer, the term “Relevant Servicing Criteria” refers to the items of the Relevant Servicing Criteria applicable to the Master Servicer or the Special Servicer that engaged such Servicing Function Participant that are applicable to such Servicing Function Participant based on the functions it has been engaged to perform.

“REMIC”:  A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code and the REMIC Provisions.

“REMIC Provisions”:  Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Removed Mortgage Loan”:  A Mortgage Loan which is repurchased from the Trust Fund or as to which one or more Qualifying Substitute Mortgage Loans are substituted, in either case pursuant to the terms of the related Mortgage Loan Purchase Agreement and this Agreement.

“Rents from Real Property”:  With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(a)           except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(b)           any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

(c)           any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

(d)           any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(e)           rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”:  As defined in Section 3.15(b) of this Agreement.

“REO Loan”:  Any Mortgage Loan or Pari Passu Loan Combination, as applicable in the context in which the term is used, as to which the related Mortgaged Property has become an REO Property.

“REO Proceeds”:  With respect to any REO Property and the related REO Loan, all revenues received by the Special Servicer with respect to such REO Property or REO Loan which do not constitute proceeds in connection with the sale of such REO Property.

“REO Property”:  A Mortgaged Property title to which has been acquired by the Special Servicer on behalf of the Trust Fund (and, in the case of a Pari Passu Loan Combination, the related Pari Passu Companion Loan Noteholder) through foreclosure, deed in lieu of foreclosure or otherwise.

“Replacement Mortgage Loan”:  Any Qualifying Substitute Mortgage Loan that is substituted for one or more Removed Mortgage Loans.

“Reportable Event”:  As defined in Section 10.09.

“Reporting Servicer”:  As defined in Section 10.12 of this Agreement.

“Repurchase Communication”:  For purposes of Section 2.03(d) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Price”:  With respect to any Mortgage Loan to be repurchased or purchased pursuant to or as contemplated by Section 2.03(e) of this Agreement, or any Specially Serviced Loan or any REO Loan to be sold pursuant to Section 3.16 of this Agreement, an amount, calculated by the Master Servicer or the Special Servicer, as applicable, equal to:

(a)         the outstanding principal balance of such Mortgage Loan as of the date of purchase; plus

(b)         all accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time to but not including the immediately succeeding Due Date after such purchase, but excluding any yield maintenance or other prepayment penalty; plus

(c)         all related unreimbursed Property Advances plus accrued and unpaid interest on related Advances at the Advance Rate (and, in the case of an REO Property securing a Pari Passu Loan Combination, if an Other Securitization holds the related Pari Passu Companion Loan, interest on a comparable debt service advance made by a servicer or trustee for such Other Securitization), and all Special Servicing Fees and Workout Fees allocable to such Mortgage Loan; plus

(d)         any Liquidation Fee due pursuant to Section 3.12 of this Agreement allocable to such Mortgage Loan; plus

(e)         all Additional Trust Fund Expenses allocable to such Mortgage Loan; plus

(f)          if such Mortgage Loan (or related REO loan) is being purchased by a Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, to the extent not otherwise included in the amount described in clause (c) of this definition, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master

Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any such expenses arising out of the enforcement of the repurchase obligation, including, without duplication, any such expenses previously reimbursed from the Collection Account or the applicable Pari Passu Loan Combination Collection Account, as applicable, plus accrued and unpaid interest thereon at the Advance Rate, to the extent payable to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee.

“Repurchase Request”:  As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Recipient”:  As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Withdrawal”:  As defined in Section 2.03(d) of this Agreement.

“Request for Release”:  A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E to this Agreement.

“Requesting Party”:  As defined in Section 3.30(a) of this Agreement.

“Reserve Accounts”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account.  Any Reserve Account may be a sub-account of a related Cash Collateral Account.  Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon.  The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Account, if applicable, or the Collection Account or for the purposes set forth under the related Loan Documents for the related Mortgage Loan or Pari Passu Loan Combination.

“Residual Certificates”:  The Class R and Class LR Certificates, collectively.

“Resolution Extension Period” shall mean:

(a)           for purposes of remediating a Material Breach with respect to any Mortgage Loan, the 90-day period following the end of the applicable Initial Resolution Period;

(b)           for purposes of remediating a Material Defect with respect to any Mortgage Loan that is not a Specially Serviced Loan at the commencement of, and does not become a Specially Serviced Loan during, the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following the applicable Mortgage Loan Seller’s receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to such Mortgage Loan subsequent to the end of such Initial Resolution Period;

(c)           for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a not a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of the end of such Initial Resolution Period and the applicable Mortgage Loan Seller’s receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

(d)           for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days; provided that, if the applicable Mortgage Loan Seller did not receive written notice from the Master Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event shall be deemed to have occurred during such Initial Resolution Period and clause (c) of this definition will be deemed to apply.

“Responsible Officer”:  When used with respect to the Trustee or the Certificate Administrator, any officer of the Trustee or the Certificate Administrator, as the case may be, assigned to the Corporate Trust Office of such party; in each case, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the Master Servicer by the Trustee and the Certificate Administrator, as such list may from time to time be amended.

“Restricted Certificate”:  As defined in Section 5.02(k) of this Agreement.

“Restricted Period”:  The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the Initial Purchasers and any other distributor (as defined in Regulation S) of the Certificates and (b) the Closing Date.

“Rule 144A”:  Rule 144A under the Act.

“Rule 144A Global Certificate”:  With respect to any Class of Private Certificates (excluding the Class R and Class LR Certificates) held in whole or in part in book-entry form, a single global Certificate, or multiple global Certificates collectively, registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which Certificates bears a Qualified Institutional Buyer CUSIP number and does not bear a Regulation S Legend.

“S&P”:  Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successor in interest.

“Sarbanes Oxley Act”:  The Sarbanes Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes Oxley Certification”:  As defined in Section 10.08 of this Agreement.

“Securities Legend”:  As defined in Section 5.02(c)(iii) of this Agreement.

“Sequential Pay Certificate”:  The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates.

“Service(s)(ing)”:  In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is referenced in the disclosure requirements set forth in Item 1108 of Regulation AB.  For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Servicer”:  As defined in Section 10.17.

“Servicer Notice”:  As defined in Section 10.17.

“Servicer Remittance Date”:  With respect to any Distribution Date, the Business Day preceding such Distribution Date.

“Servicing Compensation”:  With respect to any Collection Period and the related Distribution Date, the related Servicing Fee, Net Prepayment Interest Excess, if any, and any other fees, charges or other amounts payable to the Master Servicer under this Agreement for such period.

“Servicing Criteria”:  The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time.

“Servicing Fee”:  With respect to each Mortgage Loan and Pari Passu Companion Loan and for any Distribution Date, an amount accrued during the one-month loan interest accrual period for the immediately preceding related Due Date at the respective Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan or Pari Passu Companion Loan, as applicable, as of the Due Date in the Collection Period related to such Distribution Date (without giving effect to payments of principal on such Mortgage Loan on such Due Date).  The Servicing Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement.  In connection with any Principal Prepayment with respect to a Mortgage Loan or Pari Passu Companion Loan during a Collection Period on a day other than its Due Date, the Servicing Fee on the amount of such Principal Prepayment for the related Distribution Date shall only accrue through the date of such Principal Prepayment unless the related Borrower is required to pay a full month of interest in connection with such Principal Prepayment in accordance with the terms of the related Loan Documents.  For the avoidance of doubt, the Servicing Fee with respect to each Mortgage Loan shall be payable from the Lower-Tier REMIC.

“Servicing Fee Amount”:  With respect to the Master Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan, (a) the Stated Principal Balance of such Mortgage Loan as of the end of the immediately preceding Collection Period and (b) the difference between the Servicing Fee Rate for such Mortgage Loan over the servicing fee rate (if any) applicable to such Mortgage Loan as specified in any Sub-Servicing Agreement related to such Mortgage Loan.  With respect to each Sub-Servicer or Mortgage Loan Seller Sub-Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan or Pari Passu Companion Loan serviced by such Sub-Servicer or Mortgage Loan Seller Sub-Servicer, (a) the Stated Principal Balance of such Mortgage Loan or Pari Passu Companion Loan as of the end of the immediately preceding Collection Period and (b) the servicing fee rate specified in the related Sub-Servicing Agreement for such Mortgage Loan or Pari Passu Companion Loan.

“Servicing Fee Rate”:  With respect to each Mortgage Loan and any related Pari Passu Companion Loan, the sum of the Master Servicing Fee Rate and the related Primary Servicing Fee Rate, if any, which sum is set forth on Exhibit B to this Agreement.

“Servicing File”:  As defined in the related Mortgage Loan Purchase Agreement.

“Servicing Function Participant”:  Any Person, other than the Master Servicer, the Special Servicer or the Operating Advisor, that, within the meaning of Item 1122 of Regulation AB, is performing activities that address the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans (based on their Stated Principal Balance) or the Master Servicer has assumed responsibility for the servicing activity, as provided for under Regulation AB.

“Servicing Officer”:  Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or Pari Passu Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Certificate Administrator, the Operating Advisor and the Trustee by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Standard”:  With respect to the Master Servicer (with respect to the Mortgage Loans and each Pari Passu Loan Combination) and the Special Servicer (with respect to the Specially Serviced Loans and REO Loans), to diligently service and administer the applicable Mortgage Loans, each Pari Passu Loan Combination, Specially Serviced Loans and REO Loans for which each is responsible in the best interests of and for the benefit of all of the Certificateholders and, with respect to each Pari Passu Loan Combination, for the benefit of the related Pari Passu Companion Loan Noteholders (as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender), as determined by the Master Servicer or the Special Servicer, as the case may be, in the exercise of its reasonable judgment) in accordance with applicable law, the terms of this Agreement, the terms of the related Co-Lender Agreement, as applicable, and the applicable Mortgage Loans or applicable Pari Passu Loan Combinations, as applicable, and to the extent not inconsistent with the foregoing, in accordance with the higher of the following standards of care:

(a)           the same manner in which, and with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial and multifamily mortgage loan servicers servicing their own mortgage loans with a view to the timely recovery of all payments of principal and interest under the applicable Mortgage Loans or, in the case of Defaulted Mortgage Loans, the maximization of timely recovery of principal and interest on a net present value basis (determined in accordance with the Loan Documents or, in the event the Loan Documents are silent, at the Calculation Rate) on the applicable Mortgage Loans, and the best interests of the Trust and the Certificateholders and, with respect to each applicable Pari Passu Loan Combination, the Certificateholders and the related Pari Passu Companion Loan Noteholders (as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender, as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment); and

(b)           the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers commercial and multifamily mortgage loans owned, if any, by the Master Servicer or the Special Servicer, as the case may be, with a view to the timely recovery of all payments of principal and interest under the applicable Mortgage Loans or, in the case of Defaulted Mortgage Loans, the maximization of timely recovery of principal and interest on a net present value basis (determined in accordance with the Loan Documents or, in the event the Loan Documents are silent, at the Calculation Rate) on the applicable Mortgage Loans, and the best interests of the Trust and the Certificateholders and, with respect to any Pari Passu Loan Combination, also the related Pari Passu Companion Loan Noteholders (as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender, as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment), but without regard to any potential conflict of interest arising from (a) any relationship that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate of the Master Servicer or the Special Servicer, may have with the related Borrower, any Mortgage Loan Seller, any other party to this Agreement or any Affiliate of the foregoing; (b) the ownership of any Certificate or any Pari Passu Companion Loan by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate of the Master Servicer or the Special Servicer; (c) the Master Servicer’s obligation to make Advances; (d) the Master Servicer’s or the Special Servicer’s, as the case may be, right to receive compensation for its services hereunder or with respect to any particular transaction; (e) the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable; (f) any debt that the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable, has extended to any Borrower or an Affiliate of any Borrower (including, without limitation, any mezzanine financing); and (g) any obligation of the Master Servicer or any Affiliate thereof, to repurchase or substitute for a Mortgage Loan as Mortgage Loan Seller (if the Master Servicer or any Affiliate thereof is a Mortgage Loan Seller).

“Servicing Transfer Event”:  An event specified in the definition of Specially Serviced Loan.

“Significant Obligor”:  (a) Any “Significant Obligor” within the meaning of Item 1101(k) of Regulation AB.

“Similar Law”:  As defined in Section 5.02(k) of this Agreement.

“Small Loan Appraisal Estimate”:  With respect to any Mortgage Loan or Pari Passu Loan Combination having a Stated Principal Balance of less than $2,000,000, the Special Servicer’s good faith estimate of the value of the Mortgaged Property securing such Mortgage Loan or Pari Passu Loan Combination, as certified to the Master Servicer by the Special Servicer.

“Sole Certificateholder”:  Any Holder (or Holders, provided they act in unanimity) holding 100% of the then outstanding Certificates (excluding the Class R and Class LR Certificates) or an assignment of the Voting Rights thereof; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero.

“Special Notice”:  Any (a) notice transmitted to Certificateholders pursuant to Section 5.05(c) of this Agreement, (b) notice of any request by at least 25% of the Voting Rights allocable to the Sequential Pay Certificates (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the various Classes of the Sequential Pay Certificates pursuant to Section 4.08 of this Agreement) to terminate and replace the Special Servicer pursuant to Section 3.22(d) of this Agreement, (c) notice of any request by at least 15% of the Voting Rights of the Certificates to terminate and replace the Operating Advisor pursuant to Section 7.07(b) of this Agreement and (d) notice transmitted to Certificateholders pursuant to Section 3.22(c) of this Agreement.

“Special Servicer”:  Midland Loan Services, a Division of PNC Bank, National Association, or its successor in interest, or any successor special servicer appointed as provided in Section 3.22 of this Agreement, including without limitation any successor special servicer appointed with respect to a specific Pari Passu Loan Combination pursuant to Section 3.22 of this Agreement.  In the event there is more than one Special Servicer administering Specially Serviced Loans hereunder, each reference in this Agreement to the “Special Servicer” shall be construed to apply to the Special Servicer then servicing that particular Mortgage Loan or Pari Passu Loan Combination.

“Special Servicer Event of Default”:  As defined in Section 7.01(b) of this Agreement.

“Special Servicing Compensation”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, any of the Special Servicing Fee, Workout Fee, Liquidation Fee and

any other fees, charges or other amounts which shall be due to the Special Servicer that are expressly provided for in Section 3.12 of this Agreement.

“Special Servicing Fee”:  With respect to each Specially Serviced Loan (or REO Loan) for each calendar month (or portion thereof), the amount accrued at the Special Servicing Fee Rate (determined using the same interest accrual methodology that is applied with respect to the Mortgage Rate for such Specially Serviced Loan (or REO Loan) for such month) on the Stated Principal Balance of such Specially Serviced Loan as of the Due Date (without giving effect to payments of principal on such Specially Serviced Loan or REO Loan on such Due Date) in the Collection Period related to such Distribution Date (or, in the event that a Principal Prepayment in full or an event described in clauses (i)-(vii) under the definition of Liquidation Proceeds has occurred with respect to any such Specially Serviced Loan or REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or event in a month consisting of 30 days).  For the avoidance of doubt, the Special Servicing Fee shall be deemed to be paid from the Lower-Tier REMIC with respect to the other Mortgage Loans.

“Special Servicing Fee Rate”:  A rate equal to 0.25% per annum.

“Specially Serviced Loan”:  Subject to Section 3.23 of this Agreement, any Mortgage Loan or Pari Passu Loan Combination with respect to which:

(a)           either (i) with respect to such Mortgage Loan or Pari Passu Loan Combination, other than a Balloon Loan, a payment default shall have occurred on such Mortgage Loan or Pari Passu Loan Combination at its Maturity Date or, if the Maturity Date of such Mortgage Loan or Pari Passu Loan Combination has been extended in accordance herewith, a payment default occurs on such Mortgage Loan or Pari Passu Companion Loan at its extended Maturity Date or (ii) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, however, that if (A) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the Master Servicer, who shall promptly deliver a copy to the Special Servicer, Operating Advisor and the Directing Holder (with respect to the Lead Directing Holder, so long as no Consultation Termination Event has occurred and is continuing) within 30 days after such default), (B) the related Borrower continues to make its Assumed Scheduled Payment, (C) no other Servicing Transfer Event shall have occurred with respect to such Mortgage Loan or Pari Passu Loan Combination and (D) the Directing Holder (with respect to the Lead Directing Holder, so long as no Control Termination Event has occurred and is continuing) consents, a Servicing Transfer Event will not occur until 60 days beyond the related Maturity Date, unless extended by the Special Servicer in accordance with the Loan Documents or this Agreement; and provided, further, if the related Borrower delivers to the Master Servicer, who shall have promptly delivered a copy to the Special Servicer, the Operating Advisor and the Directing Holder (with respect to the Lead Directing Holder, so long as no Consultation Termination Event has occurred and is continuing), on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer, and such Borrower continues to make its Assumed Scheduled Payments (and no other Servicing Transfer Event shall have occurred with respect to that Mortgage Loan or Pari Passu Loan Combination), a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date or extended Maturity Date and (2) the termination of the refinancing commitment;

(b)           any Monthly Payment (other than a Balloon Payment), or any amount due on a monthly basis as an Escrow Payment or reserve funds, is 60 days or more delinquent;

(c)           the date upon which the Master Servicer or Special Servicer (and, in the case of a determination by the Special Servicer, with the consent of the Directing Holder (with respect to the Lead Directing Holder, so long as no Control Termination Event has occurred and is continuing)) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, the Pari Passu Loan Combination, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related Borrower within 60 days or, except as provided in clause (a)(ii) above, in the case of a Balloon Payment, for at least 30 days;

(d)           the date upon which the related Borrower has become a subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(e)           the date on which the related Borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower of or relating to all or substantially all of its property;

(f)           the date on which the related Borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(g)           any default, of which the Master Servicer or Special Servicer has notice (other than a failure by such related Borrower to pay principal or interest) and which in the opinion of the Master Servicer or Special Servicer (in the case of the Special Servicer, with the consent of the Directing Holder (with respect to the Lead Directing Holder, so long as no Control Termination Event has occurred and is continuing)) materially and adversely affects the interests of the Certificateholders or any Pari Passu Companion Loan Noteholder, if applicable, occurs and remains unremedied for the applicable grace period specified in the Loan Documents for such Mortgage Loan or Pari Passu Loan Combination (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(h)           the date of which the Master Servicer or Special Servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property;

provided, however, that such Mortgage Loan or Pari Passu Loan Combination will cease to be a Specially Serviced Loan (whereupon it will become a “Corrected Mortgage Loan”) (i) with respect to the circumstances described in clauses (a) and (b) above, when the related Borrower thereunder has brought such Mortgage Loan or Pari Passu Loan Combination current and thereafter made three consecutive full and timely Monthly Payments, including pursuant to any workout of such Mortgage Loan or Pari Passu Loan Combination, (ii) with respect to the circumstances described in clauses (c), (d), (e), (f) and (h) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer, or (iii) with respect to the circumstances described in clause (g) above, when such default is cured (as determined by the Special Servicer in accordance with the Servicing Standard) or waived by the Special Servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause such Mortgage Loan or Pari Passu Loan Combination to continue to be characterized as a Specially Serviced Loan.

If a Servicing Transfer Event exists with respect to any Mortgage Loan included in a Pari Passu Loan Combination, then it will also be deemed to exist with respect to the related Pari Passu Companion Loans, and vice versa.

The right of the holder of the related Pari Passu Companion Loan to cure an event of default under the applicable Co-Lender Agreement is subject to the limitations set forth in such Co-Lender Agreement.  Any such cure deposit by the holder of the applicable Pari Passu Companion Loan shall be treated as an “outside reserve fund” for purposes of the REMIC Provisions, and the holder of such Pari Passu Companion Loan shall be treated as the beneficial owner thereof or of any reimbursement from the Trust Fund, and shall be taxable on any reinvestment income thereon.

“Startup Day”:  In the case of the Upper-Tier REMIC and Lower-Tier REMIC, the day designated as such pursuant to Section 2.06(a) of this Agreement.

“Stated Principal Balance”:  With respect to any Mortgage Loan or Pari Passu Loan Combination (including an REO Loan), on any date of determination, the principal balance as of the Cut-off Date of such Mortgage Loan or Pari Passu Loan Combination (or in the case of a Replacement Mortgage Loan, the outstanding principal balance as of the related date of substitution and after application of all scheduled payments of principal and interest due on or before the related Due Date in the month of substitution, whether or not received), as reduced (to not less than zero) on each Distribution Date by (i) all payments (or P&I Advances in lieu thereof) of, and all other collections allocated as provided in Section 1.02 of this Agreement to, previously unadvanced principal of or with respect to such Mortgage Loan or Pari Passu Loan Combination that are distributed to Certificateholders or Pari Passu Companion Loan Noteholders on such Distribution Date (or, if such amounts had not been applied to any other payments required under this Agreement, would have been distributed thereto) on such

Distribution Date, and (ii) any principal forgiven by the Special Servicer and other principal losses realized in respect of such Mortgage Loan or Pari Passu Loan Combination during the related Collection Period.  For purposes of this definition, monthly remittances to the Pari Passu Companion Loan Noteholders are deemed made on the Distribution Date in each calendar month.

A Mortgage Loan or any related REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which any final Liquidation Proceeds are to be (or, if no such Liquidation Proceeds are received, would have been) distributed to Certificateholders.  The Stated Principal Balance of any Mortgage Loan or Pari Passu Loan Combination with respect to which the Master Servicer or Special Servicer has made a Final Recovery Determination shall be zero as of the first Distribution Date following the Collection Period in which such Final Recovery Determination Date is made.

“Subcontractor”:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, an Additional Servicer, a Sub-Servicer or a Servicing Function Participant.

“Substitution Shortfall Amount”:  In connection with the substitution of one or more Replacement Mortgage Loans for one or more Removed Mortgage Loans, the amount, if any, by which the Repurchase Price or aggregate Repurchase Price, as the case may be, for such Removed Mortgage Loan(s) exceeds the initial Stated Principal Balance or aggregate initial Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s).

“Sub-Servicer”:  Any Person engaged by the Master Servicer or the Special Servicer (including, for the avoidance of doubt, each Mortgage Loan Seller Sub-Servicer) to perform (whether directly or through Sub-Servicers or Subcontractors) Servicing with respect to one or more Mortgage Loans or REO Loans.

“Sub-Servicing Agreement”:  The written contract between the Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Mortgage Loans as provided in Section 3.01(c) of this Agreement.

“Sub-Servicing Entity”:  As defined in Section 7.01(a)(ix) and Section 7.01(b)(ix).

“Tax Returns”:  The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed by the Certificate Administrator on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal law or Applicable State and Local Tax Law.

“Terminated Party”:  As defined in Section 7.01(c) of this Agreement.

“Terminating Party”:  As defined in Section 7.01(c) of this Agreement.

“Termination Date”:  The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01 of this Agreement.

“Third Party Appraiser”:  A Person performing an Appraisal.

“Third Party Reports”:  With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report, engineering report, structural report, property condition report or similar report, if any.

“Transfer”:  Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

“Transferee Affidavit”:  As defined in Section 5.02(l)(ii) of this Agreement.

“Transferor Letter”:  As defined in Section 5.02(l)(ii) of this Agreement.

“Trinity Centre Companion Loan”:  As defined in the Preliminary Statement.

“Trinity Centre Companion Loan Noteholder”:  The holder of the Note for the Trinity Centre Companion Loan.

“Trinity Centre Co-Lender Agreement”:  That certain co-lender agreement, dated as of December 29, 2011, by and between UBS, as initial Note A-1 Lender and UBS, as initial Note A-2 Lender, as from time to time amended, supplemented or modified.

“Trinity Centre Mortgage Loan”:  As defined in the Preliminary Statement.

“Trinity Centre Loan Combination”:  As defined in the Preliminary Statement.

“Trust” or “Trust Fund”:  The corpus of the trust created hereby and to be administered hereunder, consisting of (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of any Pari Passu Companion Loan Noteholder therein):  (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account,

including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).

“Trust Ledger”:  Amounts deposited in the Collection Account attributable to the Mortgage Pool, which are maintained pursuant to Section 3.06(a) of this Agreement and held on behalf of the Trustee on behalf of the Certificateholders.

“Trust REMICs”:  The Lower-Tier REMIC and the Upper-Tier REMIC.

“Trustee”:  Deutsche Bank Trust Company Americas, a New York state banking corporation, in its capacity as Trustee, or its successor in interest, or any successor Trustee appointed as herein provided.

“Trustee/Certificate Administrator Fee”:  With respect to each Mortgage Loan and for any Distribution Date, an amount accrued during the one-month loan interest accrual period for the immediately preceding related Due Date at the Trustee/Certificate Administrative Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the Collection Period related to such Distribution Date (without giving effect to payments of principal on such Mortgage Loan on such Due Date).  The Trustee/Certificate Administrator Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement.  For the avoidance of doubt, the Trustee/Certificate Administrator Fee with respect to each Mortgage Loan shall be payable from the Lower-Tier REMIC.

“Trustee/Certificate Administrative Fee Rate”:  A rate equal to 0.0012% per annum.

“UBS”:  UBS Real Estate Securities Inc. and its successors in interest.

“UBS Indemnification Agreement”:  The agreement dated as of December 22, 2011, among the Depositor, UBS, the Initial Purchasers and the Underwriters.

“UBS Mortgage Loans”:  Each Mortgage Loan transferred and assigned to the Depositor pursuant to the UBS Purchase Agreement.

“UBS Purchase Agreement”:  The Mortgage Loan Purchase Agreement dated and effective as of December 22, 2011, between UBS and the Depositor.

“Underwriters”:  UBS Securities LLC, Citigroup Global Markets Inc., Natixis Securities Americas LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Morgan Stanley & Co. LLC and their respective successors in interest.

“Unliquidated Advance”:  Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.06(a) of this Agreement, as applicable, but that has not been recovered from the related Borrower or otherwise from collections on or the proceeds of the applicable Mortgage Loan, Pari Passu Loan Combination or REO Property, as the case may be, in respect of which the Advance was made.

“Unreimbursed Pari Passu Companion Loan Expenses”:  With respect to each Pari Passu Loan Combination, costs and expenses allocable to the related Pari Passu Companion Loan Noteholder pursuant to the terms of the related Co-Lender Agreement or this Agreement, which costs and expenses were paid by the Trust Fund pursuant to Section 3.06(a)(v)(A), Section 3.06(a)(x), Section 3.06(a)(xi), Section 3.06(a)(xii), Section 3.06(a)(xiii), Section 3.06(a)(xv), Section 3.06(a)(xx), Section 3.06(b)(iv), Section 3.06(b)(v), Section 3.10(e), Section 3.12(e), Section 3.21(d), Section 3.24(a), Section 4.07(c) (second and fourth paragraphs), Section 6.03(a) (second paragraph) and Section 6.03(b) and have not been previously reimbursed by the related Pari Passu Companion Loan Noteholder pursuant to Section 3.06(d) or reimbursed from amounts otherwise payable to the Pari Passu Companion Loan Noteholder pursuant to Section 3.06(b)(i), together with any other Additional Trust Fund Expenses related to such Pari Passu Loan Combination allocable to the related Pari Passu Companion Loan that were paid by Trust Fund and not reimbursed by related Pari Passu Companion Loan Noteholder; provided that if any amount payable as contemplated by any such section directly relates to a Pari Passu Loan Combination or any related REO Property and if the related Co-Lender Agreement and this Agreement are otherwise silent about the allocation of such amount between the Mortgage Loan and Pari Passu Companion Loan included in such Pari Passu Loan Combination, then such allocation shall be made on a pro rata basis by principal balance.

“Unscheduled Payments”:  With respect to any Mortgage Loan, all Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds payable under such Mortgage Loan, the Repurchase Price or other purchase price of any Mortgage Loan that is repurchased or purchased pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement, the Substitution Shortfall Amount with respect to any substitution pursuant to Section 2.03(g) of this Agreement and any other payments under or with respect to such Mortgage Loan including Principal Prepayments, received by the Master Servicer (but excluding Yield Maintenance Charges, if any) that were not scheduled to be made during the Collection Period of receipt.

“Updated Appraisal”:  An Appraisal of a Mortgaged Property or REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-off Date and in accordance with Appraisal Institute standards, the costs of which shall be paid as a Property Advance by the Master Servicer.  Updated Appraisals shall be conducted by an Independent MAI appraiser selected by the Special Servicer.

“Updated Valuation”:  With respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, an Updated Appraisal.  With respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, an updated Small Loan Appraisal Estimate or an Updated Appraisal.

“Upper-Tier Distribution Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(f) of this Agreement, which shall be entitled “Deutsche Bank Trust Company Americas, as Trustee, in trust for the Holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Upper-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Upper-Tier Distribution Account shall be an asset of the Upper-Tier REMIC.

“Upper-Tier REMIC”:  A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests, the Upper-Tier Distribution Account and amounts held therein from time to time.

“U.S. Person”:  A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

“Voting Rights”:  The portion of the voting rights of all of the Certificates that is allocated to any Certificateholder or Class of Certificateholders.  At all times during the term of this Agreement, the Voting Rights shall be assigned to the respective Classes of Certificateholders as follows:  (a) 98% thereof shall be allocated among the Certificateholders of the respective Classes of Sequential Pay Certificates in proportion to the respective Certificate Balances of such Classes at the time of determination, (b) 2% thereof shall be allocated among the Certificateholders of the Class X-A and Class X-B Certificates in proportion to the respective Notional Amounts of such Classes at the time of determination and (c) 0% thereof shall be allocated to the Certificateholders of the Class R and Class LR Certificates.  Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests in such Class evidenced by their respective Certificates.

“Weighted Average Net Mortgage Pass-Through Rate”:  With respect to the initial Distribution Date, 6.0708% per annum; and with respect to any subsequent Distribution Date, a per annum rate equal to the fraction (expressed as a percentage) the numerator of which is the sum of the products obtained by multiplying, for each Mortgage Loan (including an REO Loan), (i) the Net Mortgage Pass-Through Rate of such Mortgage Loan for such Distribution Date and (ii) the Stated Principal Balance of such Mortgage Loan as of the close of business on the immediately preceding Distribution Date, and the denominator of which is the sum of the Stated Principal Balances of all Mortgage Loans as of the close of business on the immediately preceding Distribution Date.

“Withheld Amount”:  With respect to each Mortgage Loan (including an REO Loan), that accrues interest on an Actual/360 Basis, and with respect to each Distribution Date occurring in January of each calendar year that is not a leap year and February of each calendar year, unless in either case such Distribution Date is the final Distribution Date, an amount equal to one day’s interest at the related Mortgage Rate minus the related Administrative Fee Rate on the respective Stated Principal Balance as of the Due Date immediately preceding such Distribution Date, to the extent that a Monthly Payment or a P&I Advance is made in respect thereof.

“Workout-Delayed Reimbursement Amounts”:  With respect to any Mortgage Loan or, solely in the case of Property Advances, any Pari Passu Loan Combination, the amount of any Advance made with respect to such Mortgage Loan or Pari Passu Loan Combination on or before the date such Mortgage Loan or Pari Passu Loan Combination becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan or Pari Passu Loan Combination, as the case may be, becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the related Borrower to pay such amount under the terms of the modified Loan Documents.

“Workout Fee”:  With respect to any Specially Serviced Loan that becomes a Corrected Mortgage Loan, an amount equal to the lesser of (1) 1.0% of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a Mortgage Loan Seller of a Mortgage Loan due to a Material Defect or a Material Breach shall not be considered a prepayment for purposes of this definition), Balloon Payments and payments at maturity, but excluding late payment charges and Default Interest) received on such Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, pursuant to Section 3.12(c) of this Agreement and (2) with respect to each Mortgage Loan or Pari Passu Loan Combination $1,000,000, in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that the Workout Fee with respect to any Corrected Mortgage Loan shall be capped in accordance with Section 3.12(c) of this Agreement; provided, further that no Workout Fee shall be payable by the Trust with respect to any Corrected Mortgage Loan if and to the extent that the subject Mortgage Loan or Pari Passu Loan Combination became a Specially Serviced Loan under clause (c) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Pari Passu Loan Combination is modified by the Special Servicer in accordance with the terms of this Agreement or the Mortgage Loan or Pari Passu Loan Combination subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (c) of the definition thereof; provided, further that the total amount of Workout Fees payable by the Trust with respect to any Corrected Mortgage Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Mortgage Loan continues to perform throughout its term in accordance with the terms of the related workout) shall be reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to such Corrected Mortgage Loan; provided that the Special Servicer shall be entitled to collect such Workout Fees from the Trust until such time it has been fully paid such reduced amount.  For the avoidance of doubt, the Mortgage Loan Seller will be required to pay a Workout Fee in connection with a repurchase or substitution to the extent the Special Servicer was entitled to such a fee and such fee was unpaid immediately prior to such repurchase or substitution or was previously paid by the Trust and was not reimbursed by the related

Borrower immediately prior to such repurchase or substitution.  In furtherance of the foregoing, upon a Specially Serviced Loan becoming a Corrected Mortgage Loan, the Special Servicer shall provide the Master Servicer with a calculation of the total amount of Workout Fees expected to be payable by the Trust with respect to such Corrected Mortgage Loan throughout its term (which calculation shall be reasonably acceptable to the Master Servicer) and the total amount of related Offsetting Modification Fees received by the Special Servicer.

“Yield Maintenance Charge”:  With respect to any Mortgage Loan or Pari Passu Loan Combination, the yield maintenance charge set forth in the related Loan Documents; provided that, no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts due under the related Mortgage Loan.

Section 1.02   Certain Calculations.  Unless otherwise specified herein, the following provisions shall apply:

(a)           All calculations of interest with respect to the Mortgage Loans and Pari Passu Companion Loans (other than the Actual/360 Mortgage Loans) and of Advance Interest Amounts in respect thereof provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.  All calculations of interest with respect to the Actual/360 Mortgage Loans and of Advance Interest Amounts in respect thereof shall be made as set forth in the Loan Documents for such Mortgage Loans and, if applicable, Pari Passu Companion Loans, with respect to the calculation of such interest.  The Servicing Fee, the Trustee/Certificate Administrator Fee and the Operating Advisor Fee for each Mortgage Loan or Pari Passu Loan Combination, as applicable, shall accrue on the same basis as interest accrues on such Mortgage Loan or Pari Passu Loan Combination, as applicable.

(b)           Any Mortgage Loan or Pari Passu Loan Combination payment is deemed to be received on the date such payment is actually received by the Master Servicer or any Sub-Servicer on its behalf; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan or Pari Passu Loan Combination are deemed to be received on the date they are applied in accordance with Section 3.01(b) of this Agreement to reduce the principal balance of such Mortgage Loan or Pari Passu Loan Combination on which interest accrues.

(c)           Except as otherwise provided in the related Loan Documents or Co-Lender Agreement, any amounts received in respect of a Mortgage Loan or Pari Passu Loan Combination as to which a default has occurred and is continuing in excess of Monthly Payments shall be applied to Default Interest and other amounts due on such Mortgage Loan or Pari Passu Loan Combination prior to the application to late fees.

(d)           Allocations of payments between a Mortgage Loan and the related Pari Passu Companion Loan(s) in a Pari Passu Loan Combination shall be made in accordance with the related Co-Lender Agreement.

(e)           If an expense under this Agreement relates in the reasonable judgment of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Paying Agent, as applicable, primarily to the administration of the Trust Fund or either Trust REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC

Provisions or the actual payment of any REMIC tax or expense (other than any such determination or payment with respect to any REMIC tax or expense with respect to a Pari Passu Companion Loan that is held as an asset of a REMIC), or this Agreement states that any expense is solely “an expense of the Trust Fund” or words of similar import, then such expense shall not be allocated to, deducted or reimbursed from, or otherwise charged against any Pari Passu Companion Loan Noteholder and such Pari Passu Companion Loan Noteholder shall not suffer any adverse consequences as a result of the payment of such expense.

(f)           All amounts collected by or on behalf of the Trust in respect of any Mortgage Loan in the form of payments from the related Borrower, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds shall be allocated to amounts due and owing under the related Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Loan Documents; provided, however, absent such express provisions and after an event of default thereunder that has not been cured or waived, all such amounts collected shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority (in the case of a Pari Passu Loan Combination, following the application of any priority of payments provided in the related Co-Lender Agreement):

(i)           as a recovery of any unreimbursed Advances with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan (to the extent expressly payable by the related Borrower under the Loan Documents for the related Mortgage Loan);

(ii)          as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest at the Advance Rate thereon to the extent previously reimbursed or paid from principal collections with respect to other Mortgage Loans;

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of Default Interest) to the extent of the excess of (A) accrued and unpaid interest on the related Mortgage Loan at the related Mortgage Rate to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from the related Borrower, through the related Due Date), over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of the related Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if such Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(v)           as a recovery of accrued and unpaid interest on the related Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)          as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to the related Mortgage Loan;

(vii)         as a recovery of any other reserves to the extent then required to be held in escrow with respect to the related Mortgage Loan;

(viii)        as a recovery of any Yield Maintenance Charge then due and owing under the related Mortgage Loan;

(ix)           as a recovery of any late payment charges and Default Interest then due and owing under the related Mortgage Loan;

(x)            as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

(xi)           as a recovery of any other amounts then due and owing under the related Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

(xii)          as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance.

provided that, to the extent required under the REMIC Provisions, payments or proceeds received with respect to any partial release of a Mortgaged Property at a time when the loan-to-value ratio of the related Mortgage Loan (including any Pari Passu Loan Combination) exceeds 125% must be allocated to reduce the principal balance of the related Mortgage Loan in the manner permitted by such REMIC Provisions.

(g)           Collections by or on behalf of the Trust in respect of the REO Property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property) shall be deemed to be allocated for purposes of collecting amounts due under the related Mortgage Loan in the following order of priority (in the case of a Pari Passu Loan Combination, following the application of any priority of payments provided in the related Co-Lender Agreement):

(i)            as a recovery of any unreimbursed Advances with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan;

(ii)          as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest at the Advance Rate thereon to the extent previously reimbursed or paid from principal collections with respect to other Mortgage Loans;

(iii)         to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of Default Interest) to the extent of the excess of (A) accrued and unpaid interest on the related Mortgage Loan at the related Mortgage Rate to, but not including, the Due Date in the Collection Period in which such collections were received, over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)         to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

(v)         as a recovery of accrued and unpaid interest on the related Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)        as a recovery of any Yield Maintenance Charge then due and owing under the related Mortgage Loan;

(vii)       as a recovery of any late payment charges and Default Interest then due and owing under the related Mortgage Loan;

(viii)      as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan; and

(ix)         as a recovery of any other amounts then due and owing under the related Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

(h)         The applications of amounts received in respect of any Mortgage Loan pursuant to paragraph (f) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of any REO Property pursuant to paragraph (g) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(i)           All net present value calculations and determinations made hereunder with respect to the Mortgage Loans or a Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made in accordance with the Loan Documents or, in the event the Loan Documents are silent, using the Calculation Rate.

Section 1.03          Certain Constructions. For purposes of this Agreement, references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates then outstanding as among the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates.  For such purposes, the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates collectively shall be considered to be one Class.  For purposes of this Agreement, each Class of Sequential Pay Certificates shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero.  For purposes of this Agreement, the Class R and Class LR Certificates shall be outstanding so long as the Trust Fund has not been terminated pursuant to Section 9.01 of this Agreement or any other Class of Certificates remains outstanding.  For purposes of this Agreement, each Class of the Class X Certificates shall be deemed to be outstanding until its respective Notional Balance has been reduced to zero.

Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, each reference to any action by the Master Servicer or Special Servicer that is subject to the consent or approval of the Directing Holder shall in each case be further subject to the determination by the Master Servicer or Special Servicer that taking or refraining from taking the action as proposed by the Directing Holder, or not taking such action as proposed by the Master Servicer or Special Servicer if the Directing Holder fails to grant its consent or approval to any action proposed to be taken by the Master Servicer or Special Servicer, in each case, is consistent with the Servicing Standard.  In each case, (a) if the response by the Directing Holder hereunder is inconsistent with the Servicing Standard, the Master Servicer or the Special Servicer shall take such action as is consistent with the Servicing Standard, and (b) if the Master Servicer or Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholder and any related Pari Passu Companion Loan Noteholder (as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) the related Pari Passu Companion Loan Noteholders constituted a single lender) and has made a reasonable effort to contact the Directing Holder, it may take such action without waiting for a response from the Directing Holder.

Section 1.04          General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)          the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)         accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as in effect from time to time;

(iii)        references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)       a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)        the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)       the terms “include” and “including” shall mean without limitation by reason of enumeration.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01          Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements.  (a)  The Depositor, concurrently with the execution and delivery hereof on the Closing Date, does hereby establish a trust designated as “UBS-Citigroup Commercial Mortgage Trust 2011-C1,” appoint the Trustee as trustee of the Trust Fund and sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and a security interest in all Reserve Accounts, Lock-Box Accounts, Cash Collateral Accounts and all other assets to the extent included or to be included in the Trust Fund for the benefit of the Certificateholders.  Such transfer and assignment includes all interest and principal due on or with respect to the Mortgage Loans after the Cut-off Date and in a case of a Mortgage Loan included in a Pari Passu Loan Combination, is subject to the related Co-Lender Agreement.  The Depositor, concurrently with the execution and delivery hereof, does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein), for the benefit of the Certificateholders, all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase Agreements as provided therein (excluding Sections 6(e)-(g), 9 and 11 of each Mortgage Loan Purchase Agreement, the representations, warranties and covenants in favor of the Depositor set forth in clause (ix) of Section 4(b) of each Mortgage Loan Purchase Agreement and the Depositor’s rights and remedies with respect to a breach thereof, and excluding the Depositor’s rights and remedies under the Indemnification Agreements) to the extent related to any Mortgage Loan.  The Mortgage Loan Sellers shall cause the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts relating to the Mortgage Loans to be transferred to and held in the name of the Master Servicer on behalf of the Trustee as successor to the Mortgage Loan Sellers.

In connection with such transfer and assignment, the Depositor shall direct each Mortgage Loan Seller, in accordance with the related Mortgage Loan Purchase Agreement, to deliver to, and deposit with, the Custodian, with copies to the Master Servicer and the Special Servicer, the following documents or instruments with respect to each Mortgage Loan so assigned by such Mortgage Loan Seller and any related Pari Passu Companion Loan (which documents or instruments, in the case of a Mortgage Loan with a Pari Passu Companion Loan, except for the Notes referred to in clause (i) below, relate to the entire Pari Passu Loan Combination) so assigned (provided, however, the original of documents specified in items (xix) and (xx) shall be delivered to the Master Servicer):

(i)       (A) the original Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form:  “Pay to the order of Deutsche Bank Trust Company Americas, as Trustee for the registered holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1 without recourse”; and (B) in the case of each Pari Passu Companion Loan, a copy of the executed Note for such Pari Passu Companion Loan;

(ii)       the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Pari Passu Loan Combination to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

(iii)       an original assignment of the Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity);

(iv)       (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the related Mortgage Loan or Pari Passu Loan Combination to the most recent assignee thereof prior to the Trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(v)       (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related Mortgage Loan Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the Trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related Mortgage Loan Seller, an assignment of UCC financing statement by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee; provided that other evidence of filing or recording reasonably acceptable to the Trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)        the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

(vii)       the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or, subject to Section 2(d) of the applicable Mortgage Loan Purchase Agreement, a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or, subject to Section 2(d) of the applicable Mortgage Loan Purchase Agreement, an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)      (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Pari Passu Loan Combination to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon; and (B) an original assignment of any related Assignment of Leases, Rents and Profits (a “Reassignment of Assignment of Leases, Rents and Profits”) (if such item is a document separate from the Mortgage), in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(ix)         the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the Mortgaged Properties required in connection with origination of the Mortgage Loans (or Pari Passu Loan Combinations, if applicable), if any, and copies of Environmental Reports;

(x)          copies of the currently effective Management Agreements, if any, for the Mortgaged Properties;

(xi)       if the Borrower has a leasehold interest in the related Mortgaged Property, the original ground lease and any related lessor estoppel or similar agreement or a copy thereof, if any;

(xii)       if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the Trustee;

(xiii)       if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the Trustee on behalf of the Certificateholders or, with respect to any Pari Passu Loan Combination, on behalf of Certificateholders and the related Pari Passu Companion Loan Noteholders) and copies of any account control agreements related thereto;

(xiv)      originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Note or any related security document have been modified or the Mortgage Loan or Pari Passu Loan Combination has been assumed;

(xv)       the original or a copy of any guaranty of the obligations of the Borrower under the Mortgage Loan or Pari Passu Loan Combination together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee thereof prior to the Trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

(xvi)      the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related Borrower if the Mortgage, Note or other document or instrument referred to above was signed on behalf of the Borrower pursuant to such power of attorney;

(xvii)     with respect to each Pari Passu Loan Combination, a copy of the related Co-Lender Agreement and a copy of the Pari Passu Companion Loan Securitization Agreement, if applicable;

(xviii)    with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and any transfer documents with respect to any such comfort letter;

(xix)       the original (or copy, if the original is held by the Master Servicer pursuant to Section 2.01(c)) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan;

(xx)        the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan (or copy thereof, if the original is held by the Master Servicer pursuant to Section 2.01(c)) which entitles the Master Servicer on behalf of the Trust to draw thereon; and

(xxi)       (A) if applicable, the originals or copies of any intervening assignments of unrecorded Loan Documents showing a complete chain of assignment from the Originator of the related Mortgage Loan or Pari Passu Loan Combination to the most recent assignee thereof prior to the Trustee, if any; and (B) an original assignment of unrecorded Loan Documents executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above.

With respect to each Pari Passu Loan Combination, except for the Note referred to in clause (i)(B) of the preceding paragraph, only a single original set of the Loan Documents specified above is required to be delivered.  With respect to the Mortgage Loans (other than the Natixis Mortgage Loans), on or prior to the Closing Date, each Mortgage Loan Seller (other than the Natixis Mortgage Loans) will retain a third party vendor to complete the assignment and recordation or filing of the related Loan Documents in the name of the Trustee on behalf of the Certificateholders and, with respect to a Pari Passu Loan Combination, the related Pari Passu Companion Loan Noteholders.  On or promptly following the Closing Date, each Mortgage Loan Seller (other than the Natixis Mortgage Loans) will cause such third party vendor, to the extent possession of recorded copies of each Mortgage and the documents described in Section 2.01(a)(iii), (v), (viii) and (xiii) have been delivered to it at the expense of the Mortgage Loan Seller, (1) to promptly prepare and record (in favor of the Trustee, in trust for the Holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1) in the appropriate public recording office (a) in no event later than 30 Business Days following the Closing Date, each Assignment of Mortgage referred to in Section 2.01(a)(iii) which has not yet been submitted for recording and (b) in no event later than 30 Business Days following the Closing Date, each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(a)(viii)(B) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) to promptly prepare and file in the appropriate public filing office each UCC assignment of financing statement referred to in Section 2.01(a)(v)(B) and (xiii) which has not yet been submitted for filing or recording in no event later than 30 Business Days following the Closing Date.  With respect to the Natixis Mortgage Loans, on or promptly following the Closing Date, the Certificate Administrator shall, for a fee paid to the Certificate Administrator by Natixis on the Closing Date as to each Natixis Mortgage Loan, to the extent possession of recorded copies of each Mortgage and the documents described in Section 2.01(a)(iii), (v), (viii) and (xiii) have been delivered to it, (1) promptly prepare and record (in favor of the Trustee, in trust for Holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1) in the appropriate public recording office (a) in no event later than

30 days following the earlier of the Closing Date and the date of receipt thereof, each Assignment of Mortgage referred to in Section 2.01(a)(iii) which has not yet been submitted for recording and (b) in no event later than 30 days following the earlier of the Closing Date and the date of receipt thereof, each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(a)(viii)(B) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) prepare and file in the appropriate public filing office each UCC assignment of financing statement referred to in Section 2.01(a)(v)(B) and (xiii) which has not yet been submitted for filing or recording in no event later than 30 days following the earlier of the Closing Date and the date of receipt thereof.  In the event that any such document or instrument in respect of any Mortgage Loan is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the related Mortgage Loan Seller (in the case of the Mortgage Loans other than the Natixis Mortgage Loans) or the Custodian (in the case of the Natixis Mortgage Loans) shall promptly prepare or cause the preparation of a substitute thereof or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Custodian for recording or filing, as appropriate, at such Mortgage Loan Seller’s expense (as set forth in the related Mortgage Loan Purchase Agreement).  Each Mortgage Loan Seller (in the case of the Mortgage Loans other than the Natixis Mortgage Loans) or the Custodian (in the case of the Natixis Mortgage Loans) will, promptly upon receipt of the original recorded or filed copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian, with evidence of filing or recording thereon.  Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations of the related Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall be deemed to have been satisfied upon delivery to the Custodian of a copy of the recorded original of such Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or Reassignment of Assignment of Leases, Rents and Profits, if applicable.

If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender’s title insurance policy referred to in Section 2.01(a)(vii) solely because such policy has not yet been issued, the delivery requirements of this Section 2.01 will be deemed to be satisfied as to such missing item, and such missing item will be deemed to have been included in the related Mortgage File by delivery to the Custodian of a binder marked as binding and countersigned by the title insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an acknowledged closing instruction or escrow letter, and the Mortgage Loan Seller will be required to deliver to the Custodian or at the direction of the Trustee, promptly following the receipt thereof, the original related lender’s title insurance policy (or a copy thereof).  Copies of recorded or filed Assignments of Mortgage, Reassignments of Assignment of Leases, Rents and Profits and UCC assignments of financing statements shall be held by the Custodian.

Subject to the third preceding paragraph, all original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Depositor or the Master Servicer (or a Sub-Servicer on its behalf), as the case may be, in trust for the benefit of the Certificateholders and, insofar as they also relate to the Pari Passu Companion Loans, on behalf of and for the benefit of the related Pari Passu Companion Loan Noteholders.  In the event that any such original document, or in the case of a Pari Passu Companion Loan, the original Note, is required pursuant to the terms of this Section to be a part of a Mortgage File in order to effectuate the purposes of this Agreement, such document shall be delivered promptly to the Custodian.

(b)           In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with or cause to be delivered to and deposited with, (i) the Custodian, on or before the Closing Date, for each Mortgage Loan so assigned the Note (and, with respect to any related Pari Passu Companion Loan, a copy of the Note), the original or a copy of the related Mortgage, the original or a copy of the title policy for each Mortgage Loan, a copy of the related ground lease, if applicable, for each Mortgage Loan and an original (or copy, if the original is held by the Master Servicer pursuant to Section 2.01(c)) of any letters of credit held by the lender as beneficiary or assigned as security for the Mortgage Loan, and, except as otherwise provided in the following paragraph, within 10 days following the Closing Date, the remaining applicable documents referred to in Section 2.01(a) for each such Mortgage Loan or Pari Passu Companion Loan, in each case with copies to the Master Servicer and (ii) the Master Servicer, on or before the Closing Date, all documents and records that are part of each applicable Servicing File.  If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Note, together with an affidavit certifying that the original thereof has been lost or destroyed and an indemnification in favor of the Certificate Administrator, the Trustee and the Custodian.

If the applicable Mortgage Loan Seller or the Depositor cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2.01(a)(ii), Section 2.01(a)(v)(A), Section 2.01(a)(viii)(A), Section 2.01(a)(xiv) and Section 2.01(a)(xvi) and the UCC financing statements and UCC assignments of financing statements referred to in Section 2.01(a)(xiii), with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded or filed document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2.01 shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the applicable public recording or filing office, the applicable title insurance company or the related Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Custodian within 45 days after the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Custodian within 180 days after the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld, conditioned or delayed so long as the related Mortgage Loan Seller has provided the Trustee with evidence of such recording or filing, as the case may be, or has certified to the Trustee as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Trustee no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder’s or filing office such original or copy, provided such extensions do not exceed 24 months in the aggregate).

(c)           Notwithstanding anything herein to the contrary, with respect to the documents referred to in clauses (a)(xix) and (a)(xx) of Section 2.01(a) of this Agreement, the Master Servicer shall hold the original of each such document in trust on behalf of the Trust in order to draw on such letter of credit on behalf of the Trust and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01 of this Agreement by delivering the original of each such document to the Master Servicer, who shall forward a copy of the applicable document to the Custodian.  The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter of credit (which amendment shall change the beneficiary of the letter of credit to the Trust in care of the Master Servicer) required in order for the Master Servicer to draw on such letter of credit on behalf of the Trust.  In the event that the documents specified in clause (a)(xx) of Section 2.01(a) of this Agreement are missing because the related assignment or amendment documents have not been completed, the applicable Mortgage Loan Seller shall take all necessary steps to enable the Master Servicer to draw on the related letter of credit on behalf of the Trust including, if necessary, drawing on the letter of credit in its own name pursuant to written instructions from the Master Servicer and immediately remitting such funds (or causing such funds to be remitted) to the Master Servicer.

Section 2.02   Acceptance by Custodian and the Trustee.  By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and Pari Passu Companion Loan Noteholders.

The Custodian hereby certifies to each of the Directing Holder, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer and each Mortgage Loan Seller that except as identified in the Custodian’s closing date certification, which shall be delivered no later than the Closing Date substantially in the form attached as Exhibit N-1 to this Agreement, each Note is in its possession and has been reviewed by the Custodian and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which the applicable Mortgage Loan Seller has repurchased or substituted for the last affected Mortgage Loan), the Custodian shall review each Mortgage File and shall certify to each of the Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing), the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer and each Mortgage Loan Seller in the form attached as Exhibit N-2 to this Agreement that all documents (other than documents referred to in clause (xix) of Section 2.01(a) of this Agreement, which shall be delivered to the Master Servicer and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) of this Agreement, which shall be delivered for filing or recording by the related Mortgage Loan Seller as provided herein) referred to in Section 2.01(a) above (but, with respect to the Mortgage Loans for which a checklist of the related Loan Documents is provided to the Custodian by the related Mortgage Loan Seller, in the case of the documents referred to in Section 2.01(a)(iv), (v), (vi), (vii) (in the case of any endorsement thereto), (viii), (ix) and (x) through (xxi) of this Agreement, only as identified in such Loan Document checklist; provided, that if no such Loan Document checklist is delivered with respect to any Mortgage Loan, then all documents referred to in Section 2.01(a) shall be assumed to be required unless the related Mortgage Loan Seller provides such a Loan Document checklist or otherwise demonstrates a particular document is not required) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule.  In so doing, the Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon.

If at the conclusion of such review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear not to be what they purport to be or have been torn in any materially adverse manner or mutilated or otherwise defaced, the Custodian shall promptly so notify (in the form attached as Exhibit M to this Agreement) the Trustee, the Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing), the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the related Mortgage Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, with particularity, the nature of the defective or missing document and, based on such notice, the related Mortgage Loan Seller shall deliver to the Custodian an executed, recorded or undamaged document, as applicable.  None of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File noted on such a report or for any failure by any Mortgage Loan Seller to use its best efforts to deliver any such document.

Contemporaneously with its execution of this Agreement, the Depositor shall direct each Mortgage Loan Seller to deliver a power of attorney substantially in the form of Exhibit C to the applicable Mortgage Loan Purchase Agreement to the Master Servicer and Special Servicer, that permits such parties to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund.  Pursuant to the related Mortgage Loan Purchase Agreement, each of the Mortgage Loan Sellers will be required to effect (at the expense of the applicable

Mortgage Loan Seller) the assignment and recordation of its respective Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

In reviewing any Mortgage File pursuant to the third preceding paragraph or Section 2.01 of this Agreement, neither the Custodian nor the Trustee have any responsibility to examine any opinions or determine whether any document is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

The Custodian shall hold that portion of the Trust Fund delivered to the Custodian consisting of “instruments” (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect in California on the date hereof) in California and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from California, as applicable, unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from California) that in the event the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

Section 2.03           Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans. (a)  The Depositor hereby represents and warrants that:

(i)       The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)       The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(iii)       This Agreement has been duly and validly executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors’ rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iv)       The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any law, order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)       [RESERVED.]

(vi)       There is no action, suit, proceeding or investigation pending or threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement;

(vii)       No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date; and

(viii)                  The Trustee, if not the owner of the related Mortgage Loan, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

(b)           The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

(i)       Immediately prior to the transfer and assignment  by the Depositor of the Note and the Mortgage to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had such right, title and interest in and to each Mortgage Loan as was transferred to it by the related Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement.  The Depositor has not sold, transferred, assigned, set over or otherwise conveyed any of its right, title and interest in and to the Mortgage Loans to any Person other than the Trustee.

(ii)       The Depositor is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan that may have been granted or created by or through the Depositor.

(c)           It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Custodian until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Certificate Administrator, the Trustee, the Custodian, the Master Servicer and the Special Servicer.

(d)           If the Master Servicer or the Special Servicer (i) receives a Repurchase Communication of a request or demand for repurchase or replacement of a Mortgage Loan because of a Breach or a Defect (each as defined below) (any such request or demand, a “Repurchase Request”, and the Master Servicer or the Special Servicer, as applicable, to the extent it receives a Repurchase Request, the “Repurchase Request Recipient” with respect to such Repurchase Request); or (ii) receives a Repurchase Communication of a withdrawal of a Repurchase Request by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), then such Person shall deliver written notice of such Repurchase Request or Repurchase Request Withdrawal (each, a “15Ga-1 Notice”) to the Depositor, the Certificate Administrator and the related Mortgage Loan Seller, in each case within ten Business Days from such party’s receipt of a Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal, as applicable.

Each 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the Repurchase Communication of the Repurchase Request or Repurchase Request Withdrawal was received, as applicable, and (iii) in the case of a Repurchase Request, (A) the identity of the Person making such Repurchase Request, (B) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (C) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue or not pursue such Repurchase Request.

No Person that is required to provide a 15Ga-1 Notice pursuant to this Section 2.03(d) (a “15Ga-1 Notice Provider”) shall be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines.  Each Mortgage Loan Purchase Agreement will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.03(d) is so provided only to assist the related Mortgage Loan Seller, the Depositor and its Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(d) by a 15Ga-1 Notice Provider, shall be deemed to constitute a waiver or defense to the exercise of any legal right the 15Ga-1 Notice Provider may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a 15Ga-1 Notice.

In the event that the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor or the Custodian receives a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, then such party shall promptly forward such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal to the Master Servicer, if relating to a Performing Loan, or to the Special Servicer, if relating to a Specially Serviced Loan or REO Property, and include the following statement in the related correspondence:  “This is a “Repurchase Request [Withdrawal]” under Section 2.03(d) of the Pooling and Servicing Agreement relating to the UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, requiring action by you as the recipient of such Repurchase Request or Repurchase Request Withdrawal thereunder”.  Upon receipt of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal by the Master Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal, and such party shall comply with the procedures set forth in this Section 2.03(d) with respect to such

Repurchase Request or Repurchase Request Withdrawal.  In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

Any party hereto that intends to pursue or cease pursuing any Repurchase Request with respect to any Mortgage Loan shall promptly so notify the Depositor to the extent that such party has not already done so pursuant to a 15Ga-1 Notice.

With respect to any Pari Passu Companion Loan that is subject to an Other Securitization, the Special Servicer shall deliver to the Other Depositor, the related mortgage loan seller and the related Pari Passu Companion Loan Trustee, all the information, notices and other documents required to be delivered under this Section 2.03(d) as if such Pari Passu Companion Loan were a Mortgage Loan, together with such other information and notices that are reasonably requested by such Other Depositor, mortgage loan seller or Pari Passu Companion Loan Trustee and acceptable to the Special Servicer.

(e)           A “Defect” shall exist with respect to a Mortgage Loan if any document constituting a part of the related Mortgage File has not been delivered within the time periods provided for in the related Mortgage Loan Purchase Agreement, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule.  A “Breach” shall mean a breach of any representation or warranty of any Mortgage Loan Seller made pursuant to the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan.  If any party hereto discovers or receives notice of a Defect or a Breach, and if such Defect is a Material Defect or such Breach is a Material Breach, as applicable, then such party, on behalf of the Trust Fund, shall give prompt written notice thereof to the related Mortgage Loan Seller, the other parties hereto, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after such party provides the 17g-5 Information Provider such notice, each Rating Agency and, for so long as no Consultation Termination Event has occurred and is continuing, the Lead Directing Holder.  If any such Defect or Breach materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee in any Mortgage Loan hereunder, then such Defect shall constitute a “Material Defect” or such Breach shall constitute a “Material Breach,” as the case may be; provided, however, that if any of the documents specified in clauses (i), (ii), (vii), (xi) and (xix) of the definition of “Mortgage File” are not delivered as required in the related Mortgage Loan Purchase Agreement, it shall be deemed a Material Defect.  The Custodian, the Certificate Administrator and the Trustee shall not be required to make any such determination.  Promptly upon receiving written notice of any such Material Defect or Material Breach with respect to a Mortgage Loan, accompanied by a written demand to take the actions contemplated by this sentence from the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Custodian, on behalf of the Trust Fund, the applicable Mortgage Loan Seller shall, not later than 90 days from the applicable Mortgage Loan Seller’s receipt of such notice of such Material Defect or Material Breach, as the case may be (or, in the case of a Material Defect or Material Breach relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of the REMIC Provisions, not later than 90 days after the Mortgage Loan Seller or any party hereto discovers such Material Defect or Material Breach) (any such 90-day period, the “Initial Resolution Period”), (i) cure the same in all material respects, (ii) repurchase the affected Mortgage Loan at the applicable Repurchase Price in conformity with the applicable Mortgage Loan Purchase Agreement or (iii) substitute a Qualifying Substitute Mortgage Loan for such affected Mortgage Loan (provided that, in no event shall such substitution occur later than the second anniversary of the Closing Date) and pay to the Master Servicer for deposit into the Collection Account any Substitution Shortfall Amount in connection therewith; provided that if (i) such Material Defect or Material Breach is capable of being cured but not within the Initial

Resolution Period or, with respect to the immediately preceding proviso, the time period set forth therein, (ii) such Material Defect or Material Breach is not related to any Mortgage Loan’s not being a “qualified mortgage” within the meaning of the REMIC Provisions and (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach within the Initial Resolution Period, then the Mortgage Loan Seller shall have an additional period equal to the applicable Resolution Extension Period to complete such cure or, failing such cure, to repurchase the Mortgage Loan or substitute a Qualifying Substitute Mortgage Loan.

Notwithstanding the foregoing, if there is a Material Breach or Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Loan Documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Loan Documents and the Mortgage Loan Seller provides an Opinion of Counsel to the effect that such release would not cause an Adverse REMIC Event to occur and (iii) each applicable Rating Agency has provided a No Downgrade Confirmation.

In the event that a Mortgage Loan Seller, in connection with a Material Defect or a Material Breach (or an allegation of a Material Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Special Servicer on behalf of the Trust (and with the consent of the Controlling Class Representative (for so long as no Consultation Termination Event has occurred and is continuing) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.06(e) of this Agreement.  If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Breach or Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Defect under any circumstances.  This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Trust, provided, however, that prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Trustee from exercising any of its rights related to a Material Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), and provided, further, that such Loss of Value Payment shall not be greater than the Repurchase Price of the affected Mortgage Loan; and provided, further that a Material Defect or a Material Breach as a result of a Mortgage Loan not constituting a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code may not be cured by a Loss of Value Payment.

If (x) there exists a breach of any representation or warranty on the part of a Mortgage Loan Seller as set forth in, or made pursuant to, certain representations set forth in the related Mortgage Loan Purchase Agreement relating to fees and expenses payable by the

Borrower associated with the exercise of a defeasance option, a waiver of a “due-on-sale” provision or a “due-on-encumbrance” provision or the release of any Mortgaged Property, and (y) the related Loan Documents specifically prohibit the Master Servicer or Special Servicer from requiring the related Borrower to pay such fees and expenses, then, upon notice by the Master Servicer or Special Servicer, such Mortgage Loan Seller may cure such breach by transferring to the Collection Account, within 90 days of the such Mortgage Loan Seller’s receipt of such notice, the amount of any such fees and expenses borne by the Trust Fund that are the basis of such breach. Upon its making such deposit, such Mortgage Loan Seller shall be deemed to have cured such breach in all respects.  Provided such payment is made, this paragraph describes the sole remedy available to the Trust regarding any such breach, regardless of whether it constitutes a Material Breach, and the related Mortgage Loan Seller will not be obligated to repurchase or otherwise cure such breach.

(f)           In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.03, (A) the Custodian, the Master Servicer (with respect to any Performing Loan) and the Special Servicer (with respect to any Specially Serviced Loan) shall each tender to the applicable Mortgage Loan Seller all portions of the Mortgage File (in the case of the Custodian) and the Servicing File (in the case of the Master Servicer and the Special Servicer, as applicable) and other documents pertaining to such Mortgage Loan possessed by it, upon delivery (i) to each of the Master Servicer or the Special Servicer, as applicable, of a trust receipt and (ii) to the Custodian by the Master Servicer or the Special Servicer, as applicable, of a Request for Release and an acknowledgement by the Master Servicer or Special Servicer, as applicable, of its receipt of the Repurchase Price or the Substitution Shortfall Amount from the applicable Mortgage Loan Seller, (B) each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned without recourse in the form of endorsement or assignment provided to the Custodian by the applicable Mortgage Loan Seller, as the case may be, to the applicable Mortgage Loan Seller as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of such Mortgage Loan to the extent such ownership was transferred to the Trustee (provided, however, that the Master Servicer or Special Servicer, as applicable, shall use reasonable efforts to cooperate in furnishing necessary information to the extent in its possession to the Mortgage Loan Seller in connection with such Mortgage Loan Seller’s preparation of such endorsement or assignment) and (C) the Certificate Administrator, the Master Servicer and the Special Servicer shall release, or cause a release of, any escrow payments and reserve funds held by the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, or on the Certificate Administrator’s, the Master Servicer’s and the Special Servicer’s, as applicable, behalf, in respect of such Mortgage Loan to the applicable Mortgage Loan Seller.

(g)           The Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall, for the benefit of the Certificateholders and the Trustee, use reasonable efforts to enforce the obligations of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement.  Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in accordance with the Servicing Standard.  The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement:  first, pursuant to Section 3.06 of this Agreement (with respect to the related Mortgage Loan), out of the related Repurchase Price or Substitution Shortfall Amount, as

applicable, to the extent that such expenses are a specific component thereof; and second, if at the conclusion of such enforcement action it is determined that the amounts described in clause first are insufficient, then pursuant to Section 3.06 of this Agreement, out of general collections on the Mortgage Loans on deposit in the Collection Account in each case with interest thereon at the Advance Rate from the time such expense was incurred to, but excluding, the date such expense was reimbursed.

So long as document exceptions are outstanding, on each anniversary of the Closing Date, the Custodian shall prepare and forward to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Controlling Class Representative (as identified to the Custodian by the Certificate Administrator) and the applicable Mortgage Loan Seller, a document exception report setting forth the then current status of any Defects related to the Mortgage Files pertaining to the Mortgage Loans sold by such Mortgage Loan Seller in a format mutually agreed upon between the Custodian and the Trustee.

As to any Qualifying Substitute Mortgage Loan, the Trustee shall direct the related Mortgage Loan Seller to deliver to the Custodian for such Qualifying Substitute Mortgage Loan (with a copy to the Master Servicer), the related Mortgage File with the related Note endorsed as required by Section 2.01(a)(i) hereof.  Monthly Payments due with respect to Qualifying Substitute Mortgage Loans in or prior to the month of substitution shall not be part of the Trust Fund and, if received by the Master Servicer, shall be remitted by the Master Servicer to the related Mortgage Loan Seller on the next succeeding Distribution Date.  For the month of repurchase or substitution, distributions to Certificateholders will include the Monthly Payment(s) due on the related Removed Mortgage Loan, if and to the extent received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, as applicable, and such Mortgage Loan Seller shall be entitled to retain all amounts received thereafter in respect of such Removed Mortgage Loan.

In any month in which a Mortgage Loan Seller substitutes one or more Qualifying Substitute Mortgage Loans for one or more Removed Mortgage Loans, the Master Servicer will determine the applicable Substitution Shortfall Amount and promptly notify the Certificate Administrator thereof.  Promptly upon receipt of such notice, the Certificate Administrator shall direct such Mortgage Loan Seller to deposit into the Collection Account cash equal to such amount concurrently with the delivery of the Mortgage Files for such Qualifying Substitute Mortgage Loans, without any reimbursement thereof.  The Certificate Administrator shall also direct such Mortgage Loan Seller to give written notice to the Depositor, the Trustee and the Master Servicer of such deposit.  The Certificate Administrator shall amend the Mortgage Loan Schedule to reflect the removal of each Removed Mortgage Loan and, if applicable, the substitution of the Qualifying Substitute Mortgage Loan; and, upon such amendment, the Certificate Administrator shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto.  Upon any such substitution, the Qualifying Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects.

It is understood and agreed that Section 6 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders and the Trustee on behalf of the Certificateholders respecting any Breach (including a Breach with respect to a Mortgage Loan failing to constitute a Qualified Mortgage) or any Defect.

(h)           In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor’s representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense and shall not be required to obtain any consent from the Master Servicer, the Special Servicer or the Directing Holder, unless such defense results in any liability of the Master Servicer, the Special Servicer or the Directing Holder, as applicable.

(i)           If for any reason a Mortgage Loan Seller fails to fulfill its obligations under the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan, the Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts in enforcing any obligation of such Mortgage Loan Seller to cure, repurchase or substitute for such Mortgage Loan under the terms of the related Mortgage Loan Purchase Agreement all at the expense of such Mortgage Loan Seller.

(j)           With respect to each Pari Passu Companion Loan that is subject to an Other Securitization and that is a Specially Serviced Loan, the Special Servicer, in accordance with the terms of the related Co-Lender Agreement, shall enforce the obligations of the related mortgage loan seller under the terms of the related mortgage loan purchase agreement.  Notwithstanding anything herein to the contrary, the costs and expenses of such enforcement (if and to the extent allocable to or solely related to such enforcement with respect to such Pari Passu Companion Loan) shall in no event be paid or reimbursed out of payments or other collections on the related Mortgage Loan included in the related Pari Passu Loan Combination Collection Account or otherwise out of the Trust Fund.

Section 2.04           Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor.  (a) The Master Servicer, as Master Servicer, hereby represents and warrants with respect to itself to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Certificate Administrator, the Special Servicer, the Pari Passu Companion Loan Noteholders and the Operating Advisor, as of the Closing Date, that:

(i)       The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)       The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or its financial condition;

(iii)       The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by the Trustee, the Paying Agent, the Certificate Administrator, the Special Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)       The Master Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Master Servicer’s reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Master Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)       No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vii)       No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer, or compliance by the Master Servicer with, this Agreement or the consummation of the transactions of the Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Master Servicer to perform its obligations hereunder;

(viii)     Each officer and employee of the Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Pari Passu Loan Combinations is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

(b)        The Special Servicer, as Special Servicer, hereby represents and warrants to and covenants with the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Certificate Administrator, the Master Servicer, the Pari Passu Companion Loan Noteholders, the other Special Servicer and the Operating Advisor, as of the Closing Date, that:

(i)        The Special Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Special Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)       The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents or

(B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

(iii)       The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by the Trustee, the Certificate Administrator, the Master Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)       The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Special Servicer’s reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)       No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vii)      No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder;

(viii)     Each officer and employee of the Special Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Pari Passu Loan Combinations is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

(c)      [RESERVED].

(d)     The Trustee hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Pari Passu Companion Loan Noteholders and the Operating Advisor and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)       The Trustee is a New York banking corporation, duly organized, validly existing and in good standing under the laws of the State of New York and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)       This Agreement has been duly authorized, executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Trustee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(iii)       Neither the execution and delivery of this Agreement by the Trustee nor the consummation by the Trustee of the transactions herein contemplated to be performed by the Trustee, nor compliance by the Trustee with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law (subject to the appointment in accordance with such applicable law of any co-Trustee or separate Trustee required pursuant to this Agreement), governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties or the organizational documents of the Trustee or the terms of any material agreement, instrument or indenture to which the Trustee is a party or by which it is bound which, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(iv)       The Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Trustee or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Trustee or its properties.

(v)       No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Trustee’s ability to perform its obligations hereunder.

(vi)       To the best of the Trustee’s knowledge, no litigation is pending or threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated as of December 22, 2011, among the Trustee, the Depositor, the Initial Purchasers and the Underwriters.

(e)        The Certificate Administrator hereby represents and warrants to the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Pari Passu Companion Loan Noteholders and the Operating Advisor and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)         The Certificate Administrator is a New York banking corporation, duly organized, validly existing and in good standing under the laws of the State of New York and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)       This Agreement has been duly authorized, executed and delivered by the Certificate Administrator and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Certificate Administrator in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(iii)       Neither the execution and delivery of this Agreement by the Certificate Administrator nor the consummation by the Certificate Administrator of the transactions herein contemplated to be performed by the Certificate Administrator, nor compliance by the Certificate Administrator with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Certificate Administrator or its properties or the organizational documents of the Certificate Administrator or the terms of any material agreement, instrument or indenture to which the Certificate Administrator is a party or by which it is bound which, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(iv)       The Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Certificate Administrator or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Certificate Administrator or its properties.

(v)       No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Certificate Administrator of or compliance by the Certificate Administrator with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Certificate Administrator’s ability to perform its obligations hereunder.

(vi)       To the best of the Certificate Administrator’s knowledge, no litigation is pending or threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated as of December 22, 2011, among the Certificate Administrator, the Depositor, the Initial Purchasers and the Underwriters.

(f)         The Operating Advisor, hereby represents and warrants to the Trustee, the Depositor, the Certificate Administrator, the Master Servicer, the Pari Passu Companion Loan Noteholder and the Special Servicer, as of the Closing Date, that:

(i)       The Operating Advisor is a Georgia corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)       The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)       The Operating Advisor has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, and the Depositor, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)       The Operating Advisor is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Operating Advisor’s reasonable judgment, is likely to materially and adversely affect the financial condition or operations of the Operating Advisor or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)       No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vii)      No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Operating Advisor, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder;

(g)        It is understood and agreed that the respective representations and warranties of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor set forth in this Section 2.04 shall survive delivery of the respective Mortgage Files to the Trustee or the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Depositor, the Certificateholders, the Pari Passu Companion Loan Noteholders and each other party hereto to which they are expressly made.  Upon discovery by the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section 2.04 that materially and adversely affects the interests of the Certificateholders, the Certificate Administrator, the Master Servicer, Special Servicer, the Trustee, the Depositor or the Pari Passu Companion Loan Noteholders, the party discovering such breach shall give prompt written notice to the other parties hereto.

Section 2.05            Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests.  The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 of this Agreement and, concurrently with such delivery:  (i) acknowledges and hereby declares that it holds the Mortgage Loans for the benefit of (A) the Holders of the Class LR Certificates and (B) the Lower-Tier REMIC as holder of such Mortgage Loans; (ii) acknowledges the issuance of the Lower-Tier Regular Interests and has caused to be executed and authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Class LR Certificates in authorized denominations, registered in the name or names set forth in such order or as so directed in this Agreement; (iii) declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the

Certificates (other than the Class LR Certificates); and (iv) in exchange for the Lower-Tier Regular Interests, has caused to be executed and authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Regular Certificates and Class R Certificates in authorized denominations, in each case registered in the names set forth in such order or as so directed in this Agreement.  The Certificates evidence ownership of the entire Trust Fund.

Section 2.06            Miscellaneous REMIC Provisions.  (a)  The Lower-Tier Regular Interests issued hereunder are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LR Certificates is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.  The Regular Certificates are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R Certificates are hereby designated as the sole Class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.  The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.  The “latest possible maturity date” of the Lower-Tier Regular Interests and the Regular Certificates for purposes of Section 860G(a)(l) of the Code is the Rated Final Distribution Date.

(b)           None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE TRUST FUND

Section 3.01            The Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans and the Pari Passu Companion Loans.  (a)  The Master Servicer (with respect to Mortgage Loans and Pari Passu Companion Loans that are not Specially Serviced Loans or REO Loans) and the Special Servicer (with respect to Specially Serviced Loans and REO Loans), each as an independent contractor servicer, shall service and administer the Mortgage Loans and the Pari Passu Companion Loans and any REO Properties on behalf of the Trust Fund and the Trustee (as Trustee for the Certificateholders), and, in the case of the Pari Passu Companion Loans, on behalf of the Pari Passu Companion Loan Noteholders, in each case, in accordance with the Servicing Standard, and with respect to any Pari Passu Companion Loan, as a collective whole with the related Mortgage Loan, as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender.

The Master Servicer’s or Special Servicer’s liability for actions and omissions in its capacity as Master Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03 hereof).  To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Notes; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or Special Servicer of the collectibility of the Mortgage Loans and the Pari Passu Companion Loans.  Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or through Sub-Servicers (subject to paragraph (c) of this Section 3.01, to the related Sub-Servicing Agreement with each Sub-Servicer and to Section 3.02 of this Agreement), to do or cause to be done any and all things in connection with such servicing and administration that it may deem consistent with the Servicing Standard and, in its reasonable judgment, in the best interests of the Certificateholders (or in the case of a Pari Passu Loan Combination, in the best interests of the Certificateholders and the related Pari Passu Companion Loan Noteholders), as a collective whole as if such Certificateholders (and, with respect to a Pari Passu Loan Combination, Pari Passu Companion Loan Noteholders) constituted a single lender, including, without limitation, with respect to each Mortgage Loan and Pari Passu Loan Combination and related REO Property, to prepare, execute and deliver, on behalf of the Certificateholders and Pari Passu Companion Loan Noteholders and the Trustee or any of them:  (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties.  Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan except under the circumstances described in Section 3.03, Section 3.09, Section 3.10, Section 3.24, Section 3.25, Section 3.26 and Section 3.27 hereof.  The Master Servicer (with respect to Mortgage Loans and Pari Passu Companion Loans that are not Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans and REO Loans) shall provide to the Borrowers related to the Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Loan Documents.  Subject to Section 3.11 of this Agreement, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer and Special Servicer, as applicable, any powers of attorney and other documents prepared by the Master Servicer and Special Servicer, as applicable, and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer, as applicable, to carry out their servicing and administrative duties hereunder.  The Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer and Special Servicer, as applicable.  Notwithstanding anything contained herein to the contrary, none of the Master Servicer or the Special Servicer shall, without the Trustee’s written consent:  (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or Special Servicer’s, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

(b)           Unless otherwise provided in the related Note or related Co-Lender Agreement, the Master Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan or Pari Passu Companion Loan, as applicable, on a date other than a Due Date to the principal balance of such Mortgage Loan or Pari Passu Companion Loan, as applicable, as of the Due Date immediately following the date of receipt of such partial Principal Prepayment.  Unless otherwise provided in the related Note or related Co-Lender Agreement, the Master Servicer shall apply any amounts received on U.S. Treasury obligations in respect of a Mortgage Loan or Pari Passu Companion Loan, as applicable, being defeased pursuant to its terms to the principal balance of and interest on such Mortgage Loan or Pari Passu Companion Loan, as applicable, as of the Due Date immediately following the receipt of such amounts.

(c)           The Master Servicer and the Special Servicer, may enter into Sub-Servicing Agreements with third parties with respect to any of its respective obligations hereunder, provided that (i) any such agreement requires the Sub-Servicer to comply with all of the applicable terms and conditions of this Agreement and is consistent with the provisions of this Agreement, the terms of the respective Mortgage Loans or Pari Passu Companion Loans and any related Co-Lender Agreement, (ii) if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, any such agreement provides that (x) the failure of such Sub-Servicer to comply with any of the requirements under Article X of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or under the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under Article X and (y) the failure of such Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates offered by the Depositor shall constitute an event of default by such Sub-Servicer upon the occurrence of which the Master Servicer shall (and the Depositor may) immediately terminate the related Sub-Servicer under the related Sub-Servicing Agreement, which termination shall be deemed for cause, (iii) no Sub-Servicer retained by the Master Servicer or the Special Servicer, as applicable, shall grant any modification, extension, waiver or amendment to any Mortgage Loan or Pari Passu Companion Loan, as applicable, or foreclose any Mortgage without the approval of the Master Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Section 3.09, Section 3.10, Section 3.24, Section 3.25, Section 3.26, Section 3.27, (as applicable), except that, without limiting the responsibility of the Master Servicer for the actions of its Sub-Servicers, with respect to any such actions for which this Agreement requires the Master Servicer to obtain the consent or approval of the Special Servicer, so long as Midland Loan Services, a Division of PNC Bank, National Association is also the Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as Sub-Servicer, may take such action without the consent of the Master Servicer if it obtains the consent or approval of the Special Servicer, (iv) such agreement shall be consistent with the Servicing Standard, (v) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party and (vi) the Master Servicer or Special Servicer, as applicable, shall be responsible for the fees of any Sub-Servicer retained by it.  Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or Subcontractors so long as the related agreements or arrangements with such agents or Subcontractors are consistent with the provisions of this Section 3.01(c) (including, for the avoidance of doubt, that no such agent or Subcontractor is a Prohibited Party, if such agent or Subcontractor would be a Servicing Function Participant, at the time the related Sub-Servicing Agreement is entered into) and, to the extent applicable, Article X.  Any monies received by a Sub-Servicer pursuant to a

Sub-Servicing agreement (other than Sub-servicing fees) shall be deemed to be received by the Master Servicer on the date received by such Sub-Servicer.

Any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, shall provide that it may be assumed by the Trustee (in its sole discretion, but must be assumed with respect to any Mortgage Loan Seller Sub-Servicer so long as such Mortgage Loan Seller Sub-Servicer is not in default under the applicable Sub-Servicing Agreement) if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, respectively, or any successor Master Servicer or Special Servicer, as applicable, without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations, except to the extent they arose prior to the date of assumption, of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.02 (it being understood that any such obligations shall be the obligations of the terminated Master Servicer or Special Servicer, as applicable, only).

Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans or the Pari Passu Companion Loans involving a Sub-Servicer, shall be deemed to be between the Master Servicer or the Special Servicer, as applicable, and such Sub-Servicer alone, and the Trustee, the Certificate Administrator, the Trust Fund, the Operating Advisor and Certificateholders and, if applicable, Pari Passu Companion Loan Noteholders shall not be deemed parties thereto and shall have no claims, rights (except as specified below), obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(c)(ii) and Section 3.01(d).

Any Sub-Servicing Agreement as to which a Mortgage Loan Seller required the Master Servicer to enter into shall provide that the Master Servicer (and any successor Master Servicer) or Trustee may only terminate the related Mortgage Loan Seller Sub-Servicer for cause pursuant to such Sub-Servicing Agreement and as otherwise specified in such Sub-Servicing Agreement.

Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.01, in no event shall the Trust Fund, the Trustee, the Certificate Administrator or the Depositor or any Pari Passu Companion Loan Noteholder bear any termination fee required to be paid to any Sub-Servicer as a result of the termination of any Sub-Servicing Agreement.

Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any Sub-Servicing Agreement with respect to any Specially Serviced Loan or REO Property which provides for the performance by third parties of any or all of its obligations herein, without the consent of the Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing), except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

(d)           If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to the extent necessary to permit the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, succeed to all of the rights and obligations of the Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c).  In such event, such successor shall be deemed to have assumed all of the Master Servicer’s or the Special Servicer’s interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Master Servicer or the Special Servicer, as applicable, as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to such successor, except that the Master Servicer or the Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of such successor.

If the Trustee or any successor Master Servicer or Special Servicer, as applicable, assumes the servicing obligations of the Master Servicer or the Special Servicer, as applicable, then upon request of such successor, the Master Servicer or Special Servicer, as applicable, shall at its own expense (except (i) in the event that the Special Servicer is terminated pursuant to Section 3.22(b), at the expense of the Certificateholders effecting such termination, as applicable; or (ii) in the event that the Master Servicer or the Special Servicer is terminated pursuant to Section 6.04(c), at the expense of the Trust) deliver to such successor all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans and/or, if applicable, the Pari Passu Companion Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and shall otherwise use commercially reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to such successor.  The Master Servicer shall not be required to assume the obligations of the Special Servicer and nothing in this paragraph shall imply otherwise.

(e)           The parties hereto acknowledge that each Pari Passu Loan Combination is subject to the terms and conditions of the related Co-Lender Agreement.  The parties hereto further recognize the rights and obligations of the Pari Passu Companion Loan Noteholders under the applicable Co-Lender Agreement, including, without limitation (A) the allocation of collections (and all other amounts received in connection with the related Pari Passu Loan Combination) on or in respect of the related Mortgage Loan and Pari Passu Companion Loan and (B) the allocation of Default Interest on or in respect of the related Mortgage Loan and Pari Passu Companion Loan.

Notwithstanding the foregoing, to the extent of any inconsistency between a Co-Lender Agreement, on one hand, and this Agreement, on the other, this Agreement shall control.

In the event that any Mortgage Loan included in any Pari Passu Loan Combination is no longer part of the Trust Fund, such Mortgage Loan and the related Pari Passu Loan Combination shall continue to be serviced and administered under this Agreement by the Master Servicer and the Special Servicer until a successor servicing agreement, acceptable to the parties thereto, is entered into with the consent of the holder of such Mortgage Loan and the related Pari Passu Companion Loan; provided that, such Pari Passu Loan Combination and the related Mortgaged Property shall be serviced as if they were the sole assets serviced and administered hereunder and the sole source of funds hereunder and that there shall be no further obligation of any Person to make P&I Advances.  All amounts due the Master Servicer

 (including Advances and interest thereon) pursuant to this Agreement and the applicable Co-Lender Agreement shall be paid to such terminated Master Servicer on the first Servicer Remittance Date following termination.  In addition, until such time as a separate servicing agreement with respect to such Pari Passu Loan Combination and any related REO Property has been entered into, notwithstanding that neither such Mortgage Loan nor any related REO Property is part of the Trust Fund, the Custodian shall continue to hold the Mortgage File.

Section 3.02           Liability of the Master Servicer and the Special Servicer When Sub-Servicing.  Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer, Special Servicer or Certificate Administrator, as applicable, and any Person (or its agents or Subcontractors) acting as sub-servicer, Subcontractor or otherwise, or any reference to actions taken through any Person acting as sub-servicer, Subcontractor or otherwise, the Master Servicer, the Special Servicer, and the Certificate Administrator, as applicable, shall remain obligated and primarily liable to (i) the Depositor, the Trustee (on behalf of the Certificateholders) the Certificateholders and, with respect to the Pari Passu Loan Combinations, the Pari Passu Companion Loan Noteholders, for the servicing and administering of the Mortgage Loans and Pari Passu Companion Loans in accordance with the provisions of this Agreement and (ii) the Depositor for compliance by the Master Servicer, Special Servicer, or Certificate Administrator, as applicable, and such Person acting as sub-servicer or Subcontractor with the applicable provisions of Article X of this Agreement, without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or Subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, alone were servicing and administering the Mortgage Loans and the Pari Passu Companion Loans.  Each of the Master Servicer and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Master Servicer or the Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03           Collection of Mortgage Loan and Pari Passu Companion Loan Payments.  The Master Servicer (with respect to all the Mortgage Loans, other than Specially Serviced Loans and REO Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and the Pari Passu Companion Loans each is obligated to service hereunder, and shall follow the Servicing Standard with respect to such collection procedures; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectibility of the Mortgage Loans and the Pari Passu Companion Loans.  With respect to each Performing Loan, the Master Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents and the terms hereof.  With respect to each Specially Serviced Loan, the Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents.  The Master Servicer shall provide at least 90 days’ notice (with a copy to the Special Servicer) to the Borrowers of Balloon Payments

coming due.  Consistent with the foregoing, the Master Servicer (with respect to each Performing Loan) or the Special Servicer (with respect to Specially Serviced Loans) may in their discretion waive any late payment charge or Default Interest in connection with any delinquent Monthly Payment or Balloon Payment with respect to any Mortgage Loan or Pari Passu Companion Loan that it is servicing.  In addition, the Special Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans and the Pari Passu Companion Loans as are permitted or required under this Agreement.

Section 3.04           Collection of Taxes, Assessments and Similar Items; Escrow Accounts.  (a)  The Master Servicer, in the case of all Mortgage Loans, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto.  The Special Servicer, in the case of REO Loans, and the Master Servicer, in the case of all Mortgage Loans, shall use reasonable efforts consistent with the Servicing Standard to, from time to time, (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect, or, if the Special Servicer, to use reasonable efforts to cause the Master Servicer to effect, payment of all such bills with respect to the related Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Loan Documents for the related Mortgage Loan or Pari Passu Companion Loan.  If a Borrower fails to make any such payment on a timely basis or collections from the Borrower or the applicable REO Property are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement).  The Master Servicer shall be entitled to reimbursement of Property Advances, with interest thereon at the Advance Rate, that it makes pursuant to this Section 3.04 of this Agreement from amounts received on or in respect of the related Mortgage Loan or Pari Passu Loan Combination respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement.  No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders or Pari Passu Companion Loan Noteholders, be added to the amount owing under the related Mortgage Loans or Pari Passu Companion Loans, notwithstanding that the terms of such Mortgage Loans or Pari Passu Companion Loans so permit.

(b)           The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan or any Pari Passu Companion Loan that it is servicing constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which all Escrow Payments shall be deposited within two (2) Business Days after receipt of properly identified funds and maintained in accordance with the requirements of the related Mortgage Loan or Pari Passu Loan Combination, as applicable, and in accordance with the Servicing Standard.  The Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments to the extent required pursuant to

Section 3.07(b) of this Agreement and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan or Pari Passu Loan Combination.  Escrow Accounts shall be Eligible Accounts (except to the extent the related Loan Documents require it to be held in an account that is not an Eligible Account); provided, however, in the event that the ratings of the financial institution holding such account are downgraded to a ratings level below that of an Eligible Account (except to the extent the related Loan Documents require it to be held in an account that is not an Eligible Account), the Master Servicer shall have 30 Business Days (or such longer time as confirmed by a No Downgrade Confirmation, obtained at the expense of the Master Servicer relating to the Certificates and the Pari Passu Companion Loan Securities) to transfer such account to an Eligible Account.  Escrow Accounts shall be entitled, “Wells Fargo Bank, National Association, as Master Servicer, on behalf of Deutsche Bank Trust Company Americas, as Trustee, on behalf of the Holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1 and Various Borrowers and, if applicable, Pari Passu Companion Loan Noteholders”.  Withdrawals from an Escrow Account may be made by the Master Servicer only:

(i)         to effect timely payments of items for which the applicable Escrow Payments were intended under the related Mortgage Loan or Pari Passu Loan Combination;

(ii)        to transfer funds to the Collection Account and/or the applicable Pari Passu Loan Combination Collection Account (or any sub-account thereof) to reimburse the Master Servicer or the Trustee for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan and/or Pari Passu Loan Combination, as applicable, which represent late collections of Escrow Payments thereunder;

(iii)       for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and/or Pari Passu Loan Combination, as applicable, and the Servicing Standard;

(iv)       to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the related Mortgage Loan or Pari Passu Loan Combination, as applicable;

(v)        to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Loan Documents for such Mortgage Loan or Pari Passu Loan Combination, or otherwise to the Master Servicer; or

(vi)       to remove any funds deposited in an Escrow Account that were not required to be deposited therein or to refund amounts to Borrowers determined to be overages.

(c)        The Master Servicer shall, as to each Mortgage Loan and each Pari Passu Companion Loan that it is servicing, (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, for such Mortgage Loans and Pari Passu Companion Loans that require the related Borrower to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date.  For purposes of effecting any such payment for which it is responsible, the Master Servicer shall apply Escrow Payments as allowed under the terms of the related Loan Documents for such Mortgage Loan and Pari Passu Companion Loan (or, if such Mortgage Loan or Pari Passu Companion Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to comply with the requirement of the related Loan Documents that the Borrower make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items).  Subject to Section 3.21 of this Agreement, the Master Servicer shall timely make a Property Advance with respect to the Mortgage Loans and Pari Passu Loan Combination that it is servicing, if any, to cover any such item which is not so paid, including any penalties or other charges arising from the Borrower’s failure to timely pay such items.

Section 3.05           Collection Accounts; Excess Liquidation Proceeds Account; Distribution Accounts, Interest Reserve Account and Pari Passu Loan Combination Collection Account.  (a)  The Master Servicer shall establish and maintain a Collection Account, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests with respect to the Mortgage Pool.  The Collection Account shall be established and maintained as an Eligible Account.  Amounts attributable to the Mortgage Loans will be assets of the Lower-Tier REMIC.  Amounts attributable to the Pari Passu Companion Loans will not be assets of the Trust Fund.

The Master Servicer shall deposit or cause to be deposited in the Collection Account within two Business Days following receipt of properly identified funds of the following payments and collections received or made by or on behalf of it on or with respect to the Mortgage Loans subsequent to the Cut-off Date:

(i)       all payments on account of principal on the Mortgage Loans (other than any Mortgage Loan related to a Pari Passu Loan Combination), including the principal component of all Unscheduled Payments;

(ii)       all payments on account of interest on the Mortgage Loans (other than any Mortgage Loan related to a Pari Passu Loan Combination) (net of the related Servicing Fees), including Default Interest, Yield Maintenance Charges and the interest component of all Unscheduled Payments;

(iii)       any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement, in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(iv)       all Net REO Proceeds withdrawn from the related REO Account (other than the Pari Passu Loan Combination REO Account) pursuant to Section 3.15(b) of this Agreement;

(v)       any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to the Mortgage Loans (other than any Mortgage Loan related to a Pari Passu Loan Combination), to the extent not permitted to be retained by the Master Servicer as provided herein;

(vi)       all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan or any REO Property, other than Liquidation Proceeds of the type described in clause (i), (ii) or (vi) of the definition of “Liquidation Proceeds”, Insurance Proceeds and Condemnation Proceeds, in each case, that are received in respect of any Mortgage Loan or REO Property related to a Pari Passu Loan Combination and that are to be deposited in the applicable Pari Passu Loan Combination Collection Account, and other than Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01 of this Agreement, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of the related Mortgage Loans (other than any such items that are or were Property Advances related to a Pari Passu Loan Combination);

(vii)       Penalty Charges on the Mortgage Loans (other than any Mortgage Loan related to a Pari Passu Loan Combination) to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to Section 3.12(d) of this Agreement;

(viii)     any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) of this Agreement in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loans (other than any Mortgage Loan related to a Pari Passu Loan Combination);

(ix)       any other amounts required by the provisions of this Agreement (including without limitation any amounts to be transferred from the Pari Passu Loan Combination Collection Account pursuant to Section 3.06(b)(i)(B) of this Agreement and, with respect to the Pari Passu Companion Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Co-Lender Agreement or mezzanine intercreditor agreement, as applicable) to be deposited into the Collection Account by the Master Servicer or Special Servicer;

(x)       any Master Servicer Prepayment Interest Shortfalls in respect of the Mortgage Pool pursuant to Section 3.17(c) of this Agreement; and

(xi)       any Loss of Value Payments, as set forth in Section 3.06(e) of this Agreement.

In the case of Excess Liquidation Proceeds, the Master Servicer shall make appropriate ledger entries received with respect thereto, which the Master Servicer shall hold for (i) the Trustee for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests and (ii) for the benefit of any Pari Passu Companion Loan Noteholder entitled thereto.  Any Excess Liquidation Proceeds shall be identified separately from any other amounts held in the Collection Account (with amounts attributable to each Class or Classes and any Pari Passu Companion Loan also identified separately).

The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12), Assumption Fees, Modification Fees and consent fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans that it is servicing as additional compensation.

In the event that the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i), (ii), (v) and (vi) of the second paragraph of this Section 3.05(a) with respect to any Specially Serviced Loan which is not an REO Loan, the Special Servicer shall remit such amounts within one Business Day after receipt thereof (except, if such amounts are not properly identified, the Special Servicer shall promptly identify such amounts and shall remit such amounts within one Business Day after such identification) to the Master Servicer for deposit into the Collection Account in accordance with the second paragraph of this Section 3.05(a), unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason.  Any such amounts received by the Special Servicer with respect to an REO Property (other than any REO Property related to the Pari Passu Loan Combinations) shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into the Collection Account pursuant to Section 3.15(b) of this Agreement.  With respect to the related Pari Passu Loan Combination, the Special Servicer shall comply with Section 3.05(g) of this Agreement.  With respect to any such amounts paid by check to the order of the Special Servicer, the applicable Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier.

(b)           The Certificate Administrator shall establish and maintain the Lower-Tier Distribution Account in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests.  The Lower-Tier Distribution Account shall each be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

(c)           With respect to each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator on or before the Servicer Remittance Date the funds then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06(a) of this Agreement and deposits from the Pari Passu Loan Combination Collection Account pursuant to Section 3.06(b) of this Agreement.  Upon receipt from the Master Servicer of such amounts held in the Collection Account, the Certificate Administrator shall deposit in the Lower-Tier Distribution Account (A)(i) the amount of Available Funds to be distributed pursuant to Section 4.01 of this Agreement hereof on such Distribution Date (calculated without reduction for amounts payable to the Trustee and/or Certificate Administrator out of Lower-Tier Distribution Account) and (ii) the amount of Excess Liquidation Proceeds allocable to any Mortgage Loan to be deposited into the Excess Liquidation Proceeds Account pursuant to Section 3.05(i) of this Agreement and (B) in the Interest Reserve Account as part of the Lower-Tier REMIC, the amount of any Withheld Amounts to be deposited pursuant to Section 3.05(e) of this Agreement.

(d)           If any Loss of Value Payments are received in connection with a Material Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(e) of this Agreement, the Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held in trust for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments.  Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account.  The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it.  The Special Servicer shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of either Trust REMIC.  Furthermore, for all federal tax purposes, the Certificate Administrator and the Special Servicer shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as contributed to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund.  The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

(e)           The Certificate Administrator shall establish and maintain the Interest Reserve Account in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests.  The Interest Reserve Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

On each Servicer Remittance Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in either case such Servicer Remittance Date relates to the final Servicer Remittance Date, the Certificate Administrator shall calculate the Withheld Amounts.  On each such Servicer Remittance Date, the Certificate Administrator shall, with respect to each Mortgage Loan that does not accrue interest on the basis of a 360-day year of twelve 30-day months, withdraw from the Lower-Tier Distribution Account and deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts calculated in accordance with the previous sentence.  If the Certificate Administrator shall deposit in the Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account any provision herein to the contrary notwithstanding.  On or prior to the Servicer Remittance Date in March of each calendar year (or in February if the final Distribution Date will occur in such month), the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

(f)           The Certificate Administrator shall establish and maintain the Upper-Tier Distribution Account in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders.  The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a sub-account of an Eligible Account.  Promptly on each Distribution Date, the Certificate Administrator shall withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account on or before such date the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges for such Distribution Date to be distributed in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) and Section 4.01(c) of this Agreement on such date.

(g)           With respect to each Pari Passu Loan Combination, the Master Servicer shall maintain, or cause to be maintained, a Pari Passu Loan Combination Collection Account in which the Master Servicer shall deposit or cause to be deposited within two Business Days following receipt of properly identified funds the following payments and collections received or made by or on behalf of it on such Pari Passu Loan Combination subsequent to the Cut-off Date:

(i)           all payments on account of principal on such Pari Passu Loan Combination, including the principal component of Unscheduled Payments (but, in the case of any Liquidation Proceeds, only if described in clause (i), (ii) or (vi) of the definition thereof);

(ii)          all payments on account of interest on such Pari Passu Loan Combination (net of the related Servicing Fees), including Default Interest, Yield Maintenance Charges and the interest component of all Unscheduled Payments (but, in the case of any Liquidation Proceeds, only if described in clause (i), (ii) or (vi) of the definition thereof);

(iii)         any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement, in connection with net losses realized on Permitted Investments with respect to funds held in such Pari Passu Loan Combination Collection Account;

(iv)         all Net REO Proceeds withdrawn from the related REO Account in respect of such Pari Passu Loan Combination pursuant to Section 3.15(b) of this Agreement;

(v)          any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to such Pari Passu Loan Combination, to the extent not permitted to be retained by the Master Servicer as provided herein;

(vi)         all Insurance Proceeds, Condemnation Proceeds and, to the extent described in clause (i), (ii) or (vi) of the definition thereof, Liquidation Proceeds received in respect of such Pari Passu Loan Combination or any related REO Property, together with any amounts representing recoveries of Nonrecoverable Property Advances, including any recovery of Unliquidated Advances that had been Property Advances, in respect of such Pari Passu Loan Combination;

(vii)        Penalty Charges on such Pari Passu Loan Combination to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to Section 3.12(d) of this Agreement;

(viii)       any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) of this Agreement in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loan included in such Pari Passu Loan Combination;

(ix)          any other amounts required by the provisions of this Agreement to be deposited into the applicable Pari Passu Loan Combination Collection Account by the Master Servicer or the Special Servicer; and

(x)           any cure payments remitted by any Pari Passu Companion Loan Noteholder pursuant to the related Co-Lender Agreement.

The foregoing requirements for deposits into the applicable Pari Passu Loan Combination Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 of this Agreement), Assumption Fees, loan modification and consent fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited into the applicable Pari Passu Loan Combination Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 of this Agreement hereof, shall be entitled to retain any such charges and fees received with respect to the Pari Passu Loan Combinations as additional compensation.

In the event that the Master Servicer deposits in the applicable Pari Passu Loan Combination Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Pari Passu Loan Combination Collection Account, any provision herein to the contrary notwithstanding.

Each Pari Passu Loan Combination Collection Account shall be maintained as a segregated account, separate and apart from any trust fund created for mortgage-backed securities of other series and the other accounts of the Master Servicer; provided, however, that such Pari Passu Loan Combination Collection Account may be a sub-account of the Collection Account but shall, for purposes of this Agreement, be treated as a separate account.  Each Pari Passu Loan Combination Collection Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

Upon receipt of any of the foregoing amounts described in clauses (i), (ii), (v) and (vi) above with respect to each Pari Passu Loan Combination for so long as it is a Specially Serviced Loan but is not an REO Loan, the Special Servicer shall remit within one Business Day such amounts to the Master Servicer for deposit into the applicable Pari Passu Loan Combination Collection Account in accordance with the first paragraph of this Section 3.05(g), unless the

Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason.  Any such amounts received by the Special Servicer with respect to an REO Property related to any Pari Passu Loan Combination shall initially be deposited by the Special Servicer into the Pari Passu Loan Combination REO Account and remitted to the Master Servicer for deposit into the applicable Pari Passu Loan Combination Collection Account pursuant to Section 3.15(b) of this Agreement.  With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer (A) with respect to any Specially Serviced Loan shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier and (B) with respect to any REO Loan shall deposit such check into the applicable Pari Passu Loan Combination REO Account.

(h)           Notwithstanding anything to the contrary contained herein with respect to each Due Date and the Pari Passu Companion Loans, on the Servicer Remittance Date, or, from and after the date a Pari Passu Companion Loan is deposited into a securitization, on the Business Day before the “servicer remittance date,” as such term or a similar term is defined in the pooling and servicing agreement relating to such securitization (as long as such date is at least two Business Days after receipt), the Master Servicer shall remit, from amounts on deposit in the applicable Pari Passu Loan Combination Collection Account in accordance with Section 3.06(b)(i) of this Agreement, to the applicable Pari Passu Companion Loan Noteholder by wire transfer in immediately available funds to the account of such Pari Passu Companion Loan Noteholder or an agent therefor appearing on the Pari Passu Companion Loan Noteholder Register on the related date such amounts as are required to be remitted (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the date such amounts are required to be remitted, by check sent by first-class mail to the address of such Pari Passu Companion Loan Noteholder or its agent appearing on the Pari Passu Companion Loan Noteholder Register) the portion of the applicable Pari Passu Loan Combination Remittance Amount allocable to such Pari Passu Companion Loan Noteholder.

(i)           Prior to the Servicer Remittance Date relating to any Collection Period in which Excess Liquidation Proceeds are received, the Certificate Administrator shall establish and maintain the Excess Liquidation Proceeds Account, which may have one or more sub-accounts, to be held in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders, and the Trustee as holder of the Lower-Tier Regular Interests.  Each account that constitutes an Excess Liquidation Proceeds Account shall be an Eligible Account.  On each Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account or, if allocable to any Mortgage Loan that is part of a Pari Passu Loan Combination, the Master Servicer shall withdraw from the applicable Pari Passu Loan Combination Collection Account, and remit to the Certificate Administrator all Excess Liquidation Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Servicer Remittance Date which are allocable to a Mortgage Loan; provided that on the Business Day prior to the final Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Lower-Tier Distribution Account, for distribution on such Distribution Date, any and all amounts then on deposit in the Excess Liquidation Proceeds Account.

(j)           Funds in the Collection Account, the Distribution Accounts, the Pari Passu Loan Combination Collection Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and the REO Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07 of this Agreement.

The Master Servicer shall give written notice to the Depositor, the Trustee, the Certificate Administrator and the Special Servicer of the location and account number of the Collection Account and, if applicable, the Pari Passu Loan Combination Collection Accounts as of the Closing Date and shall notify the Depositor, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, in writing prior to any subsequent change thereof. In addition, the Master Servicer shall provide notice to each affected holder of a Pari Passu Companion Loan of the location and account number of the relevant Pari Passu Loan Combination Collection Account as well as notice in writing prior to any subsequent change thereof.  The Certificate Administrator shall give written notice to the Depositor, the Trustee, the Special Servicer and the Master Servicer of the location and account number of the Interest Reserve Account and the Distribution Accounts as of the Closing Date and shall notify the Depositor, the Trustee, the Special Servicer and the Master Servicer, as applicable, in writing prior to any subsequent change thereof.

Section 3.06           Permitted Withdrawals from the Collection Accounts, the Pari Passu Loan Combination Collection Accounts and the Distribution Accounts; Trust Ledger.

(a)           The Master Servicer shall maintain a separate Trust Ledger with respect to the Mortgage Loans that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto.  On each Servicer Remittance Date, the Master Servicer shall make withdrawals from amounts allocated thereto in the Collection Account (and may debit the Trust Ledger) for the purposes listed below (the order set forth below not constituting an order of priority for such withdrawals):

(i)       on or before 3:00 p.m. (New York City time) on each Servicer Remittance Date, to remit to the Certificate Administrator the amounts to be deposited into the Lower-Tier Distribution Account (including any amount transferred from the Pari Passu Loan Combination Collection Account in respect of each Mortgage Loan that is part of a Pari Passu Loan Combination) (including without limitation the aggregate of the Available Funds and Yield Maintenance Charges, Withheld Amounts and Excess Liquidation Proceeds) which the Certificate Administrator shall then deposit into the Upper-Tier Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account, respectively, pursuant to Section 3.05 of this Agreement;

(ii)       to pay (A) itself unpaid Servicing Fees (subject to Section 3.12(a) of this Agreement); the Operating Advisor, unpaid Operating Advisor Fees; and the Special Servicer, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Mortgage Loan, Corrected Mortgage Loan or Specially Serviced Loan (inclusive of a Mortgage Loan that is an REO Loan), the Master Servicer’s, the Operating Advisor’s or Special Servicer’s, as applicable, rights to payment of Servicing Fees, Operating Advisor Fees and Special Servicing Fees, Liquidation Fees and Workout Fees pursuant to this clause (ii)(A) with respect to any such Mortgage Loan (inclusive of a Mortgage Loan that is an REO Loan) being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds) that are allocable as recovery of interest thereon (and, in the case of a Mortgage Loan or successor REO Loan included in a Pari Passu Loan Combination, only if not otherwise paid out of the applicable Pari Passu Loan Combination Collection Account), (B) the Special Servicer, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Mortgage Loan that is a Corrected Mortgage Loan, a Specially Serviced Loan, an REO Loan or part of a Pari Passu Loan Combination, as applicable, remaining unpaid out of general collections on the Mortgage Loans and REO Properties, but in the case of each Mortgage Loan that is part of a Pari Passu Loan Combination, only to the extent that amounts on deposit in the applicable Pari Passu Loan Combination Collection Account are insufficient therefor and (C) the Operating Advisor, any unpaid Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees were received from the related Borrower); provided that no withdrawals may be made with respect to any Pari Passu Companion Loan or successor REO Loan pursuant to this clause (ii); provided, however, any of the above have the right to pursue the Pari Passu Companion Loan Noteholder for any fees allocable to the Pari Passu Companion Loan not paid from the Pari Passu Loan Combination Collection Account;

(iii)       to reimburse itself or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan), for unreimbursed P&I Advances on the Mortgage Pool (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (v) below), the Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections for the applicable Mortgage Loan or REO Loan during the applicable period (and, in the case of a Mortgage Loan or REO Loan included in a Pari Passu Loan Combination, only if not otherwise paid out of the applicable Pari Passu Loan Combination Collection Account); provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of all of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

(iv)       to reimburse itself or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property (exclusive of the Mortgage Loans included in the Pari Passu Loan Combinations or any REO Property related to any Pari Passu Loan Combination)), for unreimbursed Property Advances, the Master Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan or REO Property being limited to, as applicable, payments received from the related Borrower which represent reimbursements of such Property Advances, Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds with respect to the applicable Mortgage Loan or REO Property; provided, however, that if such Property Advance becomes a Workout-Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

(v)       (A) to reimburse itself and the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property), (1) with respect to Nonrecoverable Advances on the Mortgage Loans (inclusive of a Mortgage Loan in a Pari Passu Loan Combination and, with respect to Nonrecoverable Property Advances, on the related Pari Passu Companion Loans (the portion thereof allocable to the related Pari Passu Companion Loan being based on the size of its outstanding principal balance relative to the outstanding principal balance of the related Pari Passu Loan Combination)), together with interest on such Nonrecoverable Advances, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and then, to the extent the principal portion of general collections is insufficient and with respect to such deficiency only, subject to any election at its sole discretion (or at the Trustee’s sole discretion for the reimbursement of the Trustee) to defer reimbursement thereof pursuant to this Section 3.06(a), out of other collections on the Mortgage Loans and REO Properties and (2) with respect to the Workout-Delayed Reimbursement Amounts on the Mortgage Loans (inclusive of a Mortgage Loan in a Pari Passu Loan Combination and, with respect to Workout-Delayed Reimbursement Amounts that are Property Advances, on the related Pari Passu Companion Loans (the portion thereof allocable to the related Pari Passu Companion Loan being based on the size of its outstanding principal balance relative to the outstanding principal balance of the related Pari Passu Loan Combination)), together with interest on such Workout-Delayed Reimbursement Amounts (to the extent not included in the definition of “Workout Delayed Reimbursement Amounts”), out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to the preceding clause (1) above, but in the case of either clause (1) or (2) above with respect to Nonrecoverable Property Advances, and Workout-Delayed Reimbursement Amounts in respect of Property Advances, on any Pari Passu Loan Combination, only to the extent that amounts on deposit in the applicable Pari Passu Loan Combination Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement, and (B) to pay itself or the Special Servicer out of general collections on the Mortgage Loans and REO Properties, with respect to any Mortgage Loan (including a Mortgage Loan that is an REO Loan) any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or the related REO Property and the deposit into the Collection Account of all amounts received in connection therewith, but in the case of a Mortgage Loan that is part of Pari Passu Loan Combination, only to the extent that amounts on deposit in the applicable Pari Passu Loan Combination Collection Account are insufficient;

(vi)       at such time as it reimburses itself and the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property), for (A) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) above, to pay itself or the Trustee, as applicable, any Advance Interest Amounts accrued and payable thereon, or (B) any unreimbursed Property Advance (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) above, to pay itself or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon, in each case first from Penalty Charges as provided in Section 3.12(d), and then from general collections on deposit in the Collection Account, but in the case of interest on a Property Advance with respect to a Pari Passu Loan Combination, only to the extent that such Advance has been reimbursed and only to the extent that amounts on deposit in the applicable Pari Passu Loan Combination Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement;

(vii)       to reimburse itself, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan (inclusive of any Mortgage Loan included in the Pari Passu Loan Combination) subject to the following:  (a) if the Repurchase Price is paid for such Mortgage Loan, then such Person’s right to reimbursement shall be limited to that portion of the Repurchase Price that represents such expense in accordance with clause (f) of the definition of Repurchase Price, or (b) if no Repurchase Price is paid or if an amount less than the Repurchase Price is paid and proceedings are instituted to enforce the related Mortgage Loan Seller’s payment or performance pursuant to the applicable Mortgage Loan Purchase Agreement or if a Loss of Value Payment is made, then such Person shall be entitled to reimbursement from the Trust following the adjudication of such proceedings in favor of such Mortgage Loan Seller, settlement of the Breach or Defect claim, or payment of such Loss of Value Payment, as the case may be;

(viii)      to pay itself all Prepayment Interest Excesses on the Mortgage Pool not required to be used pursuant to Section 3.17(c) of this Agreement, but in the case of a Mortgage Loan that is part of a Pari Passu Loan Combination only to the extent not previously paid out of the related Pari Passu Loan Combination Collection Account;

(ix)        (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a) of this Agreement,  interest and investment income earned in respect of amounts relating to the Trust Fund held in the Collection Account as provided in Section 3.12(b) of this Agreement (but only to the extent of the net investment earnings with respect to the Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date) and Penalty Charges on the Mortgage Loans that are not Specially Serviced Loans (exclusive of any Mortgage Loan or REO Loan included in the Pari Passu Loan Combination), but only to the extent collected from the related Borrower and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or pay or reimburse the Trust for Additional Trust Fund Expenses incurred with respect to such Mortgage Loan during or prior to the related Collection Period (including Special Servicing Fees, Workout Fees or Liquidation Fees); and (B) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.12, Penalty Charges on Specially Serviced Loans (exclusive of any Mortgage Loan or REO Loan included in the Pari Passu Loan Combination), but only to the extent collected from the related Borrower and only to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances or Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees or Liquidation Fees), all in accordance with Section 3.12;

(x)        to pay itself, the Special Servicer, the Depositor, the Operating Advisor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) of this Agreement (and, in the case of any such amount allocable to a Pari Passu Loan Combination, only to the extent that such amounts on deposit in the applicable Pari Passu Loan Combination Collection Account are insufficient therefor); provided, that solely for the purposes of allocating such amounts (and not for purposes of determining such Person’s right to withdrawal and reimbursement), (i) any amounts so paid or payable shall be deemed allocated, (A) if relating to a particular Mortgage Loan or Pari Passu Loan Combination, to such Mortgage Loan or Pari Passu Loan Combination, as the case may be, and (B) if not related to any particular Mortgage Loan or Pari Passu Loan Combination, pro rata, among all Mortgage Loans (other than Mortgage Loans that are part of the Pari Passu Loan Combinations) and the Pari Passu Loan Combinations based on the respective Stated Principal Balances thereof, and (ii) any amounts so allocated to a Pari Passu Loan Combination shall, in turn, be allocated between the Mortgage Loan and the Pari Passu Companion Loan included therein in accordance with the related Co-Lender Agreement or, if the related Co-Lender Agreement is silent in such regard, based on the respective outstanding principal balances of such Mortgage Loan and Pari Passu Companion Loan;

(xi)       to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(d), 3.10(e), 3.15(a), 3.15(b) and 11.08 of this Agreement (and, in the case of any such cost allocable to a Pari Passu Loan Combination, only to the extent that such amounts on deposit in the applicable Pari Passu Loan Combination Collection Account are insufficient therefor); provided, that solely for the purposes of allocating such amounts (and not for purposes of determining the relevant party’s right to withdrawal and reimbursement), (i) any amounts so paid or payable shall be deemed allocated, (A) if relating to a particular Mortgage Loan or Pari Passu Loan Combination, to such Mortgage Loan or Pari Passu Loan Combination, as the case may be, and (B) if not related to any particular Mortgage Loan or Pari Passu Loan Combination, pro rata, among all Mortgage Loans (other than Mortgage Loans in Pari Passu Loan Combinations) and Pari Passu Loan Combinations based on the respective Stated Principal Balances thereof, and (ii) any amounts so allocated to a Pari Passu Loan Combination shall, in turn, be allocated between the Mortgage Loan and the Pari Passu

Companion Loan included therein in accordance with the related Co-Lender Agreement or, if the related Co-Lender Agreement is silent in such regard, based on the respective outstanding principal balances of such Mortgage Loan and Pari Passu Companion Loan;

(xii)       to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Lower-Tier REMIC, the Upper-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer or the Trustee is liable therefor pursuant to this Agreement, except to the extent such amounts relate solely to the Pari Passu Loan Combinations, in which case, such amounts will be reimbursed first, from the applicable Pari Passu Loan Combination Collection Account(s) in accordance with Section 3.06(b) of this Agreement and then, out of general collections on the Mortgage Loans;

(xiii)     to reimburse the Trustee, the Custodian or the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund, except to the extent such amounts relate solely to or are allocable to a Pari Passu Loan Combination, in which case, such amounts will be reimbursed first, from the applicable Pari Passu Loan Combination Collection Account(s) in accordance with Section 3.06(b) of this Agreement and then, out of general collections on the Mortgage Loans; provided, that solely for the purposes of allocating such amounts (and not for purposes of determining the relevant party’s right to withdrawal and reimbursement), (i) any amounts so paid or payable shall be deemed allocated, (A) if relating to a particular Mortgage Loan or Pari Passu Loan Combination, to such Mortgage Loan or Pari Passu Loan Combination, as the case may be, and (B) if not related to any particular Mortgage Loan or Pari Passu Loan Combination, pro rata, among all Mortgage Loans (other than Mortgage Loans in Pari Passu Loan Combinations) and Pari Passu Loan Combinations based on the respective Stated Principal Balances thereof, and (ii) any amounts so allocated to a Pari Passu Loan Combination shall, in turn, be allocated between the Mortgage Loan and the Pari Passu Companion Loan included therein in accordance with the related Co-Lender Agreement or, if the related Co-Lender Agreement is silent in such regard, based on the respective outstanding principal balances of such Mortgage Loan and Pari Passu Companion Loan;

(xiv)     to pay any Person that has, in accordance with Section 3.16 of this Agreement, purchased a Mortgage Loan (exclusive of any Mortgage Loan included in the Pari Passu Loan Combination), all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

(xv)       to pay to itself, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(a) of this Agreement (and, in the case of any such amount allocable to a Pari Passu Loan Combination, only to the extent that such amounts on deposit in the applicable Pari Passu Loan Combination Collection Account are insufficient therefor), it being acknowledged that this clause (xv) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made; provided, that solely for purposes of allocating such amounts (and not for purposes of determining the relevant party’s right to withdrawal and reimbursement) (i) any amounts so paid or payable shall be deemed allocated, (A) if relating to a particular Mortgage Loan or Pari Passu Loan Combination, to such Mortgage Loan or Pari Passu Loan Combination and (B) if not related to any particular Mortgage Loan or Pari Passu Loan Combination, pro rata, among all Mortgage Loans (other than Mortgage Loans in Pari Passu Loan Combinations) and Pari Passu Loan Combinations based on the respective Stated Principal Balances thereof, and (ii) any amounts so allocated to a Pari Passu Loan Combination shall, in turn, be allocated between the Mortgage Loan and the Pari Passu Companion Loan included therein in accordance with the related Co-Lender Agreement or, if the related Co-Lender Agreement is silent in such regard, based on the respective outstanding principal balances of such Mortgage Loan and Pari Passu Companion Loan; provided, however, with respect to any Pari Passu Loan Combination, such amounts shall be paid from the Collection Account regardless of whether the Master Servicer or the Special Servicer, as applicable, is able to collect the pro rata portion of such amounts from the Pari Passu Companion Loan Noteholder;

(xvi)     to withdraw from the Collection Account any sums deposited therein in error and pay such sums to the Persons entitled thereto;

(xvii)    to pay from time to time to itself in accordance with Section 3.07(b) of this Agreement any interest or investment income earned on funds deposited in the Collection Account;

(xviii)   to transfer Excess Liquidation Proceeds allocable to Mortgage Loans to the Excess Liquidation Proceeds Account in accordance with Section 3.05(i) of this Agreement;

(xix)      to pay itself, the Special Servicer or the related Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(g) of this Agreement;

(xx)       to pay to the Certificate Administrator, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(d) of this Agreement, but in the case of a Mortgage Loan that is part of a Pari Passu Loan Combination only to the extent not previously paid out of the related Pari Passu Loan Combination Collection Account; provided, that (i) any amounts so paid or payable shall be deemed allocated, (A) if relating to a particular Mortgage Loan or Pari Passu Loan Combination, to such Mortgage Loan or Pari Passu Loan Combination and (B) if not related to any particular Mortgage Loan or Pari Passu Loan Combination, pro rata, among all Mortgage Loans (other than Mortgage Loans in Pari Passu Loan Combinations) and Pari Passu Loan Combinations based on the respective Stated Principal Balances thereof, and (ii) any amounts so allocated to a Pari Passu Loan Combination shall, in turn, be allocated between the Mortgage Loan and the Pari Passu Companion Loan included therein in accordance with the related Co-Lender Agreement or, if the related Co-Lender Agreement is silent in such regard, based on the respective outstanding principal balances of such Mortgage Loan and Pari Passu Companion Loan; and

(xxi)      to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

The Master Servicer shall pay to the Special Servicer from the Collection Account amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount to which the Special Servicer is entitled.  The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.  The Special Servicer shall keep and maintain separate accounting for each Mortgage Loan that is a Specially Serviced Loan or an REO Loan and any related Pari Passu Companion Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account.

The Master Servicer shall keep and maintain separate accounting records, on a Mortgage Loan by Mortgage Loan basis, reflecting amounts allocable to each Mortgage Loan, and on a property-by-property basis when appropriate, for the purpose of justifying any withdrawal, debit or credit from the Collection Account or the Trust Ledger.  Upon written request, the Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the Master Servicer to enable the Certificate Administrator to determine the amounts attributable to the Lower-Tier REMIC (with respect to the Mortgage Loans) and the Pari Passu Companion Loans.

The Master Servicer shall pay to the Trustee, the Certificate Administrator, the Operating Advisor or the Special Servicer from the Collection Account amounts permitted to be paid to the Trustee, the Certificate Administrator, the Operating Advisor or the Special Servicer therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee, a Responsible Officer of the Certificate Administrator, a certificate of an officer of the Operating Advisor or a certificate of a Servicing Officer, as applicable, describing the item and amount to which such Person is entitled (unless such payment to the Trustee, the Certificate Administrator, the Operating Advisor or the Special Servicer, as the case may be, is specifically required pursuant to this Agreement and the timing and the amount of payment is specified in, or calculable pursuant to, this Agreement, in which case a certificate is not required).  The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Custodian, the Special Servicer, the Master Servicer and the Operating Advisor shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Trustee/Certificate Administrator Fees, Special Servicing Compensation (including investment income), Operating Advisor Fees, Operating Advisor Consultation Fees (but only to the extent such Operating Advisor Consultation Fees are actually received from the Borrowers) Advances, Advance Interest Amounts, their respective indemnification payments (if any) pursuant to Section 6.03, Section 8.05 or Section 11.02 of this Agreement, their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement.  In addition, the Certificate Administrator, the Trustee, the Special Servicer, the Master Servicer and the Operating Advisor shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement and payment of any federal, state or local taxes imposed on either Trust REMIC.

Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans (or, with respect to a Property Advance, the related Pari Passu Loan Combination) deposited in the Collection Account (or the applicable Pari Passu Loan Combination Collection Account) and available for distribution on the next Distribution Date, the Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a) of this Agreement immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months (with the consent of the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing), for any deferral in excess of 6 months).  If the Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it being acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections).  In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized (in its sole discretion) to wait for principal collections on the Mortgage Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance (or portion thereof) until the end of such Collection Period; provided, however, the Master Servicer or the Trustee shall give notice of its election to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Master Servicer or the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency, at least 15 days prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Master Servicer or the Trustee determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer or the Trustee that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer or the Trustee has not timely received from the Certificate Administrator information requested by the Master Servicer or the Trustee to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Master Servicer or the Trustee shall give notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after such party provides the 17g-5 Information Provider such notice, each Rating Agency.  Neither the Master Servicer nor the Trustee shall have any liability for any loss, liability or expense resulting from any notice provided to each Rating Agency contemplated by the immediately preceding sentence.

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this Section 3.06(a) or to comply with the terms of this Section 3.06(a) and the other provisions of this Agreement that apply once such an election, if any, has been made.  If the Master Servicer or the Trustee, as applicable, determines, in its sole discretion, that it should recover the Nonrecoverable Advances without deferral as described above, then the Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Advance Rate from all amounts in the Collection Accounts.  Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest at the Advance Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance.  The Master Servicer’s or the Trustee’s, as applicable, election to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and, as applicable, the Pari Passu Companion Loan Noteholders and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders or the Pari Passu Companion Loan Noteholders.  Nothing herein shall be deemed to create in the Certificateholders and the Pari Passu Companion Loan Noteholders a right to prior payment of distributions over the Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise).  In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and neither the Master Servicer, the Trustee nor the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Pari Passu Companion Loan Noteholders for any such election that such party makes as contemplated by this Section 3.06(a) or for any losses, damages or other adverse economic or other effects that may arise from such an election.

None of the Master Servicer, the Special Servicer or the Trustee shall be permitted to reverse any other Person’s determination that an Advance is a Nonrecoverable Advance.

If the Master Servicer or the Trustee, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any related Advance Interest Amount), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made:  first, out of amounts constituting principal, which, but for their application to reimburse a Nonrecoverable Advance and/or to pay the related Advance Interest Amount, would be included in Available Funds for any subsequent Distribution Date and, second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amount, would be included in Available Funds for any subsequent Distribution Date.

If and to the extent that any payment or other collection of principal is deemed to be applied as contemplated in the paragraph above to reimburse a Nonrecoverable Advance or to pay the related Advance Interest Amount, then the Principal Distribution Amount for the applicable Distribution Date (given the timing of reimbursement) shall be reduced, to not less than zero, by the amount of such reimbursement.  If and to the extent (i) any Advance is determined to be a Nonrecoverable Advance, (ii) such Advance and/or the related Advance Interest Amount is reimbursed out of amounts constituting principal in reduction of the Principal Distribution Amount for any Distribution Date as contemplated above and (iii) the particular item for which such Advance was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and (B) any previous reduction in the Principal Distribution Amount for a prior Distribution Date as contemplated in the paragraph above resulting from the reimbursement of the subject Advance and/or the payment of the related Advance Interest Amount.

(b)           The Master Servicer shall maintain a separate Trust Ledger with respect to the Pari Passu Loan Combinations that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto.  On each Servicer Remittance Date, with respect to each Pari Passu Loan Combination, the Master Servicer shall make withdrawals from amounts allocated thereto in the related Pari Passu Loan Combination Collection Account (and may debit the Trust Ledger) for the purposes listed below (the order set forth below not constituting an order of priority for such withdrawals):

(i)             to remit an aggregate amount of immediately available funds equal to the respective allocable portions of the applicable Pari Passu Loan Combination Remittance Amount to (A) the related Pari Passu Companion Loan Noteholders in accordance with Section 3.05(h) of this Agreement (which remittance shall be net of any Unreimbursed Pari Passu Companion Loan Expenses with respect to the related Pari Passu Loan Combination) and (B) the Collection Account for the benefit of the Trust (which remittance shall include an amount equal to the Unreimbursed Pari Passu Companion Loan Expenses with respect to the related Pari Passu Loan Combination netted out of the remittance to the related Pari Passu Companion Loan Noteholders), in each case in accordance with the related Co-Lender Agreement; provided that, if applicable, Liquidation Proceeds relating to the repurchase of any Pari Passu Companion Loan by the related seller thereof shall be remitted solely to the holder of such Pari Passu

Companion Loan, as the case may be, and Liquidation Proceeds relating to the repurchase of a Mortgage Loan related to a Pari Passu Loan Combination by the related Mortgage Loan Seller shall be remitted solely to the Collection Account;

(ii)       to pay (A) to itself unpaid Servicing Fees, to the Special Servicer unpaid Special Servicing Fees, Liquidation Fees and Workout Fees and to the Operating Advisor unpaid Operating Advisor Fees in respect of such Pari Passu Loan Combination or any related REO Loan, as applicable, the Master Servicer’s, the Special Servicer’s or the Operating Advisor’s, as applicable, rights to payment of Servicing Fees, Special Servicing Fees, Liquidation Fees, Workout Fees and Operator Advisor Fees, as applicable, pursuant to this clause (ii)(A) with respect to such Pari Passu Loan Combination or related REO Loan, as applicable, being limited to amounts received on or in respect of such Pari Passu Loan Combination (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), or such REO Loan (whether in the form of REO Proceeds, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable, first, as recovery of interest thereon and, second, as a recovery of any other amounts thereon, and (B) to the Special Servicer, each month to the extent not covered by clause (ii)(A) above, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of the Mortgage Loan (and not the related Pari Passu Companion Loan) included in such Pari Passu Loan Combination or related REO Loan, as applicable, remaining unpaid out of general collections in the Collection Account as provided in Section 3.06(a)(ii) of this Agreement and (C) to the Operating Advisor, any unpaid Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees were received from the related Borrower) in respect of such Pari Passu Loan Combination;

(iii)       to reimburse itself or the Trustee, as applicable,  for unreimbursed P&I Advances with respect to the applicable Mortgage Loan, the Master Servicer’s and the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received in the applicable Pari Passu Loan Combination Collection Account which represent Late Collections received in respect of such Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Co-Lender Agreement), during the applicable period; provided, however, that if such P&I Advance on the applicable Mortgage Loan becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in Section 3.06(b)(v) below;

(iv)       to reimburse itself or the Trustee, as applicable (in reverse of such order with respect to such Pari Passu Loan Combination or REO Property), for unreimbursed Property Advances with respect to such Pari Passu Loan Combination or related REO Property, the Master Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) being limited to, as applicable, related payments by the applicable Borrower with respect to such Property Advance, Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds and REO Proceeds with respect to such Pari Passu Loan Combination; provided that if such Property Advance becomes a

Workout-Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

(v)       (A) to reimburse itself or the Trustee, as applicable, (in reverse of such order with respect to such Pari Passu Loan Combination or related REO Property), (x) with respect to related Nonrecoverable Property Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the related Pari Passu Loan Combination and related REO Properties, and second, out of general collections in the Collection Account as provided in Section 3.06(a) of this Agreement and (y) with respect to Property Advances that become Workout Delayed Reimbursement Amounts, first, out of the principal portion of the general collections on the Pari Passu Loan Combination and related REO Properties, net of such amounts being reimbursed pursuant to the sub-clause first in the preceding clause (x) above and second out of general collections in the Collection Account as provided in Section 3.06(a) of this Agreement; provided that in the case of both clause (x) and clause (y) of this clause (v), prior to making any reimbursement from general collections, such reimbursements shall be made first, from collections on, and proceeds of the related Mortgage Loan and the related Pari Passu Companion Loan, and then from general collections on the Mortgage Loans and REO Properties or (B) to pay itself or the Special Servicer out of general collections on such Pari Passu Loan Combination and any related REO Property, any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Pari Passu Loan Combination or related REO Property and the deposit into the applicable Pari Passu Loan Combination Collection Account of all amounts received in connection therewith;

(vi)       at such time as it reimburses itself or the Trustee, as applicable, (in reverse of such order with respect to a Pari Passu Loan Combination or related REO Property) first, from related Penalty Charges pursuant to Section 3.12(d) of this Agreement, then, from collections on, and proceeds of the applicable Pari Passu Companion Loan, if any, for (A) any unreimbursed P&I Advance with respect to the applicable Mortgage Loan (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) to pay itself or the Trustee, as applicable, any Advance Interest Amounts accrued and payable thereon, (B) any unreimbursed Property Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) above, to pay itself or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (C) any Nonrecoverable Property Advances pursuant to clause (v) above, to pay itself or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon, such party’s rights to reimbursement pursuant to subclause (A) of this clause (vi) with respect to any such interest on P&I Advances being limited to amounts on deposit in the applicable Pari Passu Loan Combination Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Co-

Lender Agreement) in the related Pari Passu Loan Combination as to which such Advance relates;

(vii)       to reimburse itself, the Special Servicer, the Custodian, the Certificate Administrator or the Trustee, as the case may be for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect with respect to the Mortgage Loan giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement or, with respect to a Pari Passu Companion Loan, under the related Mortgage Loan purchase agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to such Pari Passu Loan Combination being limited to that portion of the Repurchase Price paid for the related Mortgage Loan that represents such expense in accordance with clause (d) of the definition of Repurchase Price (or, with respect to a Pari Passu Companion Loan, a comparable expense);

(viii)     to pay itself all Prepayment Interest Excesses on any related Mortgage Loan included in the applicable Pari Passu Loan Combination not required to be used pursuant to Section 3.17(c) of this Agreement;

(ix)       (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a) of this Agreement, (1) interest and investment income earned in respect of amounts relating to such Pari Passu Loan Combination held in the applicable Pari Passu Loan Combination Collection Account as provided in Section 3.07(b) of this Agreement (but only to the extent of the net investment earnings with respect to such Pari Passu Loan Combination Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date) and (2) the pro rata portion of any Penalty Charges with respect to the applicable Pari Passu Loan Combination as allocated in the related Co-Lender Agreement to the related Mortgage Loan (other than Specially Serviced Loans) but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the applicable Pari Passu Loan Combinations have been paid and are not needed to pay Advance Interest Amounts and/or Additional Trust Fund Expenses in accordance with Section 3.12 and the related Co-Lender Agreement; and (B) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.12, the pro rata portion of any Penalty Charges with respect to the applicable Pari Passu Loan Combination as is allocated in the related Co-Lender Agreement to the related Mortgage Loan during the period it is a Specially Serviced Loan (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the applicable Pari Passu Loan Combination have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or Additional Trust Fund Expenses and in accordance with the related Co-Lender Agreement);

(x)        to recoup any amounts deposited in such Pari Passu Loan Combination Collection Account in error;

(xi)       to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) or 6.03(b) of this Agreement, to the extent that such amounts relate to such Pari Passu Loan Combination;

(xii)       to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(d), 3.10(e), 3.15(a), 3.15(b) and 11.08 of this Agreement to the extent payable out of the Trust Fund as they relate to such Pari Passu Loan Combination;

(xiii)      to pay out of general collections on such Pari Passu Loan Combination and related REO Property any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC, or any of their assets or transactions, together with all incidental costs and expenses, in each case to the extent that neither the Master Servicer, the Special Servicer, the Certificate Administrator nor the Trustee is liable therefor pursuant to this Agreement and only to the extent that such amounts relate to the related Mortgage Loan or to the Pari Passu Companion Loans (but only to the extent that any Pari Passu Companion Loan is included in a REMIC);

(xiv)     to reimburse the Trustee, the Custodian and the Certificate Administrator out of general collections on such Pari Passu Loan Combination and related REO Properties for expenses incurred by and reimbursable to it by the Trust Fund related to such Pari Passu Loan Combination;

(xv)       to pay any Person that has, in accordance with Section 3.16 of this Agreement, purchased the Mortgage Loan included in such Pari Passu Loan Combination, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

(xvi)     to deposit in the Interest Reserve Account the amounts with respect to the Mortgage Loan included in such Pari Passu Loan Combination required to be deposited in the Interest Reserve Account pursuant to Section 3.05(e) of this Agreement;

(xvii)    to pay to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Custodian or the Depositor, as the case may be, to the extent that such amounts relate to the Mortgage Loan included in such Pari Passu Loan Combination, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(b), it being acknowledged that this clause (xvii) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

(xviii)   to pay the related Mortgage Loan Seller with respect to the Mortgage Loan included in such Pari Passu Loan Combination, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(g) of this Agreement; and

(xix)      to clear and terminate such Pari Passu Loan Combination Collection Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

The Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, for the purpose of justifying any withdrawal from any Pari Passu Loan Combination Collection Account.  All withdrawals with respect to any Pari Passu Loan Combination shall be made first, from the applicable Pari Passu Loan Combination Collection Account, and then, from the Collection Account if and to the extent permitted by Section 3.06(a) of this Agreement.  Upon request, the Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the Master Servicer to enable the Certificate Administrator to determine the amounts attributable to the Lower-Tier REMIC and the Pari Passu Companion Loans.

The Master Servicer shall pay to the Special Servicer from the Pari Passu Loan Combination Collection Accounts amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of such Special Servicer describing the item and amount to which the Special Servicer is entitled.  The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.  The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan included in the Pari Passu Loan Combination and related REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from any Pari Passu Loan Combination Collection Account.

Any permitted withdrawals under this Section 3.06(b) with respect to reimbursement for advances or other amounts payable to a Pari Passu Companion Loan Trustee shall, if applicable, also be deemed to be a permitted withdrawal for similar amounts owed to the fiscal agent of the Pari Passu Companion Loan Trustee, if any.

Notwithstanding anything to the contrary contained herein, with respect to each Pari Passu Companion Loan, the Master Servicer shall withdraw from the related Pari Passu Loan Combination Collection Account and remit to the related Pari Passu Companion Loan Noteholders, on the related Servicer Remittance Date, any amounts that represent Late Collections or Principal Prepayments on such Pari Passu Companion Loan or any successor REO Loan with respect thereto, that are received by the Master Servicer subsequent to 3:00 p.m. (New York City time) on the related Due Date therefor and on or prior to the 2nd Business Day preceding the Servicer Remittance Date (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with the related Co-Lender Agreement or this Agreement and exclusive of any Unreimbursed Pari Passu Companion Loan Expenses with respect to the applicable Pari Passu Loan Combination), unless such amount would otherwise be included in the monthly remittance to the holder of such Pari Passu Companion Loan for such month.

If, at any time, there are Unreimbursed Pari Passu Companion Loan Expenses with respect to any Pari Passu Loan Combination and there are amounts otherwise allocable to the related Pari Passu Companion Loan are on deposit in the applicable Pari Passu Loan

Combination Collection Account, then the Master Servicer shall apply such amounts so allocable to the related Pari Passu Companion Loan (up to the full amount thereof) to reimburse the Trust (by remittance to the Collection Account) for such Unreimbursed Pari Passu Companion Loan Expenses no later than the next applicable Servicer Remittance Date.

In the event that the Master Servicer fails, as of 5:00 p.m. (New York City time) on any Servicer Remittance Date or any other date a remittance is required to be made, with respect to any Pari Passu Loan Combination, to remit to the Certificate Administrator (in respect of the related Mortgage Loan) or the related Pari Passu Companion Loan Noteholders (in respect of the related Pari Passu Companion Loan) any amounts required to be so remitted hereunder by such date (including any P&I Advance pursuant to Section 4.07 of this Agreement and any Excess Liquidation Proceeds allocable thereto), the Master Servicer shall pay to the Certificate Administrator (in respect of the Mortgage Loan) or the Pari Passu Companion Loan Noteholders (in respect of the Pari Passu Companion Loan), for the account of the Certificate Administrator (in respect of the Mortgage Loan) or the Pari Passu Companion Loan Noteholders (in respect of the Pari Passu Companion Loans), interest, calculated at the Prime Rate, on such amount(s) not timely remitted, from the time such payment was required to be made (without regard to any grace period) until (but not including) the date such late payment is paid to the Certificate Administrator or the Pari Passu Companion Loan Noteholders, as applicable.

(c)           On each Servicer Remittance Date, all net income and gain realized from investment of funds to which the Master Servicer or the Special Servicer is entitled pursuant to Section 3.07(b) of this Agreement shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable.

(d)           With respect to the Pari Passu Loan Combinations, if amounts required to pay the expenses allocable to any related Pari Passu Companion Loan exceed amounts on deposit in the Pari Passu Loan Combination Collection Account and the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as applicable, have sought reimbursement from the Trust Fund with respect to such expenses allocable to such Pari Passu Companion Loan, then the Master Servicer or Special Servicer, as applicable, shall use commercially reasonable efforts to seek (on behalf of the Trust Fund, subject to the related Co-Lender Agreement) payment or reimbursement from the holder of the related Pari Passu Companion Loan, if any.

(e)           If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer shall, promptly upon written direction from the Master Servicer (provided that, (1) with respect to clause (iv) below, the Special Servicer shall have provided notice to the Master Servicer of the occurrence of such liquidation event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the Master Servicer and the Special Servicer with five Business Days’ prior notice of such final Distribution Date), transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)            to reimburse the Master Servicer or the Trustee, in accordance with Section 3.06(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with the related Advance Interest Amount);

(ii)          to pay, in accordance with Section 3.06(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

(iii)         to offset any portion of any Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be (as calculated without regard to the application of such Loss of Value Payments);

(iv)         following the occurrence of a liquidation event with respect to such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or REO Loan; and

(v)          On the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

(f)           The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes (the order set forth below shall not indicate any order of priority), in each case to the extent not previously paid from the Collection Account or a Pari Passu Loan Combination Collection Account:

(i)           to make deposits of the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges distributable pursuant to Section 4.01(a) of this Agreement in the Upper-Tier Distribution Account, and to make distributions on the Class LR Certificates pursuant to Section 4.01(a) of this Agreement;

(ii)           to pay itself, the Trustee and the Custodian respective portions of any accrued but unpaid Trustee/Certificate Administrator Fees;

(iii)        to pay itself an amount equal to all net income and gain realized from investment of funds in the Lower-Tier Distribution Account pursuant to Section 3.07(b) of this Agreement;

(iv)        to pay to itself, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(c) and Section 8.05(d) of this Agreement;

(v)         to recoup any amounts deposited in the Lower-Tier Distribution Account in error; and

(vi)        to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

(g)         The Certificate Administrator may make withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

(i)          to make distributions to Certificateholders (other than Holders of the Class LR Certificates) on each Distribution Date pursuant to Section 4.01 of this Agreement, as applicable;

(ii)         to recoup any amounts deposited in the Upper-Tier Distribution Account in error; and

(iii)        to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

Section 3.07   Investment of Funds in the Collection Accounts, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts.  (a)  The Master Servicer (with respect to the Collection Account, the Pari Passu Loan Combination Collection Accounts and any Borrower Accounts (as defined below and subject to the second succeeding sentence)), the Special Servicer (with respect to any REO Account and any Loss of Value Reserve Fund) and the Certificate Administrator (with respect to the Distribution Accounts, the Interest Reserve Account and the Excess Liquidation Proceeds Account) may direct any depository institution maintaining the Collection Account, any Pari Passu Loan Combination Collection Account, the Excess Liquidation Proceeds Account, any Borrower Accounts, any REO Account, any Loss of Value Reserve Fund, the Interest Reserve Account and the Distribution Accounts (each such account, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement.  Any investment of funds on deposit in an Investment Account by the Master Servicer, the Special Servicer or the Certificate Administrator shall be documented in writing and shall provide evidence that such investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand.  In the case of any Escrow

Account, Lock-Box Account, Cash Collateral Account or Reserve Account (the “Borrower Accounts”), the Master Servicer shall act upon the written request of the related Borrower or Manager to the extent that the Master Servicer is required to do so under the terms of the respective Loan Documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments.  All such Permitted Investments shall be held to maturity, unless payable on demand.  Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee.  The Certificate Administrator shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer or the Special Servicer, with respect to any REO Accounts, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Certificate Administrator or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee.  Neither the Certificate Administrator nor the Trustee shall have any responsibility or liability with respect to the investment directions of the Master Servicer, the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  The Master Servicer shall have no responsibility or liability with respect to the investment directions of the Special Servicer, the Certificate Administrator, the Trustee, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  The Special Servicer shall have no responsibility or liability with respect to the investment directions of the Master Servicer, the Certificate Administrator, the Trustee, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) shall:

(x)           consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)           demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)           All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the related Loan Documents for the Mortgage Loan or applicable law, (ii) any REO Account and the Loss of Value Reserve Fund, which shall be for the benefit of the Special Servicer or (iii) the Excess Liquidation Proceeds Account, the Interest Reserve Account and the Distribution Accounts, which shall be for the benefit of the Certificate Administrator) and, if held in the Collection Account, any Pari Passu Loan Combination

Collection Account, REO Account or Distribution Account shall be subject to withdrawal by the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06 or Section 3.15(b) of this Agreement, as applicable.  The Master Servicer, or with respect to any REO Account or Loss of Value Reserve Fund, the Special Servicer, or with respect to the Excess Liquidation Proceeds Account, the Interest Reserve Account or any Distribution Account, the Certificate Administrator, shall deposit from its own funds into the applicable Investment Account, the amount of any loss incurred in respect of any such Permitted Investment of funds therein immediately upon realization of such loss; provided, however, that the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it.  The Master Servicer shall also deposit from its own funds in any Borrower Account immediately upon realization of such loss the amount of any loss incurred in respect of Permitted Investments of funds therein, except to the extent that amounts are invested at the direction of or for the benefit of the Borrower under the terms of the related Loan Documents for the Mortgage Loan or Pari Passu Loan Combination or applicable law; provided that neither the Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company has satisfied the qualifications set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) 30 days prior to such insolvency.

(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, in either case as a result of an action or inaction of the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, the Trustee may, and upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.  In the event the Trustee takes any such action, (i) the Master Servicer, if such Permitted Investment was for the benefit of the Master Servicer, (ii) the Special Servicer, if such Permitted Investment was for the benefit of the Special Servicer or (iii) the Certificate Administrator, if such Permitted Investment was for the benefit of the Certificate Administrator, shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith.

Section 3.08  Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.  (a)  In the case of each Mortgage Loan or Pari Passu Loan Combination, as applicable (but excluding any REO Loan), the Master Servicer shall use commercially reasonable efforts consistent with the Servicing Standard to cause the related Borrower, with respect to the Mortgage Loans or Pari Passu Loan Combinations that it is servicing, to maintain the following insurance coverage (including identifying the extent to which such Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the Master Servicer will itself cause to be maintained with Qualified Insurers) for the related Mortgaged Property:  (x) except where the Loan Documents permit a Borrower to rely on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent or where the terms of a related ground lease or other long-term lease govern the insurance required to be maintained with respect to a Mortgaged Property, a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or Pari Passu Loan Combination, as applicable, (ii) the Stated Principal Balance of such Mortgage Loan or Pari Passu Loan Combination, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including, but not limited to, coverage for acts of terrorism) that is required, subject to applicable law, under the related Loan Documents; provided, however, that:

(i)       the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless (x) such insurance policy was in effect at the time of the origination of the related Mortgage Loan or Pari Passu Loan Combination, as applicable, (y) such insurance policy was required by the related Loan Documents and is available at commercially reasonable rates (and if the Master Servicer does not cause the Borrower to maintain and does not itself maintain such earthquake or environmental insurance policy on any Mortgaged Property, the Special Servicer shall have the right, but not the duty, to obtain (in accordance with the Servicing Standard), at the Trust Fund’s expense, earthquake or environmental insurance on any REO Property so long as such insurance is available at commercially reasonable rates);

(ii)       if and to the extent that any Loan Document or Pari Passu Loan Combination grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the Master Servicer shall (to the extent consistent with the Servicing Standard) require the related Borrower to obtain the requisite insurance coverage from Qualified Insurers;

(iii)       the Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause any Borrower to maintain the insurance required to be maintained under the Loan Documents; provided, however, that this clause shall not limit the Master Servicer’s obligation to obtain and maintain a force-placed insurance policy, as provided herein;

(iv)       except as provided below (including under clause (vi) below), in no event shall the Master Servicer be required to cause the Borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such Borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the Special Servicer);

(v)       to the extent that the Master Servicer itself is required to maintain insurance that the Borrower does not maintain, the Master Servicer will not be required to maintain insurance other than what is available to the Master Servicer on a force-placed basis at commercially reasonable rates, and only to the extent the Trust as lender has an insurable interest; and

(vi)       any explicit terrorism insurance requirements contained in the related Loan Documents shall be enforced by the Master Servicer in accordance with the Servicing Standard (unless the Special Servicer and the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing) have consented to a waiver (including a waiver to permit the Master Servicer to accept insurance that does not comply with specific requirements contained in the Loan Documents) in writing of that provision in accordance with the Servicing Standard; provided that the Special Servicer shall promptly notify the Master Servicer in writing of such waiver.

The Master Servicer shall notify the Special Servicer, the Certificate Administrator, the Trustee and the Directing Holder if the Master Servicer determines in accordance with the Servicing Standard that a Borrower has failed to maintain insurance required under the Loan Documents and such failure materially and adversely affects the interests of the Certificateholders or if the Borrower has notified the Master Servicer in writing that the Borrower does not intend to maintain such insurance and that the Master Servicer has determined in accordance with the Servicing Standard that such failure materially and adversely affects the interests of the Certificateholders.

Subject to Section 3.15(b) of this Agreement, with respect to each REO Property, the Special Servicer shall use reasonable efforts and only if the Trustee has an insurable interest, consistent with the Servicing Standard, to maintain (subject to the right of the Special Servicer to direct the Master Servicer to make a Property Advance for the costs associated with coverage that the Special Servicer determines to maintain, in which case the Master Servicer shall make such Property Advance) with Qualified Insurers to the extent reasonably available at commercially reasonable rates, (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan or Pari Passu Loan Combination, as applicable (or such greater amount of coverage required by the related Loan Documents (unless such amount is not available or the Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing) has consented to a lower amount), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1.0 million per occurrence, and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months; provided, however, that the Special Servicer shall not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rate and consistent with the Servicing Standard.

All such insurance policies maintained as described above shall contain (if they insure against loss to property) a “standard” mortgagee clause, with loss payable to the Master Servicer (on behalf of the Trustee on behalf of Certificateholders and, with respect to a Pari Passu Loan Combination the related Pari Passu Companion Loan Noteholders), or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee (on behalf of Certificateholders and, with respect to a Pari Passu Loan Combination the related Pari Passu Companion Loan Noteholders) (in the case of insurance maintained in respect of an REO Property).  Any amounts collected by the Master Servicer or Special Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account (or, in the case of the Pari Passu Loan Combinations, in the applicable Pari Passu Loan Combination Collection Account), subject to withdrawal pursuant to Section 3.06 of this Agreement, in the case of amounts received in respect of a Mortgage Loan or Pari Passu Loan Combination, or in the applicable REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.15 of this Agreement, in the case of amounts received in respect of an REO Property.  Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders or Pari Passu Companion Loan Noteholders, be added to the Stated Principal Balance of the related Mortgage Loan or the Pari Passu Loan Combination, notwithstanding that the terms of such Mortgage Loan or Pari Passu Loan Combination so permit; provided, however, that this sentence shall not limit the rights of the Master Servicer or Special Servicer on behalf of the Trust Fund to enforce any obligations of the related Borrower under such Mortgage Loan or Pari Passu Loan Combination.  Any costs incurred by the Master Servicer in maintaining any such insurance policies in respect of the Mortgage Loans or Specially Serviced Loans (other than REO Properties) (i) if the Borrower defaults on its obligation to do so, shall be advanced by the Master Servicer as a Property Advance and will be charged to the related Borrower and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.  Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust Fund (and in the case of the Pari Passu Loan Combinations, first, of the related Pari Passu Companion Loan Noteholder, and second, to the extent such cost remains unpaid, the Mortgage Loan) payable out of the related REO Account (or Pari Passu Loan Combination REO Account, as applicable) or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Property Advance (or paid from the Collection Account if the Master Servicer determines such Advance would be a Nonrecoverable Advance, subject to Section 3.21(d) of this Agreement).

(b)      If either:

(x) the Master Servicer or Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans, Pari Passu Loan Combinations or REO Properties, as applicable, then, to the extent such policy:

(i)       is obtained from a Qualified Insurer, and

(ii)      provides protection equivalent to the individual policies otherwise required, or

(y) the Master Servicer or Special Servicer (or its corporate parent) has long-term unsecured debt obligations that are rated not lower than “A” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch) and “A2” by Moody’s, and the Master Servicer or Special Servicer self-insures for its obligation to maintain the individual policies otherwise required (in which case the Master Servicer or Special Servicer, as applicable, shall be obligated to pay the amount of any such losses contemplated by this Section 3.08 for which it self-insures), then the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable.

Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or Special Servicer, as the case may be, that maintains such policy shall, if there shall not have been maintained on any Mortgaged Property or REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.08(a) of this Agreement, and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the Collection Account (or, in the case of a Pari Passu Loan Combination, in the related Pari Passu Loan Combination Collection Account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Pari Passu Loan Combination, as applicable (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).  The Master Servicer and Special Servicer shall prepare and present, on behalf of itself, the Trustee and Certificateholders and, if applicable the Pari Passu Companion Loan Noteholders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy.  If the Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such “force-placed” insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid as a Property Advance.

(c)           With respect to each Mortgage Loan or Pari Passu Loan Combination, as applicable, that is subject to an Environmental Insurance Policy, if the Master Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Master Servicer shall notify the Special Servicer to such effect and the Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder.  With respect to each Specially Serviced Loan and REO Property that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust, on behalf of the Certificateholders and, if applicable, the Pari Passu Companion Loan Noteholders (giving due regard to the junior nature of the related Pari Passu Companion Loan, if any), is entitled thereunder.  Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the Master Servicer as a Property Advance.

(d)           The Master Servicer and Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this

Agreement during which Specially Serviced Loans and/or REO Properties as to which it is the Special Servicer are included in the Trust Fund) keep in force with a Qualified Insurer, a fidelity bond in such form and amount as are consistent with the Servicing Standard.  The Master Servicer or Special Servicer, as applicable, shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be.  So long as the long-term unsecured debt obligations of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent), as applicable, are rated not lower than “A (low)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch) and “A2” by Moody’s, the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

The Master Servicer and Special Servicer, as applicable, shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with their servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard.  The Master Servicer or the Special Servicer, as applicable, shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be.  Any such errors and omissions policy shall provide that it may not be canceled without ten days’ prior written notice to the Trustee.  So long as the long-term unsecured debt obligations of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent), as applicable, are rated not lower than “A (low)” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P or Fitch) and “A2” by Moody’s, the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

Section 3.09    Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions.

(a)            If any Mortgage Loan or Pari Passu Loan Combination contains a provision in the nature of a “due-on-sale” clause (including, without limitation, sales or transfers of Mortgaged Properties (in full or part) or the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners), which by its terms:

(i)             provides that such Mortgage Loan or Pari Passu Loan Combination will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property (including, without limitation, the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners),

(ii)            provides that such Mortgage Loan or Pari Passu Loan Combination may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer, or

(iii)           provides that such Mortgage Loan or Pari Passu Loan Combination may be assumed or transferred without the consent of the mortgagee, provided certain conditions set forth in the Loan Documents are satisfied, then, for so long as such Mortgage Loan is included in the Trust Fund, subject to the rights of the Directing Holder, neither the Master Servicer (with respect to Performing Loans) nor the Special Servicer (with respect to Specially Serviced Loans), as applicable, on behalf of the Trust Fund, shall be required to enforce any such due-on-sale clauses and in connection therewith neither shall be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (1) such provision is not exercisable under applicable law or if the Master Servicer (with respect to Performing Loans and with the consent of the Special Servicer) or the Special Servicer (with respect to Specially Serviced Loans or REO Loans), as applicable, determines, subject to the rights of the Directing Holder, that the enforcement of such provision is reasonably likely to result in meritorious legal action by the Borrower or (2) the Master Servicer (with the consent of the Special Servicer) or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard and subject to the rights of the Directing Holder, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Calculation Rate), than would enforcement of such clause.  If the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans or REO Loans), as applicable, determines that (A) granting such consent would be likely to result in a greater recovery, (B) such provision is not legally enforceable, or (C) that the conditions described in clause (a)(iii) above relating to the assumption or transfer of Mortgage Loan or Pari Passu Loan Combination have been satisfied, the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans or REO Loans) is authorized to take or enter into an assumption agreement from or with the Person to whom the related Mortgaged Property has been or is about to be conveyed, and to release the original Borrower from liability upon the Mortgage Loan and substitute the new Borrower as obligor thereon, provided that (a) the credit status of the prospective new Borrower is in compliance with the Master Servicer’s or the Special Servicer’s regular commercial mortgage origination or servicing standards and criteria and the terms of the related Mortgage and (b) the Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans or REO Loans), as applicable, has received a No Downgrade Confirmation from each Rating Agency (and, if applicable, from each Companion Rating Agency) with respect to any Mortgage Loan that represents one of the ten largest Mortgage Loans based on Stated Principal Balance.  In connection with each such assumption or substitution entered into by the Special Servicer, the Special Servicer shall give prior notice thereof to the Master Servicer.  The Master Servicer (with respect to Performing Loans) or the Special Servicer (with respect to Specially Serviced Loans or REO Loans) shall notify the Trustee, the Certificate Administrator and the Directing Holder that any such assumption or substitution agreement has been completed by forwarding to the Custodian (with a copy to the Master Servicer, the Certificate Administrator, the Trustee and the Directing Holder, as applicable) the original copy of such agreement, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.  To the extent not precluded by the Loan Documents, neither the Master Servicer (with respect to Performing Loans) nor the Special Servicer (with respect to Specially Serviced Loans or REO Loans) shall approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution.  However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund and, in the case of any Pari Passu Loan Combination, such expense shall be allocated, pro rata, to the holders of the Mortgage Loan and the related Pari Passu Companion Loan.

(b)       If any Mortgage Loan or Pari Passu Loan Combination contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms:

(i)        provides that such Mortgage Loan or Pari Passu Loan Combination shall (or may at the mortgagee’s option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property or any direct or indirect ownership interest in the borrower (including, unless specifically permitted, any mezzanine financing secured by direct or indirect interests in the Borrower or any sale or transfer of preferred equity in the Borrower or its owners),

(ii)       requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property or the direct or indirect ownership interest in the Borrower (including, without limitation, any mezzanine financing secured by direct or indirect equity interest in the Borrower or any sale or transfer of preferred equity in the Borrower or its owners), or

(iii)       provides that such Mortgaged Property or the direct or indirect ownership interest in the Borrower may be further encumbered without the consent of the mortgagee (including, without limitation, any mezzanine financing secured by direct or indirect equity interests in the Borrower or any sale or transfer of preferred equity in the Borrower or its owners), so long as certain conditions set forth in the Loan Documents are satisfied, then, neither the Master Servicer (with respect to Performing Loans) nor the Special Servicer (with respect to Specially Serviced Loans or REO Loans), on behalf of the Trust Fund, shall be required to enforce such due-on-encumbrance clauses and in connection therewith, will not be required to (i) accelerate the payments on the related Mortgage Loan or Pari Passu Loan Combination or (ii) withhold its consent to such lien or encumbrance, if the Master Servicer (with the consent of the Special Servicer) or the Special Servicer, as applicable, subject to the rights of the Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing), (x) determines, in accordance with the Servicing Standard that such enforcement would not be in the best interests of the Trust Fund or the holder of the related Pari Passu Companion Loan, if applicable, or that in the case of a Mortgage Loan or Pari Passu Loan Combination described in clause (b)(iii) above that the conditions to further encumbrance have been satisfied and (y) as to any Mortgage Loan or Pari Passu Loan Combination, follows the No Downgrade Confirmation procedure pursuant to Section 3.30 from each Rating Agency (and, if applicable, from each of the Companion Rating Agencies) with respect to any Mortgage Loan that represents one of the ten largest Mortgage Loans based on Stated Principal Balance.  To the extent not precluded by the Loan Documents, neither the Master Servicer (with respect to Performing Loans) nor the Special Servicer (with respect to Specially Serviced Loans or REO Loans) shall approve the creation of any lien or other encumbrance without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance.  However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund and, in the case of any Pari Passu Loan Combination, such expense shall be allocated, pro rata, to the related holder of the Mortgage Loan and the holder of the Pari Passu Companion Loan.

(c)           Notwithstanding any other provision of this Agreement, the Special Servicer may not waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause relating to any Specially Serviced Loan without, if no Control Termination Event has occurred and is continuing, the consent of the Directing Holder.  The Directing Holder shall have 10 Business Days after receipt of notice along with the Special Servicer’s recommendation and analysis with respect to such waiver and any additional information the Directing Holder may reasonably request from the Special Servicer of a proposed waiver or consent under any “due on sale” or “due on encumbrance” clause in which to grant or withhold its consent (provided that if the Special Servicer fails to receive a response to such notice from the Directing Holder in writing within such period, then the Directing Holder shall be deemed to have consented to such proposed waiver or consent).

(d)           The Master Servicer and the Special Servicer, as applicable, shall each provide copies of any waivers it effects pursuant to Section 3.09(a) or (b) of this Agreement to the other party, the 17g-5 Information Provider (who shall promptly post such waivers to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Master Servicer or Special Servicer, as applicable, provides the 17g-5 Information Provider such waivers, each Rating Agency, with respect to each Mortgage Loan.

(e)           Nothing in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(f)            In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, the Special Servicer shall not agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) of this Agreement shall contain any terms that are different from, any term of any Mortgage Loan or Pari Passu Loan Combination or the related Note, other than pursuant to Section 3.26 hereof, as applicable.

(g)           With respect to any Mortgage Loan or Pari Passu Loan Combination which permits release of Mortgaged Properties through defeasance:

(i)             If such Mortgage Loan or Pari Passu Loan Combination requires that the lender purchase the required government securities, then the Master Servicer shall purchase, or shall cause the purchase of, such obligations on behalf of the Trust, at the related Borrower’s expense, in accordance with the terms of such Mortgage Loan; provided that the Master Servicer shall not accept the amounts paid by the related

Borrower to effect defeasance until acceptable government securities have been identified.

(ii)            To the extent not inconsistent with such Mortgage Loan or Pari Passu Loan Combination, the Master Servicer shall require the related Borrower to provide an Opinion of Counsel (which shall be an expense of the related Borrower) to the effect that the Trustee has a first priority perfected security interest in the defeasance collateral (including the government securities) and the assignment of the defeasance collateral is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to each Rating Agency.

(iii)           To the extent not inconsistent with such Mortgage Loan or Pari Passu Loan Combination, the Master Servicer shall require a certificate at the related Borrower’s expense from an Independent certified public accountant certifying to the effect that the government securities will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Pari Passu Loan Combination in compliance with the requirements of the terms of the related Loan Documents.

(iv)           Prior to permitting the release of any Mortgaged Property through defeasance, the Master Servicer shall obtain, at the related Borrower’s expense, a No Downgrade Confirmation; provided, however, (A) the Master Servicer shall not be required to obtain such No Downgrade Confirmation from DBRS unless such Mortgage Loan at the time of such defeasance is (x) one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance greater than $20,000,000 or (z) a Mortgage Loan that represents 5% or more of the Stated Principal Balance of all Mortgage Loans and (B) the Master Servicer shall not be required to obtain such No Downgrade Confirmation from Moody’s with respect to any Mortgage Loan that has a Stated Principal Balance that is equal to or less than $20,000,000 or 5% of the aggregate Stated Principal Balance of all of the Mortgage Loans (whichever is less), so long as such Mortgage Loan is not one of the ten largest Mortgage Loan by Stated Principal Balance.

(v)            Prior to permitting release of any Mortgaged Property through defeasance, the Master Servicer shall require an Opinion of Counsel to the effect that such release will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, cause a tax to be imposed on the Trust Fund under the REMIC Provisions; provided that to the extent not inconsistent with the Mortgage Loan or Pari Passu Loan Combination, the related Borrower shall pay the cost related to the Opinion of Counsel (and shall otherwise be a Property Advance).

(vi)           No defeasance shall occur on or prior to the second anniversary of the Startup Day of the Trust REMICs.

(vii)          The Trustee shall at the expense of the related Borrower (to the extent not inconsistent with the related Loan Documents) hold the U.S. government securities as pledgee for the benefit of the Certificateholders and, if applicable, the Pari Passu

Companion Loan Noteholders, and the Certificate Administrator shall apply payments of principal and interest received on the government obligations to the Collection Account in respect of the defeased Mortgage Loan according to the payment schedule existing immediately prior to the defeasance.

(viii)         The Master Servicer shall, in accordance with the Servicing Standard, enforce provisions in the Mortgage Loans that it is servicing requiring Borrowers to pay all reasonable expenses associated with a defeasance.

(ix)            To the extent not inconsistent with such Mortgage Loan, or to the extent the related Loan Documents provide the lender with discretion, the Master Servicer shall require a single purpose entity, formed solely for the purpose of owning and pledging the government securities related to one or more of the Mortgage Loans, to act as a successor borrower.

(x)             The Master Servicer may accept as defeasance collateral of any “government security,” within the meaning of Treasury Regulations Section 1.860G-(2)(a)(8)(ii), notwithstanding any more restrictive requirements in the Loan Documents; provided, that the Master Servicer has received an Opinion of Counsel that acceptance of such defeasance collateral will not cause an Adverse REMIC Event.

(h)           When the Special Servicer’s consent is requested under this Section 3.09, such consent shall be deemed given 15 Business Days after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably required by the Special Servicer.  With respect to all Specially Serviced Loans and Performing Loans, the Special Servicer shall, prior to consenting to such a proposed action of the Master Servicer, and prior to itself taking such an action, obtain the written consent of the Directing Holder, which consent shall be deemed given 10 Business Days after receipt (unless earlier objected to) by the Directing Holder of the Master Servicer’s and/or Special Servicer’s, as applicable, written analysis and recommendation with respect to such action together with such other information reasonably required by the Directing Holder.

Section 3.10   Appraisals; Realization upon Defaulted Mortgage Loans. (a)  Contemporaneously with the earliest of (i) the effective date of any (A) modification of the Maturity Date or extended Maturity Date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Pari Passu Loan Combination or any other term of a Mortgage Loan or Pari Passu Loan Combination, (B) extension of the Maturity Date or extended Maturity Date of a Mortgage Loan or Pari Passu Loan Combination as described below in Section 3.26 of this Agreement, or (C) consent to the release of any Mortgaged Property from the lien of the related Mortgage other than pursuant to the terms of the related Mortgage Loan or Pari Passu Loan Combination, (ii) the occurrence of an Appraisal Reduction Event with respect to a Mortgage Loan or Pari Passu Loan Combination, (iii) a default in the payment of a Balloon Payment with respect to a Mortgage Loan or Pari Passu Loan Combination for which an extension is not granted, or (iv) the date on which the Special Servicer, consistent with the Servicing Standard, determines that an Updated Valuation is warranted with respect to a Mortgage Loan or Pari Passu Loan Combination, the Special Servicer shall use reasonable efforts to obtain an Updated Valuation or Small Loan Appraisal Estimate (or a letter update for an existing appraisal which is less than two years old) of the related Mortgaged Property or REO Property, as applicable, within 60 days (or such other shorter period as may otherwise be set forth in the definition of “Appraisal Reduction Amount” in this Agreement) of such event or occurrence, the cost of which shall constitute a Property Advance; provided, however, that the Special Servicer shall not be required to obtain an Updated Valuation pursuant to clauses (i) through (iv) above with respect to any Mortgaged Property or REO Property for which there exists an Appraisal, Updated Appraisal or Small Loan Appraisal Estimate which is less than nine months old unless the Special Servicer has actual knowledge of a material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Appraisal, Updated Appraisal or Small Loan Appraisal Estimate.  For so long as such Mortgage Loan or Pari Passu Loan Combination is a Specially Serviced Loan, the Special Servicer shall obtain letter updates to each Updated Valuation every nine months and recalculate the Appraisal Reduction Amount prior to the Special Servicer granting extensions beyond one year or any subsequent extension after granting a one year extension with respect to the same Mortgage Loan or Pari Passu Loan Combination.  The Special Servicer will be required to update, every nine months, each Small Loan Appraisal Estimate or Updated Appraisal for so long as an Appraisal Reduction Event exists with respect to the related Mortgage Loan or Pari Passu Loan Combination and recalculate the Appraisal Reduction Amount based on such updated Small Loan Appraisal Estimate or Updated Appraisal.  The Special Servicer shall send all such letter updates and Updated Valuations to the Master Servicer, the Directing Holder, the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and on the second Business Day after the Special Servicer provides the 17g-5 Information Provider such materials, each Rating Agency, and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder.

Notwithstanding the foregoing, solely for purposes of determining whether a Control Termination Event has occurred and is continuing (and the identity of the Controlling Class), whenever the Special Servicer is required to obtain an Appraisal or Updated Appraisal under this Agreement, the Controlling Class Representative shall have the right, exercisable within ten (10) Business Days after the Special Servicer’s report of the resulting Appraisal Reduction Amount, to direct the Special Servicer to hire an Independent MAI Appraiser reasonably satisfactory to the Controlling Class Representative to prepare a second Appraisal of the Mortgaged Property at the expense of the Controlling Class Representative.  The Special Servicer must use reasonable efforts to cause the delivery of such second Appraisal within thirty (30) days following the direction of the Controlling Class Representative.  Within ten (10) Business Days following its receipt of such second Appraisal, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such second Appraisal, any recalculation of the Appraisal Reduction Amount is warranted and, if so, the Special Servicer shall recalculate the applicable Appraisal Reduction Amount on the basis of such second Appraisal.  Solely for purposes of determining whether a Control Termination Event has occurred and is continuing and the identity of the Controlling Class:

(i)           the first Appraisal shall be disregarded and have no force or effect, and, if an Appraisal Reduction Amount is already then in effect, the Appraisal Reduction Amount for the related Mortgage Loan shall be calculated on the basis of the most recent prior Appraisal or updated Appraisal obtained under this Agreement (or, if no such

Appraisal exists, there shall be no Appraisal Reduction Amount for purposes of determining whether a Control Termination Event has occurred and is continuing and the identity of the Controlling Class) unless and until the (a) the Controlling Class Representative fails to exercise its right to direct the Special Servicer to obtain a second Appraisal within the exercise period described above or (b) if the Controlling Class Representative exercises its right to direct the Special Servicer to obtain a second Appraisal, such second Appraisal is not received by the Special Servicer within ninety (90) days following such direction, whichever occurs earlier (and, in such event, an Appraisal Reduction Amount calculated on the basis of such first Appraisal, if any, shall be effective); and

(ii)          if the Controlling Class Representative exercises its right to direct the Special Servicer to obtain a second Appraisal and such second Appraisal is received by the Special Servicer within ninety (90) days following such direction, the Appraisal Reduction Amount (if any), calculated on the basis of the second Appraisal (if the Special Servicer determines that a recalculation was warranted as described above) or (otherwise) on the basis of the first Appraisal shall be effective.

The Special Servicer shall monitor each Specially Serviced Loan, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the Borrower if, in the Special Servicer’s judgment, cure is likely, and take such other actions (including without limitation, negotiating and accepting a discounted payoff of a Mortgage Loan or Pari Passu Loan Combination) as are consistent with the Servicing Standard.  If, in the Special Servicer’s judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the Specially Serviced Loan has not been released from the Trust Fund pursuant to any provision hereof, and except as otherwise specifically provided in Section 3.09(a) and 3.09(b) of this Agreement, the Special Servicer may, to the extent consistent with the Asset Status Report (and with the consent of the Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing)) and with the Servicing Standard, accelerate such Specially Serviced Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property or Properties, provided that the Special Servicer determines that such acceleration and foreclosure are more likely to produce a greater recovery to Certificateholders and, if applicable, Pari Passu Companion Loan Noteholders (as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender) on a present value basis (discounting at the related Calculation Rate) than would a waiver of such default or an extension or modification in accordance with the provisions of Section 3.26 hereof.  The Master Servicer shall pay the costs and expenses in any such proceedings as a Property Advance unless the Master Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Property Advance would constitute a Nonrecoverable Advance; provided, however, if such Property Advance would constitute a Nonrecoverable Advance but the Special Servicer determines that such payment would be in best interests of the Certificateholders (and, in the case of a Pari Passu Loan Combination, the related Pari Passu Companion Loan Noteholders as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender)) (with the

Master Servicer permitted to conclusively rely upon any such determination by the Special Servicer), the Special Servicer shall direct the Master Servicer to make such payment from the Collection Account (or, if applicable, the applicable Pari Passu Loan Combination Collection Account), which payment shall be an Additional Trust Fund Expense.  The Trustee shall be entitled to conclusively rely upon any determination of the Master Servicer or Special Servicer that a Property Advance, if made, would constitute a Nonrecoverable Advance.  If the Master Servicer does not make such Property Advance in violation of the third preceding sentence, the Trustee shall make such Property Advance, unless the Trustee determines that such Property Advance would be a Nonrecoverable Advance.  The Master Servicer and the Trustee, as applicable, shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to this paragraph to the extent permitted by Section 3.06 of this Agreement.

(b)           If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if (i) the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or (ii) if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Trustee and the Certificate Administrator.

(c)           In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, or to its nominee (which shall not include the Special Servicer) or a separate Trustee or co-Trustee on behalf of the Trustee as Holder of the Lower-Tier Regular Interests and the Certificateholders and, if applicable, the Pari Passu Companion Loan Noteholders.  Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan or Pari Passu Loan Combination, as applicable, such Mortgage Loan or Pari Passu Loan Combination, as applicable, shall (except for purposes of Section 9.01 of this Agreement) be considered to be an REO Loan until such time as the related REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses.  Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan or Pari Passu Companion Loan, as applicable, shall be considered to be an outstanding Mortgage Loan or Pari Passu Companion Loan, as applicable:

(i)           it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title shall remain in effect; and

(ii)           subject to Section 1.02(g) of this Agreement, Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Note(s) in accordance with the terms of such Note(s) and any applicable Co-Lender Agreement.

(d)           Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)           such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

(ii)           the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Lower-Tier REMIC) to the effect that the holding of such personal property by the Lower-Tier REMIC, will not cause the imposition of a tax on either Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(e)           Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund; provided that with respect to each Pari Passu Loan Combination, such expenses, first, shall be allocated to the related Pari Passu Companion Loan and the related Mortgage Loan, on a pro rata basis by principal balance, and paid out of the applicable Pari Passu Loan Combination Collection Amount, and second, to the extent such expense remains unpaid, shall be paid out of the Collection Account) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on either Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(f)           Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not cause the Trustee, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, to obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, have a receiver of rents appointed with respect to, and shall not otherwise cause the Trustee to acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund or the Certificateholders or Pari Passu Companion Loan Noteholders, if applicable, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

(i)            such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund (and with respect to the Pari Passu Loan Combinations, the Pari Passu Companion Loan Noteholders), as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

(ii)           there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund and, with respect to a Pari Passu Loan Combination, the Pari Passu Companion Loan Noteholders, as a collective whole as if the Certificateholders and Pari Passu Companion Loan Noteholders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and, if applicable, the Pari Passu Companion Loan Noteholders.  Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

(g)           The environmental assessment contemplated by Section 3.10(f) of this Agreement shall be prepared within three months (or as soon thereafter as practicable) of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard.  Upon the written direction of the Special Servicer and delivery by the Special Servicer to the Master Servicer of pertinent back-up information the Master Servicer shall advance the cost of preparation of such environmental assessments as a Property Advance unless the Master Servicer determines, in its good faith judgment, that such Property Advance would be a Nonrecoverable Advance.  The Master Servicer shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06.  The Special Servicer shall provide written reports and a copy of any environmental assessments in electronic format to the Directing Holder (in the case of the Lead Directing Holder, if no Consultation Termination Event has occurred and is continuing), the Master Servicer and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and on the second Business Day after the Special Servicer provides the 17g-5 Information Provider such materials, each Rating Agency, monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Mortgage Loan or defaulted Pari Passu Companion Loan as to which the environmental testing contemplated by Section 3.10(f) of this Agreement has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of (i) satisfaction of both such conditions, (ii) repurchase of the related

Mortgage Loan by the Mortgage Loan Seller or (iii) release of the lien of the related Mortgage on such Mortgaged Property.

(h)           If the Special Servicer determines pursuant to Section 3.10(f)(i) of this Agreement that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund (and with respect to the Pari Passu Loan Combinations, the Pari Passu Companion Loan Noteholders), as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(f)(ii) of this Agreement that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund (and with respect to any Pari Passu Loan Combination, the related Pari Passu Companion Loan Noteholders), as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender, to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall (with the consent of the Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing)) take such action as it deems to be in the best economic interest of the Trust Fund (and with respect to any Pari Passu Loan Combination, the related Pari Passu Companion Loan Noteholders), but only if the Certificate Administrator has mailed notice to the Holders of the Regular Certificates and the related Pari Passu Companion Loan Noteholders of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Certificate Administrator does not receive, within 30 days of such notification, instructions from the Holders of Regular Certificates entitled to a majority of (i) in the case of any Mortgaged Property relating to any Mortgage Loan, the Voting Rights or (ii) in the case of a Mortgaged Property related to a Pari Passu Loan Combination, the applicable Pari Passu Companion Loan Noteholders, directing the Special Servicer not to take such action.  Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that within such 30-day period irreparable environmental harm to such Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee and the Certificate Administrator setting forth the basis for such determination, then the Special Servicer may take or cause to be taken such action to remedy such condition as may be consistent with the Servicing Standard.  None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(h) at the direction of the Certificateholders or with respect to any Pari Passu Loan Combination, at the direction of the Certificateholders and the related Pari Passu Companion Loan Noteholders unless the Certificateholders and, with respect to any Pari Passu Companion Loan, the Pari Passu Companion Loan Noteholders agree to indemnify the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer with respect to such action or inaction.  The Master Servicer shall advance the cost of any such compliance, containment, clean-up or remediation as a Property Advance unless the Master Servicer determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance.

(i)           The Special Servicer shall notify the Master Servicer of any Mortgaged Property which is abandoned or foreclosed that requires reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Pari Passu Loan Combination which is abandoned or foreclosed and the Master Servicer shall report to the IRS and the related Borrower, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer.  The Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(j)           The costs of any Updated Valuation obtained pursuant to this Section 3.10 shall be paid by the Master Servicer as a Property Advance and shall be reimbursable from the Collection Accounts or, with respect to the Pari Passu Loan Combinations, first, from the applicable Pari Passu Loan Combination Collection Account and second, to the extent amounts in the Pari Passu Loan Combination Collection Accounts are insufficient therefore, from the Collection Accounts in accordance with Section 3.06(a) of this Agreement.

Section 3.11       Trustee to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Pari Passu Loan Combination, or the receipt by the Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Trustee or the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account or the applicable Pari Passu Loan Combination Collection Account, as applicable, pursuant to Section 3.05 of this Agreement have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the related Mortgage File.  Any expense incurred in connection with any instrument of satisfaction or deed of reconveyance that is not paid by the related Borrower shall be chargeable to the Trust Fund.  The Master Servicer agrees to use reasonable efforts in accordance with the Servicing Standard to enforce any provision in the relevant Loan Documents that require the Borrower to pay such amounts.  No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be an expense of the Trustee or the Custodian.

From time to time upon request of the Master Servicer or the Special Servicer and delivery to the Trustee and the Custodian of a Request for Release, the Custodian shall promptly release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or the Special Servicer, as applicable.  Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or the Pari Passu Loan Combination into an REO Property, or in the event of a substitution of a Mortgage Loan pursuant to Section 2.03 of this Agreement, or receipt by the Trustee and the Custodian of a certificate of a Servicing Officer stating that such Mortgaged Property was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account or the applicable Pari Passu Loan Combination Collection Account, as applicable, have been so deposited, or that such Mortgage Loan or Pari Passu Loan Combination has become an REO Property, or that the Master Servicer has received a Qualifying Substitute Mortgage Loan and the applicable Substitution Shortfall Amount, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or the Special Servicer, as applicable.

Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans and REO Loans) any court pleadings, requests for a trustee’s sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity.  Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, that the proposed action is consistent with the Servicing Standard and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

Section 3.12 Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation.  (a)  As compensation for its activities hereunder, the Master Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan and Pari Passu Companion Loan (including any REO Loan) that it is servicing.  The Master Servicer’s rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer’s responsibilities and obligations under this Agreement or as provided in the following paragraph with respect to the Excess Servicing Fee.  In addition, the Master Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents, Pari Passu Companion Loan documents and the related Co-Lender Agreement, (i) all investment income earned on amounts on deposit in the Collection Account (and with respect to each Pari Passu Loan Combination, the related Pari Passu Loan Combination Collection Account) and certain Borrower Accounts (to the extent consistent with the related Loan Documents), (ii) any Default Interest and any other Penalty Charges collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Performing Loan, in each case, remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Performing Loan and to pay or reimburse the Trust for any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) relating to such Performing Loan incurred during or prior to such Collection Period and, in the case of the Pari Passu Loan Combinations, to the extent allocated to the related Mortgage Loan in the related Co-Lender Agreement, and as further described in Section 3.12(d), (iii) any amounts collected for checks returned for insufficient funds (with respect to any Performing Loan or Specially Serviced Loan), demand fees (with respect to any Performing Loan and the related Pari Passu Companion Loan) or similar items (with respect to any Performing Loan and the related Pari Passu Companion Loan) (but not including Yield Maintenance Charges) and (iv) to the extent permitted by applicable law and the related Loan Documents, 100% of any Modification Fees with respect to (and other similar fees relating to) any Performing Loan and the related Pari Passu Companion Loans where the consent of the Special Servicer is not required (50% thereof where the consent of the Special Servicer is required), 100% of any defeasance fees, 100% of Assumption Fees, consent fees and similar fees relating to the transactions referred to in Section 3.09 of this Agreement with respect to Performing Loans and the related Pari Passu Companion Loans where the consent of the Special Servicer is not required (50% thereof where the consent of the Special Servicer is required), 100% of loan service transaction fees, beneficiary statement charges or similar items (but not including Yield Maintenance Charges) with respect to Performing Loans and the related Pari Passu Companion Loans where the consent of the Special Servicer is not required (50% where the consent of the Special Servicer is required) and 100% of assumption application fees with respect to Performing Loans and the related Pari Passu Companion Loans, in each case to the extent received and not required to be deposited or retained in the Collection Account or Pari Passu Loan Combination Collection Account, in each case pursuant to Section 3.05 of this Agreement.  The Master Servicer shall also be entitled pursuant to, and to the extent provided in, Section 3.06(a)(viii) or 3.07(b) of this Agreement, as applicable, to withdraw from the Collection Account and to receive from any Borrower Accounts (to the extent not payable to the related Borrower under the Mortgage Loan or applicable law), Net Prepayment Interest Excess, if any, that accrue on the Mortgage Loans that it is servicing and any interest or other income earned on deposits therein.

The Master Servicer and any successor holder of the Excess Servicing Fee Rights that relate to the Mortgage Loans (and any successor REO Loans with respect to such Mortgage Loans) shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws and is otherwise made in accordance with the Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit W-1 hereto, and (iii) the prospective transferee shall have delivered to the Master Servicer and the Depositor a certificate substantially in the form attached as Exhibit W-2 hereto.  None of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification.  The Master Servicer and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and the Master Servicer hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Certificate Administrator, the Trustee, the Master Servicer, the Certificate Registrar, the Operating Advisor and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph.  By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Act.  From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Master Servicer with respect to the related Mortgage Loan or successor REO Loan with respect thereto to which the Excess Servicing Fee Right relates, shall pay, out of each amount paid to the Master Servicer as Servicing Fee with respect to such Mortgage Loan or REO Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fee to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer.  The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph.  None of the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Depositor, the Special Servicer or the Trustee shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

As compensation for its activities hereunder on each Distribution Date, the Certificate Administrator shall be entitled with respect to each Mortgage Loan to its portion of the Trustee/Certificate Administrator Fee, which shall be payable from amounts on deposit in the Lower Tier Distribution Account.  The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee. The Certificate Administrator’s rights to the Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of its responsibilities and obligations under this Agreement.

Except as otherwise provided herein, the Master Servicer shall pay all of its overhead expenses incurred by it in connection with its servicing activities hereunder, including all fees of any Sub-Servicers retained by it (including Mortgage Loan Seller Sub-Servicers).  Except as otherwise provided herein, the Trustee and the Certificate Administrator shall each pay all expenses incurred by it in connection with its activities hereunder.

(b)           As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan and REO Loan to the Special Servicing Compensation, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.06 of this Agreement.  The Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement.  In addition, the Special Servicer shall be entitled to receive, as Special Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents, (i) any late payment charges and any Default Interest collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Specially Serviced Loan remaining after application thereof during such Collection Period (and in the case of the Pari Passu Loan Combinations, as set forth in the related Co-Lender Agreement and (d)) to pay the Advance Interest Amount relating to such Specially Serviced Loan and any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred during or prior to such Collection Period on such related Specially Serviced Loan (but not NSF check fees and the like, which shall be paid to the Master Servicer) as further described below in this subsection (b), (ii) 50% of any Assumption Fees, consent fees (or similar fees) relating to the transactions referred to in Section 3.09 of this Agreement, Modification Fees (and other similar fees) and loan service transaction fees, beneficiary statement charges or similar items with respect to the Performing Loans and the related Pari Passu Companion Loans relating to any Performing Loan, when the approval from the Special Servicer is required and excluding any Yield Maintenance Charges, (iii) any interest or other income earned on deposits in the REO Accounts and Loss of Value Reserve Fund and (iv) 100% of any Assumption Fees, assumption application fees, consent fees and similar fees relating to the transactions referred to in Section 3.09 of this Agreement,

Modification Fees (and similar fees), loan service transaction fees, beneficiary statement charges or similar items relating to any Specially Serviced Loan or REO Loan and the related Pari Passu Companion Loan.

Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any Sub-Servicers retained by it.

(c)           In addition, a Workout Fee will be payable to the Special Servicer with respect to each Mortgage Loan or Pari Passu Loan Combination that ceases to be a Specially Serviced Loan pursuant to the definition thereof.  As to each such Mortgage Loan or Pari Passu Loan Combination, the Workout Fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on such Mortgage Loan or Pari Passu Loan Combination for so long as it remains a Corrected Mortgage Loan.  The Workout Fee with respect to any such Mortgage Loan or Pari Passu Loan Combination will cease to be payable if such loan again becomes a Specially Serviced Loan or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Pari Passu Loan Combination again ceases to be a Specially Serviced Loan.  If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to the Mortgage Loans or the Pari Passu Loan Combinations that cease to be a Specially Serviced Loan during the period that it had responsibility for servicing this Specially Serviced Loan and that had ceased being Specially Serviced Loans (or for any Specially Serviced Loan that had not yet become a Corrected Mortgage Loan because as of the time that the Special Servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Mortgage Loan) at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

A Liquidation Fee shall be payable to the Special Servicer with respect to each Mortgage Loan or REO Loan repurchased by a Mortgage Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(e) of this Agreement or Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the Special Servicer recovered any Liquidation Proceeds.  As to each such Mortgage Loan or REO Loan repurchased by a Mortgage Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(e) of this Agreement or Specially Serviced Loan and REO Property, the Liquidation Fee will be payable from the related payment or proceeds.  Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds to the extent set forth in the second paragraph of the definition of “Liquidation Fee” herein.  With respect to any future mezzanine debt, to the extent not prohibited by the Loan Documents, the Master Servicer or Special Servicer, as applicable, shall require that the related mezzanine intercreditor agreement provide that in the event of a purchase of a Mortgage Loan by the related mezzanine lender on a date that is more than 90 days following the date that the related option becomes exercisable, such mezzanine lender shall be required to pay a Liquidation Fee equal to the amount that the Special Servicer would otherwise be entitled to under this Agreement with respect to a liquidation of such Mortgage Loan (provided, however, that such Liquidation Fee shall in all circumstances be payable by the related mezzanine lender and shall not, under any circumstance, by payable out of the Trust).  If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest.  Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or any Specially Serviced Loan.

In the event that the Special Servicer resigns or is terminated, and prior or subsequent to such resignation or termination, an action plan that was submitted by the Special Servicer regarding the liquidation of a Specially Serviced Loan was approved or deemed to be approved by the Directing Holder, the Special Servicer will be entitled to receive the related Liquidation Fee notwithstanding any resignation or termination, and the successor special servicer will not be entitled to any portion of it.

The total amount of Workout Fees and Liquidation Fees that are payable by the Trust with respect to each Mortgage Loan, Pari Passu Loan Combination or REO Loan through the period the applicable Mortgage Loan or related REO Property is an asset of the Trust shall be subject to an aggregate cap of $1,000,000 with respect to each Mortgage Loan, Pari Passu Loan Combination or REO Loan.  For the purposes of determining whether any such cap has been reached with respect to a Special Servicer and a Mortgage Loan, Pari Passu Loan Combination or REO Loan, only the Workout Fees and Liquidation Fees paid to such Special Servicer with respect to such Mortgage Loan, Pari Passu Loan Combination or REO Loan shall be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Pari Passu Loan Combinations or REO Loans shall not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer shall also not be taken into account).

The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers, any amounts due and owing to any of its Affiliates, and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.08 of this Agreement, except to the extent such premiums are reimbursable pursuant to Section 3.08 of this Agreement), if and to the extent such expenses are not expressly payable directly out of the Collection Account or, if a Pari Passu Loan Combination is involved, the applicable Pari Passu Loan Combination Collection Account or the applicable REO Account or as a Property Advance, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan or Pari Passu Loan Combination and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Pari Passu Loan Combination, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.12; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(d)           In determining the compensation of the Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan or, unless prohibited by the related Co-Lender Agreement to be so applied, any Pari Passu Companion Loan during the related Collection Period shall be applied (as between Default Interest and late payment charges, in the priority set forth in the definition of “Advance Interest Amount”) to reimburse (i) the Master Servicer or the Trustee for interest on Advances at the Advance Rate with respect to such Mortgage Loan that accrued in the period that such Penalty Charges were collected, (ii) the Trust Fund for all interest on Advances with respect to such Mortgage Loan or the related Pari Passu Loan Combination, as applicable, previously paid to the Master Servicer or the Trustee pursuant to Section 3.06(a)(vi) of this Agreement and (iii) the Trust Fund for any Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or the related Pari Passu Loan Combination, as applicable, paid in the Collection Period that such Penalty Charges were collected and not previously paid out of Penalty Charges, and any Penalty Charges collected on any Mortgage Loan remaining thereafter shall be distributed pro rata to the Master Servicer and the Special Servicer based upon the amount of Penalty Charges the Master Servicer or the Special Servicer would otherwise have been entitled to receive during such period with respect to such Mortgage Loan without any such application.  For the avoidance of doubt, the portion of Penalty Charges allocated to a Mortgage Loan that is part of a Pari Passu Loan Combination (in accordance with the applicable Co-Lender Agreement and, if applicable, the Pari Passu Companion Loan Securitization Agreement) shall be allocated in accordance with clauses (i), (ii) and (iii) above.

(e)           The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to reimbursement from the Trust Fund (and, prior to recovery from the Trust Fund, in the case of any Pari Passu Loan Combinations, subject to the related Co-Lender Agreement, first out of the related Pari Passu Loan Combination Collection Account from collections on the related Pari Passu Companion Loan and the related Mortgage Loan, on a pro rata basis by principal balance, and second, to the extent any such costs and expenses remain unreimbursed, out of the Collection Account) for the costs and expenses incurred by them in the performance of their duties under this Agreement which are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii).  Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(xv) of this Agreement.  All such costs and expenses shall be treated as costs and expenses of the Lower-Tier REMIC (and the related Pari Passu Loan Combination, if applicable).

(f)           No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

If the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s or the Trustee’s good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, the cost of which would not be an expense of the Trust Fund or any Pari Passu Companion Loan Noteholder hereunder, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower, such Certificateholder, or such other Person, as applicable, makes arrangements for the payment of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as the case may be, in its sole discretion.  Unless such arrangements have been made, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

Section 3.13 Reports to the Certificate Administrator; Collection Account Statements.  (a) The Master Servicer shall deliver to the Certificate Administrator no later than 3:00 p.m. (New York City time) one Business Day prior to the Servicer Remittance Date prior to each Distribution Date, the CREFC Loan Periodic Update File with respect to all of the Mortgage Loans (including Mortgage Loans that are REO Loans for the related Distribution Date (which shall include, without limitation, the amount of Available Funds allocable to all of the Mortgage Loans (including Mortgage Loans that are REO Loans)) including information therein that states the anticipated P&I Advances for the related Distribution Date.  The Master Servicer’s responsibilities under this Section 3.13(a) with respect to REO Loans shall be subject to the satisfaction of the Special Servicer’s obligations under Section 3.23 of this Agreement.  The Master Servicer shall (no later than the time(s) that it or any portion thereof is made to the Certificate Administrator) make available to each Pari Passu Companion Loan Noteholder the CREFC Investor Reporting Package (CREFC IRP), on a monthly basis.

(b)           For so long as the Master Servicer makes deposits into or credits to and withdrawals or debits from the Collection Account or any Pari Passu Loan Combination Collection Account, not later than 15 days after each Distribution Date, the Master Servicer shall forward to the Certificate Administrator a statement prepared by the Master Servicer setting forth the status of each of the Collection Account and each Pari Passu Loan Combination Collection Account as of the close of business on the last Business Day of the prior month and showing the aggregate amount of deposits into and withdrawals from the Collection Account and each Pari Passu Loan Combination Collection Account of each category of deposit (or credit) specified in Section 3.05 of this Agreement and each category of withdrawal (or debit) specified in Section 3.06 of this Agreement for the related Collection Period, in each case for the Mortgage Loans.  The Trustee and the Certificate Administrator and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Master Servicer solely relating to the Mortgage Loans and the performance of its duties hereunder.

(c)           Beginning in January 2012, no later than 4:00 p.m. (New York City time) on each Servicer Remittance Date, the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator (who shall promptly post such reports to the Certificate Administrator’s Website pursuant to Section 4.02(b)(iii)(B) of this Agreement), the Pari Passu Companion Loan Noteholders, the Operating Advisor and the 17g-5 Information Provider (who shall post such reports to the 17g-5 Information Provider’s website) the following reports (in electronic form) with respect to the Mortgage Pool (and, if applicable, the related REO Properties), providing the required information as of the immediately preceding Determination Date:  (i) to the extent the Master Servicer has received the most recent CREFC Special Servicer Loan File from the Special Servicer at the time required, the most recent CREFC Delinquent Loan Status Report, CREFC Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC Loan Setup File (with respect to the first Distribution Date) and CREFC REO Status Report received from such Special Servicer, (ii) the most recent CREFC Property File, CREFC Financial File, CREFC Comparative Financial Status Report and the CREFC Loan Level Reserve/LOC Report (in each case incorporating the data required to be included in the CREFC Special Servicer Loan File), (iii) the CREFC Servicer Watch List with information that is current as of such Determination Date, (iv) the CREFC Advance Recovery Report and (v) the CREFC Operating Statement Analysis Report, the CREFC NOI Adjustment Worksheet and the CREFC Total Loan Report (as applicable).

The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer at least two Business Days prior to the related Servicer Remittance Date in the form required by Section 3.13(g) of this Agreement or shall be provided by means of such reports so delivered by the Special Servicer to the Master Servicer in the form so required.  In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(d)           The Master Servicer shall deliver or cause to be delivered to the Trustee, the Certificate Administrator, the Underwriters, the Operating Advisor, the Pari Passu Companion Loan Noteholders and the 17g-5 Information Provider (who shall post such materials to the 17g-5 Information Provider’s website pursuant to Section 3.14(d) of this Agreement) the following materials, in each case to the extent that such materials or the information on which they are based have been received by the Master Servicer with respect to the Mortgage Loans that such Master Service is servicing:

(i)       At least annually, on or before June 30 of each year, beginning with June 30, 2012, with respect to each Mortgage Loan and REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or REO Loan), a CREFC Operating Statement Analysis Report for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (initially, year-end 2011), together with copies of the related operating statements and rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) for the current trailing 12 months, if available, or year-to-date.  The Master Servicer (or the Special Servicer in the case of Specially Serviced Loans and REO Properties) shall use commercially reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls, which efforts shall include a communication sent to the related Borrower (followed up with telephone calls), requesting such annual and other periodic operating statements and related rent rolls until they are received to the extent such action is consistent with applicable law and the terms of the related Loan Documents.  Upon receipt of such annual and other periodic operating statements (including year-to-date statements) and related rent rolls and the Master Servicer shall promptly update the Operating Statement Analysis Report.

(ii)       Within 45 days after receipt by the Master Servicer (or within 60 days of receipt by the Special Servicer in the case of a Specially Serviced Loan or REO Property) of any annual year-end operating statements with respect to any Mortgaged Property or REO Property (to the extent prepared by and received from the Special Servicer in the case of any Specially Serviced Loan or REO Property), a CREFC NOI Adjustment Worksheet for such Mortgaged Property (with the annual year-end operating statements attached thereto as an exhibit).  The Master Servicer will use the “Normalized” column from the CREFC NOI Adjustment Worksheet to update the full year-end data on any CREFC Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property (other than any Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan) to update the CREFC Operating Statement Analysis Report for such Mortgaged Property.

Upon request for receipt of any such items from any Rating Agency, the Master Servicer shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Master Servicer provides the 17g-5 Information Provider such items, each Rating Agency.

The Master Servicer shall maintain one CREFC Operating Statement Analysis Report for each Mortgaged Property and REO Property (to the extent prepared by and received from the Special Servicer in the case of any REO Property or any Mortgaged Property constituting security for a Specially Serviced Loan) relating to a Mortgage Loan that it is servicing.  The CREFC Operating Statement Analysis Report for each Mortgaged Property (other than any such Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan) is to be updated with trailing 12-month information, as available (commencing with the quarter ending March 31, 2012), or year-to-date information until 12-month trailing information is available by the Master Servicer and such updated report shall be delivered to the Trustee, the Certificate Administrator, any related Pari Passu Companion Loan Noteholder and the Operating Advisor within 30 days following receipt by the Master Servicer of such updated trailing or year-to-date operating statements and related rent rolls for such Mortgaged Property.

The Special Servicer will be required pursuant to Section 3.13(h) of this Agreement to deliver to the Master Servicer the information required of it pursuant to this Section 3.13(d) with respect to Specially Serviced Loans and REO Loans commencing in January 2012, and within 45 days after its receipt of any operating statement and related rent rolls for any related Mortgaged Property or REO Property.

(e)           In connection with their servicing of the Mortgage Loans, the Master Servicer and the Special Servicer, as applicable, shall provide to each other and to the Trustee and the Certificate Administrator, written notice of any event that comes to their knowledge with respect to a Mortgage Loan or REO Property that the Master Servicer or the Special Servicer, respectively, determines, in accordance with the Servicing Standard, would have a material adverse effect on such Mortgage Loan or REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

(f)           The Master Servicer or the Special Servicer, as applicable, shall make available to the Controlling Class Representative copies of all rent rolls, operating statements and financial statements actually provided by each Borrower, including any monthly or quarterly statements or rent rolls, within 15 Business Days of receipt.

(g)           At least two Business Days prior to each Servicer Remittance Date, the Special Servicer shall deliver, or cause to be delivered, to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Controlling Class or any Rating Agency, to such requesting party, the CREFC Specially Serviced Loan File with respect to the Specially Serviced Loans (and, if applicable, the related REO Properties), providing the required information as of the Determination Date (or, upon the reasonable request of any Master Servicer, data files in a form acceptable to the Master Servicer), which CREFC Specially Serviced Loan File shall include data, to enable the Master Servicer to produce the CREFC Supplemental Servicer Reports.  Such reports or data shall be presented in writing and on a computer readable magnetic medium or other electronic format acceptable to the Master Servicer.

(h)           The Special Servicer shall deliver or cause to be delivered to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Controlling Class or any Rating Agency, to such requesting party, without charge, the following materials for Specially Serviced Loans, in each case to the extent that such materials or the information on which they are based have been received by the Special Servicer:

(i)       At least annually, on or before June 1 of each year, commencing with June 1, 2012, with respect to each Specially Serviced Loan and REO Loan, a CREFC Operating Statement Analysis Report for the related Mortgaged Property or REO Property as of the end of the preceding calendar year, together with copies of the operating statements and rent rolls for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide, such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) and for the current trailing 12 months, if available, or year-to-date.  The Special Servicer shall use its best reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Loan and each REO Property, which efforts shall include a communication sent to the related Borrower or other appropriate party each quarter (followed up with telephone calls) requesting such annual and other periodic operating statements and rent rolls until they are received.

(ii)       Within 45 days of receipt by the Special Servicer of any annual operating statements with respect to any Mortgaged Property relating to a Specially Serviced Loan, a CREFC NOI Adjustment Worksheet for such Mortgaged Property or REO Property (with the annual operating statements attached thereto as an exhibit); provided, however, that, with the consent of the Master Servicer, the Special Servicer may instead provide data files in a form acceptable to the Master Servicer.  The Special Servicer will use the “Normalized” column from the CREFC NOI Adjustment Worksheet to update the full year-end data on any CREFC Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan to update the CREFC Operating Statement Analysis Report for such Mortgaged Property.

Upon request for receipt of any such items from any Rating Agency, the Special Servicer shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Special Servicer provides the 17g-5 Information Provider such items, each Rating Agency.

The Special Servicer shall maintain one CREFC Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and REO Property.  The CREFC Operating Statement Analysis Report for each Mortgaged Property which constitutes security for a Specially Serviced Loan or is an REO Property is to be updated by the Special Servicer and such updated report delivered to the Master Servicer within 45 days after receipt by the Special Servicer of updated operating statements for each such Mortgaged Property; provided, however, that, the Special Servicer may instead provide data files in an electronic form acceptable to the Special Servicer.  The Special Servicer shall provide each such report to the Master Servicer in the then applicable CREFC format.

(i)           If the Master Servicer or the Special Servicer, as applicable, is required to deliver any statement, report or information under any provision of this Agreement (including Section 3.14), the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) delivering such statement, report or information in a commonly used electronic format or (y) making such statement, report or information available on the Master Servicer’s Website, unless this Agreement expressly specifies a particular method of delivery or such statement, report or information must be filed with the Commission as contemplated in Article X; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or (y).

(j)           The Master Servicer may, but is not required to, make any of the reports or files it delivers pursuant to this Section 3.13 available each month on the Master Servicer’s Website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, provided that any such Certificateholder or prospective Certificateholder, as the case may be, has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer.  In connection with providing access to the Master Servicer’s Website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom.

(k)           With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within two Business Days following the related Determination Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period.

Section 3.14  Access to Certain Documentation. (a) The Master Servicer and Special Servicer, as applicable, shall provide to any Certificateholders and the Pari Passu Companion Loan Noteholders (and any registered holder or beneficial owner of Pari Passu Companion Loan Securities) that are federally insured financial institutions, the Operating Advisor (but only if a Control Termination Event has occurred and is continuing), the Directing Holder (but, in the case of the Lead Directing Holder, only if no Consultation Termination Event has occurred and is continuing), the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder or Pari Passu Companion Loan Noteholder (or any registered holder or beneficial owner of Pari Passu Companion Loan Securities) is subject, access to the documentation regarding the Mortgage Loans or the Pari Passu Loan Combinations, as applicable, that it is servicing required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such federal or state banking or regulatory authority, such access being afforded without charge but only upon reasonable written request and during normal business hours at the offices of the Master Servicer or Special Servicer, as applicable.  In addition, upon reasonable prior written notice to the Master Servicer or the Special Servicer, as the case may be, the Trustee, the Certificate Administrator, the Operating Advisor (but only if a Control Termination Event has occurred and is continuing), the Depositor or their accountants or other representatives shall have access to review the documents, correspondence and records of the Master Servicer or the Special Servicer, as the case may be, as they relate to a Mortgaged Property and any REO Property during normal business hours at the offices of the Master Servicer or the Special Servicer, as the case may be.  Nothing in this Section 3.14 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.14 as a result of such obligation shall not constitute a breach of this Section 3.14.

(b)           In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, Pari Passu Companion Loan Noteholder (or any registered holder or beneficial owner of Pari Passu Companion Loan Securities) or any regulatory authority that may exercise authority over a Certificateholder or Pari Passu Companion Loan Noteholder, the Master Servicer and the Special Servicer may each require payment from such Certificateholder or Pari Passu Companion Loan Noteholder (or any registered holder or beneficial owner of Pari Passu Companion Loan Securities) (to the extent permitted in the related Co-Lender Agreement) of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available under applicable law.  In connection with providing Certificateholders access to the information described in the preceding paragraph the Master Servicer and the Special Servicer, as applicable, may require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates or a regulator or governmental body and will keep such information confidential.

(c)           Upon the reasonable request of any Certificateholder identified to the Master Servicer to the Master Servicer’s reasonable satisfaction (or, with respect to any Pari Passu Companion Loan, any Pari Passu Companion Loan Noteholder, registered holder or beneficial owner of Pari Passu Companion Loan Securities), the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder or Pari Passu Companion Loan Noteholder, registered holder or beneficial owner of Pari Passu Companion Loan Securities) copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer; provided that, in connection therewith, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or Special Servicer, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates or a regulator or a governmental body and will keep such information confidential.

(d)           The 17g-5 Information Provider shall make available solely to any NRSRO that delivers an NRSRO Certification to the 17g-5 Provider the following items to the extent such items are delivered to it via electronic mail at 17g5information.provider@db.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto) in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “UBS-

Citigroup Commercial Mortgage Trust 2011-C1” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial (provided, however, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format):

(i)          any waivers delivered to the 17g-5 Information Provider pursuant to Section 3.09 of this Agreement;

(ii)         any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance delivered to the 17g-5 Information Provider pursuant to Section 3.21(d) or Section 4.07(c) of this Agreement and notice of determination not to refrain from reimbursement of all Nonrecoverable Advances;

(iii)        any Asset Status Report delivered by the Special Servicer pursuant to Section 3.23(e) of this Agreement;

(iv)        any environmental reports delivered by the Special Servicer pursuant to Section 3.10(g) of this Agreement;

(v)         any annual statements as to compliance, annual report on assessment of compliance delivered pursuant to Section 10.11 of this Agreement and related Officer’s Certificates delivered pursuant to Section 10.12 of this Agreement;

(vi)        any annual independent public accountants’ attestation reports delivered pursuant to Section 10.13 of this Agreement;

(vii)       any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.10 of this Agreement;

(viii)      any notice to the Rating Agencies relating to the Special Servicer’s determination to take action without receiving a No Downgrade Confirmation from any Rating Agency as set forth in the definition of “No Downgrade Confirmation” pursuant to Section 3.30 of this Agreement;

(ix)        copies of any questions or requests submitted by the Rating Agencies directed toward the Master Servicer, Special Servicer, Certificate Administrator or Trustee;

(x)          any requests for a No Downgrade Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.30 of this Agreement;

(xi)         any notice of resignation of the Trustee and any notice of the acceptance of appointment by the successor Trustee pursuant to Section 8.07 or Section 8.08 of this Agreement;

(xii)        any notice of resignation or assignment of the rights of the Master Servicer or the Special Servicer pursuant to Section 6.04 of this Agreement;

(xiii)       any notice of Event of Default or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.03 of this Agreement;

(xiv)      any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09 of this Agreement;

(xv)       any notice of the merger or consolidation of the Master Servicer, the Special Servicer or the Operating Advisor pursuant to Section 6.02 of this Agreement;

(xvi)      any notice of any amendment that modifies the procedures herein relating to Exchange Act Rule 17g-5 pursuant to Section 11.08 of this Agreement;

(xvii)     any notice or other information provided by the Master Servicer pursuant to Section 11.07 of this Agreement;

(xviii)    any summary of oral communication with the Rating Agencies delivered to the 17g-5 Information Provider pursuant to Section 3.14(e) of this Agreement; provided that the summary of such oral communication shall not attribute which Rating Agency the communication was with; and

(xix)       the Rating Agency Q&A Forum and Servicer Document Request Tool.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website (a link to which shall be provided on the Depositor’s website at www.intralinks.com or such other website as the Depositor may notify the parties hereto in writing).  Information will be posted on the same Business Day of receipt provided that such information is received by 12:00 p.m. (eastern time) or, if received after 12:00 p.m., on the next Business Day.  The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be or whether such information (other than (solely with respect to the 17g-5 Information Provider’s obligation to post such information) the information set forth in clauses (i) through (xix) above) is required to be posted on the 17g-5 Information Provider’s Website pursuant to this Agreement or Rule 17g-5.  In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website.  The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the 17g-5 Information Provider’s Website.  Access will be provided by the 17g-5 Information Provider to the Rating Agencies, and to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit V hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website).  Questions regarding delivery of information to the 17g-5 Information Provider may be directed to 17g5information.provider@db.com.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto).

Upon request of the Depositor or the Rating Agencies or if otherwise required under this Agreement, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies or if otherwise required under this Agreement to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.14 of this Agreement.  In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such additional information.

The 17g-5 Information Provider shall provide a mechanism to notify each NRSRO each time the 17g-5 Information Provider posts an additional document is posted to the 17g-5 Information Provider’s Website.

The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Servicer Document Request Tool.  The “Rating Agency Q&A Forum and Servicer Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where Rating Agencies and NRSROs may (i) submit Inquiries to the Certificate Administrator relating to the Distribution Date Statement, submit Inquiries to the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 4.02(d), the Mortgage Loans or the Mortgaged Properties or submit inquiries to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Special Servicer as to which the Operating Advisor has consultation rights pursuant to Section 3.31, whether or not referenced in such Operating Advisor Annual Report, (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto and (iii) submit requests for loan-level reports and information.  Upon receipt of an Inquiry for the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, the 17g-5 Information Provider shall forward the Inquiry to the Certificate Administrator, Operating Advisor, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof.  Following receipt of an Inquiry, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Certificate Administrator, the Operating Advisor, Master Servicer or Special Servicer shall be by email to the 17g-5 Information Provider.  The 17g-5 Information Provider shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer (or reports, as applicable) to the 17g-5 Information Provider’s Website.  Any report posted by the 17g-5 Information Provider in response to a request may be posted on a page accessible by a link on the 17g-5 Information Provider’s Website.  If the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) answering any Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or the applicable Loan Documents, (ii) answering any Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or is otherwise not advisable to answer or (iii) (A) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator or the Operating Advisor) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Operating Advisor, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Inquiry and, in the case of the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, shall promptly notify the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such Inquiry on the Rating Agency Q&A Forum and Servicer Document Request Tool together with a statement that such Inquiry was not answered.  Answers posted on the Rating Agency Q&A Forum and Servicer Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee or any of their respective Affiliates (unless it is respondent) and no such party (other than the party that is the respondent) shall have any responsibility or liability for the content of any such information.  The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature.  The Rating Agency Q&A Forum and Servicer Document Request Tool will not reflect questions, answers and other communications between the 17g-5 Information Provider and any Person which are not submitted via the 17g-5 Information Provider’s Website.

In connection with providing access to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, the Certificate Administrator and/or the 17g-5 Information Provider may require registration and the acceptance of a disclaimer.  The Certificate Administrator and the 17g-5 Information Provider, as the case may be, shall not be liable for the dissemination of information in accordance with the terms of this Agreement, make no representations or warranties as to the accuracy or completeness of such information being made available, and assume no responsibility for such information; provided that it is acknowledged and agreed that the 17g-5 Information Provider shall not be charged with knowledge of any of the contents of such information solely by virtue of its compliance with its obligations to post such information to the 17g-5 Information Provider’s Website.  The 17g-5 Information Provider shall not be liable for its failure to make any information available to the NRSROs unless such information was delivered to the 17g-5 Information Provider at the email address set forth herein in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, with a subject heading of “UBS-Citigroup Commercial Mortgage Trust 2011-C1” and sufficient detail to indicate that such information is required to be posted on the 17g-5 Information Provider’s Website; provided, however, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format.

The 17g-5 Information Provider shall not be responsible or have any liability for any act, omission or delay attributable to the failure of any other party to this Agreement to timely deliver information to be posted on the 17g-5 Information Provider’s Website or for any errors or defects in the information supplied by any such party.

The 17g-5 Information Provider’s obligations in respect of Rule 17g-5 or any other law or regulation related thereto shall be limited to the specific obligations contained in this Agreement and the 17g-5 Information Provider makes no representations or warranties as to the compliance of the Depositor with Rule 17g-5 or any other law or regulation related thereto.

(e)           The Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee shall be permitted (but shall not be required) to orally communicate with the Rating Agencies regarding any Mortgage Loan, any Pari Passu Loan Combination, any Certificateholder, any Pari Passu Companion Loan Noteholder, any Mortgaged Property or any REO Property; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such summary in accordance with the procedures set forth in Section 3.14(d) of this Agreement the same day such communication takes place; provided that the summary of such oral communications shall not attribute which Rating Agency the communication was with.  The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.14(d) of this Agreement.

(f)           Each of the Master Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information identified in Section 3.14(d) of this Agreement relating to the Mortgage Loans, the Pari Passu Companion Loans, the Mortgaged Properties or the related Borrowers, for review by the Depositor, the Underwriters and any other Persons who deliver an Investor Certification in accordance with this Section 3.14 and the Rating Agencies (collectively, the “Disclosure Parties”) (only to the extent such additional information is simultaneously or previously delivered to the 17g-5 Information Provider in accordance with the provisions of Section 3.14(d) of this Agreement, who shall post such additional information on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.14(d) of this Agreement), in each case, except to the extent doing so is prohibited by this Agreement, applicable law or by the related Loan Documents.  Each of the Master Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, enter into an Investor Certification or other confidentiality agreement acceptable to the Servicer or the Special Servicer, as the case may be, and (B) acknowledge that the Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party.  In addition, to the extent access to such information is provided via the Master Servicer’s or the Special Servicer’s website, the Master Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information.  In connection with providing access to or copies of the information described in this Section 3.14(e) to current or prospective Certificateholders the form of confidentiality agreement used by the Master Servicer or the Special Servicer, as applicable, shall be:  (i) in the case of a Certificateholder (or a licensed or registered investment advisor acting on behalf of such Certificateholder), an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein (or a licensed or registered investment advisor acting on behalf of such prospective purchaser), an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators).  In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Master Servicer nor the Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement or the failure of the 17g-5 Information Provider to post such information to the 17g-5 Information Provider’s Website.  Neither the Master Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.14 unless (i) the Master Servicer or Special Servicer, as applicable, is the original source for such information and (ii) such failure to deliver complete and accurate information is by reason of such party’s willful misconduct, bad faith, fraud and/or negligence.

(g)           The costs and expenses of compliance with this Section 3.14 by the Depositor, the Master Servicer, the Special Servicer, the Trustee and any other party hereto shall not be Additional Trust Fund Expenses.

(h)           None of the foregoing restrictions in this Section 3.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Master Servicer, the Operating Advisor or the Special Servicer, on the one hand, and a Rating Agency, Companion Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s, Companion Rating Agency’s or NRSRO’s review of the ratings it assigns to the Master Servicer, the Operating Advisor or the Special Servicer, as applicable, (ii) such Rating Agency’s Companion Rating Agency’s or NRSRO’s approval of the Master Servicer, the Operating Advisor or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s Companion Rating Agency’s or NRSRO’s evaluation of the Master Servicer’s, the Operating Advisor or the Special Servicer’s, as applicable, servicing operations in general; provided, however, that the Master Servicer, the Operating Advisor or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to a Rating Agency, Companion Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency, Companion Rating Agency or NRSRO unless (x) Borrower, property and other deal specific identifiers are redacted; or (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website.

Section 3.15     Title and Management of REO Properties and REO Accounts. (a)  In the event that title to any Mortgaged Property is acquired for the benefit of Certificateholders (and, in the case of the Pari Passu Loan Combinations, the related Pari Passu Companion Loan Noteholders) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include the Master Servicer), or a separate Trustee or co-Trustee, on behalf of the Trust Fund (and, in the case of the Pari Passu Loan Combinations, the related Pari Passu Companion Loan Noteholders).  The Special Servicer, on behalf of the Trust Fund (and, in the case of the Pari Passu Loan Combinations, the related Pari Passu Companion Loan Noteholders), shall dispose of any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Lower-Tier REMIC, has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such REO Property within the applicable extension period or if the Special Servicer has applied for extension as provided in this clause (i) but such request has not yet been granted or denied, the additional time specified in such request, or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund and, in the case of a Pari Passu Loan Combination with a Pari Passu Companion Loan, such expenses shall be allocated, pro rata, to the Mortgage Loan and the related Pari Passu Companion Loan, addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Trust Fund of such REO Property for an additional specified period will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel.  The Special Servicer, on behalf of the Trust Fund (and, in the case of the Pari Passu Loan Combinations, the related Pari Passu Companion Loan Noteholders), shall dispose of any REO Property held by the Trust Fund prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.16 hereof.  The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders (and, in the case of the Pari Passu Loan Combinations, the related Pari Passu Companion Loan Noteholders) solely for the purpose of its prompt disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) and such that income from the operation or the sale of such property does not result in the receipt by the Trust Fund of any income from non-permitted assets as described in Section 860F(a)(2)(B) of the Code with respect to such property.

(b)           The Special Servicer shall have full power and authority, subject only to the Servicing Standard and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and, in the case of the Pari Passu

Loan Combinations, the related Pari Passu Companion Loan Noteholders and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards.  Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any “net income from foreclosure property,” within the meaning of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions, only if it has determined, and has so advised the Trustee and the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders (and, in the case of the Pari Passu Loan Combinations, the related Pari Passu Companion Loan Noteholders) than an alternative method of operation or rental of such REO Property that would not be subject to such a tax.

The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”), each of which shall be an Eligible Account and shall be entitled “Deutsche Bank Trust Company Americas, as Trustee, in trust for the Holders of Citigroup Commercial Mortgage Securities Inc., UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, REO Account”; provided that, with respect to an REO Property securing a Pari Passu Loan Combination, the Special Servicer shall establish an REO Account solely with respect to such property (each such account, a “Pari Passu Loan Combination REO Account”), each of which shall be an Eligible Account and shall be entitled “Deutsche Bank Trust Company Americas, as Trustee, in trust for the Holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1 and the related Pari Passu Companion Loan Noteholders REO Account,” to be held for the benefit of the Certificateholders and the related Pari Passu Companion Loan Noteholders.  The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account or a Pari Passu Loan Combination REO Account to the extent provided in Section 3.07(b) of this Agreement.  The Special Servicer shall deposit or cause to be deposited REO Proceeds in the REO Account or the applicable Pari Passu Loan Combination REO Account within one Business Day after receipt of such REO Proceeds, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

(i)         all insurance premiums due and payable in respect of any REO Property;

(ii)        all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

(iii)       all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property including, if applicable, the payments of any ground rents in respect of such REO Property; and

(iv)       any taxes imposed on the Lower-Tier REMIC, in respect of net income from foreclosure property in accordance with Section 4.05, and  with respect to a Pari Passu Loan Combination, such expenses shall be allocated, pro rata, to the Mortgage Loan and the related Pari Passu Companion Loan(s) based on each loan’s Stated

Principal Balance and only to the extent such Pari Passu Companion Loan is included in a REMIC.

To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the Master Servicer shall make such Advance unless the Master Servicer determines, in accordance with the Servicing Standard, that such Property Advance would constitute a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement) and if the Master Servicer does not make any such Advance, the Trustee, to the extent the Trustee has actual knowledge of the Master Servicer’s failure to make such Advance, shall make such Advance, unless in each case, the Master Servicer or the Trustee, as applicable, determines that such Advance would be a Nonrecoverable Advance.  The Trustee shall be entitled to rely, conclusively, on any determination by the Special Servicer or the Master Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance.  The Trustee, when making an independent determination whether or not a proposed Advance would be a Nonrecoverable Advance, shall be subject to the standards applicable to the Master Servicer hereunder.  The Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent permitted by Section 3.06 of this Agreement.  The Special Servicer shall withdraw from each REO Account or Pari Passu Loan Combination REO Account, as applicable, and remit to the Master Servicer for deposit into the Collection Account or the applicable Pari Passu Loan Combination Collection Account, as applicable, on a monthly basis no later than one (1) Business Day following the end of each Collection Period the Net REO Proceeds received or collected from each REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account or Pari Passu Loan Combination REO Account, as applicable, reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

Notwithstanding the foregoing, the Special Servicer shall not:

(i)         permit any New Lease to be entered into, renewed or extended, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)        permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)       authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)       Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of the Pari Passu Loan Combinations, pro rata, to the Mortgage Loan and related Pari Passu Companion Loan) and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code) (which opinion shall be an expense of the Trust Fund), and in the case of a Pari Passu Loan Combination, pro rata, to the Mortgage Loan and related Pari Passu Companion Loan; provided that:

(i)        the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)       any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than 30 days following the receipt thereof by such Independent Contractor;

(iii)       none of the provisions of this Section 3.15(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders or, in the case of a Pari Passu Loan Combination, the related Pari Passu Companion Loan Noteholders, with respect to the operation and management of any such REO Property; and

(iv)       the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)           Promptly following any acquisition by the Special Servicer of an REO Property on behalf of the Trust Fund, the Special Servicer shall notify the Master Servicer thereof, and, upon receipt of such notice, the Special Servicer shall obtain an Updated Valuation thereof, but only in the event that any Updated Valuation with respect thereto is more than 9 months old and the Special Servicer has no actual knowledge of any material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Updated Valuation, in order to determine the fair market value of such REO Property and shall notify the Depositor and the Master Servicer and with respect to a Pari Passu Loan Combination, the holder of the related Pari Passu Companion Loan, if any, of the results of such Appraisal.  Any such Appraisal shall be conducted in accordance with Appraisal Institute standards and the cost thereof shall be an expense of the Trust Fund (allocated, to the Sequential Pay Certificates in reverse-sequential order) and in the case of the Pari Passu Loan Combinations, pro rata, to the Mortgage Loan and the related Pari Passu Companion Loan.  The Special Servicer shall obtain a new Updated Valuation or a letter update every 9 months thereafter until the REO Property is sold.

(d)           When and as necessary, the Special Servicer shall send to the Certificate Administrator a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.15(a) and 3.15(b) of this Agreement.

(e)           Upon the disposition of any REO Property in accordance with this Section 3.15, the Special Servicer shall calculate the Excess Liquidation Proceeds allocable to a Mortgage Loan or the applicable Pari Passu Loan Combination, if any, realized in connection with such sale.

Section 3.16   Sale of Specially Serviced Loans and REO Properties. (a) The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in or contemplated by Section 2.03(e) and Section 9.01 of this Agreement or in an applicable Co-Lender Agreement.

(b)           If the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders to attempt to sell such Defaulted Mortgage Loan, the Special Servicer shall use reasonable efforts to solicit offers for each Defaulted Mortgage Loan on behalf of the Certificateholders in such manner as will be reasonably likely to realize a fair price.  The Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, the highest cash offer received in the solicitation process within the time frame set for such process by the Special Servicer) cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor and the Directing Holder, not less than ten Business Days’ prior written notice of its intention to sell any Defaulted Mortgage Loan, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Defaulted Mortgage Loan pursuant to this Agreement.

(c)           Whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan, as the case may be, shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, however, that no offer from an Interested Person shall constitute a fair price unless it is the highest offer received.  In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an Independent MAI Appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to an Defaulted Mortgage Loan (or by the Master Servicer if the Special Servicer is making such an offer).  The cost of any such Updated Appraisal or narrative appraisal shall be covered by, and shall be reimbursable as, a Property Advance.  The Trustee may conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Defaulted Loan, selected with reasonable care by the Trustee, in making such determination.  Any related costs and fees of the Trustee shall be reimbursable by the related Interested Person.

In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the Delinquency on such Mortgage Loan, the period and amount of the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from the Mortgage Loan if the Special Servicer were to pursue a workout strategy, and the time and expense associated with a purchaser’s foreclosing on the related Mortgaged Property.

In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer’s reasonable judgment, materially affect the value of the related Mortgaged Property reflected in the most recent related Appraisal.  Furthermore, the Special Servicer may consider available objective third party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located.  The Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing Standard, conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Specially Serviced Loan, selected with reasonable care by the Special Servicer, in making such determination.  All reasonable costs and expenses incurred by the

Special Servicer pursuant to this Section 3.16(c) shall constitute, and be reimbursable as, Property Advances.  The other parties to this Agreement shall cooperate with all reasonable requests for information made by the Special Servicer in order to allow the Special Servicer to perform its duties pursuant to this Section 3.16(c).

The Repurchase Price (which, in connection with the administration of a Defaulted Mortgage Loan related to a Pari Passu Loan Combination, shall be construed and calculated as if the loans in such Pari Passu Loan Combination together constitute a single Mortgage Loan thereunder) for any Defaulted Mortgage Loan shall in all cases be deemed a fair price.

In connection with the sale of any Defaulted Mortgage Loan under the provisions described above in this Section 3.16(c) for an amount less than the Purchase Price, the Special Servicer shall obtain the approval of the Lead Directing Holder (prior to the occurrence and continuance of a Control Termination Event) or consult with the Lead Directing Holder (upon the occurrence and continuance of a Consultation Termination Event) and (i) such sale shall be subject to a right of first refusal held by the Controlling Class Representative set forth in the immediately following paragraph, which right of first refusal may only be exercised, if not waived sooner, within ten (10) Business Days of written notice from the Special Servicer and (ii) the Special Servicer shall consult with the Operating Advisor on a non-binding basis (upon the occurrence and continuance of a Control Termination Event, subject to the Special Servicer’s prevailing duty to comply with the Servicing Standard.  In addition, in considering such a sale, the Special Servicer shall consider the interests only of the Certificateholders (as a collective whole, as if they together constituted a single lender).

At any time prior to the occurrence and continuance of a Consultation Termination Event, in the event the Special Servicer (i) has determined, in accordance with the Servicing Standard, to sell any Defaulted Mortgage Loan in accordance with Section 3.16(c) hereof for less than the Purchase Price for such Defaulted Mortgage Loan, and (ii) has established a price and terms (the “Sales Terms”) for the sale of such Defaulted Mortgage Loan, the Special Servicer shall promptly deliver written notice (the “Option Notice”) to the Controlling Class Representative of the Controlling Class Representative’s right of first refusal to purchase such Defaulted Mortgage Loan for cash in accordance with the Sales Terms.  At any time other than during the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative shall have the right to elect to purchase such Defaulted Mortgage Loan within ten (10) Business Days of receipt of the Option Notice by delivering written notice to the Special Servicer within such ten (10) Business Days.  In the event the Controlling Class Representative delivers notice to the Special Servicer of its election to waive its option or fails to deliver the above-described written notice electing to exercise such option, then the Controlling Class Representative’s right of first refusal with respect to such Defaulted Mortgage Loan shall terminate and be of no further force and effect, except as provided in the next succeeding sentence.  In the event the Controlling Class Representative does not exercise its right of first refusal and any contemplated sale is not ultimately consummated pursuant to the Sales Terms and a Consultation Termination Event has not occurred and is continuing, the Controlling Class Representative shall (unless a Consultation Termination Event has occurred and is continuing) have a right of first refusal with respect to any subsequent sale of that Defaulted Mortgage Loan by the Special Servicer pursuant to any new sale solicitation by the

Special Servicer to the extent such Defaulted Mortgage Loan was not sold pursuant to the prior solicitation.

(d)           Subject to subsection (c) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan, and the applicable collection of all amounts payable in connection therewith.  In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the REO Account, the Collection Account or in the case of the Pari Passu Loan Combinations, the applicable Pari Passu Loan Combination Collection Account.  Any sale of a Defaulted Mortgage Loan shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder or Pari Passu Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(e)           Any sale of an Defaulted Mortgage Loan shall be for cash only.

(f)           The parties hereto may sell or purchase, or permit the sale or purchase of, an REO Property only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in an applicable Co-Lender Agreement.

(g)           The Special Servicer shall use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and any related Pari Passu Companion Loan Noteholder in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.15(a) of this Agreement.  The Special Servicer (with the consent of the Directing Holder) shall accept the first (and, if multiple offers are contemporaneously received, highest) cash offer received from any Person that constitutes a fair price for such REO Property.  If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.15(a) of this Agreement, then the Special Servicer (with the consent of the Directing Holder) shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless of from whom received.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor and the Directing Holder, not less than ten Business Days’ prior written notice of its intention to sell any REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Defaulted Mortgage Loan pursuant to this Agreement.

(h)           Whether any cash offer constitutes a fair price for any REO Property shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, however, that no offer from an Interested Person shall constitute a fair price unless it is the highest offer received.  In determining whether any offer received from an Interested Person represents a fair price for any such REO Property, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an Independent MAI Appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to an REO Property (or by the Master Servicer if the Special Servicer is making such an offer).  The cost of any such Updated Appraisal or narrative appraisal and any related costs and fees of the Trustee shall be covered by, and shall be reimbursable as, a Property Advance.  In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such REO Property, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.15(a) of this Agreement.  The Repurchase Price (which, in connection with the administration of an REO Property related to a Pari Passu Loan Combination, shall be construed and calculated as if the loans in such Pari Passu Loan Combination together constitute a single Mortgage Loan thereunder) for any REO Property shall in all cases be deemed a fair price.

(i)           Subject to subsections (g) and (h) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, and the applicable collection of all amounts payable in connection therewith.  In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account or in the case of the Pari Passu Loan Combinations, the applicable Pari Passu Loan Combination Collection Account.  Any sale of an REO Property shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder or Pari Passu Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(j)           Any sale of an REO Property shall be for cash only.

(k)           Notwithstanding any of the foregoing paragraphs of this Section 3.16, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in its reasonable and good faith judgment, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Pari Passu Loan Combination, in the best interests of the related Pari Passu Companion Loan Noteholders, as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders (giving due regard to the junior nature of the related Pari Passu Companion Loan, if any), constituted a single lender, and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable) and, in the case of any Pari Passu Loan Combination, in the best interests of the related Pari Passu Companion Loan Noteholders, as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders (giving due regard to the junior nature of the related Pari Passu Companion Loan, if any) constituted a single lender.

(l)           With respect to each defaulted Pari Passu Companion Loan, the Special Servicer shall have the right to sell such defaulted Pari Passu Companion Loan pursuant to the terms of the related Co-Lender Agreement if the related Pari Passu Companion Noteholder or Non-Lead Directing Holder, as applicable, consents thereto.  Notwithstanding anything herein to the contrary, no costs or expenses incurred in connection with such sale or the related sales efforts (if and to the extent allocable to or solely related to the sale or sales efforts with respect to such Pari Passu Companion Loan) shall be paid or reimbursed out of payments or other collections on the related Mortgage Loan included in the related Pari Passu Loan Combination Collection Account or otherwise out of the Trust Fund.

Section 3.17     Additional Obligations of the Master Servicer and the Special Servicer; Inspections. (a) The Master Servicer (at its own expense) (or, with respect to Specially Serviced Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property securing a Mortgage Loan that it is servicing at such times and in such manner as is consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property securing a Mortgage Loan with a Stated Principal Balance (or in the case of a Mortgage Loan secured by more than one Mortgaged Property, having an Allocated Loan Amount) of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in 2013 (or at such decreased frequency as each Rating Agency shall have provided a No Downgrade Confirmation relating to the Certificates and, as applicable, the Pari Passu Companion Loan Securities); provided, however, that if any Mortgage Loan or Pari Passu Loan Combination becomes a Specially Serviced Loan, the Special Servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable but within 60 days after the Mortgage Loan or Pari Passu Loan Combination becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan or Pari Passu Loan Combination remains a Specially Serviced Loan; provided, further, that the Master Servicer will not be required to inspect a Mortgaged Property that has been inspected in the previous 12 months.  The reasonable cost of each such inspection performed in accordance with the Servicing Standard by the Special Servicer shall be paid by the Master Servicer as a Property Advance; provided, however, that if such Advance would be a Nonrecoverable Advance, then the cost of such inspections shall be an expense of the Trust (and if a Pari Passu Loan Combination is involved, an expense of the holders of any related Pari Passu Companion Loan), which expense shall first be reimbursed to the Trust (and if a Pari Passu Loan Combination is involved, the holders of any related Pari Passu Companion Loan) as an Additional Trust Fund Expense.  The Master Servicer or the Special Servicer, as applicable, will be required to prepare a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property securing a Mortgage Loan that it is servicing and specifying the existence of any material vacancies in such Mortgaged Property, any sale, transfer or abandonment of such Mortgaged Property of which it has actual knowledge, any material adverse change in the condition of the Mortgaged Property, or any visible material waste committed on applicable Mortgaged Property.  The Master Servicer or Special Servicer, as

applicable, shall send such reports to the 17g-5 Information Provider (who shall promptly post such reports to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Master Servicer or Special Servicer, as applicable, provides the 17g-5 Information Provider such reports, each Rating Agency, and, upon request, to the Underwriters within 20 days of completion of the inspection report, each inspection report, unless the Rating Agencies notify the Master Servicer or Special Servicer, as applicable, that it does not want such reports.

(b)           With respect to each Mortgage Loan or Pari Passu Loan Combination, the Master Servicer (or the Special Servicer, in the case of a Specially Serviced Loan) shall exercise the Trustee’s rights, in accordance with the Servicing Standard, with respect to the Manager under the related Loan Documents and Management Agreement, if any.

(c)           With respect to any Mortgage Loan (other than a Specially Serviced Loan or a Mortgage Loan that previously was a Specially Serviced Loan with respect to which the Special Servicer has waived or amended the prepayment restrictions) for which the Master Servicer has accepted a voluntary Principal Prepayment (other than (A) in accordance with the terms of the related Loan Documents, (B) in connection with the payment of Insurance Proceeds or Condemnation Proceeds, (C) subsequent to a default under the related Loan Documents (provided that the Master Servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard), (D) pursuant to applicable law or a court order, or (E) at the request of or with the consent of the Special Servicer or the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing) resulting in a Prepayment Interest Shortfall, the Master Servicer shall deliver to the Certificate Administrator on each Servicer Remittance Date for deposit in the Lower-Tier Distribution Account, without any right of reimbursement therefor, a cash payment (a “Master Servicer Prepayment Interest Shortfall”), in an amount equal to the lesser of (x) the aggregate amount of all Prepayment Interest Shortfalls incurred in connection with such voluntary Principal Prepayments received in respect of the Mortgage Loans during the related Collection Period, and (y) the aggregate of (A) that portion of its Master Servicing Fees that is being paid in such Collection Period with respect to the Mortgage Loans (other than a Specially Serviced Loan) and (B) all Prepayment Interest Excesses received during the related Collection Period on the Mortgage Loans (other than a Specially Serviced Loan).  The Master Servicer’s obligations to pay any Master Servicer Prepayment Interest Shortfall, and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls against those amounts, shall not be cumulative.

(d)           The Master Servicer shall, as to each Mortgage Loan or Pari Passu Loan Combination that is secured by the interest of the related Borrower under a ground lease, promptly (and in any event within 60 days) after the Closing Date notify the related ground lessor of the transfer of such Mortgage Loan or Pari Passu Loan Combination to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Master Servicer.

(e)           The Master Servicer shall, to the extent consistent with the Servicing Standard and permitted by the related Loan Documents, not apply any funds with respect to a Mortgage Loan or Pari Passu Loan Combination (whether arising in the form of a holdback, earnout reserve, cash trap or other similar feature) to the prepayment of the related Mortgage Loan or Pari Passu Loan Combination prior to an event of default or reasonably foreseeable event of default with respect to such Mortgage Loan or Pari Passu Loan Combination.  Prior to an event of default or reasonably foreseeable event of default any such amounts described in the immediately preceding sentence shall be held by the Master Servicer as additional collateral for the related Mortgage Loan or Pari Passu Loan Combination.

Section 3.18     Authenticating Agent. The Certificate Administrator may appoint (and, if it does not make such an appointment, shall itself act as) an Authenticating Agent to execute and to authenticate Certificates.  The Authenticating Agent must be acceptable to the Depositor and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities.  The Certificate Administrator shall serve as the initial Authenticating Agent.

Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Depositor and the Master Servicer.  The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Master Servicer.  Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 3.18, the Certificate Administrator may appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders.  Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein.  No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 3.18.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.  Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator, as applicable.

Section 3.19     Appointment of Custodians. The Certificate Administrator shall be the initial Custodian hereunder.  The Certificate Administrator may appoint one or more additional Custodians to hold all or a portion of the Mortgage Files on behalf of the Trustee and otherwise perform the duties set forth in Article II, by entering into a Custodial Agreement with any Custodian who is not the Depositor, a Mortgage Loan Seller or an Affiliate of the foregoing.  Each Custodial Agreement must be consistent with this Agreement and obligate the Custodian thereunder to perform all of the obligations of a Custodian set forth in this Agreement.  The Certificate Administrator agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders.  The Certificate Administrator shall not be liable for any act or omission of the Custodian under the Custodial Agreement.  Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least with respect to each Custodian for the Mortgage Files relating to each Mortgage Loan, “Baa2” from Moody’s.  Each Custodial Agreement may be amended only as provided in Section 11.08 of this Agreement.  Any compensation paid to the Custodian shall be an unreimbursable expense of the Certificate Administrator.  If the Custodian is an entity other than the Certificate Administrator, the Custodian shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement.  The Custodian shall be deemed to have complied with this provision if one of its Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian.  In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement.  All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.19 shall be issued by a Qualified Insurer.

Section 3.20     Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. The Master Servicer shall administer each Lock-Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any relating to the Mortgage Loans it is servicing.

Section 3.21     Property Advances. (a) The Master Servicer (or, to the extent provided in Section 3.21(c) of this Agreement, the Trustee) to the extent specifically provided for in this Agreement, shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof with respect to the Mortgage Loans or Pari Passu Loan Combinations that it is servicing.  For purposes of distributions to Certificateholders and compensation to the Master Servicer, the Special Servicer or the Trustee, Property Advances shall not be considered to increase the Stated Principal Balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide.

(b)           Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall give the Master Servicer not less than five Business Days’ written notice with respect to any Property Advance to be made on any Specially Serviced Loan, before the date on which the Master Servicer is required to make such Property Advance with respect to such Specially Serviced Loan or REO Loan; provided, however, that the Special Servicer shall be required to provide the Master Servicer with only two Business Days’ written notice in respect of

Property Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Advances required to make tax or insurance payments).

(c)           The Master Servicer shall notify the Trustee and the Certificate Administrator in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it is to be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of Section 3.21(d) of this Agreement, shall pay the amount of such Property Advance in accordance with such information and instructions.

(d)           The Special Servicer shall promptly furnish any party required to make Property Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Property Advances may reasonably request for purposes of making recoverability determinations.  Notwithstanding anything to the contrary in this Agreement, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer or Trustee, as applicable.

Notwithstanding anything herein to the contrary, no Property Advance shall be required hereunder if the Person otherwise required to make such Property Advance determines that such Property Advance would, if made, constitute a Nonrecoverable Property Advance.  In addition, the Master Servicer shall not make any Property Advance to the extent that it has received written notice that the Special Servicer has determined in consultation with the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing) that such Property Advance would, if made, constitute a Nonrecoverable Property Advance.  In making such recoverability determination, such Person will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer, the Special Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Property Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Pari Passu Loan Combination, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the

Servicing Standard in the case of the Master Servicer or the Special Servicer) (among other things) future expenses and (v) estimate and consider (among other things) the timing of recoveries.

The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior Property Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed Property Advances.  If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 9 month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Pari Passu Loan Combination, first, out of the related Pari Passu Loan Combination Collection Account from collections on the related Mortgage Loan and related Pari Passu Companion Loan, on a pro rata basis by principal balance, and second, to the extent such expense remains unpaid, out of the Collection Account).

Any determination by the Master Servicer, Special Servicer or the Trustee that the Master Servicer or Trustee, as the case may be, has made a Property Advance that is a Nonrecoverable Property Advance or any determination by the Master Servicer, the Special Servicer or the Trustee that any proposed Property Advance, if made, would constitute a Nonrecoverable Property Advance shall be evidenced in the case of the Master Servicer or the Special Servicer by a certificate of a Servicing Officer delivered to the other, to the Trustee, the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator, the Master Servicer, the Special Servicer, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Master Servicer, the Special Servicer or the Trustee, as applicable, provides the 17g-5 Information Provider such notice, each Rating Agency, which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Property Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the

Certificate Administrator, the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Trustee, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Special Servicer provides the 17g-5 Information Provider such notice, each Rating Agency, notice of such determination.  Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.  Notwithstanding the foregoing, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer.

Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that a Property Advance is a Nonrecoverable Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust (and, in the case of any Pari Passu Loan Combination, first at the expense of any related Pari Passu Companion Loan, if any, and second, to the extent such expense remains unpaid, of the related Mortgage Loan), any analysis, Appraisals or market value estimates or other information for such purposes.  Absent bad faith, any such determination as to the recoverability of any Property Advance shall be conclusive and binding on the Certificateholders and the Pari Passu Companion Loan Noteholders.

Notwithstanding the above, the Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination by the Master Servicer and the Master Servicer, the Trustee and the Certificate Administrator shall be bound by any determination of the Special Servicer that a Property Advance, if made, would be a Nonrecoverable Property Advance.  The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Property Advance shall be subject to the standards applicable to the Master Servicer hereunder.

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the Master Servicer determines that a Property Advance of such amounts would constitute a Nonrecoverable Advance, the Master Servicer shall deliver notice of such determination to the Trustee, the Certificate Administrator and the Special Servicer.  Upon receipt of such notice, the Master Servicer (with respect to any Mortgage Loan or Pari Passu Loan Combination that is not a Specially Serviced Loan) and the Special Servicer (with respect to any Specially Serviced Loan or REO Property) shall determine (with the reasonable assistance of the Master Servicer) whether the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Pari Passu Companion Loans, the related Pari Passu Companion Loan Noteholders, as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender.  If the Master Servicer or the Special Servicer determines that the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Pari Passu Companion Loans, the related Pari Passu

Companion Loan Noteholders (as a collective whole as if such Certificateholders and Pari Passu Companion Loan Noteholders constituted a single lender), the Special Servicer (in the case of a determination by the Special Servicer) shall direct the Master Servicer in writing to make such payment and the Master Servicer shall make such payment, to the extent of available funds, from amounts in the Collection Account or, if a Pari Passu Loan Combination is involved, from amounts in the applicable Pari Passu Loan Combination Collection Account.

Notwithstanding anything to the contrary contained in this Section 3.21, the Master Servicer may elect (but shall not be required) to make a payment out of the Collection Account to pay for certain expenses specified in this sentence notwithstanding that the Master Servicer has determined that a Property Advance with respect to such expenditure would be a Nonrecoverable Property Advance (unless, with respect to Specially Serviced Loans or REO Loans, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided that in each instance, the Master Servicer determines in accordance with the Servicing Standard (as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Certificate Administrator) that making such expenditure is in the best interests of the Certificateholders (and, in the case of a Pari Passu Loan Combination, the related Pari Passu Companion Loan Noteholders), all as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender.  The Master Servicer may elect to obtain reimbursement of Nonrecoverable Property Advances from the Trust Fund in accordance with Section 3.06 of this Agreement and, with respect to a Pari Passu Companion Loan, in accordance with the related Co-Lender Agreement.

(e)           The Master Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06 of this Agreement, if applicable, of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer, the Special Servicer and the Trustee each hereby covenants and agrees to promptly seek and effect the reimbursement of such Property Advances from the related Borrowers to the extent permitted by applicable law and the related Loan Documents.

Section 3.22     Appointment and Replacement of Special Servicer. (a) Midland Loan Services, a Division of PNC Bank, National Association, is hereby appointed as the initial Special Servicer to service each Specially Serviced Loan.

(b)           With respect to the Mortgage Pool (except for the Mortgage Loans that are part of the Pari Passu Loan Combinations), the Lead Directing Holder for so long as no Control Termination Event has occurred and is continuing (and with respect to any Pari Passu Loan Combination, the applicable Non-Lead Directing Holder) shall be entitled to terminate the rights (subject to Section 3.12 and Section 6.03(a) of this Agreement) and obligations of the Special Servicer under this Agreement, with or without cause, and appoint a successor Special Servicer subject to Section 3.22(e) of this Agreement, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Paying Agent, the Certificate Administrator, the Depositor and the Trustee; provided that (i) the Lead Directing Holder can only terminate, and appoint a successor, Special Servicer with respect to the Mortgage Loans that are not part of the Pari Passu

Loan Combinations, (ii) a Non-Lead Directing Holder can only terminate, and appoint a successor, Special Servicer with respect to the related Pari Passu Loan Combination and (iii) in connection with its decision to terminate, or appoint a successor, Special Servicer with respect to the related Pari Passu Loan Combination, a Non-Lead Directing Holder shall consult on a non-binding basis with the Operating Advisor and, if a Consultation Termination Event does not exist, the Lead Directing Holder.

(c)           With respect to the Mortgage Loans (other than Mortgage Loans that are part of the Pari Passu Loan Combinations), following the occurrence of a Consultation Termination Event, and with respect to a Pari Passu Loan Combination, following the occurrence of a Non-Lead Consultation Termination Event with respect to the related Pari Passu Companion Loan, if the Operating Advisor determines that the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and to the Certificate Administrator, with a copy to the Special Servicer, a written recommendation (provided that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement special servicer.  In such event, the Certificate Administrator shall promptly post notice to all Certificateholders and, in the case of a Pari Passu Loan Combination, send a notice to the Pari Passu Companion Noteholder (if not held in an Other Securitization) or the trustee for the related Non-Lead Certificateholders, of such recommendation on the Certificate Administrator’s Website, and by mail or through the DTC system, as applicable, and shall conduct the solicitation of votes of all Certificateholders and, in the case of a Pari Passu Companion Loan, the related Non-Lead Certificateholders in such regard.  In connection with any such recommendation to replace the Special Servicer, upon (i) (A) with respect to the Mortgage Pool (exclusive of Mortgage Loans that are part of the Pari Passu Loan Combinations), the written direction of Holders of Sequential Pay Certificates evidencing at least a majority of the Voting Rights of all Sequential Pay Certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the various classes of the Sequential Pay Certificates) on an aggregate basis and (B) with respect to any Mortgage Loan that is part of a Pari Passu Loan Combination, the written direction of Holders of Sequential Pay Certificates and the related Non-Lead Certificateholders evidencing at least a majority of the aggregate Pari Passu Voting Rights for such Pari Passu Loan Combination (taking into account the application of any Appraisal Reduction Amounts or their equivalent under the applicable Pari Passu Companion Loan Securitization Agreement, as applicable, to notionally reduce the respective Certificate Balances or their equivalent under the applicable Pari Passu Companion Loan Securitization Agreement, as applicable) on an aggregate basis (in each case, which vote shall occur not more than 180 days from the time of recommendation and posting provided that if such written direction is not provided within 180 days of the initial request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect), (ii) receipt by the Trustee of a No Downgrade Confirmation from each Rating Agency and, if applicable, each Companion Rating Agency, following satisfaction of the foregoing clause (i), and (iii) delivery of the notice required under Section 10.03 at least five (5) Business Days prior to the effective date of such termination and appointment, the Trustee shall (x) terminate all of the rights and obligations of the Special Servicer under this Agreement and, subject to Section 3.22(e), appoint the successor thereto recommended by the Operating Advisor with respect to the Mortgage Pool (exclusive of the Mortgage Loans that are part of the Pari Passu Loan Combinations) or with respect to the applicable Pari Passu Loan Combination, as applicable depending as to which the above-referenced recommendation and subsequent vote specifically relates; provided such termination is subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination, and (y) promptly notify such outgoing Special Servicer of the effective date of such termination.  The reasonable fees and out-of-pocket costs associated with administering such vote shall be an Additional Trust Fund Expense.  Prior to the appointment of any replacement special servicer under this Section 3.22(c), such replacement special servicer shall have agreed in writing to succeed to the applicable obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder.  No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22(c).  For the avoidance of doubt, if a Pari Passu Companion Loan has not been securitized, the Special Servicer shall not be replaced with respect to the related Pari Passu Loan Combination as described in this Section 3.22(c).

(d)           With respect to the Mortgage Pool (other than the Mortgage Loans that are part of the Pari Passu Loan Combinations), if a Control Termination Event has occurred and is continuing and upon (a) the written direction of holders of Sequential Pay Certificates evidencing not less than 25% of the Voting Rights of the Sequential Pay Certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the various Classes of Sequential Pay Certificates pursuant to Section 4.08 of this Agreement) requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction, (b) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator and the Trustee in connection with administering such vote and (c) delivery by such holders to the Certificate Administrator and the Trustee of a No Downgrade Confirmation from each Rating Agency, the Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail (or through the DTC system, as applicable), and conduct the solicitation of votes of all Certificates in such regard.  If a Control Termination Event has occurred and is continuing, upon the written direction of holders of Sequential Pay Certificates evidencing at least 75% of the aggregate Voting Rights of all Sequential Pay Certificates (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balances of the various Classes of Sequential Pay Certificates pursuant to Section 4.08 of this Agreement), and following delivery of the notice required under Section 10.03 at least five (5) Business Days prior to the effective date of such termination and appointment, the Trustee shall (x) terminate all of the rights and obligations of the Special Servicer (other than with respect to the Pari Passu Loan Combinations) under this Agreement and, subject to Section 3.22(e) of this Agreement, appoint the successor Special Servicer (other than with respect to the Pari Passu Loan Combinations) designated by such Certificateholders; provided that such termination is subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination and (y) promptly notify such outgoing Special Servicer of the effective date of such termination; and provided further that if such written direction is not provided within 180 days of the notice from the

Certificate Administrator of the request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect.  The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(e)           The Trustee shall, promptly after receiving any removal notice pursuant to Section 3.22(b) of this Agreement or direction to terminate pursuant to Section 3.22(c) or Section 3.22(d) of this Agreement, so notify the Certificate Administrator, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the Depositor and, promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, each Rating Agency.  The termination of the Special Servicer and appointment of a successor Special Servicer pursuant to this Section 3.22 shall not be effective until (i) the Trustee receives from each Rating Agency a No Downgrade Confirmation with respect to each Class of Certificates (and, if such successor Special Servicer shall also specially service a Pari Passu Loan Combination, a No Downgrade Confirmation from each applicable Companion Rating Agency relating to any class of related Pari Passu Companion Loan Securities), (ii) the successor special servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing reasonably satisfactory to the Trustee, (iii) receipt by the Trustee of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms, and (iv) the notice required under Section 10.03 has been delivered at least five (5) Business Days prior to the effective date of such appointment.  Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(b) of this Agreement mutatis mutandis.  In no event may a successor Special Servicer be a current or former Operating Advisor or any Affiliate of a current or former Operating Advisor.  Further, such successor shall be a Person that (i) satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement, (ii) is not obligated or allowed to pay the Operating Advisor any fees or otherwise compensate the Operating Advisor (x) in respect of its obligations under this Agreement or (y) for the appointment of the successor Special Servicer or the recommendation by the Operating Advisor for the replacement Special Servicer to become the Special Servicer, (iii) is not entitled to waive any compensation from the Operating Advisor and (iv) is not entitled to receive any fee from the Operating Advisor for its appointment as successor Special Servicer, in each case, unless expressly approved by 100% of the Certificateholders.  In addition, any replacement Special Servicer that will service any Pari Passu Loan Combination shall meet any requirements specified in the related Co-Lender Agreement.

The existing Special Servicer shall be deemed to have been removed simultaneously with the applicable designated Person’s becoming the Special Servicer hereunder; provided, however, that the Special Servicer removed pursuant to this Section shall be entitled to receive, and shall have received, notice of completion of its removal and all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus the right to receive any Workout Fee specified in Section 3.12(c) of this Agreement in the event that the Special Servicer is terminated and any indemnification rights that the Special Servicer is entitled to pursuant to Section 6.03(a) of this Agreement) notwithstanding any such removal.  Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer’s responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans.

(f)           The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, that neither the Trustee nor the Master Servicer shall be liable for any actions or any inaction of such successor Special Servicer.  Any termination fee payable to the terminated Special Servicer (and it is acknowledged that there is no such fee payable in the event of a termination for breach of this Agreement) shall be paid by the Certificateholders or the Directing Holder, as applicable, so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund or any Pari Passu Companion Loan Noteholder (unless such Pari Passu Companion Loan Noteholder is the Directing Holder).

(g)           If a replacement special servicer is appointed with respect to the Mortgage Pool (exclusive of Mortgage Loans that are part of the Pari Passu Loan Combinations) or with respect to any particular Pari Passu Loan Combination or any related REO Property in accordance with this Section 3.22 or Section 7.02 of this Agreement, in any event such that there are multiple parties acting as Special Servicer hereunder, then, unless the context clearly requires otherwise:  (i) when used in the context of imposing duties and obligations on the Special Servicer hereunder or the performance of such duties and obligations, the term “Special Servicer” shall mean the applicable Pari Passu Loan Combination Special Servicer, insofar as such duties and obligations relate to a Pari Passu Loan Combination or any related REO Property, and shall mean the General Special Servicer (as defined below in Section 3.22(h)), in all other cases (provided that, in Section 3.14 and Article VII of this Agreement, the term “Special Servicer” shall mean each of the Pari Passu Loan Combination Special Servicers and the General Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term “Special Servicer” shall mean the applicable Pari Passu Loan Combination Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to a Pari Passu Loan Combination or any related REO Property, and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase Defaulted Mortgage Loans pursuant to Section 3.16 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (iv) when used in the context of granting the Special Servicer the right to purchase all of the Mortgage Loans and all other property held by the Trust Fund pursuant to Section 9.01 of this Agreement, the term “Special Servicer” shall mean the General Special Servicer only; (v) when used in the context of the Special Servicer being replaced, pursuant to this Section 3.22, by the applicable Directing Holder, the term “Special Servicer” shall mean the General Special Servicer or the applicable Pari Passu Loan Combination Special Servicer, as applicable; (vi) when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term “Special Servicer” shall mean each of the Pari Passu Loan Combination Special Servicers and the General Special Servicer; and (vii) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term “Special Servicer” shall mean the applicable Pari Passu Loan Combination Special Servicer or the General Special Servicer, as applicable.

(h)           References in Section 3.22(g) to “General Special Servicer” mean the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of the Mortgage Loans that are part of the Pari Passu Loan Combinations).

(i)           No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22.  All costs and expenses of any such termination made without cause shall be paid by the Controlling Class Certificateholders.

Section 3.23     Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report. (a) Upon the occurrence of any event specified in the definition of Specially Serviced Loan with respect to any Mortgage Loan or Pari Passu Loan Combination of which the Master Servicer may have notice, the Master Servicer shall promptly give notice thereof to the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the related Mortgage Loan Seller, the Directing Holder (in the case of the Lead Directing Holder, if no Consultation Termination Event has occurred and is continuing), and, if applicable, the related Pari Passu Companion Loan Noteholders and shall use efforts in accordance with the Servicing Standard to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically) relating to such Mortgage Loan or Pari Passu Loan Combination, as applicable and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a Sub-Servicer.  The Master Servicer shall use efforts in accordance with the Servicing Standard to comply with the preceding sentence within five Business Days of the date it has notice of the occurrence of any event specified in the definition of Specially Serviced Loan and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan or Pari Passu Loan Combination until the Special Servicer has commenced the servicing of such Mortgage Loan or Pari Passu Loan Combination, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence.  With respect to each Mortgage Loan or Pari Passu Loan Combination that becomes a Specially Serviced Loan, the Master Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan or Pari Passu Loan Combination to the Master Servicer.  The Master Servicer shall forward any notices it would otherwise send to the Borrower of a Specially Serviced Loan to the Special Servicer, who shall send such notice to the related Borrower.

Upon determining that a Specially Serviced Loan has become a Corrected Mortgage Loan, the Special Servicer shall immediately give notice thereof to the Master Servicer, and upon giving such notice, such Mortgage Loan or Pari Passu Loan Combination shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loan, the Special Servicer’s obligation to service such Mortgage Loan or Pari Passu Loan Combination shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan or Pari Passu Loan Combination as a Mortgage Loan or Pari Passu Loan Combination that is not a Specially Serviced Loan shall resume.

(b)           In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(c)           Not later than two Business Days preceding each date on which the Master Servicer is required to furnish a report under Section 3.13(a) of this Agreement to the Certificate Administrator, the Special Servicer shall deliver to the Certificate Administrator, with a copy to the Trustee, the Operating Advisor and the Master Servicer, a written statement describing, on a loan by loan basis, (i) the amount of all payments on account of interest received on each Specially Serviced Loan, the amount of all payments on account of principal, including Principal Prepayments, on each Specially Serviced Loan, the amount of Net Insurance Proceeds and Net Liquidation Proceeds received with respect to each Specially Serviced Loan, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to the REO Property relating to each applicable Specially Serviced Loan, in each case in accordance with Section 3.15 of this Agreement (it being understood and agreed that to the extent this information is provided in accordance with Section 3.13(g) of this Agreement, this Section 3.23(c) shall be deemed to be satisfied) and (ii) such additional information relating to the Specially Serviced Loans as the Master Servicer, the Certificate Administrator or the Trustee reasonably request, to enable it to perform its duties under this Agreement.  Such statement and information shall be furnished to the Master Servicer in writing and/or in such electronic media as is acceptable to the Master Servicer.

(d)           Notwithstanding the provisions of the preceding Section 3.23(c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans relating to a Mortgage Loan that it is servicing and shall provide the Special Servicer and the Operating Advisor with any information reasonably required by the Special Servicer or the Operating Advisor to perform its duties under this Agreement.  The Special Servicer shall provide the Master Servicer with any information reasonably required by the Master Servicer to perform its duties under this Agreement.

(e)           No later than 30 days after a Mortgage Loan or Pari Passu Loan Combination becomes a Specially Serviced Loan, the Special Servicer shall deliver to the Master Servicer, the Directing Holder (with respect to the Lead Directing Holder, so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor (but only if, with respect to all Mortgage Loans and Pari Passu Companion Loans, a Control Termination Event has occurred and is continuing and, with respect to any particular Pari Passu Loan Combination, also if a Non-Lead Control Termination Event has occurred and is continuing), the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Special Servicer provides the 17g-5 Information Provider such report, each Rating Agency and, upon request, the Underwriters, a report (the “Asset Status Report”) with respect to such Mortgage Loan or Pari Passu Loan Combination and the related Mortgaged Property; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the Directing Holder if the Special Servicer and the Directing Holder are the same entity.  Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)            date of transfer of servicing of such Mortgage Loan or Pari Passu Loan Combination to the Special Servicer;

(ii)           summary of the status of such Specially Serviced Loan and any negotiations with the related Borrower;

(iii)          a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan or Pari Passu Loan Combination and whether outside legal counsel has been retained;

(iv)          the most current rent roll and income or operating statement available for the related Mortgaged Property;

(v)           the Special Servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the Master Servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Mortgage Loan or REO Property);

(vi)          the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan;

(vii)         a description of any amendment, modification or waiver of a material term of any ground lease;

(viii)        a description of any such proposed or taken actions;

(ix)          the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(x)           the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(xi)          an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable Calculation Rate used) and all related assumptions;

(xii)         the appraised value of the related Mortgaged Properties together with the assumptions used in the calculation thereof, and a copy of the last obtained Appraisal of the Mortgaged Property; and

(xiii)        such other information as the Special Servicer deems relevant in light of the Servicing Standard.

If the Directing Holder (with respect to the Lead Directing Holder, so long as no Control Termination Event has occurred and is continuing), does not disapprove in writing of such Asset Status Report within 10 Business Days of receiving it, the Directing Holder will be deemed to have approved such Asset Status Report and the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that such Special Servicer may not take any action that is contrary to applicable law, the REMIC Provisions, this Agreement, the Servicing Standard (taking into consideration the best interests of all the Certificateholders and, with respect to any Pari Passu Loan Combination, the related Pari Passu Companion Loan Noteholders, as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender) or the terms of the applicable Loan Documents.  If the Directing Holder (with respect to the Lead Directing Holder,  so long as no Control Termination Event has occurred and is continuing) disapproves such Asset Status Report within such 10 Business Day period, the Special Servicer will revise such Asset Status Report and deliver to the Directing Holder, each related Pari Passu Companion Loan Noteholder, the Master Servicer, the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Special Servicer provides the 17g-5 Information Provider such report, each Rating Agency, a new Asset Status Report as soon as practicable, but in no event later than 30 Business Days after such disapproval.  The Special Servicer shall revise such Asset Status Report as described above in this Section 3.23(e) until the Directing Holder (with respect to the Lead Directing Holder, so long as no Control Termination Event has occurred and is continuing) fails to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and any related Pari Passu Companion Loan Noteholders, if applicable, as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender.  In any event, if the Directing Holder (with respect to the Lead Directing Holder, so long as no Control Termination Event has occurred and is continuing) does not approve an Asset Status Report within 60 Business Days from the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report where required to comply with the Servicing Standard.  The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section, and in particular, shall modify and resubmit such Asset Status Report to the Directing Holder (with a copy to the Trustee and the Certificate Administrator) if (i) the estimated sales proceeds, foreclosure proceeds, workout or restructure terms or anticipated debt forgiveness varies materially from the amount on which the original report was based or (ii) the related Borrower becomes the subject of bankruptcy proceedings.  Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders and, if any Pari Passu Loan Combination is involved, the related Pari Passu Companion Loan Noteholders, as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender, and it has made a reasonable effort to contact the Directing Holder and, if any Pari Passu Loan Combination is involved, the related Pari Passu Companion Loan Noteholders and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interests of all the Certificateholders and, if any Pari Passu Loan Combination is involved, the related Pari Passu Companion Loan Noteholders (as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender) pursuant to the Servicing Standard, and, upon making such determination, shall implement the recommended action outlined in the Asset Status Report.  The Asset Status Report is not intended to replace or satisfy any specific consent or approval right which the Directing Holder may have.

The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Loan and take such actions consistent with the Servicing Standard and the related Asset Status Report.  The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard, this Agreement, applicable law or the related Loan Documents.

With respect to all Mortgage Loans and Pari Passu Companion Loans, during the period when a Control Termination Event has occurred and is continuing, and with respect to any particular Pari Passu Loan Combination, also during the period a Non-Lead Control Termination Event has occurred and is continuing with respect to the related Pari Passu Companion Loan, the Special Servicer shall consult with the Operating Advisor in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Operating Advisor shall propose, by written notice, alternative courses of action within 10 days of receipt of each Asset Status Report to the extent the Operating Advisor determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that were previously included in the Control Eligible Classes), as a collective whole as if such Certificateholders constituted a single lender.  This determination shall be made pursuant to the Operating Advisor Standard.  The Special Servicer shall consider any such proposals from the Operating Advisor and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement.

(f)           With respect to all Mortgage Loans and Pari Passu Companion Loans, during the period when a Control Termination Event has occurred and is continuing, and with respect to any particular Pari Passu Loan Combination, also during the period a Non-Lead Control Termination Event has occurred and is continuing with respect to the related Pari Passu Companion Loan, the Special Servicer shall consult with the Lead Directing Holder in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Lead Directing Holder shall have the right to propose, by written notice, alternative courses of action within 10 days of receipt of each Asset Status Report; provided that no Consultation Termination Event then exists.  The Special Servicer shall consider any such proposals from the Lead Directing Holder and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement.

In the event that none of the Operating Advisor, the Directing Holder or the Controlling Class Representative proposes alternative courses of action within 10 days after receipt of such Asset Status Report, the Special Servicer shall implement the Asset Status Report as proposed by the Special Servicer.

No direction or disapproval of any Directing Holder shall (a) require, permit or cause the Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including, but not limited to, Section 3.09, Section 3.16, Section 3.18 and Section 3.25, or the Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of the Lower-Tier REMIC and the Upper-Tier REMIC, or (b) result in the imposition of a “prohibited transaction” or “contribution” tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Mortgage Loan Sellers, the Trust Fund, the Certificate Administrator, the Trustee or their respective officers, directors, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer’s, Certificate Administrator’s, Trustee’s or the Master Servicer’s responsibilities under this Agreement.  The Special Servicer shall not be required to follow any direction or disapproval of the Directing Holder described in this paragraph.

Notwithstanding anything to the contrary herein, if a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to any matter set forth therein.  If a Control Termination Event has occurred and is continuing, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.23.

(g)           Unless a Control Termination Event has occurred and is continuing, the Special Servicer shall deliver to the Operating Advisor only each Final Asset Status Report.

Section 3.24     Special Instructions for the Master Servicer and/or Special Servicer. (a) Prior to taking any action with respect to a Mortgage Loan or a Pari Passu Loan Combination secured by Mortgaged Properties located in a “one-action” state, the Master Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of any Pari Passu Loan Combination, such expense shall be paid first, from amounts allocable to the related Mortgage

Loan and the related Pari Passu Companion Loan on deposit in the applicable Pari Passu Loan Combination Collection Account, on a pro rata basis by principal balance, and second, if not sufficient, from the Collection Account).

(b)           The Master Servicer shall send written notice to each Borrower and the related Manager and clearing bank relating to a Mortgage Loan that it is servicing that, if applicable, it and/or the Trustee has been appointed as the “Designee” of the “Lender” under any related Lock-Box Agreement.

(c)           Without limiting the obligations of the Master Servicer hereunder with respect to the enforcement of a Borrower’s obligations under the related Loan Documents, the Master Servicer agrees that it shall, in accordance with the Servicing Standard, enforce the provisions of the Loan Documents relating to the Mortgage Loans that it is servicing with respect to the collection of Yield Maintenance Charges.

(d)           In the event that a Rating Agency shall charge a fee in connection with providing a No Downgrade Confirmation, the Master Servicer shall require the related Borrower to pay such fee to the extent not inconsistent with the applicable Loan Documents.  In the event that such fee remains unpaid, such fee shall be an expense of the Trust Fund (allocated as an Additional Trust Fund Expense in the same manner as Realized Losses as set forth in Section 4.01(e)) of this Agreement and, (1) in the case of any Mortgage Loan and a Mortgage Loan which is part of a Pari Passu Loan Combination, the Trust Fund and (2) in the case of a Pari Passu Loan Combination, on a pro rata basis, to the related Pari Passu Companion Loan and to the related Mortgage Loan, the costs of which may be advanced as a Property Advance.

(e)           With respect to a Mortgage Loan or Pari Passu Loan Combination with a Stated Principal Balance equal to or greater than the lesser of 5% of the Stated Principal Balance of all Mortgage Loans held by the Trust Fund and $35,000,000, or with respect to any Mortgage Loan that is one of the ten largest Mortgage Loans based on Stated Principal Balance, to the extent not inconsistent with the related Mortgage Loan or Pari Passu Loan Combination, the Master Servicer shall not consent to a change of franchise affiliation with respect to a Mortgaged Property or the property manager with respect to a Mortgaged Property unless the Master Servicer obtains a No Downgrade Confirmation relating to the Certificates and, if applicable, the Pari Passu Companion Loan Securities.

Section 3.25     Certain Rights and Obligations of the Master Servicer and/or the Special Servicer. (a) In addition to its rights and obligations with respect to Specially Serviced Loans, the Special Servicer has the right, whether or not the applicable Mortgage Loan is a Specially Serviced Loan, to approve (i) certain modifications to the extent described under Section 3.26 of this Agreement and (ii) certain waivers of due-on-sale or due-on-encumbrance clauses as described above under Section 3.09 of this Agreement.  With respect to Performing Loans, the Master Servicer shall notify the Special Servicer of any request for approval (a “Request for Approval”) received relating to the Special Servicer’s above-referenced approval rights and forward to the Special Servicer its written recommendation and analysis and any other information or documents reasonably requested by the Special Servicer (to the extent such information or documents are in the Master Servicer’s possession).  Subject to Section 3.09(c) of this Agreement, the Special Servicer shall have 10 Business Days (from the date that the Special Servicer receives the information it requested from the Master Servicer) to analyze and make a recommendation with respect to a Request for Approval with respect to a Performing Loan and, prior to the end of such 10 Business Day period, for so long as no Control Termination Event has occurred and is continuing, is required to notify the Directing Holder of such Request for Approval and its recommendation with respect thereto.  Following such notice, the Directing Holder shall have 5 Business Days from the date it receives the Special Servicer recommendation and any other information it may reasonably request (or, with respect to any Pari Passu Loan Combination, such longer time period as may be provided in the related Co-Lender Agreement (to the extent the Directing Holder is the related Pari Passu Companion Loan Noteholder)) to approve any recommendation of the Special Servicer relating to any Request for Approval.  In any event, if the Directing Holder does not respond to a Request for Approval by 5 p.m. on the 5th Business Day after such request, the Special Servicer or the Master Servicer, as applicable, may deem its recommendation approved by the Directing Holder and if the Special Servicer does not respond to a Request for Approval within the required 15 Business Days, the Master Servicer may deem its recommendation approved by the Special Servicer.  With respect to a Specially Serviced Loan, the Special Servicer must notify the Directing Holder of any Request for Approval received relating to the Directing Holder’s above-referenced approval rights and its recommendation with respect thereto.  The Directing Holder shall have 10 Business Days (after receipt of all information reasonably requested) to approve any recommendation of the Special Servicer relating to any such Request for Approval.  In any event, if the Directing Holder does not respond to any such Request for Approval by 5 p.m. on the 10th Business Day after such request, the Special Servicer may deem its recommendation approved by the Directing Holder.  Notwithstanding the foregoing, (i) with respect to any Pari Passu Loan Combination, the procedure and timing for approval by the Directing Holder (to the extent it is the related Pari Passu Companion Loan Noteholder) of the related Request for Approval shall be governed by the terms set forth in the related Co-Lender Agreement and (ii) if the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Pari Passu Loan Combination, the Certificateholders and the related Pari Passu Companion Loan Noteholders (as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender) and the Special Servicer has made a reasonable effort to contact the Directing Holder, it need not wait for a response from the Directing Holder.

(b)           Neither the Master Servicer nor the Special Servicer shall be required to take or refrain from taking any action pursuant to instructions from the Directing Holder that would cause any one of them to violate applicable law, the terms of any Mortgage Loan, this Agreement, including the Servicing Standard, or the REMIC Provisions or that would (i) expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Trust Fund, the Trustee, the Certificate Administrator or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iii) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

(c)           The Master Servicer and the Special Servicer, as applicable, shall discuss with the Directing Holder, on a monthly basis, the performance of any Mortgage Loan that is a Specially Serviced Loan, which is delinquent, has been placed on a “Watch List” or has been identified by the Master Servicer or the Special Servicer as exhibiting deteriorating performance.

Section 3.26     Modification, Waiver, Amendment and Consents. (a) Subject to Sections 3.25, 3.26(f) and 3.27, and, if applicable, each Co-Lender Agreement, (i) the Master Servicer (subject to the Special Servicer’s consent, except as provided in clause (n)) or (ii) with respect to any Specially Serviced Loan, the Special Servicer, in each case subject to the rights of the Directing Holder and consultation with the Operating Advisor (if a Control Termination Event has occurred and is continuing and to the extent the Operating Advisor has consultation rights pursuant to Section 3.23(e), Section 3.31 and/or Section 6.07 of this Agreement), may modify, waive or amend any term of any Mortgage Loan or Pari Passu Loan Combination if such modification, waiver or amendment (A) is consistent with the Servicing Standard and (B) would not constitute a “significant modification” of such Mortgage Loan or Pari Passu Loan Combination pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (1) cause either Trust REMIC to fail to qualify as a REMIC or (2) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” under Section 860G(c) of the Code).  In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or to approve the calculation of the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall exclude the value of any personal property and going concern value, if any.

(b)           Neither the Master Servicer nor the Special Servicer may extend the Maturity Date of any Specially Serviced Loan beyond the date that is the date occurring later than the earlier of (1) five years prior to the Rated Final Distribution Date and (2) in the case of a Specially Serviced Loan secured by the related Borrower’s interest in a ground lease, the date that is 20 years prior to the expiration date of such ground lease (or 10 years prior to the expiration date of such lease if the Master Servicer or the Special Servicer, as applicable gives due consideration to the remaining term of such ground lease and such extension is in the best interest of the Certificateholders and, with respect to a Pari Passu Loan Combination, the related Pari Passu Companion Loan Noteholder (as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) Pari Passu Companion Loan Noteholders constituted a single lender) and, with the consent of the Directing Holder (with respect to the Lead Directing Holder, so long as no Control Termination Event has occurred and is continuing)).

(c)           Neither the Master Servicer nor the Special Servicer shall permit any Borrower to add or substitute any collateral for an outstanding Mortgage Loan, which collateral constitutes real property, unless the Master Servicer or the Special Servicer, as applicable, shall have obtained a No Downgrade Confirmation relating to the Certificates (and, in the case of any Pari Passu Loan Combination, from each Companion Rating Agency if applicable).

(d)           Any payment of interest, which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders or, if applicable, Pari Passu Companion Loan Noteholders, be added to the unpaid principal balance of the related Mortgage Loan or Pari Passu Loan Combination, notwithstanding that the terms of such Mortgage Loan or Pari Passu Loan Combination or such modification, waiver or amendment so permit.

(e)           Except for waivers of Penalty Charges and waivers of notice periods, all material modifications, waivers and amendments of the Mortgage Loans or any Pari Passu Loan Combinations in accordance with this Section 3.26 or in Section 3.27 of this Agreement (with respect to Pari Passu Loan Combinations) shall be in writing.

(f)           The Master Servicer or the Special Servicer, as applicable, shall notify the Trustee, the Certificate Administrator, the Directing Holder (with respect to the Lead Directing Holder, so long as no Control Termination Event has occurred and is continuing), the Operating Advisor (only if a Control Termination Event has occurred and is continuing and, in addition, with respect to any Pari Passu Loan Combination, also if a Non-Lead Control Termination Event has occurred and is continuing), the Depositor, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Master Servicer or Special Servicer, as applicable, provides the 17g-5 Information Provider such notice, each Rating Agency, in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan or Pari Passu Loan Combination and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 Business Days) following the execution thereof.

(g)           The Master Servicer or the Special Servicer may (subject to the Servicing Standard), as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Pari Passu Loan Combination and is permitted by the terms of this Agreement and applicable law, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable and customary fee for the additional services performed in connection with such request (provided that the charging of such fee would not constitute a “significant modification” of the related Mortgage Loan or Pari Passu Loan Combination within the meaning of Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it.  In no event shall the Master Servicer or the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

(h)           Notwithstanding the foregoing, the Master Servicer shall not permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (or any portion thereof) or Pari Passu Loan Combination, if any, unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8) and satisfies the conditions set forth in Section 3.09(g) of this Agreement.

(i)           Notwithstanding anything herein or in the related Loan Documents to the contrary, the Master Servicer may permit the substitution of direct, non-callable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8) (including U.S. government agency securities if such securities are eligible defeasance collateral under then current guidelines of the Rating Agencies) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (or any portion thereof) or Pari Passu Loan Combination in lieu of the defeasance collateral specified in the related Loan Documents or, if applicable, the Pari Passu Loan Combination; provided that, the Master Servicer reasonably determines that allowing their use would not cause a default or event of default under the related Loan Documents to become reasonably foreseeable and the Master Servicer receives an Opinion of Counsel (at the expense of the Borrower to the extent permitted under the Loan Documents) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or Pari Passu Loan Combination pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or result in the imposition of a tax upon the Lower-Tier REMIC, the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”) and provided, further, that the requirements set forth in Section 3.09(g) of this Agreement are satisfied.

(j)           If required under the related Loan Documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts, which may be sub-accounts of the Collection Account (the “Defeasance Accounts”), into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Loan Documents.  Each Defeasance Account shall at all times be an Eligible Account.  Notwithstanding the foregoing, in no event shall the Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of 12 months, unless such amounts are reinvested by the Master Servicer in “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8).  To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account or, if the Pari Passu Loan Combination is involved, the Pari Passu Loan Combination Collection Account and treat any such payments as payments made on the Mortgage Loan or Pari Passu Loan Combination, as applicable, in advance of its Due Date in accordance with clause (a) of the definition of Principal Distribution Amount, and not as a prepayment of the related Mortgage Loan or Pari Passu Companion Loan.  Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Collection Account or, if the Pari Passu Loan Combination is involved, the Pari Passu Loan Combination Collection Account for a period in excess of 365 days.

(k)           Any right to take any action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Directing Holder under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the

Directing Holder by written notice given to the Trustee, the Certificate Administrator or Master Servicer, as applicable.  Upon delivery of any such notice of waiver given by the Directing Holder, any time period (exclusive or otherwise) afforded the Directing Holder to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired with the same force and effect as if the specific time period set forth in this Agreement applicable thereto had itself expired.  In the event the Master Servicer or Special Servicer determines that a refusal to consent by the Directing Holder or any advice from the Directing Holder would cause the Master Servicer or Special Servicer, as applicable, to violate applicable law, the terms of the applicable Loan Documents, the REMIC Provisions or the terms of this Agreement, including without limitation, the Servicing Standard, the Master Servicer or Special Servicer shall disregard such refusal to consent or advice and notify the Directing Holder, the Trustee, the Certificate Administrator, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Master Servicer or Special Servicer, as applicable, provides the 17g-5 Information Provider such notice, each Rating Agency, of its determination, including a reasonably detailed explanation of the basis therefor.

(l)           Any modification, waiver or amendment of or consents or approvals relating to a Mortgage Loan or Pari Passu Loan Combination that is a Specially Serviced Loan or REO Loan shall be performed by the Special Servicer and not the Master Servicer, and to the extent provided in this Agreement and/or the applicable Co-Lender Agreement, shall be subject to the consent of the Directing Holder.

(m)          Any modification, waiver or amendment of or consents or approvals relating to a Performing Loan shall be subject to the consent of the Special Servicer (other than as set forth in this Section 3.26), and the Special Servicer shall obtain the consent of the Directing Holder to the extent provided in this Agreement and/or the applicable Co-Lender Agreement.  When the Special Servicer’s consent is required, the Master Servicer shall promptly provide the Special Servicer with written notice of any request for modification, waiver, amendment, consent or approval accompanied by the Master Servicer’s recommendation and analysis and any and all information in the Master Servicer’s possession that the Special Servicer may reasonably request to grant or withhold such consent.  When the Special Servicer’s consent is required hereunder, such consent (unless earlier objected to) shall be deemed given 15 Business Days (or in connection with an Acceptable Insurance Default, 90 days) after receipt by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably required by the Special Servicer.  With respect to all Specially Serviced Loans and Performing Loans, the Special Servicer shall, prior to consenting to such a proposed action of the Master Servicer, and prior to itself taking such an action, obtain the written consent of the Directing Holder, which consent shall be deemed given 10 Business Days after receipt (or in connection with an Acceptable Insurance Default, 30 days) (unless earlier objected to) by the Directing Holder of the Master Servicer’s and/or Special Servicer’s, as applicable, written analysis and recommendation with respect to such action together with such other information reasonably required by the Directing Holder.

(n)           For any Mortgage Loan and Pari Passu Loan Combination (other than a Specially Serviced Loan), subject to the rights of the Special Servicer set forth in this Section 3.26, and further subject to the rights of the Directing Holder and the Operating Advisor set forth herein and, with respect to any Pari Passu Loan Combination, further subject to the rights of the related Pari Passu Companion Loan Noteholder(s) under the related Co-Lender Agreement, the Master Servicer, without the consent of the Special Servicer, the Directing Holder or the Operating Advisor, as applicable, shall be responsible to determine whether to consent or approve any request by a Borrower with respect to:

(i)           approving routine leasing activity with respect to any lease for less than the lesser of (A) 30,000 square feet and (B) 30% of the net rentable area of the related Mortgaged Property;

(ii)          approving any waiver affecting the timing of receipt of financial statements from any Borrower; provided that such financial statements are delivered no less than quarterly and within 60 days after the end of the calendar quarter;

(iii)         approving annual budgets for the related Mortgaged Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (B) provides for the payment of any material expenses to any affiliate of the Borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

(iv)         subject to other restrictions herein regarding Principal Prepayments, waiving any provision of a Mortgage Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)          approving modifications, consents or waivers (other than those specifically prohibited under this Section 3.26) in connection with a defeasance subject to the requirements set forth in Section 3.09(g) of this Agreement;

(vi)         approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Mortgage Loan or Pari Passu Loan Combination to such non-material rights-of-way or easements;

(vii)        granting waivers of minor covenant defaults (other than financial covenants);

(viii)       as permitted under the Loan Documents, payment from any escrow or reserve, except releases of any escrows, reserves or letters of credit held as performance escrows or reserves unless required pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion;

(ix)         approving a change of the property manager at the request of the related Borrower so long as (a) the successor property manager is not affiliated with the borrower and is a nationally or regionally recognized manager of similar properties, and (b) the subject Mortgage Loan does not have an outstanding principal balance in excess of the lesser of $5,000,000 or 2% of the then aggregate principal balance of the Mortgage Loans;

(x)          subject to the satisfaction of any conditions precedent set forth in the related Loan Documents, approving disbursements of any earnout or holdback amounts in accordance with the related Loan Documents with respect to certain Mortgage Loans other than those Mortgage Loans identified on Exhibit U hereto; and

(xi)         any non-material modifications, waivers or amendments not provided for in clauses (i) through (x) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan;

provided, however, in the case of any Pari Passu Loan Combination, the Master Servicer shall provide written notice of such action to the related Pari Passu Companion Loan Noteholder(s).  For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to (i) any Specially Serviced Loan shall be processed by the Special Servicer and (ii) any Mortgage Loan listed on Exhibit U received by the applicable Master Servicer shall be processed by the Master Servicer and submitted to the Special Servicer for approval.  For purposes of this Agreement, “disbursement of earnouts or holdback amounts” shall mean the disbursement or funding to a borrower of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds of the applicable Mortgage Loan until certain conditions precedent thereto relating to the satisfaction of performance-related criteria (i.e., project reserve thresholds, lease-up requirements, sales requirements, etc.), as set forth in the applicable loan documents, have been satisfied.

Section 3.27     Certain Intercreditor Matters Relating to the Pari Passu Loan Combinations.  (a) With respect to the Pari Passu Loan Combinations, except for those duties to be performed by, and notices to be furnished by, the Trustee under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall perform such duties and furnish such notices, reports and information on behalf of the Trust Fund as may be the obligation of the Trust under the related Co-Lender Agreement.

(b)           The Master Servicer shall maintain a register (the “Pari Passu Companion Loan Noteholder Register”) on which the Master Servicer shall record the names and addresses of the Pari Passu Companion Loan Noteholders and wire transfer instructions for such Pari Passu Companion Loan Noteholders from time to time, to the extent such information is provided in writing to the Master Servicer by a Pari Passu Companion Loan Noteholder.  Each Pari Passu Companion Loan Noteholder has agreed to inform the Master Servicer of its name, address, taxpayer identification number and wiring instructions (to the extent the foregoing information is not already contained in the related Co-Lender Agreement) and of any transfer thereof (together with any instruments of transfer).

In no event shall the Master Servicer be obligated to pay any party the amounts payable to a Pari Passu Companion Loan Noteholder hereunder other than the Person listed as the applicable Pari Passu Companion Loan Noteholder on the Pari Passu Companion Loan Noteholder Register.  In the event that a Pari Passu Companion Loan Noteholder transfers the related Pari Passu Companion Loan without notice to the Master Servicer, the Master Servicer shall have no liability whatsoever for any misdirected payment on such Pari Passu Companion Loan and shall have no obligation to recover and redirect such payment.

The Master Servicer shall promptly provide the names and addresses of any Pari Passu Companion Loan Noteholder (including, if such Pari Passu Companion Loan is owned by an Other Securitization, the related Pari Passu Companion Loan Trustee) to any party hereto, any related Pari Passu Companion Loan Noteholder or any successor thereto upon written request, and any such party or successor may, without further investigation, conclusively rely upon such information.  The Master Servicer shall have no liability to any Person for the provision of any such names and addresses.

(c)           A Non-Lead Directing Holder shall not owe any fiduciary duty to the Trustee, the Master Servicer, the Special Servicer, any Certificateholder (including the Lead Directing Holder, if applicable) or any noteholder of a Pari Passu Loan Combination, as applicable.  The Directing Holder will not have any liability to the Certificateholders (including the Lead Directing Holder, if applicable) or any other noteholder of a Pari Passu Loan Combination, as applicable, for any action taken, or for refraining from the taking of any action or the giving of any consent, pursuant to this Agreement, or for errors in judgment.  By its acceptance of a Certificate, each Certificateholder will be deemed to have confirmed its understanding that a Non-Lead Directing Holder may take or refrain from taking actions that favor the interests of the Non-Lead Directing Holder over the Certificateholders or such other noteholder of a Pari Passu Loan Combination, as applicable, and that such Non-Lead Directing Holder may have special relationships and interests that conflict with the interests of the Certificateholders or such other noteholder of a Pari Passu Loan Combination, as applicable, and will be deemed to have agreed to take no action against such Non-Lead Directing Holder or any of its officers, directors, employees, principals or agents as a result of such a special relationship or conflict, and that such Non-Lead Directing Holder shall not be liable by reason of its having acted or refrained from acting solely in the interests of such Non-Lead Directing Holder.

(d)           With respect to any Pari Passu Loan Combination, the Directing Holder shall be entitled to exercise the consent rights, cure rights and purchase rights, as applicable, to the extent set forth in this Agreement and/or the applicable Co-Lender Agreement, in accordance with the terms of the related Co-Lender Agreement and this Agreement.

(e)           The Special Servicer (if any Pari Passu Loan Combination is a Specially Serviced Loan or has become an REO Loan) or the Master Servicer (otherwise), as applicable, shall take all actions relating to the servicing and/or administration of, and (subject to Section 3.13 and Section 3.17 of this Agreement, and the following paragraph)) the preparation and delivery to the related Pari Passu Companion Loan Noteholders) of reports and other information with respect to, each Pari Passu Loan Combination or any related REO Property required to be performed by the holder of the related Mortgage Loan or contemplated to be performed by a servicer, in any case pursuant to and as contemplated by the related Co-Lender Agreement and/or any related mezzanine intercreditor agreement.  In addition notwithstanding anything herein to the contrary, the following considerations shall apply with respect to the servicing of a Pari Passu Companion Loan:

(i)           none of the Master Servicer, the Special Servicer or the Trustee shall make any P&I Advance with respect to the Pari Passu Companion Loan; and

(ii)          the Master Servicer and the Special Servicer shall each consult with and obtain the consent of the related Pari Passu Companion Loan Noteholder(s) to the extent required by the related Co-Lender Agreement.

The Master Servicer shall timely provide to each related Pari Passu Companion Loan Noteholder any reports or notices required to be delivered to such Pari Passu Companion Loan Noteholder pursuant to the related Co-Lender Agreement, and the Special Servicer shall cooperate with the Master Servicer in preparing/delivering any such report or notice with respect to special servicing matters.

If any Pari Passu Companion Loan or any portion thereof or any particular payments thereon are included in a REMIC, then neither the Master Servicer nor the Special Servicer shall knowingly take any action that would result in the equivalent of an Adverse REMIC Event with respect to such REMIC.

The parties hereto acknowledge that a Pari Passu Companion Loan Noteholder shall not (1) owe any fiduciary duty to the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or any Certificateholder or (2) have any liability to the Trustee or the Certificateholders for any action taken, or for refraining from the taking of any action pursuant to the related Co-Lender Agreement or the giving of any consent or for errors in judgment.  Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that a Pari Passu Companion Loan Noteholder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (ii) may have special relationships and interests that conflict with the interests of the Certificateholders and shall be deemed to have agreed to take no action against a Pari Passu Companion Loan Noteholder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.  The parties hereto recognize and acknowledge the respective rights of each Pari Passu Companion Loan Noteholder under the related Co-Lender Agreement.

Each of the rights of a Pari Passu Companion Loan Noteholder under or contemplated by this Section 3.27(e) shall be exercisable by a designee thereof on its behalf; provided that the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee are provided with written notice by the related Pari Passu Companion Loan Noteholder of such designation (upon which such party may conclusively rely) and the contact details of the designee.

Any reference to servicing any of the Mortgage Loans in accordance with any of the related loan documents (including the related Note and Mortgage) shall also mean, in the case of a Pari Passu Loan Combination, in accordance with the related Co-Lender Agreement.

To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Co-Lender Agreement for a Pari Passu Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

For purposes of exercising any rights that the holder of the Note for any Mortgage Loan in a Pari Passu Loan Combination may have under the related Co-Lender Agreement, the Lead Directing Holder shall be the designee of the Trust, as such noteholder, and the Trustee shall take such actions as may be reasonably requested by the Lead Directing Holder under the related Co-Lender Agreement to effect such designation.

Section 3.28     Directing Holder Contact with the Master Servicer and the Special Servicer. Each of the Master Servicer and the Special Servicer shall, not more frequently than once per month (or once per quarter, in the case of the Operating Advisor), without charge, make a knowledgeable Servicing Officer via telephone available during normal business hours to verbally answer questions from the Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing) and the Operating Advisor (for so long as a Control Termination Event has occurred and is continuing) regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible.

Section 3.29     Controlling Class Certificateholders and the Controlling Class Representative; Certain Rights and Powers of the Directing Holder. (a) Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee of the transfer of any Certificate of a Controlling Class, the selection of a Controlling Class Representative or the resignation or removal thereof.  The Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Master Servicer, Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee when such Certificateholder is appointed Controlling Class Representative and when it is removed or resigns.  To the extent there is only one Controlling Class Certificateholder and it is also the Special Servicer, it shall be the Controlling Class Representative.

(b)           Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Paying Agent and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Controlling Class Certificateholders, by Certificate Balance, or such Controlling Class Representative shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Paying Agent and each other Controlling Class Certificateholder, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative.  Upon the resignation of a Controlling Class Representative, the Certificate Administrator shall request the Controlling Class Certificateholders to select a new Controlling Class Representative.

(c)           Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator, the Operating Advisor and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Controlling Class Representative and the Non-Lead Directing Holder.

(d)           Upon request, the Certificate Administrator shall deliver to the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer and the Master Servicer a list of each Controlling Class Certificateholder and, for so long as no Consultation Termination Event has occurred and is continuing, the Controlling Class Representative, including names and addresses.  In addition to the foregoing, within two (2) Business Days of receiving notice of the selection of a new Controlling Class Representative or the existence of a new Controlling Class Certificateholder, the Paying Agent shall notify the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer.  Notwithstanding the foregoing, Rialto Real Estate Fund, LP shall be the initial Controlling Class Representative and shall remain so until a successor is appointed pursuant to the terms of this Agreement.

At any time more than 50% of the Percentage Interest of the Controlling Class Certificateholders direct the Certificate Administrator in writing to hold an election for a Controlling Class Representative, the Certificate Administrator shall hold such election as soon as practicable at the expense of such requesting Certificateholders.

Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Paying Agent and the Trustee shall be entitled to conclusively rely on the second preceding sentence with respect to the identity of the Controlling Class Representative.

(e)           If to the extent the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of such event.

(f)           Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that:  (i) the Controlling Class Representative may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Controlling Class Representative may act solely in the interests of the Holders of the Controlling Class; (iii) the Controlling Class Representative does not have any liability or duties to the Holders of any Class of Certificates (other than the Controlling Class); (iv) the Controlling Class Representative may take actions that favor interests of the Holders of the Controlling Class or the related Pari Passu Companion Loan Noteholder, as applicable, over the interests of the Holders of one or more Classes of Certificates; and (v) the Controlling Class Representative shall have no liability whatsoever to any Certificateholder, the Trust, any party hereto or any other Person (including any Borrower under a Mortgage Loan) for having so acted as set forth in clauses (i) through (iv) of this paragraph, and no Certificateholder may take any action whatsoever against the Controlling Class Representative or any director, officer, employee, agent or principal thereof for having so acted.

(g)           Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Controlling Class Representative.

(h)           The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the Master

Servicer, Special Servicer, Trustee, the Operating Advisor, the Certificate Administrator or any Certificateholder and provide such information to the requesting party.

Section 3.30     No Downgrade Confirmation. (a) Notwithstanding the terms of any related Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires a No Downgrade Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) attempting to obtain such No Downgrade Confirmation from each Rating Agency (or, if applicable, any Companion Rating Agency) has made a request to any such Rating Agency (or, if applicable, such Companion Rating Agency) for such No Downgrade Confirmation and, within 10 Business Days of the No Downgrade Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency (or, if applicable, such Companion Rating Agency) has not replied to such request or has responded in a manner that indicates that such Rating Agency (or, if applicable, such Companion Rating Agency) is neither reviewing such request nor waiving the requirement for No Downgrade Confirmation, then such Requesting Party shall be required (without providing notice to the 17g-5 Information Provider) to (i) confirm that the applicable Rating Agency (or, if applicable, any Companion Rating Agency) has received the No Downgrade Confirmation request, and, if it has, promptly request the related No Downgrade Confirmation again, (ii) if there is no response to either such No Downgrade Confirmation request within 5 Business Days of such second request, then (x) with respect to any such action in any Loan Document requiring such No Downgrade Confirmation or any other action under this Agreement relating to the servicing of the Mortgage Loans (or Pari Passu Loan Combinations, if applicable) (other than as set forth in clause (y) below), the Requesting Party shall determine (with the consent, in the case of any affected Mortgage Loan or Pari Passu Loan Combination, of the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing), which consent shall be deemed given if such Directing Holder does not respond within five (5) Business Days of receipt of a request to consent to the Requesting Party’s determination), in accordance with its duties under this Agreement and in accordance with the Servicing Standard, except as provided in Section 3.30(b), whether or not such action would be in the best interests of the Certificateholders and, in the case of a Pari Passu Loan Combination, the related Pari Passu Companion Loan Noteholder (as a collective whole as if such Certificateholders and Pari Passu Companion Loan Noteholder constituted a single lender), and if the Requesting Party determines that such action would be in the best interest of the Certificateholders and, if applicable, the related Pari Passu Companion Loan Noteholder, then such condition will be deemed to be satisfied, and (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be deemed to be satisfied if (i) DBRS has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, if DBRS is the non-responding Rating Agency; and (ii) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency.

Any No Downgrade Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the No Downgrade Confirmation request, and shall contain all back-up material necessary for the Rating Agency (and, if applicable, the related Companion Rating Agency) to process such request.  Such written No Downgrade Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement, and promptly, but not earlier than the second Business Day following such delivery to the 17g-5 Information Provider, the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, shall be required to send the No Downgrade Confirmation request to the Rating Agencies (and, if applicable, the related Companion Rating Agencies) in accordance with the delivery instructions set forth in Section 3.14 of this Agreement.

Promptly following the Master Servicer’s or Special Servicer’s determination to take any action discussed in this Section 3.30(a) without receiving the consent of the Rating Agencies (and, if applicable, the related Companion Rating Agencies), the Master Servicer or Special Servicer shall provide electronic written notice to (i) the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement, and (ii) promptly, but not earlier than the second Business Day following delivery of such notice to the 17g-5 Information Provider, the Rating Agencies and, if applicable, the Companion Rating Agencies).

(b)           Notwithstanding anything to the contrary in this Section 3.30, for purposes of the provisions of any Loan Document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, any No Downgrade Confirmation requirement in the Loan Documents that the Master Servicer or Special Servicer would have been permitted to waive pursuant to Section 3.30(a)(ii)(x) shall be deemed to have been satisfied (it being understood that the Requesting Party shall in any event review the conditions required under the related Loan Documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a No Downgrade Confirmation) have been satisfied).

(c)           For all other matters or actions not specifically discussed in Section 3.30(a) above, the proposed action may not be permitted to proceed unless the applicable Requesting Party shall deliver No Downgrade Confirmation from each Rating Agency (and, if applicable, the related Companion Rating Agencies).

Section 3.31     Appointment and Duties of the Operating Advisor.

(a)           TriMont Real Estate Advisors, Inc. is hereby appointed to serve as the initial Operating Advisor.

(b)           The Operating Advisor, as an independent contractor, shall review the Special Servicer’s operational practices in respect of Specially Serviced Loans, consult, in certain circumstances with the Special Servicer and perform each other obligation of the

Operating Advisor as set forth in this Agreement solely on behalf of the Trust Fund and in the best interest of, and for the benefit of, the Certificateholders and, with respect to each Pari Passu Loan Combination, also any Pari Passu Companion Loan Noteholders (as a collective whole as if such Certificateholders and any such Pari Passu Companion Loan Noteholders constituted a single lender), and not any particular Class of Certificateholders or the holder of the related Pari Passu Companion Loan, as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment (the “Operating Advisor Standard”).  The Operating Advisor shall not owe any fiduciary duty to the Master Servicer, the Special Servicer or any other Person in connection with this Agreement.

(c)         With respect to all Mortgage Loans and Pari Passu Companion Loans, unless a Control Termination Event has occurred and is continuing, the Operating Advisor shall:

(i)          promptly review all information available on the Certificate Administrator’s Website in any manner relevant to the Operating Advisor’s obligations under this Agreement;

(ii)         promptly review each Final Asset Status Report; and

(iii)         review any Appraisal Reduction Amount and net present value calculations pursuant to Section 3.31(e) of this Agreement.

(d)         With respect to (x) all Mortgage Loans and Pari Passu Companion Loans, while a Control Termination Event has occurred and is continuing and (y) any Pari Passu Loan Combination, while a Non-Lead Control Termination Event with respect to such Pari Passu Loan Combination has occurred and is continuing (even if no Control Termination Event exists), the Operating Advisor shall:

(i)           consult (on a non-binding basis) with the Special Servicer in connection with any Major Decision pursuant to Section 6.07 of this Agreement;

(ii)          review, recalculate and verify the accuracy of any Appraisal Reduction Amount and net present value calculations pursuant to Section 3.31(f) of this Agreement;

(iii)         in connection with the preparation of the Operating Advisor’s Annual Report, review, in accordance with the Operating Advisor Standard, the Special Servicer’s operational practices in respect of Specially Serviced Loans to formulate an opinion as to whether or not those operational practices generally satisfy the Servicing Standard with respect to the resolution and/or liquidation of the Specially Serviced Loans;

(iv)        within 120 days of the end of the prior calendar year (if any Mortgage Loans or Pari Passu Companion Loans were Specially Serviced Loans during the prior calendar year), deliver an annual report setting forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement on a platform-level basis with respect to the resolution and liquidation of Specially Serviced Loans during the prior calendar year (the “Operating Advisor Annual Report”) to the Trustee, the Master Servicer, the Certificate Administrator (which shall promptly post such

Operating Advisor Annual Report on the Certificate Administrator’s Website), the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after such party provides the 17g-5 Information Provider such notice, each Rating Agency, as well as the trustee, certificate administrator and Companion Rating Agencies with respect to any Pari Passu Companion Loan Securities backed by such Pari Passu Companion Loan (to the extent the Operating Advisor has been advised of the identities of such parties).  Each Operating Advisor Annual Report shall be substantially in the form of Exhibit X of this Agreement (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement) and shall be based on the Operating Advisor’s review of any annual compliance statement and any assessment of compliance delivered to the Operating Advisor pursuant to Section 10.11 of this Agreement, as applicable, any attestation report delivered to the Operating Advisor pursuant to Section 10.13 of this Agreement, any Asset Status Report, any other information (other than any communications between the Directing Holder and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer and oral communications with the Special Servicer; provided that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement.  Subject to the restrictions in this Agreement, including, without limitation, Section 3.31(b) of this Agreement, each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Loans and (B) comply with all of the confidentiality requirements applicable to the Operating Advisor described in this Agreement.  Promptly upon receipt of each Operating Advisor Annual Report, the Certificate Administrator shall post such Operating Advisor Annual Report on the Certificate Administrator’s Website.  Each of the Special Servicer and the Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing) shall be given an opportunity to review any Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Trustee and the Certificate Administrator.

(e)           With respect to each Mortgage Loan, if no Control Termination Event has occurred and is continuing, the Special Servicer will forward any Appraisal Reduction Amount and net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after such calculations have been finalized.  The Operating Advisor shall review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount and/or net present value calculations (except that if the Operating Advisor discovers a math error contained in such calculations, then the Operating Advisor shall notify the Special Servicer and the Controlling Class Representative of such error).

(f)           With respect to each Mortgage Loan, while a Control Termination Event has occurred and is continuing, after the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after finalizing the preparation of such calculations, and the Operating Advisor shall promptly, but no later than 3 Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

In connection with this Section 3.31(f), in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations to the Operating Advisor.  In the event the Operating Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall determine which calculation is to apply.  In making such determination, the Certificate Administrator may hire an independent third-party to assist with any such calculation at the expense of the Trust and shall be entitled to conclusively rely on such third party’s determination (provided such third party has been selected with reasonable care by the Certificate Administrator).

(g)           Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.02(c) of this Agreement.

(h)           The Operating Advisor shall keep all Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Certificateholders other than the Lead Directing Holder and the applicable Non-Lead Directing Holder, as applicable), other than (1) to the extent expressly required by this Agreement, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception.  Each party to this Agreement that received Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer and any affected Non-Lead Directing Holder other than pursuant to a Privileged Information Exception.

(i)           On each Servicer Remittance Date, the Operating Advisor shall be paid the applicable Operating Advisor Fee from amounts on deposit in the Collection Account pursuant to Section 3.06 of this Agreement, as applicable.  In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation rights.  Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection

Account as provided in Section 3.06 of this Agreement, but with respect to the Operating Advisor Consulting Fee only to the extent such Operating Advisor Consulting Fee is actually received from the related Borrower.  When the Operating Advisor has consultation rights with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Borrower in connection with such Major Decision, but only to the extent not prohibited by the related Loan Documents.  The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction.

(j)           The Operating Advisor shall not be obligated to perform the duties described in paragraphs (b), (c), (d), (e) and (f) of this Section 3.31 with respect to any of the Special Servicer’s activities described in such paragraphs to the extent such activities relate solely to a Pari Passu Companion Loan.

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions. (a) On each Distribution Date, amounts held in the Lower-Tier Distribution Account shall be withdrawn (to the extent of the Available Funds for such Distribution Date distributable on the Regular Certificates pursuant to Section 4.01(b), including or reduced by, to the extent required by Section 3.05(e) of this Agreement, the Withheld Amounts, and including any amount withdrawn from the Excess Liquidation Proceeds Account and deposited in the Lower-Tier Distribution Account pursuant to Section 3.05(i) of this Agreement) for purposes of making the deemed distributions described below with respect to all Classes of Lower-Tier Regular Interests (such withdrawn amount, the “Lower-Tier Distribution Amount”).  On each Distribution Date, each Class of Lower-Tier Regular Interests shall be deemed to have received distributions in respect of principal in an amount equal to the amount of principal actually distributed on such Distribution Date with respect to its respective Corresponding Certificates as provided in Section 4.01(b) of this Agreement.  As of any date, the principal balance of each Lower-Tier Regular Interest shall equal the Lower-Tier Principal Balance thereof.  On each Distribution Date, distributions of interest made in respect of any Class of Sequential Pay Certificates, in respect of the Class X-A Certificates and allocable to any particular Class X-A Component or in respect of the Class X-B Certificates and allocable to any particular Class X-B Component on such Distribution Date pursuant to Section 4.01(b) of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement with respect to such Class of Sequential Pay Certificates, such Class X-A Component or such Class X-B Component, as the case may be.  All distributions of reimbursements of Realized Losses made in respect of any Class of Sequential Pay Certificates on each Distribution Date pursuant to Section 4.01(b) of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement.  All such deemed distributions with respect to the Lower-Tier Regular Interests shall be made on each Distribution Date in the same order of the priority as is set forth in this Section 4.01(b) for the corresponding distributions made on, in the case of each Class of Lower-Tier Regular Interests, its Corresponding Certificates and Class X Component.

On each Distribution Date, the Certificate Administrator shall withdraw from the Lower-Tier Distribution Account all Yield Maintenance Charges then on deposit in the Lower-Tier Distribution Account and received during the related Collection Period and shall be deemed to distribute such Yield Maintenance Charges to the Lower-Tier Regular Interests in proportion to the amount of principal deemed distributed to each Class of Lower-Tier Regular Interests on such Distribution Date pursuant to this Section 4.01(a).

The Certificate Administrator shall deposit the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges distributed to the Upper-Tier REMIC pursuant to this Section 4.01(a) into the Upper-Tier Distribution Account.  The making of such deposit shall constitute the deemed distributions on the Lower-Tier Regular Interests described above.  Any amount in respect of the Mortgage Pool that remains in the Lower-Tier Distribution Account on each Distribution Date after the deemed distributions described in the preceding sentence shall be distributed to the Holders of the Class LR Certificates (but only to the extent of such amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

(b)           On each Distribution Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant Section 4.01(a) of this Agreement, and distribute such amount to the Holders of the Regular Certificates in the amounts and in the order of priority set forth below:

(i)           First, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A and Class X-B Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective aggregate Interest Accrual Amounts for those Classes;

(ii)          Second, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A and Class X-B Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective aggregate unpaid Class Interest Shortfalls previously allocated to such Classes,

(iii)         Third, prior to the Crossover Date, to the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates, in reduction of the Certificate Balances thereof, concurrently, in the following priority:

(A)           first, to the Class A-AB Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-AB Certificates has been reduced to the Class A-AB Scheduled Principal Balance for such Distribution Date set forth in Annex I to the Prospectus Supplement;

(B)           second, to the Class A-1 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-AB Certificates pursuant to subclause (A) above in this clause Third) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(C)           third, to the Class A-2 Certificates, in reduction of Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-AB and Class A-1 Certificates pursuant to subclauses (A) and (B) above in this clause Third) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(D)           fourth, to the Class A-3 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-AB, Class A-1 and Class A-2 Certificates pursuant to subclauses (A), (B) and (C) above in this clause Third) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(E)           fifth, to the Class A-AB Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-AB, Class A-1, Class A-2 and Class A-3 Certificates pursuant to subclauses (A), (B), (C) and (D) above in this clause Third) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero; and

(iv)         Fourth, to the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to, and pro rata based upon, the respective aggregate unreimbursed Realized Losses previously allocated to such Classes;

(v)          Fifth, to the Class A-S Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(vi)         Sixth, to the Class A-S Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(vii)        Seventh, to the Class A-S Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date less amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(viii)       Eighth, to the Class A-S Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(ix)         Ninth, to the Class B Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(x)          Tenth, to the Class B Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xi)         Eleventh, to the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date less amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xii)        Twelfth, to the Class B Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xiii)       Thirteenth, to the Class C Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xiv)       Fourteenth, to the Class C Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xv)        Fifteenth, to the Class C Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date less the amount of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xvi)       Sixteenth, to the Class C Certificates, for unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xvii)      Seventeenth, to the Class D Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xviii)     Eighteenth, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xix)        Nineteenth, to the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date less amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xx)        Twentieth, to the Class D Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxi)       Twenty-first, to the Class E Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xxii)      Twenty-second, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxiii)     Twenty-third, to the Class E Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, less the amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxiv)     Twenty-fourth, to the Class E Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxv)      Twenty-fifth, to the Class F Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xxvi)     Twenty-sixth, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxvii)    Twenty-seventh, to the Class F Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date less the amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxviii)   Twenty-eighth, to the Class F Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxix)      Twenty-ninth, to the Class G Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xxx)       Thirtieth, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxxi)      Thirty-first, to the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date less amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxxii)     Thirty-second, to the Class G Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxxiii)    Thirty-third, to the Class H Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xxxiv)    Thirty-fourth, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxxv)     Thirty-fifth, to the Class H Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date less amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxxvi)    Thirty-sixth, to the Class H Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class; and

(xxxvii)   Thirty-seventh, to the Class R and Class LR Certificates, any amounts remaining in the Upper-Tier REMIC and Lower-Tier REMIC, respectively.

Distributions of interest made with respect to the Class X-A Certificates shall be deemed allocable among the Class X-A Components and distributions of interest made with respect to the Class X-B Certificates shall be deemed allocable among the Class X-B Certificates, in each case on a pro rata basis in proportion to the respective amounts that would be distributable as interest from time to time on each Class X Component based on its Class X Component Notional Amount and the related Class A-X Strip Rate or Class B-X Strip Rate, as applicable, if such Class X Component was a separate Class of Regular Certificates.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Third above, the Principal Distribution Amount for such Distribution Date will be distributed with respect to the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class is reduced to zero.

(c)           On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) of this Agreement, the Certificate Administrator shall make distributions of any Yield Maintenance Charges received during the related Collection Period from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(f) of this Agreement, as follows:

On each Distribution Date, all or a portion of each Yield Maintenance Charge received with respect to the Mortgage Loans during the related Collection Period shall be distributed to the Holders of each Class of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates receiving a distribution of principal on such Distribution Date, in an amount equal to the product of (i) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the Principal Distribution Amount for such Distribution Date, (ii) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (iii) the amount of such Yield Maintenance Charge collected during the related Collection Period.

On each Distribution Date, the aggregate portion of any Yield Maintenance Charges collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(i)           to the Holders of the Class X-A Certificates, in an amount equal to the product of (A) a fraction, the numerator of which is the aggregate amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-S Certificates on such Distribution Date, and the denominator of which is the total Principal Distribution Amount for such Distribution Date, multiplied by (B) the IO Group YM Distribution Amount; and

(ii)          to the Holders of the Class X-B Certificates, the IO Group YM Distribution Amount remaining after such distribution to the Holders of the Class X-A Certificates described in the immediately preceding clause (i).

(d)           On each Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account any amounts on deposit therein (or sub-account thereof) and shall distribute such amounts to reimburse the Holders of the Sequential Pay Certificates (in the order set forth in Section 4.01(b) of this Agreement) up to an amount equal to all Realized Losses, if any, previously allocated to them and unreimbursed after application of the Available Funds for such Distribution Date pursuant to Section 4.01(b).

On each Distribution Date, following any withdrawal from the Excess Liquidation Proceeds Account pursuant to the prior sentence, amounts held in the Excess Liquidation Proceeds Account that exceed amounts reasonably required to offset future Realized Losses shall be distributed to the Holders of the Class LR Certificates, and upon termination of the Trust Fund, any amounts remaining in the Excess Liquidation Proceeds Account shall be distributed by the Certificate Administrator to the Class LR Certificates.  Any amounts remaining in the Excess Liquidation Proceeds Account after such distributions on any Distribution Date shall be applied to offset future Realized Losses.  Amounts paid with respect to any Class of Sequential Pay Certificates from the Excess Liquidation Proceeds Account pursuant to this Section 4.01(d) shall first be deemed to have been distributed with respect to the Corresponding Lower-Tier Regular Interest in reimbursement of Realized Losses previously allocated thereto in the same manner as provided in Section 4.01(a) of this Agreement.  Amounts paid from the Excess Liquidation Proceeds Account will not reduce the Certificate Balances of the Sequential Pay Certificates receiving such distributions.

(e)           On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01(b), the Certificate Administrator shall calculate the amount of any Realized Loss for such Distribution Date.  Any allocation of Realized Losses to a Class of Sequential Pay Certificates shall be made by reducing the Certificate Balance thereof by the amount so allocated.  Any Realized Losses allocated to a Class of Sequential Pay Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby.  The allocation of Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund.  Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class in respect of which any such reimbursement is made.  To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes that previously were allocated Realized Losses, first, to the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates, pro rata, and then, to the remainder of the Sequential Pay Certificates in the sequential order contemplated by Section 4.01(b), in each case up to the amount of the unreimbursed Realized Losses allocated to such Class.  If the Certificate Balance of any Class is so increased, the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest shall be increased by the same amount, and the amount of unreimbursed Realized Losses of such Class and its Corresponding Lower-Tier Regular Interest shall be decreased by such amount.

The Certificate Balance of each Class of Sequential Pay Certificates will be reduced without distribution on any Distribution Date as a write-off to the extent of any portion of the Realized Loss for such Distribution Date allocated to such Class.  Any such write-offs will be applied to the Classes of Sequential Pay Certificates in the following order, in each case until the Certificate Balance of such Class is reduced to zero:  first, to the Class H Certificates; second, to the Class G Certificates; third, to the Class F Certificates; fourth, to the Class E Certificates; fifth, to the Class D Certificates; sixth, to the Class C Certificates; seventh, to the Class B Certificates; eighth, to the Class A-S Certificates; and finally, to the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates, pro rata, based on their respective Certificate Balances.

With respect to any Distribution Date, any portion of any Realized Loss with respect to such Distribution Date allocated to a Class of Sequential Pay Certificates pursuant to this Section 4.01(e) shall be deemed to have first reduced the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest on such Distribution Date.

(f)           All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

(g)           Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, as soon as reasonably practicable within the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

(A)           the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(B)           if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates or Lower-Tier Regular Interests outstanding.

Any funds not distributed to any Holder or Holders of such Classes of Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Holder or Holders.  If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Holder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Holder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(g).  Any such amounts held by the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

(h)           The Excess Prepayment Interest Shortfall for any Distribution Date, if any, shall be allocated to each Class of Regular Certificates, pro rata, and each Class of Lower-Tier Regular Interests, pro rata, based on currently accrued interest amounts distributable to each such Class on such Distribution Date (without giving effect to any such allocation of such Excess Prepayment Interest Shortfall).

(i)           On the final Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing transferred from the Loss of Value Reserve Fund to the Collection Account on such Servicer Remittance Date in accordance with Section 3.06(e)(v) of this Agreement.

Section 4.02     Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others. (a) On each Distribution Date, the Certificate Administrator shall make available to the general public on the Certificate Administrator’s Website a statement (substantially in the form set forth as Exhibit K to this Agreement and based on the information set forth in (i) the CREFC Investor Reporting Package (CREFC IRP) prepared by the Master Servicer (other than the CREFC Special Servicer Loan File) and the other reports prepared by the Master Servicer and Special Servicer relating to such Distribution Date, including the CREFC Special Servicer Loan File, upon which information the Certificate Administrator may conclusively rely, in accordance with CREFC guidelines and (ii) the CREFC Reconciliation of Funds Template prepared by the Certificate Administrator) as to distributions made on such Distribution Date (each, a “Distribution Date Statement”) setting forth (with respect to each Class of Certificates) the following information:

(i)            the Record Date, Interest Accrual Period, and Determination Date for such Distribution Date;

(ii)          the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Sequential Pay Certificates applied to reduce the respective Certificate Balance thereof;

(iii)         the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Regular Certificates allocable to Interest Accrual Amounts and Class Interest Shortfalls;

(iv)         the aggregate amount of Advances made in respect of the Distribution Date and the amount of interest paid on Advances since the prior Distribution Date (including, to the extent material, the general use of funds advanced and general source of funds for reimbursements);

(v)          the aggregate amount of compensation paid to the Trustee, the Certificate Administrator and the Operating Advisor and servicing compensation paid to the Master Servicer and the Special Servicer for the related Determination Date and any other fees or expenses accrued and paid from the Trust Fund;

(vi)         the aggregate Stated Principal Balance of the Mortgage Loans (including any REO Loans) outstanding immediately before and immediately after the Distribution Date;

(vii)        the number (as of the related and the next preceding Determination Date), and the aggregate principal balance, weighted average remaining term to maturity and weighted average mortgage rate (and interest rates by distributional groups or ranges) of the Mortgage Loans as of the related Determination Date;

(viii)       the number and aggregate Stated Principal Balance of the Mortgage Loans or Pari Passu Loan Combinations (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more, (D) that are Specially Serviced Loans that are not delinquent, or (E) current, but not Specially Serviced Loans, as to which foreclosure proceedings have been commenced, but not REO Property (and the information described in Item 1100(b)(5) of Regulation AB to the extent material);

(ix)          the Available Funds for such Distribution Date, and any other cash flows received on the Mortgage Loans and applied to pay fees and expenses (including the components of the Available Funds, or such other cash flows);

(x)           the amount of the distribution on the Distribution Date to the holders of any Class of Regular Certificates allocable to Yield Maintenance Charges;

(xi)          the Interest Accrual Amount in respect of each Class of Regular Certificates for such Distribution Date;

(xii)         the Pass-Through Rate for each Class of Regular Certificates for such Distribution Date and the next succeeding Distribution Date;

(xiii)        the Principal Distribution Amount for such Distribution Date;

(xiv)       the Certificate Balance or Notional Balance, as the case may be, of each Class of Regular Certificates, before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the Certificate Balance (or, if applicable, the Notional Balance) of each such Class due to the allocation of a Realized Loss on such Distribution Date;

(xv)        with respect to each Class of Regular Certificates, a fraction, expressed as a decimal carried to at least eight places, the numerator of which is the related Certificate Balance or Notional Balance, as the case may be, immediately following the Distribution Date, and the denominator of which is the related initial Certificate Balance or Notional Balance, as the case may be;

(xvi)       the amount of any Appraisal Reduction Amounts allocated during the related Collection Period on a loan-by-loan basis; and the total Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis;

(xvii)      the number and related Stated Principal Balance of any Mortgage Loans modified, extended or waived during the related Collection Period, on a loan-by-loan basis (including a description of any material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the related Collection Period or that have cumulatively become material over time);

(xviii)     the amount of any remaining unpaid Class Interest Shortfalls for each Class of Regular Certificates following the distributions on such Distribution Date;

(xix)        a loan-by-loan listing of each Mortgage Loan that was the subject of a Principal Prepayment (other than Liquidation Proceeds and Insurance Proceeds) during the related Collection Period and the amount of that Principal Prepayment, together with the aggregate amount of Principal Prepayments made during the related Collection Period;

(xx)         a loan-by-loan listing of each Mortgage Loan that was defeased during the related Collection Period;

(xxi)        the amount of the distribution to the holders of each Class of Sequential Pay Certificates on such Distribution Date attributable to reimbursement of Realized Losses;

(xxii)       as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Collection Period, (A) the Asset Number of the related Mortgage Loan and (B) the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date;

(xxiii)      the amount on deposit in each of the Interest Reserve Account and the Excess Liquidation Proceeds Account before and after giving effect to the distribution made on such Distribution Date (and any material account activity since the prior Distribution Date) provided, however, with respect to any account not maintained by the Certificate Administrator, only to the extent the Certificate Administrator has received such information and instructions to report such information from the party maintaining such account;

(xxiv)      with respect to any REO Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the city, state, property type, latest Debt Service Coverage Ratio and the current Stated Principal Balance;

(xxv)       with respect to any REO Property included in the Trust Fund at the close of business on the related Due Date (A) the Asset Number of the related Mortgage Loan, (B) the value of such REO Property based on the most recent Appraisal or valuation;

(xxvi)      with respect to any REO Property sold or otherwise disposed of during the related Collection Period and for which a Final Recovery Determination has been made, (A) the Asset Number of the related Mortgage Loan, (B) in the case of any Mortgage Loan, the loss attributable to the related Mortgage Loan, (C) the amount of sale proceeds and other amounts, if any, received in respect of such REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date, (D) the date of the Final Recovery Determination and (E) the balance of the Excess Liquidations Proceeds Account for such Distribution Date;

(xxvii)     the amount of the distribution on the Distribution Date to the holders of each Class of the Residual Certificates;

(xxviii)    material breaches of Mortgage Loan representations and warranties of which the Trustee, the Operating Advisor, the Certificate Administrator, the Master Servicer or the Special Servicer has received written notice;

(xxix)       the information required by Rule 15Ga-1(a), as promulgated under the Exchange Act, concerning all assets of the Trust Fund that were subject of a demand to repurchase or replace for breach of the representations and warranties in any of the Mortgage Loan Purchase Agreements;

(xxx)        a reference to the most recent Form ABS-15G filed by the Depositor and each Mortgage Loan Seller, if applicable, and the Commission assigned “Central Index Key” number for such filer;

(xxxi)       the identity of the Operating Advisor;

(xxxii)      the amount of losses, Additional Trust Fund Expenses and interest shortfalls, if any, incurred with respect to the Mortgage Loans (including REO Loans) during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid); and

(xxxiii)    an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period.

In the case of information furnished pursuant to sub-clauses (i),(ii),(iii),(vi), (xix) and (xxi) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Balance, as the case may be.

On each Distribution Date, the Certificate Administrator shall make available to each Holder of a Class R or Class LR Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates on such Distribution Date.  Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish, upon request, to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i), (ii) and (xxi) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as may be required to enable such Certificateholders to prepare their federal income tax returns.  Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund.  Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

On each Distribution Date, the Certificate Administrator shall deliver the related Distribution Date Statement to the Depositor in electronic format at richard.simpson@citi.com (or to such other address as the Depositor shall specify by written notice to the Certificate Administrator).

(b)           The Certificate Administrator shall make available to any Privileged Person (provided that the Prospectus, the Distribution Date Statements and the SEC filing referred to below shall be made available to the general public) via the Certificate Administrator’s Website, the following items, in each case to the extent received by the Certificate Administrator:

(i)           the following “deal documents”:

(A)           the Prospectus and the Private Placement Memorandum; and

(B)           this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator from and after the Closing Date (if any), the Mortgage Loan Purchase Agreements and any amendments and exhibits hereto or thereto;

(ii)          the following “SEC filings”:

(A)           any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system (to the extent prepared by, or received by, the Certificate Administrator and within one Business Day of filing);

(iii)         the following “periodic reports”:

(A)           the Distribution Date Statements;

(B)           the supplemental reports and the CREFC data files identified as such in the definition of “CREFC Investor Reporting Package (CREFC IRP)”, to the extent it has received or prepared such report or file; and

(C)           all Operating Advisor Annual Reports.

(iv)         the following “additional documents”:

(A)           the summary of any Final Asset Status Report delivered to the Certificate Administrator in electronic format; and

(B)           any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format;

(v)          the following “special notices”:

(A)           all Special Notices;

(B)           notice of any waiver, modification or amendment of any term of any Mortgage Loan;

(C)           notice of final payment on the Certificates;

(D)           all notices of the occurrence of any Events of Default received by the Certificate Administrator;

(E)           notice of termination or resignation of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee);

(F)           any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support the Master Servicer’s, the Trustee’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(G)          any notice of the termination of the Trust;

(H)          all statements as to compliance delivered by each Certifying Servicer, and all annual assessments as to compliance delivered by each Reporting Servicer, to the Certificate Administrator since the Closing Date pursuant to Section 10.11 or Section 10.12, as applicable, of this Agreement; and

(I)           all annual independent public accountants’ servicing reports caused to be delivered by each Reporting Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.13 of this Agreement;

(vi)         the Investor Q&A Forum; and

(vii)        solely to Certificateholders and Beneficial Owners, the Investor Registry.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of such information and assumes no responsibility therefor.  In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source.  The Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it by the Master Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or Special Servicer, as applicable, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein.  In connection with providing access to the Certificate Administrator’s Internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer and shall require a recipient of any of the information set forth above to execute a confidentiality agreement (which may be in the form of a web page “click-through”).  The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith.

Any Privileged Person that is a Borrower, a Manager of a Mortgaged Property, an Affiliate of the foregoing, or an agent of any Borrower shall be entitled to access only the Prospectus, the Distribution Date Statement and the SEC filings on the Certificate Administrator’s Website which are being made available to the general public.  The provisions in this Section shall not limit the Master Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

(c)           The Certificate Administrator shall make available to Privileged Persons via its website the Investor Q&A Forum.  The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (x) Certificateholders and Beneficial Owners may (i) submit questions to the Certificate Administrator relating to the Distribution Date Statement, (ii) submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the servicing reports being made available pursuant to this Section 4.02(c), the Mortgage Loans (or Pari Passu Loan Combinations) or the Mortgaged Properties and (iii) submit questions to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Reports (collectively, “Inquiries”) and (y) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto.  In connection with providing access to the Certificate Administrator’s Website with respect to the Investor Q&A Forum, the Certificate Administrator shall require a recipient of any material non-public information to execute a confidentiality agreement (which may be in the form of a web page “click-through”).  Upon receipt of an Inquiry for the Master Servicer, the Special Servicer or the Operating Advisor, the Certificate Administrator shall forward the Inquiry to the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, in each case within a commercially reasonable period following receipt thereof.  Following receipt of an Inquiry, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Master Servicer, Special Servicer or the Operating Advisor shall be sent by email to the Certificate Administrator.  In the case of each Inquiry that has been answered, the Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website.  If the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is not of a type described above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, this Agreement or the applicable Loan Documents, (iv) answering any Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, or (vi) answering any Inquiry is otherwise, for any reason, not advisable to answer, it shall not be required to answer such Inquiry and, in the case of the Master Servicer, the Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator, and the Certificate Administrator shall not post such Inquiry on the Investor Q&A Forum.  In addition, no party shall post or otherwise disclose Privileged Information as part of its response to any Inquiry.  The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered.  The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature.  The Investor Q&A Forum will not reflect questions, answers and other communications between the

Certificate Administrator and any Pari Passu Companion Loan Noteholder or other Person which are not submitted via the Certificate Administrator’s Website.  In addition, no party is permitted to post or otherwise disclose direct communication with the Directing Holder as part of its response to any questions.

(d)           The Certificate Administrator shall make available to any Certificateholder and Beneficial Owner, the Investor Registry.  The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain contact information with respect to any other Certificateholder or Beneficial Owner that has so registered.  Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Certificateholders and registered Beneficial Owners.  Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned.  If any Certificateholder or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry.  The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon.  The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(e)           The Master Servicer may, but is not required to, at its sole cost and expense, make any of the reports or files it delivers pursuant to this Agreement available on the Master Servicer’s Website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, provided that any such Certificateholder or prospective Certificateholder, as the case may be, has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer.  In connection with providing access to the Master Servicer’s Website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which shall include, to the extent the Master Servicer or the Depositor deems necessary or appropriate, conditioning access on execution of an agreement acceptable to the Master Servicer and the Depositor (which may be in the form of a web page “click-through”) governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom.  The Master Servicer shall not be liable for dissemination of this information in accordance with this Agreement, provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports.  The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.  Notwithstanding anything herein to the contrary, the Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information the Master Servicer is required or permitted to provide to any Borrower with respect to such Borrower’s Mortgage Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law.  If the Master Servicer is required to deliver any statement, report or other information under any provision of this Agreement, then, the Master Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format, or (z) making such statement, report or information available on its website, unless this Agreement expressly specifies a particular method of delivery; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or (y) or, upon request, clause (z).

(f)           The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Master Servicer) provide the Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be reasonably necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator.  Neither the Certificate Administrator nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer.  Unless the Certificate Administrator has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders and allocating Realized Losses to the Certificates in accordance with Section 4.01 of this Agreement and preparing the statements to Certificateholders required by Section 4.02(a) of this Agreement.

(g)           As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Certificate Administrator shall provide the requesting Certificateholder with such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act.  Neither the Certificate Registrar nor the Certificate Administrator shall have any responsibility for the sufficiency under such Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(h)           The Certificate Administrator shall make available at its offices, during normal business hours, upon not less than two Business Day’s prior notice, for review by any Privileged Person, originals or copies of documents relating to the Mortgage Loans, Pari Passu Loan Combinations and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or under any of the related Loan Documents):

(i)            any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.10(f) of this Agreement revealed that either of the conditions set forth in clauses (i) and (ii) thereof was not satisfied;

(ii)            the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries and retail sales information, if any, received from the Master Servicer or the Special Servicer in respect to each Mortgaged Property;

(iii)           the Mortgage File, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan or Pari Passu Loan Combination entered into by the Master Servicer and/or the Special Servicer and delivered to the Certificate Administrator; and

(iv)           each of the documents made available by the Certificate Administrator via its website as provided in Section 4.02(b) of this Agreement; and

(v)            any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.

Copies of any and all of the foregoing items will be available from the Certificate Administrator upon request.  The Certificate Administrator will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof.  The Certificate Administrator’s obligation under this Section 4.02(h) to make available any document is subject to the Certificate Administrator’s receipt of (i) such document and (ii) an executed confidentiality agreement from the requesting party substantially in the form attached hereto as Exhibit AC; it being understood and agreed that the Certificate Administrator shall have no responsibility to make available any such document in the event that it does not receive such an executed confidentiality agreement from the requesting party or any liability in connection therewith.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

(i)           The Depositor hereby authorizes the Certificate Administrator to make available to Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification substantially in the form of Exhibit L-2 to this Agreement, all the Distribution Date Statements, CREFC reports and supplemental notices delivered or made available pursuant to this Section 4.02 to Privileged Persons.

(j)           The Certificate Administrator shall provide to each Person, including any beneficial owner of a Certificate, to whom a Prospectus has been delivered in connection with an offering of any Certificates, free of charge upon written or oral request, a copy of any and all of the information that is incorporated by reference in the Prospectus.  Requests for such information shall be made to the Certificate Administrator at the Corporate Trust Office.

Section 4.03     Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the

Code.  The consent of Certificateholders shall not be required for any such withholding.  In the event the Certificate Administrator or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Certificateholder.  Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

Section 4.04     REMIC Compliance. (a) The parties intend that each of the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of each of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions at all times any Certificates are outstanding, and the provisions hereof shall be interpreted consistently with this intention.  In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each such REMIC and shall on behalf of each such REMIC:

(i)        make or cause to be made an election, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions;

(ii)       prepare and timely file, or cause to be prepared and timely filed, and cause the Trustee to sign (and the Trustee shall sign), all required Tax Returns for the Lower-Tier REMIC and the Upper-Tier REMIC, using a calendar year as the taxable year for each of such REMIC as required by the REMIC Provisions and other applicable federal, state or local income tax laws;

(iii)       prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions;

(iv)       if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC or is otherwise required by the Code, prepare and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law;

(v)       within 30 days of the Closing Date, obtain a taxpayer identification number for each of the Lower-Tier REMIC and the Upper-Tier REMIC on IRS Form SS-4 and (in the case of the Upper-Tier REMIC only), furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the person that the Certificateholders may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing

Date to provide any information reasonably requested by the Master Servicer, the Special Servicer or the Certificate Administrator and necessary to make such filing); and

(vi)       maintain such records relating to the Lower-Tier REMIC and the Upper-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of the Upper-Tier REMIC, and the Holder of the largest Percentage Interest in the Class LR Certificates shall be the tax matters person of the Lower-Tier REMIC, pursuant to Treasury Regulations Section 1.860F-4(d). If more than one Holder shall hold an equal Percentage Interest in the Class R or Class LR Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R or Class LR Certificates shall be such tax matters person.  The Certificate Administrator shall act as attorney-in-fact and agent for the tax matters person of each of the Lower-Tier REMIC and the Upper-Tier REMIC, and each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance hereof, is deemed to have consented to the Certificate Administrator’s appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Certificate Administrator has actual knowledge that such action or omission (as the case may be) would cause the termination of the REMIC status of the Lower-Tier REMIC or the Upper-Tier REMIC or the imposition of tax on the Lower-Tier REMIC or the Upper-Tier REMIC (other than a tax on income expressly permitted to be received by the terms of this Agreement).  Notwithstanding any provision of this paragraph to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor, the Trustee, the Master Servicer or the Special Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the first paragraph of this Section 4.04(a) or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence.  In this regard the Certificate Administrator shall (i) exercise reasonable care not to allow the occurrence of any “prohibited transactions” within the meaning of Section 860F(a) of the Code, unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject the Lower-Tier REMIC or the Upper-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (C) cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive any contributions, or any income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause).  Notwithstanding any provision of this Agreement or any Loan Documents, none of the Master Servicer, the Special Servicer, the Trustee or the Depositor shall be (i) permitted to take any action that the Certificate Administrator would not be permitted to take pursuant to the preceding two sentences or (ii) responsible or liable (except in connection with taking any act or omission referred to in the two preceding sentences or the following sentence) for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04.  The Depositor, the Trustee, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Trustee’s, the Master Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)           The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates:  (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans will prepay in accordance with the Prepayment Assumption; (ii) none of the Sole Certificateholder, the Master Servicer, the Special Servicer and the Certificateholder owning a majority of the Percentage Interests in the Controlling Class will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by a Mortgage Loan Seller pursuant to or as contemplated by Article II hereof.

Section 4.05     Imposition of Tax on the Trust Fund.  In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided that any taxes imposed on any net income from foreclosure property pursuant to Section 860G(d) of the Code or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from amounts in the REO Account (and, in the case of any Pari Passu Loan Combinations, from amounts in the Pari Passu Loan Combination REO Account) allocable to the Mortgage Loans and transfer to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes and from which such taxes shall be paid, which amounts the Certificate Administrator shall maintain in a separate, non-interest-bearing account, and the Certificate Administrator shall send to the Special Servicer for deposit in the REO Account (or, if applicable, the Pari Passu Loan Combination REO Account) the excess determined by the Certificate Administrator from time to time of the amount in such account over the amount necessary to pay such taxes); provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(a)(xii) of this Agreement, and the next sentence.  Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the applicable REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund) any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings).  The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income allocable to the Mortgage Loans from any “prohibited transaction” under Section 860F(a) of the Code or (ii) the amount of any contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the Collection Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may be).  To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R or the Class LR Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates, or the Trustee as Holder of the Lower-Tier Regular Interests, until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable.  None of the Master Servicer, the Special Servicer, the Certificate Administrator, or the Trustee shall be responsible for any taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty or the negligence or willful misconduct of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.03 of this Agreement, in the case of the Master Servicer or the Special Servicer, Section 4.04 of this Agreement, in the case of the Trustee, or Section 4.04 of this Agreement, in the case of the Certificate Administrator, in accordance with the standard of liability set forth in those sections.  Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Trustee’s or the Certificate Administrator’s breaches, acts or omissions, the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicer or the Special Servicer and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicer or the Special Servicers.

Section 4.06     Remittances. On the Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer shall:

(i)       remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, an amount equal to Yield Maintenance Charges, and for deposit in accordance with Section 3.05(i) of this Agreement Excess Liquidation Proceeds, in each case received by the Master Servicer in the Collection Period related to such Distribution Date; and

(ii)       remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the aggregate of the Available Funds for such Distribution Date.

Section 4.07     P&I Advances. (a) On or before 3:00 p.m. (New York City time) on each Servicer Remittance Date, the Master Servicer shall in the case of all Mortgage Loans (including REO Loans) either (i) remit to the Certificate Administrator for deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of

P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account or the applicable Pari Passu Loan Combination Collection Account, as applicable, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances (provided that such amounts in the applicable Pari Passu Loan Combination Collection Account shall only be applied up to the related Mortgage Loan’s pro rata share of the amounts held therein on such date); or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Master Servicer.  Any amounts held in the Collection Account or any Pari Passu Loan Combination Collection Account, as applicable, for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through either (x) the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made or (y) the deposit of Monthly Payments collected prior to the expiration of any applicable grace period that ends after the P&I Advance Determination Date in respect of which such P&I Advances were made).  The Master Servicer shall notify the Trustee and the Certificate Administrator of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before the P&I Advance Determination Date.  If the Master Servicer fails to make a required P&I Advance by 3:00 p.m. (New York City time) on any Servicer Remittance Date, then the Trustee shall make such P&I Advance pursuant to Section 7.06 of this Agreement by 12:00 noon (New York City time) on the related Distribution Date, in each case unless the Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee) by 11:00 a.m. (New York City time) on such Distribution Date or the Trustee determines that such P&I Advance, if made, would be a Nonrecoverable Advance.  Neither the Master Servicer nor the Trustee shall be required to make P&I Advances on any Pari Passu Companion Loan.

(b)           Subject to Section 4.07(c) and 4.07(d) below, the aggregate amount of P&I Advances to be made by the Master Servicer with respect to any Distribution Date shall equal the aggregate of:  (i) all Monthly Payments with respect to the Mortgage Loans (in each case, net of related Servicing Fees) that were due or deemed due with respect to the Mortgage Loans (including REO Loans) during the related Collection Period and delinquent (or unpaid, pending the expiration of any applicable grace period with respect to any Mortgage Loan having a grace period extending past the P&I Advance Determination Date) as of the close of business on the P&I Advance Determination Date (or not advanced by any Sub-Servicer on behalf of the Master Servicer) and (ii) with respect to each Mortgage Loan as to which the related Balloon Payment was due or deemed due during or prior to the related Collection Period and was delinquent (including any applicable grace period) as of the end of the related Collection Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the related Assumed Scheduled Payment.  Subject to subsection (c) below, the obligation of the Master Servicer to make such P&I Advances, with respect to the Mortgage Loans that it is servicing, is mandatory, and with respect to any applicable Mortgage Loan or REO Loan, shall continue until the Distribution Date related to the Collection Period in which a Final Recovery Determination is made with respect thereto.  The Monthly Payment or Assumed Scheduled Payment shall be reduced, for purposes of P&I Advances, by any modifications pursuant to Section 3.26 of this Agreement or otherwise and by any reductions by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers.

(c)           Notwithstanding anything herein to the contrary, no P&I Advance shall be required hereunder if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.  In addition, the Master Servicer shall not make any P&I Advance to the extent that it has received written notice that the Special Servicer has determined (in consultation with the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing) that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.  In making such recoverability determination, the Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed, (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Pari Passu Loan Combination, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer) (among other things) future expenses, and (v) estimate and consider (among other things) the timing of recoveries.

The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior P&I Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed P&I Advances.  None of the Master Servicer or Trustee shall make any P&I Advances with respect to delinquent amounts due on any Pari Passu Companion Loan.  If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 9-month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Pari Passu Loan Combination, first, out of the related Pari Passu Loan Combination Collection Account from collections on the related Pari Passu Companion Loan and the related Mortgage

Loan, on a pro rata basis by principal balance and second, to the extent such expense remains unpaid, out of the Collection Account.

Any such determination by the Master Servicer or the Trustee that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance shall be evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer, the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing) and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator, the Master Servicer, the Special Servicer, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Master Servicer, the Special Servicer or the Trustee, as applicable, provides the 17g-5 Information Provider such notice, each Rating Agency, which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate to be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the applicable Directing Holder (with respect to the Lead Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator, the Trustee, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Special Servicer provides the 17g-5 Information Provider such notice, each Rating Agency, notice of such determination, together with a certificate of a Servicing Officer and the supporting information described above.  Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.

Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that a P&I Advance is a Nonrecoverable P&I Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust Fund (and, in the case of any Pari Passu Loan Combination, at an expense to be allocated first, out of the related Pari Passu Loan Combination Collection Account from collections on the applicable Mortgage Loan and the related Pari Passu Companion Loan, on a pro rata basis by principal balance, and second, to the extent such expense remains unpaid, out of the Collection Account), any analysis, Appraisals or market value estimates or other information for such purposes.  Absent bad faith, any such determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders.

Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on and be bound by any determination by the Master Servicer or the Special Servicer, as applicable, that a P&I Advance, if made, would be a Nonrecoverable P&I Advance and (ii) the Master Servicer will be entitled to rely conclusively on and be bound by any determination of the Special Servicer that a P&I Advance, if made, would be a Nonrecoverable P&I Advance.  The Trustee, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable P&I Advance shall be subject to the standards applicable to the Master Servicer hereunder.  The Special Servicer shall promptly furnish the Master Servicer and the Trustee with any information in its possession regarding the Specially Serviced Loans and REO Properties as each such party may reasonably request for purposes of making recoverability determinations.

(d)           In connection with the recovery of any P&I Advance out of the Collection Account pursuant to Section 3.06(a) of this Agreement or any Pari Passu Loan Combination Collection Account pursuant to Section 3.06(b) of this Agreement, the Master Servicer shall be entitled to pay itself or the Trustee, as the case may be (in reverse of such order with respect to any Mortgage Loan or REO Property), out of any amounts then on deposit in the Collection Account (subject to the provisions of Section 3.06(a)) or the applicable Pari Passu Loan Combination Collection Account (to the extent amounts therein relate to the Mortgage Loans, taking into account the related Co-Lender Agreement), as applicable, interest at the Advance Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement thereof.  The Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds with respect to the related Mortgage Loan or REO Loan are available for such purpose on deposit in the Collection Account or the applicable Pari Passu Loan Combination Collection Account.

Notwithstanding anything to the contrary contained in Section 4.06 of this Agreement, (i) neither the Master Servicer nor the Trustee shall make an advance for Yield Maintenance Charges or Penalty Charges and (ii) the interest portion of any P&I Advance with respect to a Mortgage Loan (including an REO Loan) as to which there has been an Appraisal Reduction Amount will be an amount equal to the product of (x) the amount required to be advanced without giving effect to the Appraisal Reduction Amount and (y) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the immediately preceding Determination Date less any Appraisal Reduction Amount applicable to such Mortgage Loan, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of such Determination Date.  All P&I Advances for any Mortgage Loans that have been modified shall be calculated on the basis of their terms as modified.

(e)           [Reserved]

(f)           If the Master Servicer determines that, with respect to any Mortgage Loan that is part of a Pari Passu Loan Combination, a proposed P&I Advance if made, or any outstanding P&I Advance previously made, would be, or is, as applicable, a Nonrecoverable Advance, or if the Master Servicer determines, with respect to any Mortgage Loan that is part of a Pari Passu Loan Combination, that a proposed Property Advance if made would be a Nonrecoverable Advance or an outstanding Property Advance is a Nonrecoverable Advance, then the Master Servicer shall promptly provide the master servicer under the Pari Passu

Companion Loan Securitization Agreement, if any, related to the applicable Pari Passu Companion Loan written notice of such determination.

(g)           The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes to the extent permitted pursuant to Section 3.06 of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to Section 3.06 of this Agreement, and the Master Servicer and the Special Servicer each hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan and this Agreement.

Section 4.08     Appraisal Reductions. (a) For purposes of (x) determining the Controlling Class (and whether a Control Termination Event has occurred and is continuing) and (y) determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer, Appraisal Reductions will be allocated to each Class of Sequential Pay Certificates in the following order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class is reduced to zero:  first, to the Class H Certificates, second, to the Class G Certificates, third, to the Class F Certificates, fourth, to the Class E Certificates, fifth, to the Class D Certificates, sixth, to the Class C Certificates, seventh, to the Class B Certificates, eighth, to the Class A-S Certificates, and last, pro rata based on then outstanding Certificate Balances, to the Class A-1, Class A-2, Class A-3 and Class A-AB Certificates.  The Master Servicer shall notify the Certificate Administrator of the amount of any Appraisal Reduction with respect to each Mortgage Loan.  Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class.  Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall notify the Master Servicer and Special Servicer of such event, including the identity and contact information of the new Controlling Class Certificateholder and Controlling Class Representative (the cost of obtaining such information from the Depository being an expense of the Trust).  With respect to any Appraisal Reduction calculated for purposes of determining the Controlling Class, the existence of a Control Termination Event and, if applicable, the allocation of Voting Rights among the respective Classes of the Sequential Pay Certificates, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.

(b)           No Appraisal Reduction Amount shall exist as to any Mortgage Loan after it has been paid in full, liquidated, repurchased or otherwise disposed of.  In addition, with respect to any Mortgage Loan as to which an Appraisal Reduction Event has occurred, such Mortgage Loan shall no longer be subject to the Appraisal Reduction Amount if (a) such Mortgage Loan has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan) and (b) no other Appraisal Reduction Event has occurred and is continuing.  An appraisal for any Mortgage Loan that has not been brought current for at least three consecutive months (or paid in full, liquidated, repurchased or otherwise disposed of) will be updated every 9 months for so long as an Appraisal Reduction exists.

ARTICLE V

THE CERTIFICATES

Section 5.01      The Certificates. (a) The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-AB, Certificates, the Class A-S Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class R Certificates and the Class LR Certificates.

The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates will be substantially in the forms of Exhibits A-1 through A-16 to this Agreement, as set forth in the Table of Exhibits to this Agreement.  The Certificates of each Class will be issuable in registered form only, in minimum denominations of authorized Certificate Balance or Notional Balance, as applicable, as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance or Notional Balance, as applicable, is not a multiple of $1).  With respect to any Certificate or any beneficial interest in a Certificate, the “Denomination” thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or indirect participating brokerage firm, as applicable, (ii) expressed in terms of Certificate Balance or Notional Balance, as applicable, and (iii) be in an authorized denomination, as set forth below.
Class	Minimum Denomination	Aggregate Denomination of all Certificates of Class
A-1	$ 10,000	37,045,000
A-2	$ 10,000	154,403,000
A-3	$ 10,000	235,921,000
A-AB	$ 10,000	44,375,000
A-S	$ 25,000	54,756,000
X-A	$ 1,000,000	526,500,000
X-B	$ 1,000,000	147,420,599
B	$ 25,000	35,381,000
C	$ 25,000	22,745,000
D	$ 25,000	16,848,000
E	$ 25,000	28,641,000
F	$ 25,000	12,636,000
G	$ 25,000	10,951,000
H	$ 25,000	20,218,599

Each Certificate will share ratably in all rights of the related Class.  The Class R and Class LR Certificates will each be issuable in one or more registered, definitive physical certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1%

Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Beneficial Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above.

The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

(b)           Except insofar as pertains to any Individual Certificate, the Trust Fund, the Certificate Administrator, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Beneficial Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, however, that, for purposes of transmitting communications pursuant to Section 5.05(a) of this Agreement, to the extent that the Depositor has provided the Certificate Administrator with the names of Beneficial Owners (even if such Certificateholders hold their Certificates through the Depository) the Certificate Administrator shall provide such information to such Beneficial Owners directly.  The rights of Beneficial Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Certificateholders and the Depository and Depository Participants.  Except as set forth in Section 5.01(e) below, Beneficial Owners of Global Certificates shall not be entitled to physical certificates for the Global Certificates as to which they are the Beneficial Owners.  Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Beneficial Owners.  Subject to the restrictions on transfer set forth in this Section 5.01 of this Agreement and Applicable Procedures, the holder of a beneficial interest in a Private Global Certificate may request that the Certificate Administrator cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates.  Upon receipt of such a request and payment by the related Beneficial Owner of any attendant expenses, the Certificate Administrator shall cause the issuance and delivery of such Individual Certificates.  The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date.  Without the written consent of the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Beneficial Owners.

(c)           Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

(d)           The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository’s instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

“Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

(e)           If (i) the Depository advises the Certificate Administrator in writing that the Depository is no longer willing, qualified or able properly to discharge its responsibilities as Depository, and the Depositor is unable to locate a qualified successor, (ii) the Depositor, at its sole option, elects in writing to the Certificate Administrator and to the Depository to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Certificates or (iii) after the occurrence of an Event of Default, Beneficial Owners owning not less than a majority in Certificate Balance or Notional Balance, as applicable, of the Global Certificate for any Class then outstanding advise the Certificate Administrator and the Depository through Depository Participants in writing that the continuation of a book-entry system through the Depository is no longer in the best interests of the Beneficial Owner or Owners of such Global Certificate, the Certificate Administrator shall notify the affected Beneficial Owner or Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Beneficial Owners requesting them.  Upon surrender to the Certificate Administrator of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Administrator shall issue the Individual Certificates.  Neither the Trustee, the Certificate Administrator, the Certificate Registrar, the Master Servicer, the Special Servicer nor the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions.  Upon the issuance of Individual Certificates, the Trustee, the Certificate Administrator, the Operating Advisor, the Certificate Registrar, the Special Servicer, and the Master Servicer shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

(f)           If the Trustee, its agents, the Certificate Administrator, its agents or the Master Servicer or Special Servicer have instituted or have been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer have been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer to obtain possession of the Certificates, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer may in their sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates.  In such event, the Certificate Administrator or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Certificate Administrator or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

(g)           If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Certificate Administrator shall make available to each Holder and Beneficial Owner of a Class of Certificates, upon request of such a Holder, information, to the extent such information is in its possession, substantially equivalent in scope to the information currently filed by the Master Servicer with the Commission pursuant to the Exchange Act, plus additional information required to be provided for securities qualifying for resales under Rule 144A under the Act, all of which information referred to in this paragraph shall be provided on a timely basis to the Trustee and the Certificate Administrator by the Master Servicer.

For so long as the Class R or Class LR Certificates remain outstanding, none of the Depositor, the Trustee or the Certificate Registrar shall take any action which would cause the Trust Fund to fail to be subject to Section 15(d) of the Exchange Act.

(h)           Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Certificate Administrator or the Authenticating Agent and delivered to, or at the order of, the Depositor.  All Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Administrator or Authenticating Agent by an authorized officer or signatory.  Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Certificate Administrator or Authenticating Agent shall bind the Certificate Administrator or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates.  No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-16 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder.  All Certificates shall be dated the date of their authentication.

Section 5.02     Registration, Transfer and Exchange of Certificates. (a) The Certificate Administrator shall keep or cause to be kept at its offices books (the “Certificate Register”) for the registration, transfer and exchange of Certificates (the Certificate Administrator, in such capacity, being the “Certificate Registrar”).  The Depositor, the Trustee, the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.  The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual Participants holding beneficial interests in the Trust Fund through the Depository.  The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Depositor, Certificate Registrar, the Master Servicer, Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary.  An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Section 5.01(h) and Sections 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement.  Upon request of the Certificate Administrator, the Certificate Registrar shall provide the Certificate Administrator with the names, addresses and Percentage Interests of the Holders.

(b)           Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Sections 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of this Agreement.  Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar.  Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Sections 5.01(h) and 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement.

(c)           In addition to the provisions of Sections 5.01(h) and 5.02(d), (e), (f), (g), (h) and (i) of this Agreement and the rules of the Depository, the exchange, transfer and registration of transfer of Private Certificates that are Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

(i)            Transfers between Holders of Individual Certificates.  With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in a Class of Private Certificates to a transferee that takes delivery in the form of an Individual Certificate:

(A)           The Certificate Registrar shall register the transfer of such Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 to this Agreement (an “Investment Representation Letter”), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

(B)           The Certificate Registrar shall register the transfer of such Individual Certificate pursuant to Regulation S after the expiration of the Restricted Period if (1) the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of Exhibit G to this Agreement (a

“Regulation S Transfer Certificate”), and (2) the transferee furnishes to the Certificate Registrar an Investment Representation Letter; or

(C)           The Certificate Registrar shall register the transfer of such Individual Certificate that bears a Securities Legend (other than, except as provided in this Article V, a Residual Certificate) if prior to the transfer such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor or to an Affiliated Person in accordance with an applicable exemption under the Act, and (2) an opinion of counsel acceptable to the Certificate Registrar and the Depositor that such transfer is in compliance with the Act;

and, in each case, the Certificate Registrar shall register the transfer of such Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer.  In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor’s expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

(ii)       Transfers within the Private Global Certificates.  Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within the Global Certificates shall only be made in accordance with this Section 5.02(c)(ii).

(A)           Rule 144A Global Certificate to Regulation S Global Certificate During the Restricted Period.  If, during the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Beneficial Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the “Applicable Procedures”), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit H to this Agreement given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the ease may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(B)           Rule 144A Global Certificate to Regulation S Global Certificate After the Restricted Period.  If, after the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit I to this Agreement given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(C)           Regulation S Global Certificate to Rule 144A Global Certificate.  If the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Rule 144A Global Certificate, such Beneficial Owner may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be, to be debited for, such beneficial interest, and (3) with respect to a transfer of a beneficial interest in a Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit J to this Agreement given by the holder of such beneficial interest or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

(iii)       Transfers from the Private Global Certificates to Individual Certificates.  Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described in a legend set forth on the face of such Certificate substantially in the form of Exhibit F to this Agreement (the “Securities Legend”), and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein.  No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

(A)           Transfers of a beneficial interest in a Private Global Certificate to an Institutional Accredited Investor that is not a Qualified Institutional Buyer will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(C) of this Agreement.

(B)           Transfers of a beneficial interest in a Private Global Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate

Registrar only upon compliance with the provisions of Section 5.02(c)(i)(A) and (B) of this Agreement, respectively.

(C)           Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to Subparagraph (B) above shall be made prior to the expiration of the Restricted Period.

Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof.  Unless determined otherwise by the Certificate Registrar and the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.  Individual Certificates issued upon transfer or exchange of beneficial interests in a Regulation S Global Certificate after the Restricted Period shall not bear the Securities Legend.

(iv)       Transfers of Individual Certificates to the Private Global Certificates.  If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures and this Section 5.02(c)(iv).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (l) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.05(a) of this Agreement, (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to a specified Agent Member’s account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with such beneficial interest, and (4) (x) an Investment Representation Letter from the transferee and, if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder or the Holder’s transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be, a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate (except in the case of the initial sale of the Class D, Class E, Class F, Class G and Class H Certificates by the Initial Purchasers to the initial purchaser thereof).

(v)       All Transfers.  An exchange of a beneficial interest in a Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in a Global Certificate and an exchange of an Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificates, so long as the Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

(d)           If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend.  If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar and the Depositor such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be required by the Certificate Registrar or the Depositor, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A or Rule 144 under the Act or that such Certificate is not a “restricted security” within the meaning of Rule 144 under the Act.  Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

(e)           Subject to the restrictions on transfer and exchange set forth in Section 5.01(i) and in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a denomination equal to the minimum authorized denomination or any multiple of $1 in excess thereof) by surrendering such Certificate at the Corporate Trust Office of the Certificate Registrar or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange, in the case of exchange.  Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at the Corporate Trust Office of the Certificate Registrar or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the Corporate Trust Office of the Certificate Registrar or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested.  The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office of the Certificate Registrar or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact.  The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

(f)           An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Global Certificate pursuant to Section 5.01 of this Agreement) or a beneficial interest in a Private Global Certificate may only be transferred to Eligible Investors, as described herein.  In the event that a Responsible Officer of the Certificate Registrar has actual knowledge that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

(g)           Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(h)           No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

(i)           Subject to Section 5.02(e) of this Agreement, transfers of the Class R and Class LR Certificates may be made only in accordance with this Section 5.02(i).  The Certificate Registrar shall register the transfer of a Class R or Class LR Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer or an Affiliated Person or an Institutional Accredited Investor and

(y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter.  In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor’s expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

(j)           No transfer, sale, pledge or other disposition of any Class of Private Certificates or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws, or is otherwise made in accordance with the Act and such state securities laws.  Neither the Depositor, the Master Servicer, the Certificate Administrator, the Trustee nor the Certificate Registrar are obligated to register or qualify the Private Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Private Certificates without registration or qualification.  Any Certificateholder desiring to affect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

(k)           No transfer of any Class F, Class G, Class H, Class R or Class LR Certificate (each, a “Restricted Certificate”) shall be made to (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code, or a governmental plan, as defined in Section 3(32) of ERISA, subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a “Plan”) or (ii) a collective investment fund in which a Plan is invested, an insurance company that is using the assets of any insurance company separate account or general account in which the assets of any such Plan are invested (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) to acquire any such Restricted Certificate or any other Person acting on behalf of any Plan or using the assets of any Plan to acquire any such Restricted Certificate, other than (with respect to transfer of Restricted Certificates other than the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Restricted Certificate by such insurance company would be exempt from the “prohibited transaction” provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law.  Each prospective transferee of a Restricted Certificate shall either (i) deliver to the Depositor, the Certificate Registrar and the Certificate Administrator, a transfer or representation letter, substantially in the form of Exhibit D-2 to this Agreement, stating that the prospective transferee is not a Person referred to in clause (i) or (ii) of the preceding sentence or (ii) in the event the transferee is such an entity specified in clause (i) or (ii) of the preceding sentence (except in the case of a Residual Certificate, which may not be transferred to a person specified in clause (i) or (ii) of the preceding sentence, unless the transferee represents it is not such an entity), the Certificateholder desiring to transfer the Restricted Certificate shall provide any opinions of counsel, officers’ certificates or agreements as may be required by, and in form and substance satisfactory to, the Depositor, the Certificate Administrator and the Certificate Registrar, to the effect that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code or any corresponding provision of any Similar Law, and will not subject the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or Similar Law), which opinion of counsel shall not be an expense of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar.  None of the Certificate Administrator or the Certificate Registrar shall register a Class R or Class LR Certificate in any Person’s name unless such Person has provided the letter referred to in clause (i) of the preceding sentence.  The transferee of a beneficial interest in a Global Certificate that is a Restricted Certificate shall be deemed to represent that it is not a Plan or a Person acting on behalf of any Plan or using the assets of any Plan to acquire such interest other than (with respect to transfers of beneficial interests in Global Certificates which are Restricted Certificates other than the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the “prohibited transaction” provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law.  Any transfer of a Restricted Certificate that would violate or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or Similar Law shall be deemed absolutely null and void ab initio.

(l)       Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

(i)       Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee.  Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee.  Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

(ii)       No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto.  In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (v) the proposed transferee will not cause income from the Class R or Class LR Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the proposed transferee or any other U.S. Person and (vi) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and (y) other than in connection with the initial issuance of the Class R and Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the preceding clauses (x)(B)(i), (iii) and (v) are false.

(iii)       Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

Neither the Certificate Administrator nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate (including, without limitation, the Securities Legend), or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register.  The Certificate Administrator and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Beneficial Owners made in violation of applicable restrictions.

Upon written notice to the Certificate Registrar, or upon the Certificate Registrar having actual knowledge, that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of

Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R or Class LR Certificate (or portion thereof) for periods after such Transfer.  At the election of the Certificate Registrar and the Certificate Administrator, the Certificate Registrar and the Certificate Administrator may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

Section 5.03     Mutilated, Destroyed, Lost or Stolen Certificates. If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it and the Certificate Administrator harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Administrator or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest.  Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith.  Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04     Appointment of Paying Agent. The Certificate Administrator may appoint (and, if it does not make such an appointment, shall act as) a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01 of this Agreement.  The Certificate Administrator shall cause such Paying Agent, if other than the Certificate Administrator, the Trustee or the Master Servicer, to execute and deliver to the Master Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicer and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein.  The initial Paying Agent shall be the Certificate Administrator.  Except for the Certificate Administrator, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least “A” by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating such as that listed above by S&P and Fitch) and “A1” by Moody’s, or shall be otherwise acceptable to each Rating Agency.

Section 5.05     Access to Certificateholders’ Names and Addresses; Special Notices. (a) If any Certifying Certificateholder (for purposes of this Section 5.05, an “Applicant”) applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant.

(b)           Every Certificateholder, by receiving and holding its Certificate, agrees with the Certificate Administrator and the Certificate Registrar that the Certificate Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

(c)           Upon the written request of any Certifying Certificateholder that (a) states that such Certifying Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders and Certificate Owners stating that such Certificateholder wishes to be contacted by other Certificateholders and Certificate Owners, setting forth the relevant contact information and briefly stating the reason for the requested contact and (b) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Administrator shall deliver such Special Notice to all Certificateholders and Certificate Owners at their respective addresses appearing on the Certificate Register (or through the DTC system, as applicable).  The costs and expenses of the Certificate Administrator associated with delivering with any such Special Notice shall be borne by the party requesting such Special Notice.  Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders and Certificate Owners, regardless of the information set forth in such Special Notice.

Section 5.06     Actions of Certificateholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and the Trustee and, when required, to the Master Servicer.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee and the Master Servicer, if made in the manner provided in this Section.

(b)           The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator or the Trustee deems sufficient.

(c)           Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Certificate Administrator or the Trustee or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)           The Certificate Administrator, the Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

Section 5.07     Rule 144A Information. (a) The Certificate Administrator shall, upon request of any Certifying Certificateholder that is a Holder of a Private Certificate or any beneficial owner of such a Certificate, furnish to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner who is a Qualified Institutional Buyer the information required to be delivered under Rule 144A(d)(4) under the Act, to the extent such information has been provided to the Certificate Administrator and has been identified as Rule 144A information (which shall include all information on the Certificate Administrator’s Website and all information currently required to be made available to Certificateholders, as well as any other specifically identified information herein), if at the time of such request periodic reports are not being filed with respect to the Trust under Section 13 or Section 15(d) of the Exchange Act.

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
DIRECTING HOLDER AND THE OPERATING ADVISOR

Section 6.01     Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor. The Depositor, the Master Servicer, the Special Servicer and the Operating Advisor each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 6.02 Merger or Consolidation of either the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor. Subject to the following paragraph, each of the Master Servicer and the Special Servicer will keep in full effect its existence, rights and good standing as a national banking association under the laws of the United States of America and will not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties securing the Mortgage Loans that it is servicing are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans that it is servicing and to perform its respective duties under this Agreement.  In addition, subject to the following paragraph, the Operating Advisor will keep in full effect its existence, rights and good standing as a corporation under the laws of the State of Georgia and will not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

Each of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person into which the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor is a party, or any Person succeeding to the business of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor, shall be the successor of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities and obligations of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor, as applicable, hereunder, but only if (i) the Master Servicer, Special Servicer,

Depositor or Operating Advisor, as applicable, has given written notice thereof to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and (ii) (in the case of each of the Master Servicer and the Special Servicer) each Rating Agency (and, if applicable, each Companion Rating Agency) has provided a No Downgrade Confirmation relating to the Certificates and, if applicable, Pari Passu Companion Loan Securities; provided, however, that a No Downgrade Confirmation from a Rating Agency or Companion Rating Agency, as the case may be, shall not be required if the Master Servicer or the Special Servicer is merged into or consolidated with a Qualified Affiliate or transfers all or substantially all of its assets to a Qualified Affiliate; provided, further, if the Master Servicer or the Special Servicer enters into a merger and the Master Servicer or the Special Servicer, as applicable, is the surviving entity under applicable law, the Master Servicer or the Special Servicer, as applicable, shall not, as a result of the merger, be required to provide a No Downgrade Confirmation.  Notwithstanding the foregoing, no Master Servicer or Special Servicer may remain the Master Servicer or Special Servicer under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Master Servicer or the Special Servicer is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

Section 6.03     Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and Others. (a) None of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor nor any affiliates, directors, officers, employees, members, managers or agents (including Sub-Servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any liability to the Trust Fund, the Certificateholders or any third party beneficiary or any Pari Passu Companion Loan Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement (including actions taken or not taken at the direction of the Directing Holder), or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor, or any member, manager, director, officer, employee or agent (including Sub-Servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor, against any breach of warranties or representations made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith, fraud or negligence (or in the case of the Master Servicer, Special Servicer or the Operating Advisor, by reason of any specific liability imposed hereunder for a breach of the Servicing Standard or the Operating Advisor Standard, as applicable) in the performance of duties or by reason of negligent disregard of obligations or duties hereunder.  The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, and any Affiliate, member, manager, director, officer, employee or agent (including Sub-Servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder.

The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and any affiliate, director, officer, employee, member, manager or agent (including Sub-Servicers) of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor

shall be indemnified and held harmless by the Trust Fund for any loss, liability or expense incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to this Agreement or the Certificates, other than any loss, liability or expense (including legal fees and expenses) (i) incurred by such party by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations and duties thereunder or (ii) in the case of the Depositor and any of its directors, officers, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law; provided that such indemnified parties shall be paid out of the Collection Account in accordance with Section 3.06(a) of this Agreement or, if such matter relates directly to any Pari Passu Loan Combination, out of the applicable Pari Passu Loan Combination Collection Account (and, if funds in the related Pari Passu Loan Combination Collection Account are insufficient, then any deficiency shall be paid from amounts on deposit in the Collection Account).  Following reimbursement or payment of such amounts (with no obligation to repay such amounts), the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts to obtain from the related Pari Passu Companion Loan Noteholder (or if the applicable Pari Passu Companion Loan is held by an Other Securitization, from such Other Securitization), such Pari Passu Companion Loan Noteholder’s pro rata share of such amounts reimbursed by the Collection Account.

The Depositor shall indemnify the Operating Advisor (both in its capacity as Operating Advisor and individually) and each of its Affiliates and each of its directors, officers, employees, representatives and agents, and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such indemnified party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the Depositor and such indemnified party or between such indemnified party and any third party or otherwise) resulting from the Depositor’s willful misconduct, bad faith, fraud or negligence in the performance of each of its duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.

The Operating Advisor shall indemnify the Depositor (both in its capacity as Depositor and individually) and each of its Affiliates and each of its directors, officers, employees, representatives and agents, and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such indemnified party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the Operating Advisor and such indemnified party or between such indemnified party and any third party or otherwise) resulting from the Operating Advisor’s willful misconduct, bad faith, fraud or negligence in the performance of each of its duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.

(b)           None of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any obligation to appear in, prosecute or defend any legal action, unless such action relates to its respective duties under this Agreement and which in its opinion does not expose it to any expense or liability not recoverable from the Trust Fund;

provided, however, that each of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may in its discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders or the holders of the Pari Passu Companion Loan Securities hereunder.  In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to be reimbursed therefor from the Collection Account in accordance with Section 3.06(a) of this Agreement (or, with respect to a Pari Passu Loan Combination, if such expenses and costs relate specifically to such Pari Passu Loan Combination, first from the related Pari Passu Loan Combination Collection Account in accordance with Section 6.03(a)) (and, if funds in the related Pari Passu Loan Combination Collection Account are insufficient, then any deficiency shall be paid from amounts on deposit in the Collection Account).  Following reimbursement or payment of such amounts (with no obligation to repay such amounts), the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts to obtain from the related Pari Passu Companion Loan Noteholder (or if the applicable Pari Passu Companion Loan is held by an Other Securitization, from such Other Securitization), such Pari Passu Companion Loan Noteholder’s pro rata share of such amounts reimbursed by the Collection Account.

(c)           The terms of this Section 6.03 shall survive the termination of any party hereto or of this Agreement.

Section 6.04     Limitation on Resignation of the Master Servicer, the Special Servicer and the Operating Advisor; Termination of the Master Servicer and the Special Servicer. (a) Each of the Master Servicer, the Special Servicer and the Operating Advisor may assign their respective rights and delegate their respective duties and obligations under this Agreement, provided that:  (i) the purchaser or transferee accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the Master Servicer, Special Servicer or Operating Advisor or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02 of this Agreement, (B) shall be acceptable to each Rating Agency (and, if applicable, to each Companion Rating Agency) as confirmed in a No Downgrade Confirmation delivered to the Trustee and the Certificate Administrator relating to the Certificates and any Pari Passu Companion Loan Securities, (C) shall execute and deliver to the Trustee and the Certificate Administrator an agreement that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer, Special Servicer or Operating Advisor, as applicable under this Agreement from and after the date of such agreement, (D) with respect to such assignment by the Operating Advisor, the successor Operating Advisor shall be an Eligible Operating Advisor and (E) shall not be a Prohibited Party; (ii) the Master Servicer, the Special Servicer or the Operating Advisor shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; and (iii) the rate at which the Servicing Compensation, Special Servicing Compensation or Operating Advisor Fee, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect.  Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor

Master Servicer, Special Servicer or Operating Advisor, as applicable, hereunder.  Under such circumstances, the successor Master Servicer, Special Servicer or Operating Advisor, as applicable, shall, promptly following such assignment, give written notice to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

(b)           Except as provided in Section 6.02 of this Agreement and this Section 6.04, the Master Servicer, the Special Servicer and the Operating Advisor shall not resign from its respective obligations and duties hereby imposed on it except upon either (i) the determination that such duties hereunder are no longer permissible under applicable law, and provided that any such determination permitting the resignation of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer’s, Special Servicer’s or Operating Advisor’s expense) to such effect delivered to the Trustee and the Certificate Administrator or (ii) in connection with the assignment of rights and delegation of duties as set forth in Section 6.04(a).

(c)           The Trustee shall be permitted to remove the Master Servicer or the Special Servicer upon a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable.  Without limiting the generality of the succeeding paragraph, no such removal shall be effective unless and until (i) the Master Servicer or the Special Servicer has been paid any unpaid Servicing Compensation or Special Servicing Compensation, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the Master Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation by the Master Servicer, the successor Master Servicer has deposited into the Investment Accounts from which amounts were withdrawn to reimburse the terminated Master Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Master Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the terminated Master Servicer had immediately prior to its termination without regard to the operation of this paragraph.

No resignation or removal of the Master Servicer, the Special Servicer or the Operating Advisor as contemplated by the preceding paragraphs shall become effective until the Trustee or a successor Master Servicer, Special Servicer or Operating Advisor shall have assumed the resigning or terminated Master Servicer’s, Special Servicer’s or Operating Advisor’s responsibilities, duties, liabilities and obligations hereunder.  If no successor Master Servicer, Special Servicer or Operating Advisor can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer, Special Servicer or Operating Advisor would have been entitled, additional amounts payable to such successor Master Servicer, Special Servicer or Operating Advisor shall be characterized as Realized Losses.

Section 6.05     Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer.  Solely with respect to their performance of their respective duties under this Agreement, the Master Servicer and the Special Servicer shall afford the Depositor, the Underwriters, the Certificate Administrator, the Trustee and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations.  Upon written request, the Master Servicer and/or the Special Servicer, as applicable, shall furnish to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee its most recent publicly available financial statements (or, with respect to the Master Servicer, those of its ultimate parent) and such other non-proprietary information as the Master Servicer or the Special Servicer, as the case may be, shall determine in its sole and absolute discretion as it possesses, which is relevant to the performance of its duties hereunder and which it is not prohibited by applicable law or contract from disclosing.  The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise any rights of such Person hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee.  In the event the Depositor or its designee undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Accounts, as provided in Section 3.06 and Section 6.03(a) hereof (or, with respect to a Pari Passu Loan Combination, if such expenses and costs relate specifically to such Pari Passu Loan Combination, first from the related Pari Passu Loan Combination Collection Account as provided in Section 6.03(a)) to the extent not recoverable from the Master Servicer or Special Servicer, as applicable.  None of the Depositor, the Certificate Administrator or the Trustee and neither the Master Servicer, with respect to the Special Servicer, or the Special Servicer, with respect to the Master Servicer, shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and neither such Person is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise.  Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06     The Master Servicer or Special Servicer as Owners of a Certificate.  The Master Servicer or an Affiliate of the Master Servicer, or the Special Servicer or an Affiliate of the Special Servicer, may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof.  If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer’s or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may but need not seek the approval of the Certificateholders to such action by delivering to the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action that the Master Servicer or the Special Servicer proposes to take.  The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine.  If at any time Certificateholders holding a majority of the Voting Rights of all Certificateholders and, if no Control Termination Event has occurred and is continuing, the Lead Directing Holder (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as applicable) shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard.  The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph.  It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

Section 6.07      The Directing Holder. (a)  The Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing) shall be entitled to advise, (1) the Special Servicer with respect to each Specially Serviced Loan, (2) the Special Servicer with respect to each Performing Loan as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and (3) the Special Servicer with respect to each Mortgage Loan and Pari Passu Loan Combination for which an extension of maturity is being considered by the Special Servicer or by the Master Servicer subject to consent or deemed consent of the Special Servicer, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to the second and third paragraphs of this Section 6.07, (x) the Master Servicer shall not be permitted to take any of the following actions unless it has obtained the prior written consent of the Special Servicer, (y) with respect to the Mortgage Loans (other than the Mortgage Loans that are part of Pari Passu Loan Combinations), for so long as no Control Termination Event has occurred and is continuing, the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any of the following actions nor shall the Special Servicer itself be permitted to take any of the following actions as to which the Lead Directing Holder has objected in writing within ten (10) Business Days (or 30 days with respect to clause (x) below) after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period (or 30 days with respect to clause (x) below), then the Lead Directing Holder shall be deemed to have approved such action) and (z) with respect to each Pari Passu Loan Combination, the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any of the following actions, nor shall the Special Servicer itself be permitted to take any of the following actions, as to which the applicable Non-Lead Directing Holder has objected in writing within ten (10) Business Days (or 30 days with respect to clause (x) below) after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the Special Servicer within such period, such Non-Lead Directing Holder shall be deemed to have waived its right to object) (each, a “Major Decision”):

(i)         any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans or Pari Passu Loan Combinations as come into and continue in default;

(ii)        any modification, consent to a modification or waiver of a monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding late payment charges or Default Interest) of a Mortgage Loan or Pari Passu Loan Combination or any extension of the Maturity Date of any Mortgage Loan or Pari Passu Loan Combination;

(iii)       any sale of a Defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Trust Fund) for less than the applicable Repurchase Price;

(iv)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(v)       any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Pari Passu Loan Combination, or any consent to either of the foregoing, other than required pursuant to the specific terms of the related Mortgage Loan or Pari Passu Loan Combination and for which there is no material lender discretion;

(vi)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Pari Passu Loan Combination or any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(vii)      any property management company changes (with respect to a Mortgage Loan or Pari Passu Loan Combination with a Stated Principal Balance greater than $2,500,000) or franchise changes with respect to a Mortgage Loan or Pari Passu Loan Combination for which the lender is required to consent or approve under the Loan Documents;

(viii)     releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the related Mortgage Loan or Pari Passu Loan Combination and for which there is no material lender discretion;

(ix)       any acceptance of an assumption agreement releasing a Borrower from liability under a Mortgage Loan or Pari Passu Loan Combination other than pursuant to the specific terms of such Mortgage Loan or Pari Passu Loan Combination and for which there is no material lender discretion; or

(x)        any determination of an Acceptable Insurance Default;

provided that, in the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, is necessary to protect the interests of the Certificateholders and, with respect to each applicable Pari Passu Loan Combination, the Certificateholders and the related Pari Passu Companion Loan Noteholders (as a collective whole as if such Certificateholders and (with respect to a Pari Passu Loan Combination) the related Pari Passu Companion Loan Noteholders constituted a single lender and the Special Servicer or the Master Servicer, as the case may be, has made a reasonable effort to contact the Directing Holder), the Master Servicer or the Special Servicer may take any such action without waiting for the Directing Holder’s response.

With respect to the Mortgage Loans (other than Mortgage Loans that are part of a Pari Passu Loan Combination), the Special Servicer (so long as a Control Termination Event has occurred and is continuing), shall not be required to obtain the consent of the Lead Directing Holder for any of the foregoing actions but (so long as no Consultation Termination Event has occurred and is continuing) shall be required to consult with the Lead Directing Holder in connection with any Major Decision (or any other matter for which the consent of the Lead Directing Holder would have been required or for which the Lead Directing Holder would have the right to direct the Master Servicer or the Special Servicer (if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Lead Directing Holder.  Such consultation shall not be binding on the Special Servicer.

With respect to (i) all Mortgage Loans and Pari Passu Companion Loans, while a Control Termination Event has occurred and is continuing and (ii) any Pari Passu Loan Combination, while a Non-Lead Control Termination Event with respect to the related Pari Passu Companion Loan has occurred and is continuing (even if no Control Termination Event exists), the Special Servicer shall be required to consult with the Operating Advisor in connection with any Major Decision and to consider alternative actions recommended by the Operating Advisor.  Such consultation shall not be binding on the Special Servicer.

With respect to Mortgage Loans that are part of a Pari Passu Loan Combination, so long as no Consultation Termination Event has occurred and is continuing, the Special Servicer shall be required to consult with the Lead Directing Holder in connection with any Major Decision (or any other matter for which the consent of the Non-Lead Directing Holder is required or for which the Non-Lead Directing Holder would have the right to direct the Master Servicer or the Special Servicer) and to consider alternative actions recommended by the Lead Directing Holder.  Such consultation shall not be binding on the Special Servicer.

In addition, the Directing Holder (with respect to the Lead Directing Holder, for so long as no Control Termination Event has occurred and is continuing) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan or Pari Passu Loan Combination, as applicable, as the Directing Holder may reasonably deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no direction, and no objection by the Directing Holder, may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of any Mortgage Loan, applicable law, this Agreement or the REMIC Provisions, including without limitation the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Servicer, the Special Servicer, the Paying Agent, the Trust Fund, the Certificate Administrator or the Trustee to liability, or materially expand the scope of the Special Servicer’s responsibilities hereunder.

In the event the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Directing Holder or any advice from the Directing Holder (which such consent or advice would otherwise cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Mortgage Loan, applicable law, this Agreement or the REMIC Provisions, including without limitation, the Servicing Standard), the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Holder, the Trustee, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Special Servicer or Master Servicer, as applicable, provides the 17g-5 Information Provider such notice, each Rating Agency, of its determination, including a reasonably detailed explanation of the basis therefor.  The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Holder that does not violate any law or the REMIC Provisions or the Servicing Standard or any other provisions of the related Loan Documents, this Agreement or any Co-Lender Agreements, will not result in any liability on the part of the Master Servicer or the Special Servicer.

No Directing Holder shall have any liability to the Trust Fund, any party to this Agreement, any Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Lead Directing Holder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misfeasance or bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties.  By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Holder may take actions that favor the interests of one or more Classes of the Certificates including the Holders of the Controlling Class over other Classes of the Certificates, and that the Directing Holder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Directing Holder may act solely in the interests of the Holders of the Controlling Class, including the Holders of the Controlling Class, that the Directing Holder does not have any duties or liability to the Holders of any Class of Certificates other than the Controlling Class, that the Directing Holder shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the Controlling Class, and that no Directing Holder shall have any liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal thereof for having so acted.

(b)           Notwithstanding anything to the contrary contained herein (i) if a Control Termination Event has occurred and is continuing, the Lead Directing Holder shall have no right to consent to any action taken or not taken by any party to this Agreement; (ii) if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing, the Lead Directing Holder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Lead Directing Holder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) if a Consultation Termination Event has occurred and is continuing, the Lead Directing Holder shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, Voting Rights given to all

Certificateholders and rights to receive reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder.

ARTICLE VII

DEFAULT

Section 7.01     Events of Default.  (a) With respect to the Master Servicer, “Master Servicer Event of Default,” wherever used herein, means any one of the following events:

(i)       (A) any failure by the Master Servicer to make any deposit required to the Collection Account on the day and by the time such deposit was first required to be made under the terms of this Agreement, which failure is not remedied within two Business Days or (B) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted (including, without limitation, any required P&I Advance, unless the Master Servicer determines such P&I Advance is a Nonrecoverable Advance), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the Master Servicer does not timely make such remittance to the Certificate Administrator, the Master Servicer shall pay the Certificate Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or any failure by the Master Servicer to remit to any holder of a Pari Passu Companion Loan, as and when required by this Agreement or any related Co-Lender Agreement, any amount required to be so remitted (which failure continues for two Business Days);

(ii)       any failure on the part of the Master Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement (including in Section 3.06(b)(viii)(B) of this Agreement), which failure continues unremedied for a period of 30 days (or 15 days in the case of the Master Servicer’s failure to make a Property Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Master Servicer pursuant to this Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer, by any other party hereto, with a copy to each other party to this Agreement or by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Pari Passu Companion Loan Noteholder; provided, however, if such failure (other than a failure that results in the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

(iii)       any breach on the part of the Master Servicer of any representation or warranty contained in Section 2.04(a) of this Agreement, which materially and adversely affects the interests of any Class of Certificateholders or Pari Passu Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer by any party hereto, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Pari Passu Companion Loan Noteholder; provided, however, if such breach is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)       the Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property;

(vi)       the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)      a servicing officer of the Master Servicer obtains actual knowledge that Moody’s (or, with respect to a Pari Passu Companion Loan, a Companion Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Pari Passu Companion Loan Securities, or (ii) has placed one or more Classes of Certificates or Pari Passu Companion Loan Securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by Moody’s or such other Companion Rating Agency, as applicable, within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clause (i) or (ii), cited servicing concerns with the Master Servicer as the sole or material factor in such rating action;

(viii)     the Trustee receives written notice from DBRS (or with respect to a Pari Passu Companion Loan, a Companion Rating Agency rating the related Pari Passu Companion Loan Securities) (which the Trustee shall forward to the Master Servicer) to the effect that continuation of the Master Servicer in such capacity would result in the downgrade, qualification or withdrawal of any rating then assigned by DBRS or such other Companion Rating Agency, as applicable, to any Class of Certificates or Pari Passu Companion Loan Securities and citing servicing concerns with such Master Servicer as the sole or material factor in such rating action, and such notice is not rescinded within 60 days; and

(ix)       subject to Section 10.16(d), any failure by such Master Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the Master Servicer to the Trustee under Article X (other than items to be delivered by a Mortgage Loan Seller Sub-Servicer) by the time required under Article X after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, Sub-Servicer or Servicing Function Participant (such entity for purposes of this clause (ix), the “Sub-Servicing Entity”) retained by such Master Servicer (but excluding any Mortgage Loan Seller Sub-Servicer) is required, but fails, to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (ix)).

Then, and in each and every such case, so long as a Master Servicer Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of at least 51% of the aggregate Voting Rights of all Certificates or, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative, the Trustee shall, terminate all of the rights and obligations of the Master Servicer (other than as discussed in Section 7.01(c)).  In the case of clause (vii), the Trustee shall be required to notify Certificateholders of the Master Servicer Event of Default and request whether such Certificateholders and, if applicable, the Pari Passu Companion Loan Noteholders favor such termination.

Notwithstanding the foregoing, if a Master Servicer Event of Default affects the Pari Passu Companion Loan or any Pari Passu Companion Loan Securities and the Master Servicer is not otherwise terminated, any related Pari Passu Companion Loan Noteholder will be entitled to direct the Trustee to direct the Master Servicer to appoint a Sub-Servicer (or if the related Pari Passu Loan Combination is currently being sub-serviced, then the Trustee may direct the Master Servicer to replace such Sub-Servicer with a new Sub-Servicer but only if such original Sub-Servicer is in default under the related Sub-Servicing Agreement and the Master Servicer may terminate the Sub-Servicing Agreement due to such default) that will be responsible for servicing the related Pari Passu Loan Combination; provided that the Master Servicer shall obtain a No Downgrade Confirmation from each Rating Agency and each Companion Rating Agency (at the expense of the requesting holder) with respect to the appointment of such Sub-Servicer.

In the event that the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, then the Master Servicer shall also be terminated as Special Servicer.

If the Master Servicer receives notice of termination under this Section 7.01(a) solely due to an Event of Default under Section 7.01(a)(vii) or (viii) of this Agreement and if the Master Servicer to be terminated pursuant to this Section 7.01(a) provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to service as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(a).  Upon receipt of the “request for proposal” materials, the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master Servicer) solicit good faith bids for the rights to service the Mortgage Loans and Pari Passu Companion Loans under this Agreement from at least three (3) Persons qualified to act as Master Servicer hereunder in accordance with Section 6.02 and 7.02 of this Agreement (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee’s request, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans and Pari Passu Companion Loans under this Agreement.  The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer.  The materials provided to the Trustee shall provide for soliciting bids:  (i) on the basis of such successor Master Servicer retaining all Sub-Servicers to continue the primary servicing of the Mortgage Loans and Pari Passu Companion Loans pursuant to the terms of the respective Sub-Servicing Agreements and entering into a Sub-Servicing Agreement with the terminated Master Servicer to service each of the Mortgage Loans for which it was the Master Servicer and not subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to, for each Mortgage Loan serviced, the excess of the related Servicing Fee Rate minus the sum of 0.01% (one basis point) and the related Excess Servicing Fee Rate (each, a “Servicing Retained Bid”); and (ii) on the basis of terminating each Sub-Servicing Agreement and Sub-Servicer that it is permitted to terminate in accordance with Section 3.01(c) of this Agreement (each, a “Servicing Released Bid”).  The Trustee shall select the Qualified Bidder with the highest cash Servicing Retained Bid (or, if none, the highest cash Servicing Released Bid) (the “Successful Bidder”) to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive a No Downgrade Confirmation from each Rating Agency (and, if applicable, each Companion Rating Agency) within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above described 45 day time period) until such No Downgrade Confirmation is obtained.  The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer; provided, however, that the initial Master Servicer may request and obtain, with the prior written consent of the Directing Holder, an additional 20 days for such sale and assumption to be completed so long as the initial Master Servicer delivers to the Trustee an Officer’s Certificate stating that the sale and assumption of the right to service the Mortgage Loans cannot be completed in the initial 45-day period and specifying the reasons therefor.

Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12 of this Agreement) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing Retained Bid, to the Master Servicer to be terminated pursuant to this Section 7.01(a), the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing Released Bid, to the Master Servicer and each terminated Sub-Servicer its respective Bid Allocation.

The Master Servicer to be terminated pursuant to this Section 7.01(a) shall be responsible for all out of pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above described time period or no Successful Bidder was identified within the above described time period, the Master Servicer to be terminated pursuant to Section 7.01(a) of this Agreement shall reimburse the Trustee for all reasonable “out of pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(a).  The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02 of this Agreement.

Notwithstanding anything to the contrary in this Article VII, if the Master Servicer shall timely deliver the notice and request for proposal materials referred to in the fourth preceding paragraph, no resignation or termination of the Master Servicer shall be effective in connection with a Master Servicer Event of Default under Section 7.01(a)(vii) of this Agreement, and the Master Servicer shall continue to perform as such and to collect the servicing fee until the conclusion of the process described in this Section 7.01(a).

(b)           “Special Servicer Event of Default,” wherever used herein, means any one of the following events:

(i)            any failure by the Special Servicer to deposit into the REO Account at or within the time specified by this Agreement and such failure continues unremedied for two Business Days, or any failure by the Special Servicer to remit to Master Servicer for deposit into, the Collection Account (or, in the case of a Pari Passu Loan Combination, the related Pari Passu Loan Combination Collection Account) any amount required to be so remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; provided, however, that the failure of the Special Servicer to remit such amount to the Master Servicer shall not be an Event of Default if such failure is remedied within two Business Days and if the Special Servicer has compensated the Master Servicer for any loss of income (at the Advance Rate) on such amount suffered by the Master Servicer due to and caused by the late remittance of the Special Servicer and reimburse the Trust for any resulting advance interest due to the Master Servicer; or

(ii)          any failure on the part of the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Special Servicer pursuant to this Agreement or in any event such shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer, by any other party hereto, with a copy to each other party to this Agreement, or by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Pari Passu Companion Loan Noteholder; provided, however, if such failure

(other than a failure that results in the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

(iii)       any breach on the part of the Special Servicer of any representation or warranty contained in Section 2.04(b) of this Agreement, which materially and adversely affects the interests of any Class of Certificateholders or Pari Passu Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Special Servicer by the Depositor or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Pari Passu Companion Loan Noteholder; provided, however, if such breach is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)        the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property;

(vi)       the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)       a servicing officer of the Special Servicer obtains actual knowledge that Moody’s (or, with respect to a Pari Passu Companion Loan, a Companion Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Pari Passu Companion Loan Securities, or (ii) has placed one or more Classes of Certificates or Pari Passu Companion Loan Securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by Moody’s or such other Companion Rating Agency, as applicable, within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clause (i) or (ii), cited servicing concerns with the Special Servicer as the sole or material factor in such rating action;

(viii)     the Trustee receives written notice from DBRS (or with respect to a Pari Passu Companion Loan, a Companion Rating Agency rating the related Pari Passu Companion Loan Securities) (which the Trustee shall forward to the Special Servicer) to the effect that continuation of the Special Servicer in such capacity would result in the downgrade, qualification or withdrawal of any rating then assigned by DBRS or such other Companion Rating Agency, as applicable, to any Class of Certificates or Pari Passu Companion Loan Securities and citing servicing concerns with such Special Servicer as the sole or material factor in such rating action, and such notice is not rescinded within 60 days; and

(ix)       subject to Section 10.16(c), any failure by the Special Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the applicable Special Servicer to the Trustee under Article X by the time required under Article X after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, Sub-Servicer or Servicing Function Participant (such entity, for purposes of this clause (ix), the “Sub-Servicing Entity”) retained by the Special Servicer (but excluding any Mortgage Loan Seller Sub-Servicer) is required, but fails, to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (ix).

Then, and in each and every such case, so long as a Special Servicer Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of at least 51% of the aggregate Voting Rights of all Certificates the Trustee shall, terminate all of the rights and obligations of the Special Servicer (other than the rights to indemnification provided in Section 6.03(a) of this Agreement and compensation provided in Section 3.12(c) of this Agreement).  In the case of clause (vii) above, the Trustee shall be required to notify Certificateholders and Pari Passu Companion Loan Noteholders of such Special Servicer Event of Default and request whether such Certificateholders and, if applicable, the Pari Passu Companion Loan Noteholders, favor such termination.

(c)           In the event that the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the “Terminating Party”) shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 of this Agreement notwithstanding any such termination, and with respect to the Special Servicer, shall also be entitled to receive any Workout Fee subsequent to its termination as Special Servicer, pursuant to Section 3.12(c) of this Agreement and any successor Special Servicer shall not be entitled to such Workout Fee received by the terminated Special Servicer).  On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder), the Mortgage Loans, the Pari Passu Companion Loans or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise.  The Master Servicer and the Special Servicer each agree in the event it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, the applicable Pari Passu Loan Combination Collection Account, any REO Account, the Loss of Value Reserve Fund, any Excess Liquidation Proceeds Account, Lock-Box Account or Cash Collateral Account or which shall thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Terminating Party or such successor Master Servicer or successor Special Servicer (which may include the Trustee) all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Master Servicer’s or Special Servicer’s function hereunder.  All reasonable costs and expenses of the Terminating Party (including the cost of obtaining a No Downgrade Confirmation) or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses.  If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses.  If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

Section 7.02      Trustee to Act; Appointment of Successor.  On and after the time the Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01 of this Agreement, the Terminating Party (subject to Section 7.01(a) and Section 7.01(c)) shall be its successor, until such successor is appointed by the Directing Holder as provided in this Section 7.02 or Section 3.22(b), as applicable, in all respects in its capacity as the Master Servicer or the Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof, provided, however, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by such successor hereunder.  The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer’s or the Special Servicer’s termination.  The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as the Master Servicer or the Special Servicer.  The Terminating Party shall not be liable for any of the representations and warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan or any Pari Passu Companion Loan hereunder.  As compensation therefor, the Terminating Party as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Compensation or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans or the Pari Passu Companion Loans that accrue after the date of the Terminating Party’s succession to which such predecessor Master Servicer or Special Servicer would have been entitled if such predecessor Master Servicer or Special Servicer, as applicable, had continued to act hereunder.  In the event any Advances made by the Master Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full.  Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall if it is unable to so act or if the Holders of Certificates entitled to (i) in the case of the Master Servicer, at least 25% of the aggregate Voting Rights or an affected Pari Passu Companion Loan Noteholder (or, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative) or (ii) in the case of the Special Servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative), so direct in writing to the Trustee, or if the Trustee is not an “approved” servicer by any of the Rating Agencies for mortgage pools similar to the Trust Fund, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Controlling Class Representative (which approval shall not be unreasonably withheld in the case of the appointment of a successor Master Servicer) to act as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder; provided that the Trustee shall obtain a No Downgrade Confirmation from each Rating Agency (and, if applicable, each Companion Rating Agency).  No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer’s or Special Servicer’s responsibilities, duties and liabilities hereunder, which appointment has been approved, if no Control Termination Event has occurred and is continuing, by the Lead Directing Holder, such approval not to be unreasonably withheld.  Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided.  Pending the appointment of a successor to the Special Servicer, the Trustee shall act in such capacity.  In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans, Pari Passu Companion Loans or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted to the Terminated Party hereunder, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor (except that such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses).  Any successor Special Servicer shall be subject to the rights of the Directing Holder under Section 3.22(b) of this Agreement.  The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the resigning or terminated Master Servicer, it may reduce the Master Servicer’s Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation.  If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Master Servicer’s Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03     Notification to Certificateholders and Other Persons. (a) Upon its receipt of written notice of any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), the Operating Advisor, and promptly, but not earlier than the second Business Day after the Master Servicer or Special Servicer, as applicable, provides the 17g-5 Information Provider such notice, each Rating Agency, and to each Pari Passu Companion Loan Noteholder at its address appearing in the Pari Passu Companion Loan Noteholder Register.

(b)           Within 30 days after the occurrence of any Event of Default or Operating Advisor Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to the Depositor, the Certificate Administrator (who shall then notify all Holders of Certificates), each Pari Passu Companion Loan Noteholder, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, each

Rating Agency, notice of such Event of Default or Operating Advisor Termination Event, unless such Event of Default or Operating Advisor Termination Event shall have been cured or waived.

Section 7.04      Other Remedies of Trustee. During the continuance of any Master Servicer Event of Default or a Special Servicer Event of Default, so long as the Master Servicer Event of Default or Special Servicer Event of Default, if applicable, shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01 of this Agreement, shall have the right, in its own name as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and, in the case of any Pari Passu Companion Loan, of the related Pari Passu Companion Loan Noteholder (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith).  In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (and, in the case of any Pari Passu Loan Combination, pro rata, to the Mortgage Loan and the related Pari Passu Companion Loan, and the Trustee shall be entitled to be reimbursed therefor from the Collection Account (and, if applicable, the applicable Pari Passu Loan Combination Collection Account) as provided in Section 3.06 of this Agreement.  Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Event of Default or Special Servicer Event of Default, if applicable.

Section 7.05      Waiver of Past Events of Default and Operating Advisor Termination Events; Termination.

The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, together with each affected Pari Passu Companion Loan Noteholder (to the extent they are adversely affected by such Event of Default), on behalf of all Holders of Certificates waive any default by the Master Servicer, the Special Servicer or the Operating Advisor in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the Collection Account, any Pari Passu Loan Combination Collection Account or the Lower-Tier Distribution Account, or in remitting payments as received, in each case in accordance with this Agreement.  Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default or Operating Advisor Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 7.06     Trustee as Maker of Advances. In the event that the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days of the Event of Default resulting from such failure by the Master Servicer with respect to Property Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Property Advances and (y) by 12:00 noon (New York City time) on the related Distribution Date with respect to P&I Advances pursuant to the Trustee’s receipt of notice of failure pursuant to Section 4.07(a) of this Agreement unless the Trustee has received notice that such failure has been cured by 11:00 a.m. on such Distribution Date.  With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer’s rights with respect to Advances hereunder, including, without limitation, the Master Servicer’s rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Property Advance, as the case may be (without regard to any impairment of any such rights of reimbursement caused by the Master Servicer’s default in its obligations hereunder); provided, however, that if Advances made by the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances.  The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance or any determination of nonrecoverability in connection therewith by the Master Servicer hereunder.

Section 7.07     Termination of the Operating Advisor.

(a)           An “Operating Advisor Termination Event” means any one of the following events whether any such event shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)            any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Operating Advisor by any party hereto or to the Operating Advisor, the Certificate Administrator and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure with the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)            any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure shall continue unremedied for a period of 30 days;

(iii)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure shall continue unremedied for a period of 30 days;

(iv)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)         the Operating Advisor shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(vi)        the Operating Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that it has been remedied. If an Operating Advisor Termination Event has occurred then, and in each and every such case, so long as such Operating Advisor Termination Event shall not have been remedied, either (i) the Trustee may or (ii) upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Regular Certificates, the Trustee shall, terminate all of the rights and obligations of the Operating Advisor under this Agreement, other than rights and obligations accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Operating Advisor.  Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Operating Advisor Termination Event of which the Depositor has actual knowledge.

(b)           Upon (i) the written direction of holders of Certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Operating Advisor and to all Certificateholders by posting such notice on its internet website.  Upon the written direction of holders of Certificates evidencing more than 50% of the Voting Rights, that exercise their right to vote (provided that Holders of at least 50% of the Voting Rights, exercise their right to vote), the Trustee shall terminate all of the rights and obligations of the Operating Advisor under this Agreement by notice in writing to the Operating Advisor, other than rights and obligations accrued prior to such termination including the right to receive all amounts accrued and owing to it under this Agreement and other than indemnification rights arising out of events occurring prior to such termination.  The provisions set forth in the foregoing sentences of this Section 7.07(b) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other.  The Operating Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions other than may arise, as a result of the failure to comply with the above described voting procedures.  As between the Operating Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Operating Advisor.  The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(c)           On or after the receipt by the Operating Advisor of such written notice of termination, subject to the foregoing, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Operating Advisor shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination.  As soon as practicable, but in no event later than 15 Business Days after (1) the Operating Advisor resigns pursuant to Section 6.04(a) of this Agreement or (2) the Trustee or the Certificate Administrator delivers such written notice of termination to the Operating Advisor, either (i) the Trustee may or (ii) the Trustee shall upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Regular Certificates (in connection with an Operating Advisor Termination Event of the Operating Advisor of the Mortgage Loans) of each Class of Certificates appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an Affiliate of the Trustee and shall be the proposed Operating Advisor in the case of a termination pursuant to Section 7.07(b) of this Agreement; provided, however, that if the Trustee is the successor Master Servicer or successor Special Servicer, neither the Trustee nor any of its Affiliates shall be the successor Operating Advisor.  The Trustee shall provide written notice of the appointment of a successor Operating Advisor to the Master Servicer, the Special Servicer, the Certificate Administrator, the Controlling Class Representative, the Pari Passu Companion Loan Noteholders and each Certificateholder within one Business Day of such appointment.  The Operating Advisor shall not at any time be the Depositor, the Master Servicer, the Special Servicer, a Mortgage Loan Seller or an Affiliate of any of them.  If any of such entities becomes the Operating Advisor, including by means of an Affiliation arising after the date hereof, the Operating Advisor shall immediately resign or cause an assignment under Section 6.04 of this Agreement and the Trustee shall upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Certificates appoint a successor Operating Advisor subject to and in accordance with this Section 7.07(c), which successor Operating Advisor may be an Affiliate of the Trustee.

(d)           Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator, the Depositor, the Certificateholders and, if no Consultation Termination Event has occurred and is continuing, the Controlling Class Representative, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after such party provides the 17g-5 Information Provider such notice, each Rating Agency.  In the event that the Operating Advisor is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

ARTICLE VIII

CONCERNING THE TRUSTEE AND CERTIFICATE ADMINISTRATOR

Section 8.01  Duties of Trustee and Certificate Administrator.  (a)  Each of the Trustee and the Certificate Administrator undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty.  During the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Section 7.02 and 7.05 of this Agreement, shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           The Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that, the Trustee or the Certificate Administrator, as applicable, shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder.  If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request the provider of such instrument to have the instrument corrected, and if the instrument is not corrected to such Trustee’s or such Certificate Administrator’s reasonable satisfaction, such Trustee or such Certificate Administrator will provide notice thereof to the Certificateholders.

(c)           None of the Trustee, the Certificate Administrator or any of their officers, directors, employees, agents or “control” persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02 of this Agreement, no provision of this Agreement shall be construed to relieve the Trustee, the Certificate Administrator or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

(i)           The Trustee’s and the Certificate Administrator’s duties and obligations shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in regard to such party in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, as the case may be, the Trustee and the

Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, that conform on their face to the requirements of this Agreement to the extent set forth herein without responsibility for investigating the contents thereof;

(ii)         Neither the Trustee nor the Certificate Administrator shall be personally liable for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, unless it shall be proved that the Trustee or the Certificate Administrator, as the case may be, was negligent in ascertaining the pertinent facts;

(iii)       Neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 50% of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as the case may be, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as the case may be, under this Agreement (unless a higher percentage of Voting Rights is required for such action);

(iv)       Neither the Trustee nor the Certificate Administrator nor any of their directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee or Certificate Administrator, respectively, and that is selected other than by the Trustee, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)        Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee or Certificate Administrator in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund and, in the case of any Pari Passu Loan Combination, pro rata, to the Mortgage Loan and the related Pari Passu Companion Loan, and the Trustee or the Certificate Administrator, as applicable, shall be entitled, as provided in Section 3.06 hereof, to be reimbursed therefor from amounts on deposit in the Collection Account and with respect to the Pari Passu Loan Combinations, the related Pari Passu Loan Combination Collection or the Distribution Account and identified on the Trust Ledger, unless such legal action arises out of the negligence or bad faith of the Trustee or Certificate Administrator, as applicable, or any breach of a representation or warranty of the Trustee or Certificate Administrator, as applicable, contained herein); and

(vi)       Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the or Certificate Administrator, as applicable, may be required to act, unless a

Responsible Officer of the Trustee or Certificate Administrator, as applicable, obtains actual knowledge of such failure.  Neither the Trustee nor the Certificate Administrator shall be deemed to have actual knowledge of the Master Servicer’s or the Special Servicer’s failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee or Certificate Administrator, as applicable, pursuant to this Agreement.

None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee or the Certificate Administrator, in its capacity as Certificate Administrator, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as the case may be, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator, as the case may be, to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer, the Special Servicer or the Operating Advisor under this Agreement, except, in the case of the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement.  Neither the Trustee or the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement.  Notwithstanding any other provision hereof, however, whenever acting as the Master Servicer or Special Servicer hereunder, the Trustee and the Certificate Administrator shall comply with the Servicing Standard.

Section 8.02 Certain Matters Affecting the Trustee and the Certificate Administrator.  (a) Except as otherwise provided in Section 8.01 of this Agreement:

(i)        The Trustee and the Certificate Administrator may request and/or conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)        Each of the Trustee and the Certificate Administrator may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with the written advice of such counsel or such Opinion of Counsel;

(iii)       (A) Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such

Certificateholders shall have offered to the Trustee or the Certificate Administrator, as the case may be, reasonable security or indemnity reasonably satisfactory to the Trustee or the Certificate Administrator, as the case may be, against the costs, expenses and liabilities which may be incurred therein or thereby, provided that nothing contained herein shall relieve the Trustee or the Certificate Administrator, as the case may be, of the obligations, upon the occurrence of an Event of Default (which has not been cured or waived) of which a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; and (B) the right of the Trustee and the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee or the Certificate Administrator, as the case may be, shall not be answerable for other than its negligence or willful misconduct in the performance of any such act;

(iv)       None of the Trustee, the Certificate Administrator or any of their directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as the case may be, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)       If no Event of Default has occurred and is continuing, neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as the case may be, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as the case may be, not reasonably assured to the Trustee or the Certificate Administrator, as the case may be, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as the case may be, may require indemnity reasonably satisfactory to it from such requesting Holders against such cost, expense or liability as a condition to taking any such action.  The reasonable expense of every such investigation shall be paid by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, if an Event of Default or Operating Advisor Termination Event shall have occurred and be continuing relating to the Master Servicer, the Special Servicer or the Operating Advisor, respectively, and otherwise by the Certificateholders requesting the investigation; and

(vi)       The Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder and the Trustee and the Certificate Administrator may perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys but shall not be relieved of the obligations hereunder, provided, however, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party.

(b)           Following the Startup Day, the Trustee and the Certificate Administrator shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC, at any time that any Certificates are outstanding, or subject the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(c)           All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee and the Certificate Administrator, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee and the Certificate Administrator shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(d)           The Trustee shall not have a duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Mortgage Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

(e)           Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent).  For the avoidance of doubt, the Certificate Administrator shall be entitled to all of the rights, protections, immunities and indemnities afforded to it hereunder under.

(f)           In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Certificate Administrator and the Trustee, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Certificate Administrator or the Trustee.  Accordingly, each of the parties hereto agrees to provide to the Certificate Administrator and the Trustee, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Certificate Administrator and the Trustee to comply with Applicable Law.

Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer, or the Special Servicer and the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer assume no responsibility for their correctness.  The Trustee, the Certificate

Administrator, the Operating Advisor, the Master Servicer and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any offering circular used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan, or related document.  Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement.  Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall be liable or responsible for:  (i) the existence, condition and ownership of any Mortgaged Property; (ii) the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) or the enforceability thereof; (iii) the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant Section 7.02 of this Agreement); (iv) the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; (v) the completeness of any Mortgage File; the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement); (vi) the compliance by the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of written notice or other discovery of any non-compliance therewith or any breach thereof; (vii) any investment of monies by or at the direction of the Master Servicer or any loss resulting therefrom, the acts or omissions of any of the Depositor, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Certificate Administrator, the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any Sub-Servicer or any Borrower; any action of the Master Servicer or Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any Sub-Servicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee; (viii) the failure of the Master Servicer or the Special Servicer or any Sub-Servicer to act or perform any duties required of them on behalf of the Trust Fund or the Trustee hereunder; or (ix) any action by or omission of the Trustee or the Certificate Administrator taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee of its obligation to perform its duties as specifically set forth in this Agreement.  The Trustee shall not be accountable for the use or application by the Depositor, the Certificate Administrator (if it is not also the Trustee), the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Certificate Administrator (if it is not also the Trustee), the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts, any Pari Passu Loan Combination Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lock-Box Account, the Cash

Collateral Account, the Reserve Accounts, the Interest Reserve Account, any REO Account or any Excess Liquidation Proceeds Account or any other account maintained by or on behalf of the Certificate Administrator (if it is not also the Trustee), the Master Servicer or the Special Servicer, other than any funds held by the Trustee.  The Certificate Administrator shall not be accountable for the use or application by the Depositor, the Trustee (if it is not also the Certificate Administrator), the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Trustee (if it is not also the Certificate Administrator), the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts, any Pari Passu Loan Combination Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lock-Box Account, the Cash Collateral Account, the Reserve Accounts, the Interest Reserve Account, any REO Account or any Excess Liquidation Proceeds Account or any other account maintained by or on behalf of the Trustee (if it is not the Certificate Administrator), the Master Servicer or the Special Servicer, other than any funds held by the Certificate Administrator.  Neither the Trustee nor the Certificate Administrator shall have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer) or to record this Agreement.  In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee or the Certificate Administrator, as the case may be, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law.  The Depositor is not obligated to monitor or supervise the performance of the Trustee or the Certificate Administrator under this Agreement or otherwise.

Section 8.04 Trustee and Certificate Administrator May Own Certificates. The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee, Certificate Administrator or such agent, as the case may be.

Section 8.05 Payment of Trustee’s and Certificate Administrator’s Fees and Expenses; Indemnification.  (a) On each Distribution Date, prior to the distribution of amounts to the Certificateholders, the Certificate Administrator shall be entitled to withdraw and pay the Trustee and itself its respective portion of the Trustee/Certificate Administrator Fee, as reasonable compensation from amounts remitted to the Lower-Tier Distribution Account (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), for all services rendered in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee and the Certificate Administrator at the Trustee/Certificate Administrative Fee Rate.

(b)           In the event that the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (other than the rights of the Special Servicer to receive any Workout Fee specified in Section 3.12(c) of this Agreement in the event that the Special Servicer is terminated).

(c)           The Trustee, the Custodian and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee, the Custodian or the Certificate Administrator pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), which the Certificate Administrator will be entitled to withdraw from the Distribution Accounts prior to the distribution to Certificateholders to the extent set forth herein and to the extent such payments are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence or bad faith; provided, however, that, subject to the last paragraph of Section 8.01 and Section 8.02(a)(iii) of this Agreement, the Trustee, the Custodian or the Certificate Administrator shall not refuse to perform any of their respective duties hereunder solely as a result of the failure to be paid their respective portion of the Trustee/Certificate Administrator Fee, or the Trustee’s or Custodian’s previously-incurred expenses or the Certificate Administrator’s previously-incurred expenses, as applicable.  The term “unanticipated expenses incurred by the REMIC” shall include any fees, expenses and disbursement of any separate Trustee or co-Trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and are attributable to the Lower-Tier REMIC, the Upper-Tier REMIC and the losses, liabilities, damages, claims or expenses (including reasonable attorneys’ fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement attributable to the Lower-Tier REMIC or the Upper-Tier REMIC, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01 of this Agreement.

The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or Special Servicer (except in the case of removal of the Special Servicer without cause), as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence or bad faith of the Trustee.

(d)           Each of the Paying Agent, the Depositor, the Master Servicer and the Special Servicer (each, for purposes of this Section 8.05(d), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trustee (both in its capacity as Trustee and individually) and the Certificate Administrator (both in its capacity as Certificate Administrator and individually) and each of their Affiliates and each of the directors, officers, employees, representatives and agents of the Trustee and the Certificate Administrator and each of their Affiliates (each, for purposes of this Section 8.05(d), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from the applicable Indemnifying Party’s respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder (including in the case of the Master Servicer, any agent of the Master Servicer or Sub-Servicer).

The Trust Fund shall indemnify each Indemnified Party and the Custodian from, and hold it harmless against, any and all losses, liabilities, damages, penalties, fines, forfeitures, judgments, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising out of or incurred by the Trustee in connection with its participation in the transaction and any act or omission of the Trustee relating to the exercise and performance of any of the powers and duties of the Trustee under this Agreement, other than (i) resulting from the willful misfeasance, bad faith or negligence of the Indemnified Party or the Custodian, as applicable, in the performance of its obligations and duties under this Agreement, (ii) by reason of its negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the Indemnified Party or the Custodian, as applicable, made in this Agreement, (iii) as to which such Indemnified Party or the Custodian, as applicable, is entitled to indemnification pursuant to this Section 8.05(d) and (iv) any loss, liability or expense that constitutes a specific liability imposed on the Indemnified Party or the Custodian, as applicable, under this Agreement.  The right of reimbursement of the Indemnified Parties and the Custodian under this Section 8.05(d) shall be senior to the rights of all Certificateholders.

(e)           Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation, removal or termination of the Trustee or the Certificate Administrator, as the case may be, regarding rights accrued prior to such resignation, removal or termination and (with respect to any acts or omissions during its respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator, the Certificate Registrar or the Custodian.

(f)           This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

(g)           Each of the Certificate Administrator and the Trustee (in each case with respect to itself only, for purposes of this Section 8.05(g), an “Indemnifying Party”) shall

(severally and not jointly) indemnify the Depositor, the Master Servicer and the Special Servicer and their respective Affiliates and each of the directors, officers, employees and agents of the Master Servicer and the Special Servicer and their respective Affiliates (each, for purposes of this Section 8.05(g), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

(h)           The Certificate Administrator (for purposes of this Section 8.05(h), the “Indemnifying Party”) shall, solely in its capacity as the 17g-5 Information Provider, indemnify each Mortgage Loan Seller, the Depositor and UBS Securities LLC (each, for purposes of this Section 8.05(h), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to (i) the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder or (ii) a determination by any Rating Agency that it cannot reasonably rely on representations made by UBS Securities LLC or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such willful misconduct, bad faith, fraud or gross negligence in the performance of its duties hereunder or by reason of grossly negligent disregard referred to in clause (i) above by the Indemnifying Party.

Section 8.06  Eligibility Requirements for Trustee and Certificate Administrator.

The Trustee and Certificate Administrator hereunder shall at all times:

(i)       be a corporation, national bank, national banking association or trust company, organized and doing business under the laws of any state or the United States of America,

(ii)       be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement,

(iii)       have a combined capital and surplus of at least $50,000,000,

(iv)       have a rating on its unsecured long-term debt of at least “AA (low)” by DBRS (or “A (high)” by DBRS if the Trustee or the Certificate Administrator, as applicable, has a short-term debt rating of at least “R-1 (middle)” from DBRS) (or, if not rated by DBRS, at least “A+” by Fitch or S&P) and “Aa3” by Moody’s, and have its short-term unsecured debt obligations rated at least “P-1” by Moody’s (or such other rating with respect to which the Ratings Agencies have provided a No Downgrade Confirmation),

(v)       be subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Master Servicer or the Special Servicer (except, in the case of the Trustee, during any period when the Trustee has assumed the duties of the Master Servicer or Special Servicer, as the case may be, pursuant to Section 7.02 of this Agreement), and

(vi)       not be a Prohibited Party.

Notwithstanding the foregoing, if the Trustee or the Certificate Administrator meets the provisions of clauses (i) through (iii), (v) and (vi) above, but does not meet the provisions of clause (iv) above, the Trustee or the Certificate Administrator, as the case may be, shall be deemed to meet the provisions of such clause (iv) if it appoints a fiscal agent as a back-up liquidity provider, provided that such fiscal agent meets the provisions of clauses (i) through (vi) above and shall have assumed in writing all obligations of the Trustee or the Certificate Administrator, as the case may be, to make Advances under this Agreement as and when required of the Trustee or the Certificate Administrator, as the case may be.  If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  If the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of either Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement, (ii) pay such tax and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax.  If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement.

Section 8.07 Resignation and Removal of Trustee and Certificate Administrator.

The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Trustee or Certificate Administrator, as applicable, provides the 17g-5 Information Provider such notice, each Rating Agency.  Upon notice of resignation from the Trustee, the Depositor shall promptly appoint (and, if it fails to do so, the Master Servicer shall appoint) a successor trustee, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement and shall be reasonably acceptable to the Master Servicer.  Upon notice of resignation from the Certificate Administrator, the Trustee shall promptly appoint a successor certificate administrator, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement.  If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within

30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor.

If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 of this Agreement and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as the case may be (or of its property), shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as the case may be (or of its property or affairs), for the purpose of rehabilitation, conservation or liquidation, then the Depositor or the Master Servicer may remove the Trustee or the Certificate Administrator, as the case may be, and the Depositor or the Master Servicer shall promptly appoint a successor by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as the case may be, so removed and to the successor.

The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee or the Certificate Administrator and appoint a successor by written instrument or instruments, in seven originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Master Servicer and Special Servicer, one complete set to the Trustee, one complete set to the Certificate Administrator, and one complete set to the successor trustee or certificate administrator, as applicable.

In addition, if the Trustee or the Certificate Administrator is terminated without cause, the terminating party shall pay all of the expenses of the Trustee or the Certificate Administrator, as the case may be, necessary to affect the transfer of its responsibilities to the successor.

In the event that the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

In the event that the Certificate Administrator is terminated or removed pursuant to this Section 8.07, (i) all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal) and (ii) such resignation, termination, or removal shall be effective with respect to each of its other capacities hereunder except its capacity as Custodian (but including, without limitation, its capacities as Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent).

Section 8.08 Successor Trustee and Certificate Administrator.  (a) Any successor trustee or certificate administrator shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Certificate Administrator (or in the case of a successor certificate administrator, to the predecessor Certificate Administrator) and the Trustee and the Certificate Administrator (or in the case of a successor certificate administrator, to the predecessor Certificate Administrator), as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein, provided that such successor shall satisfy the requirements contained in Section 8.06 of this Agreement and, provided, further that, such successor shall give written notice of such acceptance to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  The predecessor Trustee or Certificate Administrator, as applicable, shall deliver to its successor all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor all such rights, powers, duties and obligations.  No successor trustee or certificate administrator, as the case may be, shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor shall be eligible under the provisions of Section 8.06 of this Agreement.

Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the successor trustee shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register.

(b)           Any successor trustee appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

Section 8.09 Merger or Consolidation of Trustee or Certificate Administrator.

Any corporation into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator, shall be the successor of the Trustee or the Certificate Administrator, as the case may be, hereunder, provided that such corporation shall be eligible under the provisions of Section 8.06 of this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.  The Trustee or the Certificate Administrator, as applicable, will notify the other parties hereto, and the Certificate Administrator shall post notice of such merger or consolidation to the Certificate Administrator’s Website in accordance with Section 3.14(d) of this Agreement and provide notice of such event to the Master Servicer, the Special Servicer, the Depositor, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Trustee or Certificate Administrator, as applicable, provides the 17g-5 Information Provider such notice, each Rating Agency.

Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trust) as co-Trustee or co-Trustees, jointly with the Trustee, or separate Trustee or separate Trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable.  If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment.  Except as required by applicable law, the appointment of a co-Trustee or separate Trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder.  No co-Trustee or separate Trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-Trustee(s) or separate Trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-Trustee or separate Trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate Trustee or co-Trustee jointly (it being understood that such separate Trustee or co-Trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate Trustee or co-Trustee solely at the direction of the Trustee.

No Trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement.  The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate Trustee or co-Trustee, or if the separate Trustee or co-Trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate Trustee or co-Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them.  Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article VIII.  Every such instrument shall be filed with the Trustee.  Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee.  In no event shall any such separate Trustee or co-Trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate Trustee or co-Trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate Trustee or co-Trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.  If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

ARTICLE IX

TERMINATION

Section 9.01  Termination.  (a) The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of this Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of this Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to this Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

For purposes of this Section 9.01, the Sole Certificateholder shall have the first option to terminate the Trust Fund, pursuant to subsection (g), and then the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer and the Master Servicer, in that order, pursuant to subsection (c).  For purposes of this Section 9.01, the Lead Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

(b)           The Trust Fund, the Lower-Tier REMIC and the Upper-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a “plan of complete liquidation” within the meaning of Section 860F(a)(4)(A) of the Code providing for the actions contemplated by the provisions hereof and pursuant to which the applicable Notice of Termination is given, and requiring that the Trust Fund, the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation.  For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) of this Agreement shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Master Servicer in the final federal income tax returns of the Upper-Tier REMIC and the Lower-Tier REMIC.  Notwithstanding the termination of the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for each such REMIC for the period ending with such termination, and shall retain books and records with respect to such REMICs for the same period of retention for which it maintains its own tax returns or such other reasonable period.  The Trustee shall sign all Tax Returns and other reports required by this Section.

(c)           The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)            the sum of, without duplication,

(A)           100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)           the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)           all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)           the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In the event that the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer purchases all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund in accordance with this Section 9.01(c), the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, shall deposit in the Lower-Tier Distribution Account, not later than the Servicer Remittance Date relating to the Anticipated Termination Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a) of this Agreement, which portion shall be deposited in the Collection Account).  In addition, the Master Servicer shall transfer to the Certificate Administrator for deposit in the Lower-Tier Distribution Account all amounts required to be transferred thereto on the Servicer Remittance Date from the Collection Account, together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution.  Upon confirmation that such final deposits have been made, the Custodian shall, release or cause to be released to the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by such purchasing party as shall be necessary to effectuate transfer of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX.

For purposes of this Section 9.01, the Lead Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

As a condition to the purchase of the assets of the Trust Fund pursuant to this Section 9.01(c), the purchaser shall deliver to the Trustee and the Certificate Administrator an Opinion of Counsel, which shall be at the expense of such purchaser, stating that such termination will be a “qualified liquidation” under Section 860F(a)(4)(A) of the Code.  All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

(d)           If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance of each Class of Sequential Pay Certificates, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01(b) of this Agreement and (ii) if no such Classes of Certificates are then outstanding, to the Holders of the Class LR Certificates of any amount remaining in the Collection Accounts and the Lower-Tier Distribution Account, and to the Holders of the Class R Certificates of any amount remaining in the Upper-Tier Distribution Account.

(e)           Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to affected Certificateholders with a copy to the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Certificate Administrator provides the 17g-5 Information Provider such notice, each Rating Agency, at their addresses shown in the Certificate Registrar not more than 30 days, and not less than ten days, prior to the Anticipated Termination Date.  The notice mailed by the Certificate Administrator to affected Certificateholders shall:

(i)            specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)           specify the amount of any such final distribution, if known; and

(iii)          state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Certificate Administrator therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each affected Certificateholder.

(f)           Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust by the Certificate Administrator for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Certificate Administrator shall pay to the Class R Certificateholders all amounts distributable to the non-tendering Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such

Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.

(g)           Following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided that such Sole Certificateholder pays to the Certificate Administrator as additional compensation an amount equal to one day of interest calculated at the Prime Rate on the aggregate Certificate Balance of the Sequential Pay Certificates as of the first day of the calendar month in which the exchange is to occur and such Sole Certificateholder pays to the Master Servicer as additional compensation an amount equal to (i) the product of (A) the Prime Rate, (B) the aggregate Certificate Balance of the then-outstanding Sequential Pay Certificates as of the day of the exchange and (C) three, divided by (ii) 360, and such payments shall be treated as made by the Sole Certificateholder directly to the Certificate Administrator or the Master Servicer and not through or by either of the Trust REMICs.  In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.06(a) of this Agreement or that may be withdrawn from the Distribution Accounts pursuant to Section 3.06(f) and Section 3.06(g) of this Agreement, but only to the extent that such amounts are not already on deposit in the Collection Account.  In addition, the Master Servicer shall transfer all amounts required to be transferred to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, on the Servicer Remittance Date for the final Distribution Date, from the Collection Account pursuant to Section 3.05 of this Agreement.  Upon confirmation from the Certificate Administrator that such final deposits have been made and following the surrender of all its Certificates (other than the Class R and Class LR Certificates) on the final Distribution Date to the Certificate Administrator, the Trustee shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX.  The remaining Mortgage Loans and REO Properties are deemed distributed to the Sole Certificateholder in liquidation of the Trust Fund pursuant to this Article IX.  Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates (other than the Class R and Class LR

Certificates), plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of the Lower-Tier Regular Interests and such Certificates.

ARTICLE X

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01 Intent of the Parties; Reasonableness.

The parties hereto acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Depositor (or any Other Depositor) with the provisions of Regulation AB and related rules and regulations of the Commission.  None of the Depositor, the Certificate Administrator or the Trustee shall exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder.  The parties to this Agreement acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply, subject to Section 10.02, with requests made by the Depositor, the Certificate Administrator or the Trustee (or any Other Depositor, Other Certificate Administrator or Pari Passu Companion Loan Trustee) in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”).  In connection with this transaction and any Other Securitization subject to Regulation AB, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator and the Trustee (and any Other Depositor, Other Certificate Administrator or Pari Passu Companion Loan Trustee of any Other Securitization) to deliver or make available to the Depositor, the Certificate Administrator or the Trustee (or any Other Depositor or Pari Passu Companion Loan Trustee) (including any of their assignees or designees), (i) any and all information in its possession or reasonably available to it and necessary in the good faith determination of the Depositor, the Certificate Administrator or the Trustee (and any Other Depositor or Pari Passu Companion Loan Trustee) to permit the Depositor (or any Other Depositor of any Other Securitization) to comply with the provisions of Regulation AB, and (ii) such disclosure relating to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, any Sub-Servicer and any Servicing Function Participant, as applicable, and the Servicing of the Mortgage Loans (and the subject Pari Passu Companion Loan in the Other Securitization), in each case reasonably believed by the Depositor, the Certificate Administrator or the Trustee (or any Other Depositor, Other Certificate Administrator or Pari Passu Companion Loan Trustee) to be necessary in order to effect such compliance.  Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 10.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor, the Certificate Administrator or the Trustee, as applicable, to satisfy any related filing requirements.

For purposes of this Article X, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 10.02 Notification Requirements and Deliveries in Connection with securitization of a Pari Passu Companion Loan.

(a)           Any other provision of this Article X to the contrary notwithstanding, including, without limitation, any time deadlines for delivery set forth in this Article X, in connection with the requirements contained in this Article X that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor, Other Certificate Administrator and Pari Passu Companion Loan Trustee of any Other Securitization subject to Regulation AB, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor, Other Certificate Administrator or Pari Passu Companion Loan Trustee (nor shall it incur any liability in connection therewith) (i) unless it is required to deliver corresponding information and other items with respect to the Other Securitization under this Agreement, and (ii) until the Other Depositor, Other Certificate Administrator or the Pari Passu Companion Loan Trustee of such Other Securitization has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once) stating that such Other Securitization is subject to Regulation AB and that the Other Securitization is subject to Exchange Act reporting, providing each of the parties’ contact information for the Other Securitization, and specifying in reasonable detail the information and other items requested to be delivered; provided, that if Exchange Act reporting is being requested, such Other Depositor, Other Certificate Administrator or Pari Passu Companion Loan Trustee is only required to provide a single written notice to such effect.  Any reasonable cost and expense incurred by the Master Servicer, Special Servicer, the Certificate Administrator or the Trustee, as applicable, in cooperating with such Other Depositor, Other Certificate Administrator or Pari Passu Companion Loan Trustee of such other Other Securitization (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or other Other Securitization.  The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization as to whether Regulation AB requires the delivery of the items identified in this Article X to the Other Depositor, Other Certificate Administrator and Pari Passu Companion Loan Trustee of the Other Securitization prior to providing any of the reports or other information required to be delivered under this Article X in connection therewith.  Upon such confirmation, the parties shall comply with the time deadlines for delivery set forth in this Article X with respect to such Other Securitization. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of the Other Depositor, Other Certificate Administrator, Pari Passu Companion Loan Trustee and any other parties to the Pari Passu Companion Loan Securitization Agreement relating to such Other Securitization.

(b)           Each of the Master Servicer and the Special Servicer shall, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above and subject to a right of the Master Servicer or Special Servicer, as the case may be, to review and approve such disclosure materials, permit a holder of a related Pari Passu Companion Loan to use such party’s description contained in the Prospectus (updated as appropriate by the Master Servicer or the Special Servicer, as applicable) for inclusion in the disclosure materials relating to any securitization of a Pari Passu Companion Loan.

(c)           The applicable Master Servicer and the Special Servicer, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the Other Depositor and any underwriters with respect to the Other Securitization such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 10.02(b) with respect to such party, substantially identical to those, if any, delivered by the Master Servicer or the Special Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus (updated as deemed appropriate by the Master Servicer or the Special Servicer, or their respective legal counsel, as the case may be).  Neither the Master Servicer nor the Special Servicer shall be obligated to deliver any such item with respect to the Other Securitization of a Pari Passu Companion Loan if it did not deliver a corresponding item under this Agreement.

Section 10.03  Information to be Provided by the Master Servicer and the Special Servicer.  (a) For so long as the Trust (or any Other Securitization) is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.09), (A) in connection with the succession to the Master Servicer, the Special Servicer or any Sub-Servicer (if such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB), or the acceptance of an initial appointment as any such Sub-Servicer (other than a Mortgage Loan Seller Sub-Servicer), as servicer or sub-servicer under this Agreement by any Person (i) into which the Master Servicer and Special Servicer or such Sub-Servicer may be merged or consolidated, (ii) that may be appointed as a Sub-Servicer (other than the appointment of a Mortgage Loan Seller Sub-Servicer) by the Master Servicer or Special Servicer, or (iii) that may be appointed as a successor Master Servicer or successor Special Servicer pursuant to Section 7.02, and (B) in connection with the termination, removal or resignation of a Sub-Servicer (if such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB) (other than a Mortgage Loan Seller Sub-Servicer) by the Master Servicer or the Special Servicer, the Master Servicer, the Special Servicer or any such Sub-Servicer (with respect to the foregoing clauses (A)(i), (A)(ii) and (B)) or the successor Master Servicer or the successor Special Servicer (with respect to the foregoing clause (A)(iii)) shall provide, to the Depositor and to any Other Depositor at least five (5) Business Days (other than a succession or appointment pursuant to Section 7.01(b) for which notice shall be delivered as soon as reasonably practicable) prior to the effective date of such succession, appointment, termination, removal or resignation, as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than one (1) Business Day after such effective date, (x) written notice to the Trustee, the Certificate Administrator and the Depositor (and any applicable Pari Passu Companion Loan Trustee and Other Depositor) of such succession, appointment, termination, removal or resignation, as applicable, and (y) in writing and in form and substance reasonably satisfactory to the Trustee, the Certificate Administrator and the Depositor (and any Pari Passu Companion Loan Trustee and Other Depositor), all information relating thereto reasonably requested by the Depositor (and such Other Depositor) so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates or Pari Passu Companion Loan Securities.

Section 10.04  Information to be Provided by the Trustee.  For so long as the Trust is subject to the reporting requirements of the Exchange Act, (in addition to any requirements contained in Section 10.09) in connection with the succession to the Trustee as Trustee or co-Trustee or to the Certificate Administrator as Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, (ii) that may be appointed as a co-Trustee or separate Trustee pursuant to Section 8.10, or (iii) that may be appointed as a successor Trustee or Certificate Administrator pursuant Section 8.08, the Trustee or the Certificate Administrator (with respect to the foregoing clauses (i) and (ii)) or the successor Trustee or successor Certificate Administrator (with respect to the foregoing clause (iii)) shall provide to the Depositor and to the Other Depositor, at least five (5) calendar days prior to the effective date of such succession or appointment, as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Depositor, the Trustee and the Certificate Administrator (and to any Other Depositor, Pari Passu Companion Loan Trustee and Other Certificate Administrator) (other than itself) of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, the Trustee and the Certificate Administrator (and any Other Depositor, Pari Passu Companion Loan Trustee and Other Certificate Administrator) (other than itself), all information reasonably requested by the Depositor and such Other Depositor, so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates.

Section 10.05  Filing Obligations.

(a)           The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall (and (i) with respect to any Sub-Servicer or Subcontractor of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor to, and (ii) with respect to any other Sub-Servicer or Subcontractor of such party (other than any party to this Agreement), shall cause such Sub-Servicer or Subcontractor to), reasonably cooperate with the Certificate Administrator and the Depositor (and any Pari Passu Companion Loan Trustee, Other Certificate Administrator or Other Depositor) in connection with the Trust’s (or such Other Securitization’s) reporting requirements under the Exchange Act.  Pursuant to Section 10.06, Section 10.07 and Section 10.09, the Certificate Administrator shall prepare for execution by the Depositor any Forms 10-D, 10-K and 8-K required by the Exchange Act, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System) such Forms executed by the Depositor.

(b)           It is hereby acknowledged that the Mortgaged Property related to each of the Trinity Centre Mortgage Loan and Poughkeepsie Galleria Mortgage Loan is a Significant Obligor, and, accordingly, Item 6 of Form 10-D and Item 1112(b)(1) of Form 10-K provide for the inclusion of updated net operating income for the Mortgaged Property, as required by Item 1112(b)(1) of Regulation AB, on each Form 10-D to be filed by the Trust with respect to a Distribution Date immediately following the date in which each financial statement of the Significant Obligor is required to be delivered to the lender under the related Loan Documents (which (i) with respect to the Trinity Centre Mortgage Loan, for the avoidance of doubt, is 30 days following the end of each fiscal quarter or 75 days following the end of each fiscal year, as applicable, as set forth in Section 9.1(f)(ii) of the related loan agreement and (ii) with respect to the Poughkeepsie Galleria Mortgage Loan, for the avoidance of doubt, is 30  days following the end of each fiscal quarter or 90 days following the end of each fiscal year, as applicable, as set forth in Section 9.1(f)(ii) of the related loan agreement), or on each Form 10-K filed by the Trust, as applicable.  After receipt of the updated net operating income information, the Master Servicer shall update the following columns of the CREFC Loan Periodic Update File for (i) the next succeeding Distribution Date if the Master Servicer receives such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to such Distribution Date or (ii) the second succeeding Distribution Date if the Master Servicer does not receive such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to the Distribution Date set forth in clause (i):  BB, BP, BT and BU (corresponding fields 54 – “Preceding Fiscal Year NOI,” 68 – “Most Recent NOI,” 72 – “Most Recent Financial As of Start Date” and 73 – “Most Recent Financial As of End Date”), as such column references and field numbers may change from time to time.

In the event that the Master Servicer does not receive financial information satisfactory to comply with this Agreement and Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, for the Significant Obligor with respect to either of the Trinity Centre Mortgage Loan and the Poughkeepsie Galleria Mortgage Loan within five (5) Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Master Servicer shall notify the Depositor (or the Master Servicer shall cause a Sub-Servicer to notify the Depositor) that it has not received them.  The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the Depositor under the Exchange Act) to obtain the financial statements of the related Borrower under the related Loan Documents.

The Master Servicer shall have no obligation or duty to verify, confirm, analyze or otherwise determine whether the financial information delivered by the Borrowers as contemplated by this Section 10.05(b) is accurate, complete or otherwise is or is not anything other than what it purports to be, unless such information is patently on its face not what it purports to be.

The Master Servicer shall (or shall cause a Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Borrower related to the Trinity Centre or the Poughkeepsie Galleria Mortgage Loans, as applicable, to obtain the required financial information set forth above and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Certificate Administrator and the Depositor.  This Officer’s Certificate should be addressed to the Certificate Administrator as follows:  1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention:  Trust Administration—UB11C1.

If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, it shall include the following statement with respect to Item 6 on the related Form 10-D or Item 1112(b)(1) on the related Form 10-K:  “The information required for this [Item 6] [Item 1112(b)(1)] rests with a person or entity which is not affiliated with the registrant.  Oral and written requests have been made on behalf of the registrant, to the extent required under the related pooling and servicing agreement, to obtain the information required for this [Item 6]

[Item 1112(b)(1)], and the registrant has been unable to obtain such information to include on this [Form 10-D] [Form 10-K] by the related filing deadline.  The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended” or such other statement as directed by the Depositor.

With respect to KeyCorp Real Estate Capital Markets, Inc. (“KeyCorp”) as a Sub-Servicer, if and to the extent the related Sub-Servicing Agreement (i) contains a requirement that KeyCorp shall deliver the financial information regarding a Significant Obligor to the Master Servicer under and in accordance with the first paragraph of this Section 10.05(b) with respect to such Significant Obligor, (ii) contains a requirement that KeyCorp shall fully perform the obligations of the Master Servicer under the second and third paragraphs of this Section 10.05(b), (iii) contains no carveout from or defenses to liability regarding such obligations that are not contained in this Agreement with respect to the Master Servicer, (iv) provides for indemnification by KeyCorp of the Depositor, the Certificate Administrator and the Trustee (and their respective employees, directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) that is in the same form as the corresponding indemnities provided by the Master Servicer in this Agreement regarding the matters in this Section 10.05(b) and (v) names the Trustee, the Certificate Administrator and the Depositor as third-party beneficiaries, then the Master Servicer shall have no liability hereunder for any such obligation referred to in clause (i) or (ii) above; provided that KeyCorp’s failure to perform such obligation is not the result of the negligence, bad faith or willful misconduct of the Master Servicer or a breach of this Agreement or such Sub-Servicing Agreement by the Master Servicer.

Section 10.06     Form 10-D Filings. Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act and the rules and regulations of the Commission thereunder, in form and substance as required by the Exchange Act and such rules and regulations.  The Certificate Administrator shall file each Form 10-D with a copy of the related Monthly Certificateholder’s Report attached thereto.  Any disclosure in addition to the Monthly Certificateholder’s Report and the Rule 15G Disclosure (as defined below) that is required to be included on Form 10-D (such additional disclosure, the “Additional Form 10-D Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule IV and directed to the Certificate Administrator and the Depositor for approval by the Depositor and the Certificate Administrator.  The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule IV) absent such reporting, direction and approval after the date hereof.

For so long as the Trust is subject to the reporting requirements of the Exchange Act (and for so long as any Other Securitization is subject to the reporting requirements of the Exchange Act), within five calendar days after the related Distribution Date, (i) the parties to this Agreement set forth on Schedule IV hereto shall be required to provide (and (i) with respect to any Sub-Servicer or Subcontractor of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor to provide, and (ii) with respect to any other Sub-Servicer or Subcontractor of such party (other than any party to this Agreement), shall cause such Sub-Servicer or Subcontractor to provide) to the Certificate Administrator and the Depositor (and, in the case of any Servicing Function Participant, with a copy to the applicable Master Servicer) (and to any Pari Passu Companion Loan Trustee, Other Certificate Administrator or Other Depositor), to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has knowledge thereof (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or by any lawyer in the in house legal department of such party), in EDGAR compatible format, or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor (or such Pari Passu Companion Loan Trustee, Other Certificate Administrator and Other Depositor) and such party, the form and substance of the Additional Form 10-D Disclosure described on Schedule IV applicable to such party, (ii) the parties listed on Schedule IV hereto shall include (and shall cause each Sub-Servicer or Subcontractor or, in the case of each Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor of such party to provide, to the extent required by Regulation AB, and if received, include), with such Additional Form 10-D Disclosure applicable to such party, an Additional Disclosure Notification in the form attached hereto as Exhibit Z and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified or has actual knowledge of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party.  The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D.  Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule IV of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.  Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph shall be reimbursable to the Certificate Administrator by the Mortgage Loan Sellers in accordance with their respective Mortgage Loan Purchase Agreements.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualifying Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(d) of this Agreement, (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Commission’s assigned “Central Index Key” for the Depositor, which information the Depositor shall deliver to the Trustee, and (iii) a reference to the most recent Form ABS-15G filed by each Mortgage Loan Seller and the Commission’s assigned “Central Index Key” for each such filer.  The Depositor and each Mortgage Loan Seller, in accordance with Section 6(f) of the applicable Mortgage Loan Purchase Agreement, are required to deliver in EDGAR compatible format (if available to the Depositor or Mortgage Loan Seller, as applicable, in such format) all such information referred to in the prior sentence to the Certificate Administrator.  The Certificate Administrator shall, at least five (5) Business Days prior to filing the related Form 10-D, provide prompt notice to the Depositor and any Mortgage Loan Seller that has failed to provide the requisite information, if and to the extent that the Certificate Administrator has not received the information required to be included in such Form 10-D pursuant to Item 1122(c) of Regulation AB.

After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review and approval; provided that the Certificate Administrator shall use its reasonable best efforts to provide such copy to the Depositor by the 6th day after the Distribution Date.  Provided that the Depositor receives the Form 10-D at least two (2) Business Days prior to such time, then no later than the end of business on the 4th Business Day prior to the filing date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D, and no later than the 2nd Business Day prior to the filing, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  The Certificate Administrator shall file such Form 10-D, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date or (ii) if agreed to prior to the time set forth in clause (i) above, such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-D.  If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b).  Promptly after filing with the Commission, the Certificate Administrator shall, pursuant to Section 4.02(b), make available on the Certificate Administrator’s website a final executed copy of each Form 10-D prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.06 related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.06.  The Certificate Administrator shall have no liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare or file such Form 10-D where such failure results from the Certificate Administrator’s inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.”  The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days.  The Depositor shall notify the Certificate Administrator in writing, no later than the date the Depositor is required to notify the Certificate Administrator of any changes to or its approval of such Form 10-D in accordance with the immediately preceding paragraph, if the answer to the questions should be “no”; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the

Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-D.

Section 10.07     Form 10-K Filings. Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in 2012, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act.  Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)            an annual compliance statement for each applicable Certifying Servicer, as required under Section 10.11;

(ii)           (A) the annual reports on assessment of compliance with Servicing Criteria for each applicable Reporting Servicer, as required under Section 10.12, and (B) if any Reporting Servicer’s report on assessment of compliance with Servicing Criteria described under Section 10.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 10.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included;

(iii)          (A) the registered public accounting firm attestation report for each Reporting Servicer, as required under Section 10.13, and (B) if any registered public accounting firm attestation report described under Section 10.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included; and

(iv)         a Sarbanes-Oxley Certification as required in Section 10.08.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule V hereto to the Depositor and the Certificate Administrator (and to any Other Depositor, Other Certificate Administrator or Pari Passu Companion Loan Trustee) and approved by the Depositor (and such Other Depositor), and the Certificate Administrator (or such Other Certificate Administrator or Pari Passu Companion Loan Trustee) will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule V) absent such reporting and approval.

Not later than the end of each fiscal year for which the Trust (or any Other Securitization) is required to file a Form 10-K, the Master Servicer, each Special Servicer, the Certificate Administrator and the Trustee shall provide the other parties to this Agreement (and the parties to any Other Pooling and Servicing Agreement) and the Mortgage Loan Sellers with written notice of the name and address of each Servicing Function Participant retained by such party.  Not later than the end of each year for which the Trust is required to file a Form 10-K, the Certificate Administrator shall upon request of a Mortgage Loan Seller, provide to such Mortgage Loan Seller written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement.

For so long as the Trust (or any Other Securitization) is subject to the reporting requirements of the Exchange Act, no later than March 10th (with a grace period through March  15th), commencing in March 2012 (i) the parties listed on Schedule V hereto shall be required to provide (and (i) with respect to any Sub-Servicer or Subcontractor of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor to provide, and (ii) with respect to any other Sub-Servicer or Subcontractor of such party (other than any party to this Agreement), shall cause such Sub-Servicer or Subcontractor to provide) to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the applicable Master Servicer) (and to any Other Depositor, other Certificate Administrator or Pari Passu Companion Loan Trustee), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to Items 1117 and 1119 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer, Responsible Officer or any lawyer in the in house legal department of such party), in EDGAR compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor (or such Pari Passu Companion Loan Trustee and Other Depositor) and such party, the form and substance of the Additional Form 10-K Disclosure described on Schedule V applicable to such party, (ii) the parties listed on Schedule V hereto shall include (and shall cause each Sub-Servicer (or, in the case of each Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer) or Subcontractor of such party to provide, to the extent required by Regulation AB, and if received, include), with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit Z and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified or has actual knowledge of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party.  The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K.  Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule V of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.  Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph shall be reimbursable to the Certificate Administrator by the Mortgage Loan Sellers in accordance with their respective Mortgage Loan Purchase Agreements.

After preparing the Form 10-K, on or prior to the 7th Business Day prior to the 10-K Filing Deadline, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review and approval.  Within four (4) Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Certificate

Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K.  No later than 5:00 p.m., New York City time, on the third Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  The Certificate Administrator shall file such Form 10-K, upon signature thereof as provided in Section 10.16, not later than (i) 4:00 p.m. (New York City time) on the 10-K Filing Deadline or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-K, of each year in which a report on Form 10-K is required to be filed by the Trust.  If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b).  Promptly after filing with the Commission, the Certificate Administrator shall, pursuant to Section 4.02(b), make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article X.  The Certificate Administrator shall have no liability with respect to any failure to properly prepare or file such Form 10-K resulting from the Certificate Administrator’s inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.”  The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days.  The Depositor shall notify the Certificate Administrator in writing, no later than the date the Depositor is required to notify the Certificate Administrator of any changes to or its approval of such Form 10-K in accordance with the immediately preceding paragraph, if the answer to the questions should be “no”; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period.  The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K.

Section 10.08     Sarbanes-Oxley Certification.

Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”), as set forth in Exhibit Y attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act.  Each Reporting Servicer shall (and (i) with respect to any Sub-Servicer or Subcontractor of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor to, and (ii) with respect to any other Sub-Servicer or Subcontractor of such party (other than any party to this Agreement), shall cause such Sub-Servicer or Subcontractor to) provide to the Person who signs the Sarbanes-Oxley Certification for the Trust and any Other Securitization (each the “Certifying Person”), by March 10th (with a grace period through March 15th) of each year in which the Trust is subject to the reporting requirements of the Exchange Act and of each year in which any Other Securitization is subject to the reporting requirements of the Exchange Act, a certification (each, a “Performance Certification”), in the form attached hereto as Exhibit O, P, Q, R, S, AA or AB, as applicable, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely.  The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust.  The Certifying Person at the Depositor can be contacted at Citigroup Commercial Mortgage Securities Inc. at 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention:  Paul Vanderslice, with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 19th Floor, New York, New York  10013, Attention:  Richard Simpson, or such other address as the Depositor may direct.  If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a Performance Certification to the Certifying Person pursuant to this Section 10.08 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.  Notwithstanding the foregoing, the Trustee shall not be required to deliver a Performance Certification with respect to any period during which there was no Relevant Servicing Criteria applicable to it.  Notwithstanding the foregoing, nothing in this Section 10.08 shall require the Master Servicer or Special Servicer to certify or verify the accuracy or completeness of any written information or report provided to it by a third party (other than any third party engaged or utilized by or on behalf of the Master Servicer or Special Servicer, as the case may be) that the Master Servicer or Special Servicer, as applicable, is permitted to rely upon in accordance with this Agreement.

Section 10.09     Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure under Form 8-K (each such event, a “Reportable Event”), to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall, at the direction of the Depositor, prepare and file on behalf of the Trust a Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates.  Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the paragraph immediately below, be reported by the applicable parties set forth on Schedule VI to which such Reportable Event relates and such Form 8-K Disclosure Information shall be delivered to the Depositor and the Certificate Administrator in EDGAR compatible format (and to any Other Depositor and Pari Passu Companion Loan Trustee) and approved by the Depositor.  The Certificate Administrator will have no duty or liability for any failure hereunder to determine the existence of any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule VI) absent such reporting by the applicable party on Schedule VI and direction and approval thereof by the Depositor (or Other Depositor, if applicable).

For so long as the Trust (or any Other Securitization) is subject to the reporting requirements of the Exchange Act, the parties listed on Schedule VI hereto shall (and (i) with respect to any Sub-Servicer or Subcontractor of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor to, and (ii) with respect to any other Sub-Servicer or Subcontractor of such party (other than any party to this Agreement), shall cause such Sub-Servicer or Subcontractor to), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or a Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), use their commercially reasonable efforts to provide to the Depositor and the Certificate Administrator (and any Other Depositor, Other Certificate Administrator and Pari Passu Companion Loan Trustee) within one (1) Business Day after the occurrence of the Reportable Event, but shall provide in no event later than noon (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, (A) the form and substance of the Form 8-K Disclosure Information described on Schedule VI as applicable to such party, in EDGAR compatible format, or in such other format as otherwise agreed to in advance upon by the Certificate Administrator and the Depositor (and such Pari Passu Companion Loan Trustee and Other Depositor) and such party, and (B) an Additional Disclosure Notification in the form attached hereto as Exhibit Z.  The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K.  The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule VI of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided that to the extent that the Certificate Administrator is notified or has actual knowledge of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it shall notify the Depositor that it has not received such information and, provided, further, that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement.  Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph shall be reimbursable to the Certificate Administrator by the Mortgage Loan Sellers in accordance with their respective Mortgage Loan Purchase Agreements.

After preparing the Form 8-K, the Certificate Administrator shall, no later than noon (New York City time) on the 3rd Business Day after the Reportable Event, forward electronically a copy of the Form 8-K to the Depositor for review and approval and the Depositor shall promptly notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to the Form 8-K.  No later than noon on the 4th Business Day (New York City time) after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  The Certificate Administrator shall file such Form 8-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 4th Business Day following the reportable event or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 8-K.  If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b).  After filing with the Commission, the Certificate Administrator will, pursuant to Section 4.02(b), make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.09 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.09.  The Certificate Administrator shall have no liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive Form 8-K Disclosure Information within the applicable timeframes set forth in this Section 10.09 and not resulting from the Certificate Administrator’s own negligence, bad faith or willful misconduct (provided that to the extent that the Certificate Administrator is notified or has actual knowledge of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it will notify the Depositor that it has not received such information and further provided that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement).

Section 10.10     Suspension of Exchange Act Filings; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports.

(a)           If, as to any semi-annual fiscal period, it is determined by the Depositor that, as of the beginning of the semi-annual fiscal period (other than a period in the 2011 fiscal year), the Trust is permitted to suspend its reporting obligations under the Exchange Act with respect to any particular Class of Publicly Offered Certificates, the Depositor shall direct the Certificate Administrator to prepare and file, within the semi-annual period within which reporting is suspended, a certification on Form 15 under the Exchange Act with the Commission to suspend such reporting obligations with respect to such Class of Publicly Offered Certificates.  With respect to any reporting period occurring after the filing of such Form 15 with respect to all Classes of Publicly Offered Certificates (and with respect to all classes of publicly offered certificates issued with respect to the Other Securitization), the obligations of the parties to this Agreement under Section 10.01, Section 10.03, Section 10.06, Section 10.07, Section 10.08 and Section 10.09 shall be suspended.  In the event that such Form 15 has been filed for all Classes of Publicly Offered Certificates, the Certificate Administrator shall provide prompt notice to the Depositor, the Master Servicer, the Special Servicers, the Trustee, the Operating Advisor and the Mortgage Loan Sellers.

(b)           If the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Certificate Administrator shall promptly (but no later than the Business Day following such determination) notify (which notice (which may be sent by fax or by email notwithstanding the provisions of Section 11.04) shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting Servicer that failed to make such delivery.  In the case of Form 10-D and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Certificate Administrator to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act.  In the case of Form 8-K, the Certificate Administrator shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D that is required to be filed on behalf of the Trust.  In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator shall notify the Depositor and such other parties as needed and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A.  Any Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by the Depositor.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.10 related to the timely preparation and filing of a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer, the Special Servicer and the Depositor performing their duties under this Section.  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.11     Annual Compliance Statements.

(a)           The Master Servicer, the Special Servicer, the Certificate Administrator, any Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) shall deliver (and (i) with respect to any Sub-Servicer or Subcontractor (that is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) and any Additional Servicer engaged by such party, in each case that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer, Subcontractor and Additional Servicer to deliver, and (ii) with respect to any other Sub-Servicer or Subcontractor (that is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) and any Additional Servicer engaged by such party (other than any party to this Agreement), shall cause such Sub-Servicer, Subcontractor and Additional Servicer to deliver) (each such Sub-Servicer, Subcontractor and Additional Servicer, and each of the Master Servicer, the Special Servicer and the Certificate Administrator, a “Certifying Servicer”) to the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor (in the case of the Special Servicer only), the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after such party provides the 17g-5 Information Provider such report, each Rating Agency, on or before March 10th (subject to a grace period through March 15th) of each year, commencing in 2012, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) that, to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

(b)           The Certificate Administrator shall forward such report promptly after receipt to any Other Depositor for any Other Securitization which owns Pari Passu Companion Loans.

(c)           Promptly after receipt of each such Officer’s Certificate, the Depositor (and each such Other Depositor) shall have the right to review such Officer’s Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer’s obligations hereunder or under the applicable sub-servicing agreement.  None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer’s Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust or any securitization trust which owns a Pari Passu Companion Loan for the preceding calendar year.  If any Certifying Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Certifying Servicer shall provide the Officer’s Certificate pursuant to this Section 10.11 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

Section 10.12     Annual Reports on Assessment of Compliance with Servicing Criteria.

By March 10th (subject to a grace period through March 15th) of each year, commencing in March 2012, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor and each Servicing Function Participant, each at its own expense, shall furnish (and (i) with respect to each Servicing Function Participant engaged by such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, each at its own expense, and (ii) with respect to any other Servicing Function Participant engaged by such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish, each at its own expense) (each such Servicing Function Participant and the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee and the Operating Advisor and each Servicing Function Participant, a “Reporting Servicer”), to the Trustee, the Certificate Administrator, the Depositor (and to any Other Depositor and Pari Passu Companion Loan Trustee), the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.16(d) of this Agreement), and promptly but not earlier than the second Business Day after such party provides the 17g-5 Information Provider such report, each Rating Agency, a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 10.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 10.12 shall be made available to any Privileged Person by the Certificate Administrator pursuant to Section 4.02(c) of this Agreement and to any Rating Agency and NRSRO by the 17g-5 Information Provider pursuant to Section 3.16(d) of this Agreement.  Notwithstanding the foregoing, the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

No later than 10 Business Days after the end of each fiscal year for the Trust (and any Other Securitization) for which a Form 10-K is required to be filed, the Master Servicer and the Special Servicer shall each forward to the Certificate Administrator and the Depositor (and to any Other Depositor and Pari Passu Companion Loan Trustee) the name and contact information of each Servicing Function Participant engaged by it during such year or portion thereof (except with respect to any Mortgage Loan Seller Sub-Servicer) and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant.  When the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor and each Servicing Function Participant submit their respective assessments by March 10th (subject to a grace period through March 15th), as applicable, to the Certificate Administrator (and such Pari Passu Companion Loan Trustee), each such party shall also at such time, if it has received the assessment (and attestation pursuant to Section 10.13) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Certificate Administrator (and such Other Certificate Administrator or Pari Passu Companion Loan Trustee).

Each such report shall be addressed to the Depositor (if addressed to a party (other than the internal board or similar surveillance group or person at the certifying entity)) and signed by an authorized officer of the applicable company, and shall address each of the Relevant Servicing Criteria applicable to it as set forth on Schedule II.  Promptly after receipt of each such report on assessment of compliance, (i) the Depositor (and any Other Depositor) shall have the right to review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by such Reporting Servicer, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually, address the Relevant Servicing Criteria for each party as set forth on Schedule II and notify the Depositor (and any Other Depositor) of any exceptions.  No Reporting Servicer shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year so long as it has received written confirmation from the Depositor (and any Other Depositor) that a Form 10-K is not required to be filed in respect of the Trust (or the Other Securitization) for the preceding calendar year.  If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide and, in the case of Reporting Servicer that is a party to this Agreement, shall cause any Servicing Function Participant engaged by it to provide (or, in the case of a Servicing Function Participant engaged by it that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide), the reports and statements pursuant to this Section 10.12 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

Participant engaged by it that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide), the reports and statements pursuant to this Section 10.12 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 10.12 by the Master Servicer or the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Custodian shall not, as a result of being so reported, in and of itself, constitute a breach of such parties’ obligations or an Event of Default, as applicable, under this Agreement unless otherwise provided for in this Agreement.

Section 10.13     Annual Independent Public Accountants’ Servicing Report.

By March 10th (subject to a grace period through March 15th), of each year, commencing in March 2012, each Reporting Servicer, each at its own expense, shall cause (and (i) with respect to each Servicing Function Participant engaged by such Reporting Servicer that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to cause, each at its own expense, and (ii) with respect to any other Servicing Function Participant engaged by such Reporting Servicer (other than any party to this Agreement), shall cause such Servicing Function Participant to cause, each at its own expense) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer and such Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator, the Depositor (and to any Other Depositor and Pari Passu Companion Loan Trustee), the Operating Advisor (in the case of the Special Servicer only), the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.16(d) of this Agreement), and promptly but not earlier than the second Business Day after such party provides the 17g-5 Information Provider such report, each Rating Agency, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion from such Reporting Servicer of its compliance with the Relevant Servicing Criteria in all material respects, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria.  If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with the requirements of Regulation AB.  Such report must be available for general use and not contain restricted use language.

Promptly after receipt of such report from each Reporting Servicer, (i) the Depositor (and any Other Depositor related to any Other Securitization which owns any Pari Passu Companion Loan) shall have the right to review the report and, if applicable, consult with the related Reporting Servicer as to the nature of any material instance of noncompliance by such Reporting Servicer with the Servicing Criteria applicable to such person, as the case may be, in the fulfillment of any of such Reporting Servicer’s obligations hereunder or under any applicable sub~~-~~ servicing agreement or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section 10.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor (and any Other Depositor related to any Other Securitization which owns any Pari Passu Companion Loan) of any exceptions; provided, that the Certificate Administrator shall not be responsible for confirming whether any particular Reporting Servicer has certified to all of the Relevant Servicing Criteria applicable to it.  No Reporting Servicer shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust (or in respect of the Other Securitization) for the preceding calendar year.  If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide and, in the case of Reporting Servicer that is a party to this Agreement, shall cause any Servicing Function Participant engaged by it to provide (or, in the case of a Servicing Function Participant engaged by it that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide), the reports and statements pursuant to this Section 10.13 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

Section 10.14     Exchange Act Reporting Indemnification.

Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor (and any Other Depositor), their respective employees, directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages, penalties, fines, forfeitures, legal fees, judgments, costs and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of the failure to perform its obligations to the Depositor (or any Other Depositor) or Certificate Administrator (or any Pari Passu Companion Loan Trustee) under this Article X by the time required after giving effect to any applicable grace period or cure period, or the negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in the performance of such obligations.

The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall cause each Additional Servicer and each Servicing Function Participant (and with respect to any Servicing Function Participant engaged by it that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause each such Servicing Function Participant (other than a party to this Agreement)) with which it has entered into a servicing relationship with respect to the Mortgage Loans to indemnify and hold harmless each Certification Party, the Depositor, and any employee, director or officer of the Depositor,  from and against any losses, damages, penalties, fines, forfeitures, legal fees, claims, fees and expenses and related costs, judgments and other costs and expenses incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement, as applicable, (ii) the negligence, bad faith or willful misconduct its part in the performance of such obligations or (iii) any failure by a Servicer (as defined in Section 10.17) to identify a Servicing Function Participant pursuant to Section 10.17.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, the Depositor or any employee, director or officer of the Depositor, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, each Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article X (or breach of its obligations under the applicable Sub-Servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith.  The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall cause each Servicing Function Participant  with which it has entered into a servicing relationship with respect to the Mortgage Loans (and with respect to any Servicing Function Participant engaged by it that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause each such Servicing Function Participant (other than a party to this Agreement)) to agree to the foregoing indemnification and contribution obligations.  This Section 10.14 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee.

Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the indemnifying party.  In case any such action is brought against any indemnified party, after the indemnifying party has been notified of the commencement of such action, such indemnifying party shall be entitled to participate therein (at its own expense) and, to the extent that it may wish, shall be entitled to assume the defense thereof (jointly with any other indemnifying party similarly notified) with counsel reasonably satisfactory to such indemnified party (which approval shall not be unreasonably withheld or delayed), and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party fails within a reasonable period of time to designate counsel that is reasonably satisfactory to the indemnified party (which approval shall not be unreasonably withheld or delayed).  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.  However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement to the extent that the indemnifying party is otherwise required to do so under this Agreement.  If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or, if such settlement (i) provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the indemnified party, without the consent of the indemnified party.

Section 10.15     Amendments.

This Article X may be amended with the written consent of all the parties hereto pursuant to Section 11.07 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act or for purposes of designating the Certifying Person without, in each case, any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that no such amendment shall eliminate the reports or statements required by Section 10.11, Section 10.12 or Section 10.13 without the receipt of a letter from each Rating Agency confirming that the elimination of such reports and certificates will not result in a downgrade, qualification or withdrawal of the then current rating of the Certificates.

Section 10.16     Exchange Act Report Signatures; Delivery of Notices; Interpretation of Grace Periods.

(a)           Each Form 8-K report, Form 10-D report and Form 10-K report shall be signed by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Certificate Administrator.  The signing party at the Depositor can be contacted at Citigroup Commercial Mortgage Securities Inc. at 390 Greenwich Street, 5th Floor, New York, New York 10013, Attention:  Paul Vanderslice, with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, 19th Floor, New York, New York  10013, Attention:  Richard Simpson, or such other address as the Depositor may direct.

(b)           Notwithstanding anything in Section 11.04 to the contrary, any notice required to be delivered to (i) the Depositor under this Article X shall be properly given if sent by facsimile to (212) 723-8599, Attention:  Paul Vanderslice, with a copy to (646) 328-2943, Attention:  Richard Simpson (or such other number as the Depositor may instruct) and by email to paul.t.vanderslice@citi.com, with a copy to richard.simpson@citi.com (or such other email address as the Depositor may instruct) and (ii) to the Certificate Administrator under this Article X shall be properly given if sent by facsimile to 714-656-2631, Attention:  Core Services, or such other number as the Certificate Administrator may instruct and/or by email to DBSEC.notifications@db.com (or such other email address as the Certificate Administrator may instruct).

(c)           Further notwithstanding anything to the contrary in this Agreement, each party to this Agreement shall provide email and phone contact information for one or more Responsible Officers or Servicing Officers (or a similar capacity in the case of the Operating Advisor) at such entity that shall be available during regular business hours to respond to inquiries by the Depositor or the Certificate Administrator, or any party on behalf of the Depositor or the Certificate Administrator, on a periodic basis (which may be monthly), regarding compliance by such party (and any Sub-Servicer or Subcontractor engaged by such party) with the requirements of this Article X, or the status or existence of reportable events, information, or any other items required to be delivered, furnished, filed or reported under this Article X or under any other provision of this Agreement with respect to the Act, the Exchange Act or any similar reporting obligation of the Depositor or such party.  The initial contact information for each party to this Agreement (for which prompt notice of any change therein shall be provided in writing to the Depositor and the Certificate Administrator from time to time) is set forth below:

Midland Loan Services, a Division of PNC Bank, National Association
Attention: Director of Special Servicing
Kevin Donahue
telephone:  (913) 253-9000
email:  kcdonahue@midlandls.com

Deutsche Bank Trust Company Americas
telephone:  (714) 247-6000
email:  Dbsec.notifications@db.com

TriMont Real Estate Advisors, Inc.
Steve Lauer
telephone: (404) 420-5600
email: slauer@trimontrea.com

KeyCorp Real Estate Capital Markets, Inc.
Diane Haislip
telephone:  (913) 317-4100
email:  Diane_C_Haislip@keybank.com

Wells Fargo Bank, National Association
Jae Teeter
telephone:  (704) 410-8319
email:  commercial.masterservicing.supp@wellsfargo.com.

(d)           For the avoidance of doubt:

(i)           Neither Master Servicer nor the Special Servicer shall be subject to a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable, pursuant to either the last clause of the definition of Master Servicer Event of Default or the last clause of the definition of Special Servicer Event of Default, as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article X, provided, that if any such party fails to comply with the delivery requirements of this Article X by the expiration of any applicable grace period such failure shall constitute a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable; and

(ii)           Neither Master Servicer nor the Special Servicer shall be subject to a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable, pursuant to either the last clause of the definition of Master Servicer Event of Default or the last clause of the definition of Special Servicer Event of Default, as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article X by the time required hereunder with respect to any reporting period for which the Trust is not required to file Exchange Act reports.

Section 10.17     Subcontractors; Servicing Function Participants.

To the extent provided in this Agreement, each of the Master Servicer, the Special Servicer, each Sub-Servicer and the Certificate Administrator (each of the Master Servicer, the

Special Servicer and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 10.17, a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder, subject to the terms and conditions of this Agreement.  Such Servicer shall promptly upon request provide to the Depositor (and the Other Depositor) and the Certificate Administrator a written description (in form and substance satisfactory to the Depositor and the Other Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicer, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor.  Each Servicer shall cause any Subcontractor determined to be a Servicing Function Participant used by such Servicer for the benefit of the Depositor (and the Other Depositor) to comply (or, in the case of each Mortgage Loan Seller Sub-Servicer that is used by such Servicer, shall use commercially reasonable efforts to cause such Subcontractor to comply) with the provisions of Section 10.12 and Section 10.13 of this Agreement to the same extent as if such Subcontractor were such Servicer.  Such Servicer shall obtain from each such Subcontractor (or, in the case of each Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to obtain from each such Subcontractor) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 10.12 and Section 10.13 of this Agreement, in each case, as and when required to be delivered.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB.  If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator (and any Other Depositor and Other Certificate Administrator) of any such Sub-Servicer and Sub-Servicing Agreement.  No Sub-Servicing Agreement (other than a Sub-Servicing Agreement with a Mortgage Loan Seller Sub-Servicer) shall be effective until five (5) Business Days after such written notice is received by the Depositor and the Certificate Administrator (and any Other Depositor and Other Certificate Administrator).  Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.09 of this Agreement (if such reports under the Exchange Act are required to be filed under the Exchange Act).

In the event the Certificate Administrator or the Depositor does not receive the assessment of compliance and/or the attestation report required by Section 10.12 or Section 10.13 with respect to any Servicing Function Participant (to the extent such Servicing Function Participant has been identified to the Certificate Administrator or the Depositor or is actually known to be a Servicing Function Participant by the Certificate Administrator or the Depositor) by March 15th of any year during which an Annual Report on Form 10-K is required to be filed with the Commission with respect to the Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Servicing Function Participant, with a copy of such Servicer Notice to (x) the Reporting Party that retained or engaged such Servicing Function Participant (other than the Certificate Administrator), and (y) to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Article X and Section 7.01 of this Agreement, a “Servicer Notice” shall constitute either any writing forwarded to such party or, in the case of the Master Servicer and the Special Servicer, notwithstanding the provisions of Section 11.05, e-mail notice or fax notice which, in the case of an email transmission, shall be forwarded to all of the following e-mail addresses for the applicable party:  in the case of the Master Servicer, to the applicable email address as provided in writing by the Master Servicer upon request, and in the case of the Special Servicer, midlandlegal@midlandls.com, or such other e-mail addresses as are provided in writing by the Master Servicer or the Special Servicer, as applicable, to the Certificate Administrator and the Depositor (but any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to the Master Servicer to no more than three e-mail addresses in the aggregate in order to fulfill its notification requirements as set forth in the preceding sentence and/or under the provisions of Section 7.01).  Notwithstanding anything herein to the contrary, the forwarding of a Servicer Notice shall not relieve any of the Master Servicer or the Special Servicer of any liability under Section 7.01(a)(ix) or Section 7.01(b)(ix), respectively, for the failure of any Servicing Function Participant or Sub-Servicing Entity to deliver any Exchange Act reporting items pursuant to this Article X.

Section 10.18     Termination of the Certificate Administrator.

Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor certificate administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) if, following the Certificate Administrator’s failure to comply with any of such obligations under Section 10.06, Section 10.07, Section 10.09, Section 10.11, Section 10.12 or Section 10.13 on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.18 and (d) the Certificate Administrator may not be terminated if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate

Administrator under this Section 10.18 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01     Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.02     Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, or entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, and nothing herein set forth, or contained in the terms of the Certificates, shall be construed so as to constitute the Certificateholders from time to time as partners or members of an association; and no Certificateholder shall be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder or any Pari Passu Companion Loan Noteholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless such Certificateholder or such Pari Passu Companion Loan Noteholder, as applicable, previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also such Pari Passu Companion Loan Noteholder or the Holders of Certificates representing Percentage Interests of at least 25% of any affected Class of Certificates, as applicable, have (or in the case of a Pari Passu Companion Loan Noteholder, has) made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and have (or in the case of a Pari Passu Companion Loan Noteholder, has) offered to the Trustee such reasonable security or indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, shall have failed or refused to institute any such action, suit or proceeding.  It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Certificateholders of any Class shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of any other of such Certificateholder, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class, as applicable.  For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.03  Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 11.04  Waiver of Jury Trial; Consent to Jurisdiction.  TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY ASSIGNMENT.

TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING INVOLVING SUCH CLAIMS IN ANY SUCH COURT; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 11.05  Notices.  Unless otherwise specified in this Agreement, all demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of Class R and Class LR Certificates or Holders of any Class of Certificates no longer held through a Depository and instead held in registered, definitive form shall be deemed to have been given upon being sent by first-class mail, postage prepaid or by overnight courier) as follows:

If to the Trustee or the Certificate Administrator, to:

  Deutsche Bank Trust Company Americas
  1761 East St. Andrew Place
  Santa Ana, CA  92705
  Attention:  Trust Administration—UB11C1
  Fax number:  (714) 247-6478

  or in the case of surrender, transfer or exchange to:

  Deutsche Bank Trust Company Americas
  c/o DB Services Americas, Inc.
  5022 Gate Parkway, Suite 200
  Jacksonville, Florida  32256
  Attention:  Transfer Unit

If to the Depositor, to:

  Citigroup Commercial Mortgage Securities Inc.
  390 Greenwich Street, 5th Floor
  New York, New York  10013
  Attention:  Paul Vanderslice
  Fax number:  (212) 723-8599

  with a copy to:

  Citigroup Commercial Mortgage Securities Inc.
  388 Greenwich Street, 19th Floor
  New York, New York  10013
  Attention:  Richard Simpson
  Fax number:  (646) 328-2943
  Email:  richard.simpson@citi.com

  with an electronic copy to:  Ryan M. O’Connor
  Email:  ryan.m.oconnor@citi.com

If to the Operating Advisor, to:

TriMont Real Estate Advisors, Inc.
3424 Peachtree Road, NE, Suite 2200
Atlanta, Georgia 30326
Attention: J. Gregory Winchester
Email: winchester@trimontrea.com

with a copy to:

McKenna Long Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia  30308
Attention:  Patrick M. McGeehan, Esq.
Email:  pmcgeehan@mckennalong.com

If to the Master Servicer, to:

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086
550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: UBS-Citigroup 2011-C1 Asset Manager

with a copy to:

Wells Fargo Bank, National Association
Legal Department
45 Fremont Street, 27th Floor
San Francisco, California  94105
Attention:  Commercial Mortgage Servicing Legal Support

with a copy to:

Mayer Brown LLP
214 N. Tryon Street, Suite 3800
Charlotte, North Carolina 28202
Attention: Christopher J. Brady

If to the Special Servicer, to:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: President

with a copy to:

Stinson Morrison Hecker LLP
1201 Walnut Street
Suite 2900
Kansas City, Missouri  64106-2150
Fax Number:  (816) 412-9338
Attention:  Kenda K. Tomes

If to UBS Real Estate Securities Inc., as Mortgage Loan Seller, to:

UBS Real Estate Securities Inc.
1285 Avenue of the Americas
New York, New York 10019
Attention: Nicholas G. Galeone

with a copy to:

UBS Real Estate Securities Inc.
1285 Avenue of the Americas
New York, New York  10019
Attention:  Henry Chung

with a copy to:

UBS Real Estate Securities Inc.
1285 Avenue of the Americas
New York, New York  10019
Attention:  Greg Walker, Esq., Legal Department

If to Natixis Real Estate Capital LLC, as Mortgage Loan Seller, to:

Natixis Real Estate Capital LLC
9 West 57th Street
New York, New York 10019
Attention: Khaled Mohiuddin

with a copy to:

Natixis Real Estate Capital LLC
9 West 57th Street
New York, New York  10019
Attention:  Louis Pinto

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York  10281
Attention:  Jeffrey Rotblat

If to UBS Securities LLC, as Initial Purchaser or Underwriter, to:

UBS Securities LLC
1285 Avenue of the Americas
New York, New York 10019
Attention: Nicholas G. Galeone

with a copy to:

UBS Securities LLC
1285 Avenue of the Americas
New York, New York  10019
Attention:  Henry Chung

with a copy to:

UBS Securities LLC
1285 Avenue of the Americas
New York, New York  10019
Attention:  Greg Walker, Esq., Legal Department

If to Citigroup Global Markets Inc., as Initial Purchaser or Underwriter, to:

Citigroup Global Markets Inc.
390 Greenwich Street, 5th Floor
New York, New York 10013
Attention: Paul Vanderslice
Facsimile: (212) 723-8599

with a copy to:

Citigroup Global Markets Inc.
388 Greenwich Street, 19th Floor
New York, New York  10013
Attention:  Richard Simpson
Facsimile:  (646) 328-2943
Email:  richard.simpson@citi.com

with an electronic copy to:  Ryan M. O’Connor
Email:  ryan.oconnor@citi.com

If to Natixis Securities Americas LLC, as Initial Purchaser or Underwriter, to:

Natixis Securities Americas LLC
9 West 57th Street
New York, New York 10019
Attention: Khaled Mohiuddin

with a copy to:

Natixis Securities Americas LLC
9 West 57th Street
New York, New York  10019
Attention:  Thomas Sharpe

If to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Initial Purchaser or

Underwriter, to:
Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
NY1-100-11-007
New York, New York 10036
Attention: Director of CMBS Securitizations
Facsimile: (646) 855-5044

with a copy to:

W. Todd Stillerman
Bank of America Merrill Lynch Legal Department
214 North Tryon Street, 20th Floor
NC1-027-20-05
Charlotte, North Carolina  28255
Facsimile:  (404) 736-2127

If to Barclays Capital Inc., as Initial Purchaser or Underwriter, to:

Barclays Capital Inc.
745 7th Avenue, 8th Floor
New York, New York 10019
Attention: Daniel Vinson
Email: daniel.vinson@barcap.com

with a copy to:

Barclays Capital Inc.
745 7th Avenue, 20th Floor
New York, New York  10019
Attention:  Counsel

If to Morgan Stanley & Co. LLC, as Initial Purchaser or Underwriter, to:

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Attention: Stephen Holmes
Email: stephen.holmes@morganstanley.com

with a copy to:

Morgan Stanley & Co. LLC
1221 Avenue of the Americas
New York, New York 10020
Attention: James Y. Lee
Email: james.y.lee@morganstanley.com

with a copy to:

Kevin Blauch
Sidley Austin LLP
787 Seventh Avenue
New York, New York  10019
Email:  kblauch@sidley.com

If to any Certificateholder, to:

the address set forth in the Certificate Register

If to the initial Directing Holder with respect to any Mortgage Loan, to:

Rialto Real Estate Fund, LP
c/o Rialto Capital Management LLC
850 Third Avenue, Suite 16B
New York, New York 10022
Attention: Nelson Hioe
Facsimile No.: (212) 751-4646

If to the 17g-5 Information Provider, electronically to:

17g5information.provider@db.com

(in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “UBS-Citigroup Commercial Mortgage Trust 2011-C1” and an identification of the type of information being provided in the body of such electronic mail)

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

Section 11.06  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.07 Notice to the Depositor and Each Rating Agency.  The Certificate Administrator shall use its best efforts to promptly provide notice, promptly furnish or make available) to the Depositor, the Underwriters, the Lead Directing Holder (if no Consultation Termination Event has occurred and is continuing), the Trustee, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Certificate Administrator provides the 17g-5 Information Provider such notice, to each Rating Agency with respect to each of the following of which a Responsible Officer of the Certificate Administrator has actual knowledge:

(i)           any material change or amendment to this Agreement;

(ii)          the occurrence of any Event of Default that has not been cured;

(iii)         the merger, consolidation, resignation or termination of the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee; and

(iv)         the repurchase of Mortgage Loans pursuant to or as contemplated by Section 2.03(e) of this Agreement.

(b)          The Certificate Administrator shall promptly furnish to the Depositor, the Underwriters, the Lead Directing Holder, the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Certificate Administrator provides the 17g-5 Information Provider such materials, to each Rating Agency:

(i)       notice of the final payment to any Class of Certificateholders;

(ii)          notice of any change in the location of the Distribution Accounts, the Interest Reserve Account, or the Excess Liquidation Proceeds Account; and

(iii)         each report to Certificateholders described in Section 4.02 and Section 3.13 of this Agreement.

(c)           The Master Servicer shall promptly furnish to the Depositor and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Master Servicer provides the 17g-5 Information Provider such materials, to each Rating Agency:

(i)           a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03 of this Agreement;

(ii)          notice of any change in the location of the Collection Account or any Pari Passu Loan Combination Collection Account,

(iii)         a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan;

(iv)         any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer;

(v)          any change in the lien priority of a Mortgage Loan;

(vi)         any new lease of an anchor or a termination of an anchor lease at a retail Mortgaged Property;

(vii)        any material damage to a Mortgaged Property; and

(viii)       any amendment, modification, consent or waiver to or of any provision of a Mortgage Loan.

(d)          Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.14(d) to the Rating Agencies at the address listed below, promptly following the occurrence thereof.  The Master Servicer or Special Servicer, as applicable, and the Certificate Administrator and Trustee also shall furnish such other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.14(d).  Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute Event of Default, as the case may be, under this Agreement.  Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Notices to each Rating Agency shall be addressed as follows:

DBRS, Inc.
101 N. Wacker, Suite 100
Chicago, Illinois 60606
Attention: Commercial Mortgage Surveillance
Facsimile No.: (312) 332-3492
Email: cmbs.surveillance@dbrs.com

Moody’s Investors Services, Inc.
7 World Trade Center
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 553-0300

or in each case to such other address as either Rating Agency shall specify by written notice to the parties hereto.

Section 11.08  Amendment. This Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein or therein to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or this Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision hereof or thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under this Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of this Agreement, or to effect any other change; and (v) to modify the procedures herein relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency); and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC).

This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)           reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)          change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under this Agreement;

(iii)         alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)         amend any section hereof which relates to the amendment of this Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Promptly after the execution of any amendment, the Master Servicer shall forward to the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and the Special Servicer, and the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, each Pari Passu Companion Loan Noteholder, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), and promptly, but not earlier than the second Business Day after the Certificate Administrator provides the 17g-5 Information Provider such notice, each Rating Agency.

It shall not be necessary for the consent of Certificateholders under this Section 11.08 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.  The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders and, if applicable, Pari Passu Companion Loan Noteholders, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Trustee and the Certificate Administrator have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of the first sentence of this Section, then at the expense of the Trust Fund) to the effect that such amendment is permitted and that all conditions precedent with respect thereto have been satisfied, respectively, hereunder and such amendment will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or cause a tax to be imposed on the Trust Fund or either such Trust REMIC.  The Trustee or the Certificate Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s or the Certificate Administrator’s own rights, duties or immunities under this Agreement.

Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Depositor, the Operating Advisor, the Trustee, the Certificate Administrator, the Special Servicer and/or the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel and an Officer’s Certificate, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of the first sentence of this Section 11.08 (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee), then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent with respect thereto have been satisfied.

Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement which shall adversely affect the rights, including (without limitation) as a third-party beneficiary hereunder, and/or obligations of any Mortgage Loan Seller without the written consent of such Mortgage Loan Seller.

Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, the Depositor, the Servicer, the Special Servicer, the Borrowers, the Underwriters and, two Business Days after delivery of a copy of such amendment to the 17g-5 Information Provider, the Rating Agencies.

Section 11.09  Confirmation of Intent. It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Depositor of the Certificates be, and be treated for all purposes as, a sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates.  It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust

Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor.  However, in the event that, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then:  (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Depositor’s right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Accounts, any Pari Passu Loan Combination Collection Account, the Distribution Accounts, the Interest Reserve Account, any REO Account and any Excess Liquidation Proceeds Account, whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 of the Delaware Uniform Commercial Code; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law.  Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby.  The Depositor shall, and upon the request and direction of the Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement.  It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

Section 11.10  No Intended Third-Party Beneficiaries.  Except as specified in Section 11.12 of this Agreement, no Person other than a party to this Agreement or any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder.  Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, Manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

Section 11.11  Entire Agreement. This Agreement and with respect to each Pari Passu Companion Loan Noteholder, the related Co-Lender Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersedes any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 11.12  Third Party Beneficiaries. Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer acknowledge that (i) each holder of a Pari Passu Companion Loan and any Other Depositor of any securitization which owns any Pari Passu Companion Loan is an intended third party beneficiary in respect of the rights afforded it under this Agreement and may directly enforce such rights, (ii) each  Mortgage Loan Seller and UBS Securities LLC are third party beneficiaries with respect to Section 8.05(h) of this Agreement, the obligations of any party to this Agreement to deliver information to the 17g-5 Information Provider hereunder and the obligations of the 17g-5 Information Provider to post information to the 17g-5 Information Provider’s Website (or make available to the NRSROs the items referenced in Section 3.13(c) and (d)), (iii) each Mortgage Loan Seller is a third party beneficiary with respect to Section 2.03(d), Section 2.03(e), Section 2.03(g) and Section 11.08 of this Agreement and the express obligations of any party hereto to deliver documents, notices, information or funds to a Mortgage Loan Seller and (iv) UBS is a third party beneficiary with respect to Section 11.13 of this Agreement.

Section 11.13  Subrogation.

Notwithstanding any other provision of this Agreement to the contrary, each Indemnifying Party, the Operating Advisor and the Depositor hereby agree that, without the need for any further action on the part of UBS, to the extent that UBS pays to the Depositor any amounts payable by the Indemnifying Party to the Depositor pursuant to Section 8.05(g) or Section 8.05(h) or payable by the Operating Advisor to the Depositor pursuant to Section 6.03(a) (due to the Indemnifying Party’s or Operating Advisor’s (as the case may be) failure to timely pay such amounts in accordance with the terms and conditions of this Agreement), UBS will be fully subrogated to, and the Depositor hereby delegates and assigns to UBS, to the fullest extent permitted by law, the rights of the Depositor to receive such amounts from the Indemnifying Party or the Operating Advisor, as applicable, and UBS shall be paid such amounts from the sources and in the manner provided herein for the payment of such amounts and as provided in this Agreement (provided that such right of subrogation and the payment of such amounts to UBS shall be subordinate to the right of the Depositor to be paid in full for all amounts owing to it by the Indemnifying Party or the Operating Advisor, as applicable).  The Depositor shall cooperate in all reasonable respects with any reasonable request by UBS for action to preserve or enforce UBS’ rights or interests under this Agreement without limiting the rights or affecting the interests of the other Indemnified Parties set forth in this Agreement, and UBS shall be responsible for the Depositor’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., as Depositor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer

By:
Name:
Title:

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Special Servicer

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee, Certificate Administrator, Paying Agent and Custodian

By:
Name:
Title:

By:
Name:
Title:

TRIMONT REAL ESTATE ADVISORS, INC., as Operating Advisor

By:
Name:
Title:

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

On the ______ day of [_____] in the year 2011, before me, the undersigned, personally appeared _________________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the _____________________________ (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

Signature and Office of individual taking acknowledgment

This instrument prepared by:

Name:	Cadwalader, Wickersham & Taft LLP
Address:	One World Financial Center
New York, New York 10281

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

On the ______ day of [_____] in the year 2011, before me, the undersigned, personally appeared _________________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the _____________________________ (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

Signature and Office of individual taking acknowledgment

This instrument prepared by:

Name:	Cadwalader, Wickersham & Taft LLP
Address:	One World Financial Center
New York, New York 10281

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

On the ______ day of [_____] in the year 2011, before me, the undersigned, personally appeared _________________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the _____________________________ (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

Signature and Office of individual taking acknowledgment

This instrument prepared by:

Name:	Cadwalader, Wickersham & Taft LLP
Address:	One World Financial Center
New York, New York 10281

STATE OF CALIFORNIA	)
) ss.
COUNTY OF ORANGE	)

On ________________________, before me, _________________________Notary Public,personally appeared, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

On the ______ day of [_____] in the year 2011, before me, the undersigned, personally appeared _________________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the _____________________________ (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

Signature and Office of individual taking acknowledgment

This instrument prepared by:

Name:	Cadwalader, Wickersham & Taft LLP
Address:	One World Financial Center
New York, New York 10281

EXHIBIT A-1

FORM OF CLASS A-1 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-1

Class A-1 Pass-Through Rate: 1.524%	CUSIP: [__________] ISIN: [__________]

Original Aggregate Certificate Balance of the Class A-1 Certificates: $37,045,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: July 2016	No.: A-1-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

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This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-1 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate

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shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account,

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including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected

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thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)	100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related

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Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any

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determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-1 Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-1 Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-2

FORM OF CLASS A-2 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-2

Class A-2 Pass-Through Rate: 2.804%	CUSIP: [__________] ISIN: [__________]

Original Aggregate Certificate Balance of the Class A-2 Certificates: $154,403,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: October 2016	No.: A-2-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

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This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate

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shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account,

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including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected

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thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;
(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)	100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related

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Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;
(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any

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determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-2 Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-2-10

EXHIBIT A-3

FORM OF CLASS A-3 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-3-1

UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-3

Class A-3 Pass-Through Rate: 3.595%	CUSIP: [__________] ISIN: [__________]

Original Aggregate Certificate Balance of the Class A-3 Certificates: $235,921,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: October 2021	No.: A-3-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

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This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-3 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate

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shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account,

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including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected

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thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)	100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related

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Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any

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determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3 Certificate to be duly executed.
Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-4

FORM OF CLASS A-AB GLOBAL CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-AB

Class A-AB Pass-Through Rate: 3.187%	CUSIP: [__________] ISIN: [__________]

Original Aggregate Certificate Balance of the Class A-AB Certificates: $44,375,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: June 2021	No.: A-AB-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-AB Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

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This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-AB Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-AB Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate

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shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account,

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including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected

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thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)	100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related

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Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any

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determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-AB Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-AB Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-5

FORM OF CLASS A-S [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-5-1

AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

 [THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-S

Class A-S Pass-Through Rate: 5.154%	CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4
Original Aggregate Certificate Balance of the Class A-S Certificates: $54,756,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: November 2021	No.: A-S-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-S Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

A-5-3

“Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-S Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than

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the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any

A-5-5

Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

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provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any

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manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the

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Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

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All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-S Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-S Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-6

FORM OF CLASS B [RULE 144A]1  REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-6-1

AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS B

Class B Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass-Through Rate	CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4

Original Aggregate Certificate Balance of the Class B Certificates: $35,381,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: November 2021	No.: B-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

A-6-3

“Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than

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the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any

A-6-5

Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

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provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any

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manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the

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Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

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All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class B Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-7

FORM OF CLASS C [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS C

Class C Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass-Through Rate	CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4

Original Aggregate Certificate Balance of the Class C Certificates: $22,745,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: November 2021	No.: C-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

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“Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class C Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than

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the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any

A-7-5

Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

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provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any

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manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the

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Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

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All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class C Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-8

FORM OF CLASS D [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1

COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS D
Class D Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass-Through Rate	CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4
Original Aggregate Certificate Balance of the Class D Certificates: $16,848,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: December 2021	No.: D-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

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“Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class D Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than

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the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any

A-8-5

Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

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provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any

A-8-7

manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the

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Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

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All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class D Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-9

FORM OF CLASS E [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS E

Class E Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass-Through Rate	CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4

Original Aggregate Certificate Balance of the Class E Certificates: $28,641,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: December 2021	No.: E-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

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“Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class E Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than

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the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any

A-9-5

Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as

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provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any

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manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the

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Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

A-9-9

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-9-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-9-11

EXHIBIT A-10

FORM OF CLASS F [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-10-1

AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN

A-10-2

AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT

A-10-3

PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

A-10-4

UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS F

Class F Pass-Through Rate: 5.000%	CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4

Original Aggregate Certificate Balance of the Class F Certificates: $12,636,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: December 2021	No.: F-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

A-10-5

“Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.

During each Interest Accrual Period (as defined below), interest on the Class F Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire

A-10-6

transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all

A-10-7

assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any

A-10-8

transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

A-10-9

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

A-10-10

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage

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Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class F Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-10-13

EXHIBIT A-11

FORM OF CLASS G [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-11-1

AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN

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AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT

A-11-3

PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

A-11-4

UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS G

Class G Pass-Through Rate: 5.000%	CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4
Original Aggregate Certificate Balance of the Class G Certificates: $10,951,000	Initial Certificate Balance of this Certificate: $[___________]
First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan
Assumed Final Distribution Date: December 2021	No.: G-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

A-11-5

“Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.

During each Interest Accrual Period (as defined below), interest on the Class G Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire

A-11-6

transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all

A-11-7

assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any

A-11-8

transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

A-11-9

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

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(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage

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Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class G Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-11-13

EXHIBIT A-12

FORM OF CLASS H [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-12-1

AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN

A-12-2

AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT

A-12-3

PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

A-12-4

UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS H

Class H Pass-Through Rate: 5.000%	CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4

Original Aggregate Certificate Balance of the Class H Certificates: $20,218,599	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: December 2021	No.: H-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

A-12-5

“Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.

During each Interest Accrual Period (as defined below), interest on the Class H Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire

A-12-6

transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all

A-12-7

assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any

A-12-8

transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

A-12-9

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

A-12-10

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage

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Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class H Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class H Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-13

FORM OF CLASS X-A [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X-A CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X-A CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL.  THE NOTIONAL BALANCE OF THE CLASS X-A CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.  ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT

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PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS X-A

Class X-A Pass-Through Rate: Variable	CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4

Original Aggregate Notional Balance of the Class X-A Certificates: $526,500,000	Initial Notional Balance of this Certificate: $[__________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: N/A	No.: X-A-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-A Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B,

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

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Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-A Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class X-A Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date

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will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust

A-13-6

Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the

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Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any

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manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the

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Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

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All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-A Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class X-A Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-14

FORM OF CLASS X-B [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X-B CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X-B CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL.  THE NOTIONAL BALANCE OF THE CLASS X-B CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.  ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT

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PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS X-B

Class X-B Pass-Through Rate: Variable	CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4

Original Aggregate Notional Balance of the Class X-B Certificates: $147,420,599	Initial Notional Balance of this Certificate: $[__________]

First Distribution Date: January 12, 2012	Cut-off Date: The later of the related due date for each Mortgage Loan in December 2011 and the date of origination of such Mortgage Loan

Assumed Final Distribution Date: N/A	No.: X-B-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B,

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

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Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in January 2012.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class X-B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date

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will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust

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Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the

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Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any

A-14-8

manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the

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Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

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All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-B Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class X-B Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-15

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE REGISTRAR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  IF THIS CERTIFICATE REPRESENTS A “NON-ECONOMIC RESIDUAL INTEREST,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

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THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS “TAX MATTERS PERSON” OF THE UPPER-TIER REMIC AND TO THE APPOINTMENT OF THE CERTIFICATE ADMINISTRATOR AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A “TAX MATTERS PARTNER” FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE CODE OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE

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INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS R

No.: R-1	Percentage Interest: [_____]%
CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4

This certifies that [              ] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions.  The Class R Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the final Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero.  It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or Trust Fund on the final Distribution Date following the distributions on the Regular Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

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in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Class R Certificate represents the sole “residual interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.  The Holder of the largest Percentage Interest in the Class R Certificates shall be the “tax matters person” for the Upper-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Certificate Administrator is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the “tax matters person”.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate

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Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests,

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rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such

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amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)	amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the

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consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such

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Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last

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payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class R Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-16

FORM OF CLASS LR CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY ORIGINATOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE REGISTRAR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  IF THIS CERTIFICATE REPRESENTS A “NON-ECONOMIC RESIDUAL INTEREST,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

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THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS “TAX MATTERS PERSON” OF THE LOWER-TIER REMIC AND TO THE APPOINTMENT OF THE CERTIFICATE ADMINISTRATOR AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A “TAX MATTERS PARTNER” FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE CODE OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE

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INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

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UBS-CITIGROUP COMMERCIAL MORTGAGE TRUST 2011-C1
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS LR

No.: LR-1	Percentage Interest: [_____]%
CUSIP: [__________]1 [__________]2 ISIN: [__________]3 [__________]4

This certifies that [              ] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class LR Certificateholder is not entitled to interest or principal distributions.  The Class LR Certificateholder will be entitled to receive the proceeds of the remaining assets of the Lower-Tier REMIC, if any, on the final Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero.  It is not anticipated that there will be any assets remaining in the Lower-Tier REMIC or Trust Fund on the final Distribution Date following the distributions on the Regular Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee (in its capacity as trustee, the “Trustee”), paying agent, custodian and certificate administrator (in its capacity as certificate administrator, the “Certificate Administrator”) and TriMont Real Estate Advisors, Inc., as operating advisor (the “Operating Advisor”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Rule 144A Certificates

4 For Regulation S Certificates

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in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Class LR Certificate represents the sole “residual interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.  The Holder of the largest Percentage Interest in the Class LR Certificates shall be the “tax matters person” for the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Certificate Administrator is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the “tax matters person”.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs (provided, however, that with respect to the Distribution Date occurring in January 2012, the Record Date will be the Closing Date).  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate

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Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Pari Passu Loan Combination Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests,

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rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Pari Passu Companion Loan Securities by each Rating Agency; provided that such

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amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; and (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholder or Pari Passu Companion Loan Noteholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (a) an Opinion of Counsel or (b) solely in the case of a Certificateholder or Non-Lead Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency (or, with respect to the applicable Non-Lead Certificateholders, each applicable Companion Rating Agency).  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby and each Pari Passu Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Pari Passu Companion Loan Noteholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or which are required to be distributed to any Pari Passu Companion Loan Noteholder without the consent of such Pari Passu Companion Loan Noteholder;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)	amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the

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consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the consent of any affected Pari Passu Companion Loan Noteholders.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Pari Passu Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, the Pari Passu Companion Loan Noteholder.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such

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Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A Notional Amount and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-B Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders and the Pari Passu Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last

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payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class LR Certificate to be duly executed.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class LR Certificates referred to in the Pooling and Servicing Agreement.

Dated: __________________

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT B

MORTGAGE LOAN SCHEDULE

														Servicing Fees
ID	Property Flag	Property Name	Address	City	State	Zip Code	Interest Rate	Original Balance	Cut-Off Balance	Maturity Date	Payment Date	P&I Monthly Debt Service ($)	Current Monthly Debt Service ($)	Sub Serviced (Y/N)	Sub Servicer Name	Sub Servicer Fee Rate	Master Servicer Fee Rate	Primary Servicer Fee Rate	Interest Calculation (30/360/Act/360)	Letter of Credit
1	Loan	Trinity Centre	111-115 Broadway	New York	NY	10006	5.8975%	72,000,000	72,000,000	9/6/2021	6	438,247	358,765	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
2	Loan	Poughkeepsie Galleria	2001 South Road	Poughkeepsie	NY	12601	6.6115%	69,750,000	69,694,662	11/6/2021	6	439,251	439,251	No	NAP	0.0000%	0.0400%	0.0100%	Actual/360	None
4	Loan	1700 Market Street	1700-1740 Market Street	Philadelphia	PA	19103	5.1700%	49,950,000	49,950,000	10/6/2016	6	273,356	218,190	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
6	Loan	One Montgomery Street	One Montgomery Street	San Francisco	CA	94104	5.6695%	31,550,000	31,550,000	9/6/2021	6	182,507	151,131	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
7	Loan	Sun Products Distribution Center	487 Central Avenue	Bowling Green	KY	42101	6.4765%	28,000,000	28,000,000	12/6/2021	6	208,373	153,217	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
8	Loan	Bethesda Health Medical Office	10301 Hagen Ranch Road	Boynton Beach	FL	33437	6.4390%	26,300,000	26,300,000	11/6/2021	6	165,180	143,081	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
9	Loan	Marriott Buffalo Niagara	1340 Millersport Highway	Amherst	NY	14221	6.3000%	25,000,000	24,933,544	9/6/2021	6	154,743	154,743	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
10	Loan	Doubletree Chattanooga	407 Chestnut Street	Chattanooga	TN	37402	5.6500%	23,000,000	22,798,343	6/6/2021	6	143,308	143,308	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
11	Loan	Hospitality Specialists Portfolio - Pool 2	Various	Various	Various	Various	6.5000%	22,000,000	21,945,077	10/6/2021	6	148,546	148,546	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
11	Property	Residence Inn Moline	4600 53rd Street	Moline	IL	61265	6.5000%	8,488,000	8,466,810
11	Property	Hampton Inn & Suites Moline	2450 69th Avenue	Moline	IL	61265	6.5000%	8,084,000	8,063,818
11	Property	Hampton Inn Stevensville	5050 Red Arrow Highway	Stevensville	MI	49127	6.5000%	5,428,000	5,414,449
12	Loan	Hospitality Specialists Portfolio - Pool 1	Various	Various	MI	Various	6.5000%	21,000,000	20,947,573	10/6/2021	6	141,794	141,794	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
12	Property	Springhill Suites Grand Rapids	5250 28th Street Southeast	Grand Rapids	MI	49512	6.5000%	8,157,000	8,136,636
12	Property	Hampton Inn & Suites Grand Rapids	5200 28th Street Southeast	Grand Rapids	MI	49512	6.5000%	7,055,000	7,037,387
12	Property	Residence Inn Holland	631 Southpoint Ridge Road	Holland	MI	49423	6.5000%	5,788,000	5,773,550
13	Loan	Chicago Portfolio	Various	Chicago	IL	Various	6.1115%	20,000,000	19,964,335	10/6/2021	6	121,348	121,348	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
13	Property	343 West Erie Street	343 West Erie Street	Chicago	IL	60654	6.1115%	9,968,254	9,950,478
13	Property	747 North LaSalle Street	747 North LaSalle Street	Chicago	IL	60654	6.1115%	5,523,810	5,513,959
13	Property	600 South Clark Street	600 South Clark Street	Chicago	IL	60605	6.1115%	4,507,937	4,499,898
14	Loan	560 Lincoln Road	560 Lincoln Road	Miami Beach	FL	33139	5.8905%	18,432,500	18,432,500	9/6/2021	6	109,218	91,737	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
15	Loan	Shops at Greenwood	9600-9696 East Arapahoe Road, 6806-6883 South Dallas Way, 6800-6825 South Dallas Court and 6801-6855 South Dayton Street	Greenwood Village	CO	80112	6.1400%	17,800,000	17,800,000	12/6/2021	6	108,327	108,327	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
16	Loan	Tops Self Storage	3485 Old Conejo Road	Newbury Park	CA	91320	6.3940%	17,200,000	17,200,000	12/6/2021	6	107,519	107,519	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
17	Loan	Dawntree Apartments	1834 East Peters Colony Road	Carrollton	TX	75007	5.4840%	15,182,000	15,182,000	8/6/2021	6	86,049	70,345	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
18	Loan	Beta Center	5151-5171 Glenwood Avenue	Raleigh	NC	27612	6.5010%	14,400,000	14,400,000	10/6/2021	6	91,027	79,096	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
19	Loan	Addison Park	2190 Northwest 4th Court	Boca Raton	FL	33431	5.9140%	13,250,000	13,211,760	9/6/2021	6	78,709	78,709	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
20	Loan	Plaza Mall of Georgia - Phase II	3480 Financial Center Way	Buford	GA	30519	5.9640%	11,550,000	11,550,000	12/6/2021	6	68,981	68,981	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
22	Loan	Kirkman Oaks Shopping Center	4646 South Kirkman Road	Orlando	FL	32811	6.5450%	8,300,000	8,292,562	11/6/2021	6	52,708	52,708	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
23	Loan	Holiday Inn Express Cooperstown	4758 State Highway 28	Cooperstown	NY	13326	6.2500%	7,400,000	7,351,994	7/6/2016	6	48,816	48,816	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
25	Loan	Northview Plaza	10675 East Northwest Highway	Dallas	TX	75238	5.8000%	7,200,000	7,192,554	11/6/2021	6	42,246	42,246	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
26	Loan	Preston Lloyd Shopping Center	19009 Preston Road	Dallas	TX	75252	5.9475%	6,500,000	6,500,000	12/6/2021	6	38,752	38,752	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
27	Loan	Holiday Inn Express Richmond Airport	491 International Center Drive	Sandston	VA	23150	6.1500%	6,100,000	6,075,110	9/6/2021	6	39,864	39,864	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
28	Loan	Westpointe Shopping Center	8603 State Highway 151	San Antonio	TX	78245	6.1545%	6,050,000	6,050,000	12/6/2021	6	36,876	36,876	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
30	Loan	StorQuest Oxnard	1781 Jones Way	Oxnard	CA	93033	6.2045%	5,300,000	5,300,000	12/6/2021	6	32,476	32,476	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
31	Loan	Countryside MHC	3059 Bixler Road	Newfane	NY	14108	6.0000%	3,600,000	3,600,000	12/6/2021	6	21,584	21,584	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
32	Loan	River View Estates	1010 South 74th Terrace	Kansas City	KS	66111	6.4610%	3,525,000	3,521,789	11/6/2021	6	22,190	22,190	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None

														Servicing Fees
ID	Property Flag	Property Name	Address	City	State	Zip Code	Interest Rate	Original Balance	Cut-Off Balance	Maturity Date	Payment Date	P&I Monthly Debt Service ($)	Current Monthly Debt Service ($)	Sub Serviced (Y/N)	Sub Servicer Name	Sub Servicer Fee Rate	Master Servicer Fee Rate	Primary Servicer Fee Rate	Interest Calculation (30/360/Act/360)	Letter of Credit
3	Loan	Portofino at Biscayne	14000 Biscayne Boulevard	North Miami	FL	33181	5.2750%	56,000,000	55,759,107	8/5/2016	5	310,102	310,102	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
5	Loan	333 North Bedford Road	333 North Bedford Road	Mount Kisco	NY	10549	5.5500%	45,000,000	44,733,808	8/5/2016	5	277,685	277,685	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
21	Loan	4601 Washington Avenue	4601 Washington Avenue	Houston	TX	77007	6.2500%	10,500,000	10,485,422	11/5/2021	5	69,265	69,265	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
24	Loan	Summerfield Apartments	1500 Lorene Drive	Harvey	LA	70058	5.8900%	7,250,000	7,208,828	6/5/2021	5	42,956	42,956	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None
29	Loan	Dunbar Village	981 Dunbar Village	Dunbar	WV	25064	6.2500%	6,000,000	5,989,631	10/5/2016	5	36,943	36,943	No	NAP	0.0000%	0.0400%	0.0700%	Actual/360	None

B-1

EXHIBIT C-1

FORM OF TRANSFEREE AFFIDAVIT

AFFIDAVIT PURSUANT TO
SECTION 860E(e)(4) OF THE
INTERNAL REVENUE CODE OF
1986, AS AMENDED

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

                                     , being first duly sworn, deposes and says:

1.           That he/she is a                                       of                                       (the “Purchaser”), a                                       duly organized and existing under the laws of the State of                                       on behalf of which he/she makes this affidavit.

2.           That the Purchaser’s Taxpayer Identification Number is                             .

3.           That the Purchaser is acquiring a UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificate, Series 2011-C1, Class [R] [LR] (the “Residual Certificate”) and, further, that the Purchaser is a Permitted Transferee (as defined in Article I of the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, or is acquiring the Residual Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

4.           That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Residual Certificate as they become due.

5.           That the Purchaser understands that it may incur tax liabilities with respect to the Residual Certificate in excess of any cash flow generated by the Residual Certificate.

6.           That the Purchaser will not transfer the Residual Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

7.           That the Purchaser is not a Disqualified Non-U.S. Person and is not purchasing the Residual Certificate for the account of, or as an agent (including as a broker,

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nominee or other middleman) for, a Disqualified Non-U.S. Person and is otherwise a Permitted Transferee.

8.           That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Residual Certificate to a “disqualified organization,” an agent thereof, or a person that does not satisfy the requirements of paragraph 4, paragraph 7 and paragraph 11 hereof.

9.           That, if a “tax matters person” is required to be designated with respect to the [Upper-Tier REMIC] [Lower-Tier REMIC], the Purchaser agrees to act as “tax matters person” and to perform the functions of “tax matters partner” of the [Upper-Tier REMIC][Lower-Tier REMIC] pursuant to Section 4.04 of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Certificate Administrator as the Purchaser’s agent in performing the function of “tax matters person” and “tax matters partner.”

10.           The Purchaser agrees to be bound by and to abide by the provisions of Section 5.02 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Residual Certificate.

11.           The Purchaser will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Person.

12.           Check the applicable paragraph:

☐            The present value of the anticipated tax liabilities associated with holding the Residual Certificate, as applicable, does not exceed the sum of:

(i)           the present value of any consideration given to the Purchaser to acquire such Residual Certificate;

(ii)           the present value of the expected future distributions on such Certificate; and

(iii)           the present value of the anticipated tax savings associated with holding such Residual Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Code Section 11(b) (but the tax rate in Code Section 55(b)(1)(B) may be used in lieu of the highest rate specified in Code Section 11(b) if the Purchaser has been subject to the alternative minimum tax under Code Section 55 in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short term Federal rate prescribed by Code Section 1274(d) for the month of the transfer and the compounding period used by the Purchaser.

☐            The transfer of the Residual Certificate complies with U.S. Treasury Regulations Section 1.860E-1(c)(5) and (6) and, accordingly,

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(i)           the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Residual Certificate will only be taxed in the United States;

(ii)           at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)           the Purchaser will transfer the Residual Certificate only to another “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Section 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

(iv)           the Purchaser determined the consideration paid to it to acquire the Residual Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐            None of the above.

Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its                                       this      day of               , 20    .

[The Purchaser]

By:	________________________________
Name:
Title:

C-1-3

Personally appeared before me the above named               , known or proved to me to be the same person who executed the foregoing instrument and to be the of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

Subscribed and sworn before me this      day of               , 20    .

_______________________________
NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the      day of               , 20    .

C-1-4

EXHIBIT C-2

FORM OF TRANSFEROR LETTER

[Date]

Deutsche Bank Trust Company Americas
c/o DB Services Americas, Inc.
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Transfer Unit

Re:	UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Class [R][LR]

Ladies and Gentlemen:

[Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Pooling and Servicing Agreement defined in the attached affidavit) and has no actual knowledge or reason to know that the information contained in paragraphs 4, 7 and 11 thereof is not true.  No purpose of [Transferor] relating to the transfer of the Class [R][LR] Certificate by [Transferor] to [Transferee] is or will be to impede the assessment of any tax.

Very truly yours,

[Transferor]

By:	________________________________
Name:
Title:

C-2-1

EXHIBIT D-1

FORM OF INVESTMENT REPRESENTATION LETTER

Deutsche Bank Trust Company Americas
c/o DB Services Americas, Inc.
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Transfer Unit

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street
New York, New York 10013

Re:	Transfer of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1: Class []

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, on behalf of the holders of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass Through Certificates, Series 2011-C1 (the “Certificates”) in connection with the transfer by [________] (the “Seller”) to the undersigned (the “Purchaser”) of $_____ aggregate initial [Certificate Balance] [Notional Balance][_____% Percentage Interest] of Class [   ] Certificates, in certificated fully registered form (such registered interest, the “Certificate”).  Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

[For Institutional Accredited Investors only]  1. The Purchaser is an “institutional accredited investor” (“Institutional Accredited Investor”) (i.e. an entity meeting the requirements of Rule 501 (a)(1), (2), (3) or (7) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and the Purchaser and any accounts for which the Purchaser is acting are each able to bear the economic risk of the investment.  The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

D-1-1

[For Qualified Institutional Buyers only]  1. The Purchaser is a “qualified institutional buyer” (“Qualified Institutional Buyer”) within the meaning of Rule 144A (“Rule 144A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is a Qualified Institutional Buyer) as to each of which the Purchaser exercises sole investment discretion.  The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.           The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer to (i) Qualified Institutional Buyers in transactions under Rule 144A, or (ii) other Institutional Accredited Investors, pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws (including applicable state and foreign securities laws), and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Individual Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

3.           The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

4.           The Purchaser has reviewed the applicable Private Placement Memorandum dated December 9, 2011, relating to the Certificates (the “Private Placement Memorandum”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

5.           The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of an Individual Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto.  This undertaking is made for the benefit of the Trust, the Depositor, the Trustee, the Certificate Administrator, the Certificate Registrar and all Certificateholders present and future.

6.           The Purchaser will not sell, pledge or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

D-1-2

7.           Check one of the following:

☐          The Purchaser is a “U.S. Person” (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W 9 (or successor form).

☐          The Purchaser is not a “U.S. Person” (as defined below) and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s).  The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Forms W-8BEN, IRS Forms W-8IMY or]* IRS Forms W-8ECI[, as the case may be]*, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 7, “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons).

Please make all payments due on the Certificates:**

(a)           by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number:

Institution:

(b)           by mailing a check or draft to the following address:

* Delete for Class R and Class LR.
** Only to be filled out by Purchasers of Individual Certificates. Please select (a) or (b).

D-1-3

________________________________________

________________________________________

________________________________________

Very truly yours,

[Insert Name of Purchaser]

By:	________________________________
Name:
Title:

Dated: ________________, 20__

D-1-4

EXHIBIT D-2

FORM OF ERISA REPRESENTATION LETTER

[Date]

Deutsche Bank Trust Company Americas
c/o DB Services Americas, Inc.
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Transfer Unit

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street
New York, New York 10013

Re:           UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Class [   ]

Ladies and Gentlemen:

                        (the “Purchaser”) intends to purchase from (the “Seller”) [$___ initial [Certificate Balance] [Notional Balance> [        % Percentage Interest] of Commercial Mortgage Pass-Through Certificates, 2011-C1, Class [  ], CUSIP No. _____ (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian.  All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.  The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Administrator, the Certificate Registrar and the Trustee that:

The Purchaser is not (a) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Code Section 4975, a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (b) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan, other than (except in the case of the Class R and Class LR Certificates) an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company would be

D-2-1

exempt from the prohibited transaction provisions of Section 406 and 407 of ERISA and Code Section 4975 under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law; and

The Purchaser understands that if the Purchaser is a person referred to in clause (a) or (b) above, except in the case of the Class R or Class LR Certificate, which may not be transferred unless the transferee represents it is not such a person, such Purchaser is required to provide to the Certificate Registrar any opinions of counsel, officers’ certificates or agreements as may be required by such persons, and which establishes to the satisfaction of the Depositor, the Certificate Administrator and the Certificate Registrar that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Section 406 and Section 407 of ERISA or Code Section 4975 or any corresponding provision of any Similar Law, and will not subject the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Code Section 4975 or Similar Law), which Opinions of Counsel, officers’ certificates or agreements shall not be at the expense of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this       day of    , 20   .

Very truly yours,

[Purchaser]

By:	________________________________
Name:
Title:

D-2-2

EXHIBIT E

REQUEST FOR RELEASE

[Date]

Deutsche Bank Trust Company Americas
as Certificate Administrator and Custodian
1761 East St. Andrew Place
Santa Ana, CA  92705
Attention:  Custody Administration-UB11C1

Re:	UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1

Dear __________________:

In connection with the administration of the Mortgage Files held by, or on behalf of, you as Custodian under a certain Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Custodian with respect to the following described Mortgage Loan for the reason indicated below:

Mortgagor’s Name:

Address:

Asset No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

______                  1.           Mortgage Loan paid in full.  Such [Master Servicer] [Special Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan  have been or will be, following such [Master Servicer’s] [Special Servicer’s] release of the Mortgage File, credited to the Collection Account pursuant to the Pooling and Servicing Agreement.

______                  2.           The Mortgage Loan is being foreclosed.

E-1

______                  3.           Other.  (Describe)

The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

[MASTER SERVICER] [SPECIAL SERVICER]

By:	________________________________
Name:
Title:

E-2

EXHIBIT F

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), TO AN INSTITUTIONAL ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES), IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

F-1

EXHIBIT G

FORM OF REGULATION S TRANSFER CERTIFICATE

Deutsche Bank Trust Company Americas
c/o DB Services Americas, Inc.
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Transfer Unit

Re:	Transfer of UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1,Class [ ]

Ladies and Gentlemen:

This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, on behalf of the holders of the UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Class [    ] (the “Certificates”) in connection with the transfer by the undersigned (the “Transferor”) to                                       (the “Transferee”) of $                     Certificate Balance of Certificates, in fully registered form (each, an “Individual Certificate”), or a beneficial interest of such aggregate Certificate Balance in the Regulation S Global Certificate (the “Global Certificate”) maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the “Transferred Interest”).

In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)           the offer of the Transferred Interest was not made to a person in the United States;

[(2)           at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;]*

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

G-1

[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither there undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]*

(3)           no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not “restricted securities” as defined in Rule 144 under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer and each Special Servicer.

[Insert Name of Transferor]

By:	________________________________
Name:
Title:

Dated: ________________, 20__

G-2

EXHIBIT H

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM RULE 144A
GLOBAL CERTIFICATE TO REGULATION S GLOBAL
CERTIFICATE DURING THE RESTRICTED PERIOD

(Exchanges or transfers pursuant to Section 5.02(c)(ii)(A) of the Pooling and Servicing Agreement)

Deutsche Bank Trust Company Americas
c/o DB Services Americas, Inc.
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Transfer Unit

Re:	Transfer of UBS-Citigroup 2011-C1 Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Class [ ]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of Rule 144A Global Certificate (CUSIP No.                     ) with the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No.                     ) to be held with [Euroclear] [Clearstream]* (Common Code) through the Depositary.

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the Transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States,

* Select appropriate depository.

H-1

[(2)           at the time the buy order was originated, the transferee was outside the United States or the Transferor and any persons acting on its behalf reasonably believed that the Transferee was outside the United States,]**

[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)           no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; or

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer and each Special Servicer.

[Insert Name of Transferor]

By:	________________________________
Name:
Title:

Dated: ________________, 20__

** Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM RULE 144A
GLOBAL CERTIFICATE TO REGULATION S GLOBAL
CERTIFICATE AFTER THE RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.02(c)(ii)(B) of the Pooling and Servicing Agreement)

Deutsche Bank Trust Company Americas
c/o DB Services Americas, Inc.
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Transfer Unit

Re:	Transfer of UBS-Citigroup 2011-C1 Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Class [ ]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

The letter relates to U.S. $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of the Rule 144A Global Certificate (CUSIP No.                     ) with the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No.                     ).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States,

I-1

[(2)           at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States,]*

[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)           no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not “restricted securities” as defined in Rule 144 under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer and each Special Servicer.

[Insert Name of Transferor]

By:	________________________________
Name:
Title:

Dated: _______________, 20___

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM REGULATION S GLOBAL
CERTIFICATE TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to Section 5.02(c)(ii)(C)
of the Pooling and Servicing Agreement)

Deutsche Bank Trust Company Americas
c/o DB Services Americas, Inc.
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256
Attention:  Transfer Unit

Re:	Transfer of UBS-Citigroup 2011-C1 Commercial Mortgage Pass-Through Certificates, Series 2011-C1, Class [ ]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to U.S. $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of the Regulation S Global Certificate (CUSIP No.                     ) with [Euroclear] [Clearstream]* (Common Code                     ) through the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No.                     ).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account or accounts with respect to which the transferee exercises sole investment discretion and the transferee and any such account is “qualified institutional buyer” within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

* Select appropriate depositary.

J-1

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer and each Special Servicer.

[Insert Name of Transferor]

By:	________________________________
Name:
Title:

Dated: ______________, 20__

J-2

EXHIBIT K

FORM OF DISTRIBUTION DATE STATEMENT

K-1

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

1761 E. St. Andrew Place
Santa Ana, CA 92705

Website:
https://tss.sfs.db.com/investpublic

Associated Files
- Supplements
- Pool Periodic
- Bond Periodic
- Loan Periodic
- Loan Setup
- Governing Documents
- Annex A

Factor Information:
(800) 735-7777

Main Phone Number:
714-247-6000

Administrator

Table of Contents

Certificate Payment Report	2
Certificate Factor Report	3
Cash Reconciliation	4
Other Related Information	5
Pool and Performance Detail	6
Bond Interest Reconciliation	7
Bond Reconciliation Detail	8
Current Ratings	9
Performance History	10
Payoff History	11
Mortgage Payoff Detail	12
Delinquency Detail	13
Stratification - Mortgage Balances/Rates	14
Stratification - Amortization Terms	15
Stratification - Property Types	16
Stratification - Geographic Distribution	17
Stratification - Financial Ratios and Other	18
Historical Loss Liquidation	19
Historical Bond/Collateral Realized Loss Reconciliation	20
Loan Level Detail	21
Specially Serviced Loan Detail	22
Specially Serviced Loan Comments	23
Appraisal Reduction Detail	24
Appraisal Reduction Comments	25
Modifications/Extensions Detail/Description	26
REO Historical Detail	27
Material Breaches and Document Defects	28
Rule 15Ga Information	29

Contacts

Depositor	Citigroup Commercial Mortgage Securities Inc.,
Master Servicer	Wells Fargo Bank, National Association
Special Servicer	Midland Loan Services
Underwriters	UBS Securities LLC Citigroup Global Markets, Inc. Natixis Securities Americas LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Morgan Stanley & Co. LLC
Operating Advisor	TriMont Real Estate Advisors, Inc.
Trustee	Deutsche Bank Trust Company Americas
Rating Agencies	Moody's Fitch

Dates

Current Distribution Date			**01/01/2012**
Distribution Count			**1**
Prior Distribution Date			N/A
Next Distribution Date			02/10/2012
Trust Collection Period	12/07/2011	to	01/06/2012
Record Date			12/30/2011
Determination Date			01/06/2012
Cutoff Date			12/01/2011
Closing Date			12/22/2011
Initial Distribution Date			01/12/2012
Rated Final Payment Date			

"Until this statement/report is filed with the Commision with Respect to the Trust pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, the recipient hereof shall be deemed to keep the information contained herein confidential and such information will not, without the prior consent for the Master Servicer or the Trustee, be disclosed by such recipient of by its officers, directors, partners, employees, agents or representatives in any manner whatsoever, in whole or in part."

Page 1 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Certificate Payment Report

			Balance and Principal Components					Interest		Pass-Through Rate		Credit Support	
Class	Class Type	CUSIP	Original Balance	Beginning Balance	Principal	Non-Prin Adj/ Loss/Accretion	Ending Balance	Interest Distributed	Excess/ Shortfall	Current	Next	Original %	Current %
SubTotal													
Total													

Page 2 of 29

Trust & Securities Services

Deutsche Bank

Certificate Factor Report

		Accrual			Balance Factors			Payment Factors		
Class	Cusip	Start Date	End Date	Methodology	Original Balance	Beginning Balance	Ending Balance	Interest Distributed	Principal Distributed	Total Distributed

Page 3 of 29

Trust & Securities Services

Deutsche Bank

Cash Reconciliation

Servicer Remittance Non-Adjusted

Principal

A. Scheduled Principal
- Current Principal
- Advanced Principal
- Scheduled Maturity Payoff

B Unscheduled Principal
- Voluntary
- Post-Maturity
- Liquidation
- Curtailment
- Defeasance
- Neg Am/Deferred

Principal Non-Adjusted

Interest

A. Scheduled Interest
- Current Interest
- Delinquent Interest

B Servicing Fees & Expenses
- Current Servicer Fees
- Delinquent Servicer Fees
- Sub-Servicer
- Servicer Fee Strips
- Other Fee Strips (incl. Insurer)
- Miscellaneous Fees

Servicer Fees/Expenses

Interest Non-Adjusted

Principal & Interest Non-Adjusted

C. Operating Advisor Fees

Adjustments

Principal

A. Excess Amounts
- Subsequent Recovery
- Gain-on-Sale

B. Shortfalls Amounts.
- Realized Loss
- Additional Loss Claim

Net Excess/Shortfall

Interest

A. Excesses
- Penalties/Yield Maintain/Exit
- Extension Interest (ARD)
- Default Interest
- Prepay Interest Excess (PPIE)
- Interest Recovery
- ASER Recovered
- Other Interest Proceeds

B. Shortfalls
- Gross PPIS (Prepay Interest Shortfall)
  - Servicer PPIS Cap
  - Net PPIS
- Deferred Interest
- Modification Shortfall
- ASER Applied
- Special Servicer Fees
- Workout Fees
- Liquidation Fees
- Non-Recoverable Advances
- Interest on Prior Advances
- Various Expenses
- Other Interest Loss

Net Excess/Shortfall

Trust

Trust Related Fees & Expenses
- Trustee Fee
- Certificate Administrator Fee
- Trustee Strips
- Certificate Insurer
- Collateral Administrator
- Trust Expense(s)
- Guarantee Fee
- Unreimbursed Indemnification Expense

Trust Related Fees & Expenses

Sister Agreements
- In-SWAP Payment
- Out-SWAP Payment
- In-Equity Payment
- Out-Equity Payment

Interest Reserve Account
- Deposit
- Cumulative Deposit
- Withdrawal

Summary
- Principal Adjusted
- Scheduled Interest
  - Servicer Fee & Expense
  - Interest Shortfall Expense

Servicer Wire
- Trustee Fee & Expense
- Sister Agreements
- Interest Reserve Account

Due to Certificates

Page 4 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1
Commercial Mortgage Pass-Through Certificates, Series 2011-C1
January 12, 2012
Deutsche Bank

Other Related Information

Disclosable Special Servicer Fees*

Commissions
Brokerage fees
Commissions
Other

*Fee-sharing arrangement

Page 5 of 29
Trust & Securities Services

Deutsche Bank

Pool and Performance Detail

Pool Detail

Current	Amt	%	Cnt	%
Amortizing/Balloon				
IO/Amortizing/Balloon				
IO/Balloon				
Smallest Balance				
Average Balance				
Largest Balance				

Current	
Beginning Balance	
Scheduled Principal	
Voluntary Payoff	
Scheduled Maturity Payoff	
Post-Maturity Payoff	
Net Liquidation	
Realized Loss	
Curtailment	
Defeasance	
Negative Amortization/Deferred	
Ending Balance	

Cumulative	
Scheduled Principal	
Voluntary Payoff	
Scheduled Maturity Payoff	
Post-Maturity Payoff	
Net Liquidation	
Realized Loss	
Curtailment	
Defeasance	
Negative Amortization/Deferred	

WA Rates/Terms

	Cutoff	Prior	Current	Next
WAC				
LIBOR				
WAMM				
AWAM				

Performance Snapshot

	3 Mo Avg		6 Mo Avg		12 Mo Avg	
Current	% Bal	% Cnt	% Bal	% Cnt	% Bal	% Cnt
Current						
30 Day						
60 Day						
90 Day Plus						
Foreclosures						
REOs						
Bankruptcies						
Liquidations						
Defeasances						
Modifications						

Advance Summary

Cumulative	Principal	Interest	Cnt	% Amt	% Cnt
Prior Outstanding					
Current Amount					
Recovery (-)					
Current Outstanding					
Non-Recoverable					

Appraisal Reduction Summary

Prior Cumulative ASER	
Current ASER	
Recovery (-)	
Cumulative ASER	

(*) ARA Appraisal Reduction Amount (*) ASER Appraisal Subordination Entitlement

Page 6 of 29
Trust & Securities Services

Deutsche Bank

Bond Interest Reconcilation

Class	Accrual Prior Due	Accrual Curr Due	Accrual Method	Accrual Days	Beginning Balance	Pass-Through Rate	Prior Shortfall	Current Accrued	Current Additions	Current Deductions	Distributable Interest	Distributed Interest	Outstanding Shortfall
Sub Total													
Total													

Page 7 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Bond Reconciliation Detail

	Principal Components				Interest Additions				Interest Deductions		
Class	Scheduled	Unscheduled	Current Loss	Cumulative Loss	PPY, PPYYM, Exit Fees	Interest Adjustment	Interest on Prior Shortfall	Interest on Prior Loss	Net PPIS	Deferred Accretion	Interest Loss Expense
SubTotal											
Total											

Page 8 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Current Ratings

			Closing Ratings						Updated Ratings (1)											
									Fitch		Moody's		S & P		Realpoint		DBRS		Kroll	
Class	Class Type	CUSIP	Fitch	Moody's	S & P	Realpoint	DBRS	Kroll	Rating	Eff Date	Rating	Eff Date	Rating	Eff Date	Rating	Eff Date	Rating	Eff Date	Rating	Eff Date

Contact Information	Fitch, Inc.	Moody's Investors Service	Standard & Poor's Rating Service	Realpoint LLC	DBRS Limited	Kroll Bond Ratings
	One State Street Plaza	7 World Financial Center	55 Water Street	410 Horsham Road Suite A	181 University Avenue, Suite 700	599 Lexington Ave
	New York, New York, 10004	New York, New York 10007	New York, New York 10041	Horsham, PA 19044	Toronto, ON M5H 3M7	New York, NY 10022
	(212) 908-0500	(212) 553-0300	(212) 438-2430	(267) 960-6014	(416) 593-5577	(212) 702-0707

Legend

NR Class not rated at issuance
NA Data not available

(1) These ratings are not a recommendation to buy, sell or hold these notes. Ratings may be changed or withdrawn at any time by each assigning rating agency. These ratings do not address the possibility that, as a result of principal prepayments or losses, the yield on your notes may be lower than anticipated.

Changed ratings provided on this report are based on information provided by the applicable rating agency via electronic transmission and captured during the processing window. Deutsche Bank does not hold itself responsible for any update that may have occurred outside the window during which the data was captured.

Page 9 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Performance History

	Delinquency Categories (excludes REO/Foreclosures)						Impaired Loans						Unique Events					
Dist Date	30 Day		60 Day		90 Day		Foreclosure		REO		Bankruptcy		Defeasance		Modification		Specially Serviced	
Dist Cnt	Cnt	Bal	Cnt	Bal	Cnt	Bal	Cnt	Bal	Cnt	Bal	Cnt	Bal	Cnt	Bal	Cnt	Bal	Cnt	Bal

Page 10 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Payoff History

Dist Date Dist Cnt	Payoff Amount		Liquidation				Interest Additions/Deductions (1)				Maturity (2)		Remaining Term	
	Cnt	Amount	Cnt	Liquidation	Realized Loss	Net Liquidation	Type	Penalty	PPIS	Other	Date	Var	Life	Amort
Total														

(1) Penalty Type

1 Prepay Penalties
2 Yield Maintenance
3 Exit Fees
4 Yield Maintenance & Exit Fees

(2)

Maturity Var: Payoff to Maturity Date delta

Page 11 of 29

Trust & Securities Services

Deutsche Bank

Mortgage Payoff Detail

Amortization Type

1	Partial Liq'n (Curtailment)	7	N/A
2	Payoff Prior to Maturity	8	Payoff w/ Penalty
3	Disposition/Liquidation	9	Payoff w/ Yield Maintenance
4	Repurchase/Substitution	10	Curtailment w/ Penalty
5	Full Payoff at Maturity	11	Curtailment w/ Yield Maintenance
6	DPO		

Property Type Code

MF	Multi-Family	OF	Office
RT	Retail	MU	Mixed Use
HC	Health Care	LO	Lodging
IN	Industrial	SS	Self Storage
WH	Warehouse	OT	Other
MH	Mobile Home Park		

Page 12 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Delinquency Detail

		P&I Advances				Non-Advancing		Tracking		Status/Resolution w Relevant Dates						Loan Description		
		Prior Outstanding		Current Outstanding														
Investor No.	PTD	Interest	Principal	Interest	Principal	ASER	Non-Recoverable	Mo (s) Delinq	Mo (s) Recov	Loan Status	Resoln Strategy	SS Tran Date	ARA Date	FC/REO Date	BK Date	Prop Type	DSCR	LTV
Totals																		

Resolution Strategy Code

1	Modification	6	DPO	10	Deed in Lieu Of Foreclosure
2	Foreclosure	7	REO	11	Full Payoff
3	Bankruptcy	8	Resolved	12	Reps and Warranties
4	Extension	9	Pending Return to Master Servicer	13	Other or TBD
5	Note Sale				

Loan Status Code

0	Current	3	90 Days Delinquent
A	Grace	4	Matured Balloon
B	0 - 29 Days	7	Foreclosure
1	30 Days Delinquent	9	REO
2	60 Days Delinquent		

Property Type Code

MF	Multi-Family	OF	Office
RT	Retail	MU	Mixed Use
HC	Health Care	LO	Lodging
IN	Industrial	SS	Self Storage
WH	Warehouse	OT	Other
MH	Mobile Home Park		

Page 13 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Stratification - Mortgage Balances/Rates

Distribution of Principal Balances - All Groups

	Current								Original							
	Summation			Weighted Average					Summation			Weighted Average				
Balances	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC
Average																
Minimum																
Maximum																

Distribution of Mortgage Rates - All Groups

	Current								Original							
	Summation			Weighted Average					Summation			Weighted Average				
Mortgage Rates	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC

Page 14 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Stratification - Amortization Terms

Amortization terms of the Mortgage Pool - All Groups

Amortizing/Balloon

	Current								Original							
	Summation			Weighted Average					Summation			Weighted Average				
Terms	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC
Average																
Minimum																
Maximum																

Interest Only/Amortizing/Balloon

	Current								Original							
	Summation			Weighted Average					Summation			Weighted Average				
Terms	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC
Average																
Minimum																
Maximum																

Interest Only/Balloon

	Current								Original							
	Summation			Weighted Average					Summation			Weighted Average				
Terms	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC
Average																
Minimum																
Maximum																

Page 15 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Stratification - Property Types

Distribution Of Property Types- Current Status

	Summation			Weighted Average				
Property Types	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC
Average								
Minimum								
Maximum								

Distribution Of Property Types- Closing Status

	Summation			Weighted Average				
Property Types	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC

Page 16 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Stratification - Geographic Distribution

Distribution by Geographic Location - Current Status

	Summation			Weighted Average			
Geographic	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC

Distribution by Geographic Location - Closing Status

	Summation			Weighted Average			
Geographic	Cnt	Balance	%	Term	Rate	DSCR	LTV	OCC

Page 17 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Stratification - Financial Ratios and Other

Distribution of Loan Seasoning

Terms	Summation Cnt	Summation Balance	%	Weighted Average Term	Weighted Average Rate	Weighted Average DSCR	Weighted Average LTV	Weighted Average OCC
Average								
Minimum								
Maximum								

Distribution of Debt Service Coverage Ratios (DSCRs)-Most Recent

Ratios	Summation Cnt	Summation Balance	%	Weighted Average Term	Weighted Average Rate	Weighted Average LTV	Weighted Average OCC

Max DSCR

Min DSCR

Distribution of Maturity Dates

Year	Summation Cnt	Summation Balance	%	Weighted Average Term	Weighted Average Rate	Weighted Average DSCR	Weighted Average LTV	Weighted Average OCC

Distribution of Loan-to-values (LTVs)

Ratios	Summation Cnt	Summation Balance	%	Weighted Average Term	Weighted Average Rate	Weighted Average DSCR	Weighted Average OCC

Max LTV

Min LTV

Distribution by Amortization Type

Amortization Type	Summation Cnt	Summation Balance	%	Weighted Average Term	Weighted Average Rate	Weighted Average DSCR	Weighted Average LTV	Weighted Average OCC

Distribution of Occupancy Percentages

Percentages	Summation Cnt	Summation Balance	%	Weighted Average Term	Weighted Average Rate	Weighted Average LTV	Weighted Average DSCR

Max Occ

Min Occ

Page 18 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Historical Loss Liquidation

		Liquidation Components (time of resolution)								Subsequent Adjustments			
Investor No.	Period	Begin Bal	Most Recent Appraisal	Liquidation Sales Price	Liquidation Proceeds	Liquidation Expense	Net Liquidation Proceeds	Loss to Trust	Loss Type	Adjustment Date	Adjustment Amount	Minor Adjustment	Adjusted Loss Cumulative

Page 19 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Historical Bond/Collateral Realized Loss Reconciliation

		Liquidation Summary		Certificate Level						Cash Adjustment	
Investor No.	Period	Beginning Balance (1)	Aggregate Loss (2)	Prior Certificate Writedown (3)	OC, Credit Support (4)	Shortfalls/ Excesses (5)	Modification, ARA Adjs (6)	Subseq Claims Recoveries (7)	Curr Certificate Writedown (8)	Cash Recovery (9)	Curr Certificate Writedown Adj (10)

Loan Status Code

1 Current Scheduled Beginning Balance of the Loan at Liquidation
2 Aggregate Realized Loss on Loans
3 Prior Realized Loss Applied to Certificates
4 Amounts covered by Overcollaterization and other Credit Supports
5 Interest (Shortages)/Excesses applied to Realized Losses
6 Modification Adjustments/Appraisal Reduction Adjustments
7 Additional (Recoveries) Expenses applied to Realized Losses
8 Realized Loss Applied to Certificates to Date ((3) - (4) - (5) - (6) + (7))
9 Recoveries of Realized Losses Paid as Cash
10 Recoveries/Realized Losses applied to Certificate Interest

Note: In the initial period, the Realized Loss Applied to certificates to Date will equal Aggregate Realized Loss on Loans (- (4) - (5) - (6) + (7)) versus ((3) - (4) - (5) - (6) + (7))

Page 20 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Loan Level Detail

	Current P&I						Current Status				Static				Financial					
	Principal Components			Interest											Most Recent			Cutoff		
Investor No.	Begin Bal	Principal	Ending Bal	Rate	Accrual	Interest	PTD	Loan Status	Rsln Strgy	Dfsd	Prop Type	State	Amort Type	Cutoff Maturity	DSCR	LTV	Phy Occ %	DSCR	LTV	Phy Occ %

Resolution Strategy Code

- 1 Modification
- 2 Foreclosure
- 3 Bankruptcy
- 4 Extension
- 5 Note Sale
- 6 DPO
- 7 REO
- 8 Resolved
- 9 Pending Return to Master Servicer
- 10 Deed in Lieu Of Foreclosure
- 11 Full Payoff
- 12 Reps and Warranties
- 13 Other or TBD

Loan Status Code

- 0 Current
- A Grace
- B 0 - 29 Days
- 1 30 Days Delinquent
- 2 60 Days Delinquent
- 3 90 Days Delinquent
- 4 Matured Balloon
- 7 Foreclosure
- 9 REO

Property Type Code

- MF Multi-Family
- RT Retail
- HC Health Care
- IN Industrial
- WH Warehouse
- MH Mobile Home Park
- OF Office
- MU Mixed Use
- LO Lodging
- SS Self Storage
- OT Other

Amortization Type

- 1 Fully Amortizing
- 2 Amortizing Balloon
- 3 Interest Only/Balloon
- 4 Interest Only/Amortizing
- 5 Interest Only/Amortizing/Balloon
- 6 Principal Only

Page 21 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Specially Serviced Loan Detail

Investor No.	Status/Resolutions				Balance/Rate/Terms					Static				Financial					
								Remaining						Most Recent				Cutoff	
	PTD	Loan Status	Spec Serv Trans Date	Resoln Strateg	Scheduled Balance	Actual Balance	Note Rate	Life	Amort	Prop Type	State	Amort Type	Cutoff Maturity	DSCR	LTV	Phy Occ%	NOI	LTV	Phy Occ%

Resolution Strategy Code

1 Modification
2 Foreclosure
3 Bankruptcy
4 Extension
5 Note Sale
6 DPO
7 REO
8 Resolved
9 Pending Return to Master Servicer
10 Deed in Lieu Of Foreclosure
11 Full Payoff
12 Reps and Warranties
13 Other or TBD

Loan Status Code

0 Current
A Grace
B 0 - 29 Days
1 30 Days Delinquent
2 60 Days Delinquent
3 90 Days Delinquent
4 Matured Balloon
7 Foreclosure
9 REO

Property Type Code

MF Multi-Family
RT Retail
HC Health Care
IN Industrial
WH Warehouse
MH Mobile Home Park
OF Office
MU Mixed Use
LO Lodging
SS Self Storage
OT Other

Page 22 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Specially Serviced Loan Comments

	Status/Resolutions				
Investor No.	PTD	Loan Status	Spec Serv Trans Date	Resoln Strategy	Description

Page 23 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Appraisal Reduction Detail

	Status/Resolutions				Appraisal Reduction Components				Static				Financial					
													Most Recent				Cutoff	
Investor No.	PTD	Loan Status	Appraisal Redn Date	Resoln Strategy	Scheduled Balance	Appraisal Reduction Amt	ASER	Actual Balance	Prop Type	State	Amort Type	Cutoff Maturity	DSCR	LTV	Phy Occ%	NOI	DSCR	LTV

Resolution Strategy Code

1	Modification	6	DPO	10	Deed in Lieu Of Foreclosure
2	Foreclosure	7	REO	11	Full Payoff
3	Bankruptcy	8	Resolved	12	Reps and Warranties
4	Extension	9	Pending Return to Master Servicer	13	Other or TBD
5	Note Sale				

Loan Status Code

0	Current	3	90 Days Delinquent
A	Grace	4	Matured Balloon
B	0 - 29 Days	7	Foreclosure
1	30 Days Delinquent	9	REO
2	60 Days Delinquent		

Property Type Code

MF	Multi-Family	OF	Office
RT	Retail	MU	Mixed Use
HC	Health Care	LO	Lodging
IN	Industrial	SS	Self Storage
WH	Warehouse	OT	Other

Page 24 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Appraisal Reduction Comments

Investor No.	PTD	Status/Resolutions			Description
		Loan Status	Appraisal Redn Date	Resoln Strategy	

Page 25 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Modifications/Extensions Detail/Description

Investor No.	Modification Date	Modification Type	Modification Components: Balance	Rate	Maturity	P&I Amount	Modification Terms - Cutoff/Current: Balance	Rate	Maturity	P&I Amount	Description

Modification Type

1 Maturity Date
2 Amortization Change
3 Principal Write-off
4 Temporary Rate Reduction
5 Capitalization of Interest
6 Capitalization on Taxes
7 Other
8 Combination

Page 26 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

REO Historical Detail

Investor No.	REO Date	REO Type	Balances Scheduled	Balances Actual	Appraisal Information Most Recent Appraisal	Appraisal Information Appraisal Date	Appraisal Information Appraisal Redn Amt	Static Prop Type	Static State	Static Amort Type	Static Cutoff Maturity	Liquidation Detail Liquidation Date	Liquidation Detail Net Liquidation Proceeds	Liquidation Detail Realized Loss	Liquidation Detail Type

REO Type

1 Paid-in-Full
2 Final Recovery Mode
3 Permitted Purchase
4 Final Recovery REO
5 Permitted Purchase of REO

Page 27 of 29

Trust & Securities Services

UBS-Citigroup Commercial Mortgage Trust 2011-C1

Commercial Mortgage Pass-Through Certificates, Series 2011-C1

January 12, 2012

Deutsche Bank

Material Breaches and Document Defects

Investor No.	Status/Resolutions PTD	Loan Status	Breach or Defect Date	Resoln Strategy	Description

Page 28 of 29

Trust & Securities Services

Deutsche Bank

Rule 15Ga Information

Form ABS-15G - Reference

Mortgage Loan Seller	ABS-15G file Reference	SEC Central Index Key (if applicable)

Rule 15Ga-1(a) - repurchases/replacements - Reference

Investor No.	Asset Name	Asset Originator	Ending Balance	Most Recent Appraisal	Repurchase/Replacement Status(1)

Status: Requested
Pending
Executed
Not Executed

Page 29 of 29

Trust & Securities Services

EXHIBIT L-1

FORM OF INVESTOR CERTIFICATION

[Date]

Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, CA  92705
Attention:  Trust Administration-UB11C1

Re:	UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a certificateholder, beneficial owner or prospective purchaser of the Class ___ Certificates.

2.           In the case of a Publicly Offered Certificate, the undersigned has received a copy of the Prospectus.

3.           The undersigned is not a Borrower, a Manager, an Affiliate of any of the foregoing or an agent of any of the foregoing.

4.           The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the

L-1-1

“Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.           The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, each Special Servicer, the Operating Advisor and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.           The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[Certificateholder][Beneficial Owner][Prospective Purchaser]

By:	________________________________
Title:
Company:
Phone:

L-1-2

EXHIBIT L-2

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor.

In connection with the UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass Through Certificates, Series 2011-C1 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, the undersigned hereby certifies and agrees as follows:

1.
The undersigned is an employee or agent of Bloomberg Financial Markets, L.P., Intex Solutions, Inc., Trepp, LLC, Interactive Data Corporation or Markit LLC, a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices delivered or made available pursuant to Section 4.02 of the Pooling and Servicing Agreement to Privileged Persons on https://tss.sfs.db.com/investpublic (the “Website”) by request of the Depositor.

2.	The undersigned agrees that each time it accesses the Website, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

L-2-1

EXHIBIT L-3

FORM OF PARI PASSU COMPANION LOAN NOTEHOLDER CERTIFICATION

[Date]

Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, CA  92705
Attention: Trust Administration-UB11C1

Re:	UBS-Citigroup Commercial Mortgage Trust 2011-C1 – Pari Passu Companion Loan

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, with respect to any Pari Passu Companion Loan (as defined in the Pooling and Servicing Agreement), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a Pari Passu Companion Loan Noteholder (as defined in the Pooling and Servicing Agreement).

2.           The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

3.           The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations contained herein remain true and correct.

4.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

L-3-1

[Pari Passu Companion Loan Noteholder]

By:	________________________________
Title:
Company:
Phone:

L-3-2

SCHEDULE OF REQUESTED INFORMATION

L-3-3

EXHIBIT M

FORM OF NOTIFICATION FROM CUSTODIAN

[DATE]

To the Persons Listed on the attached Schedule A

Re:	UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, the undersigned, as Custodian, hereby notifies you that, based upon the review required under the Pooling and Servicing Agreement, the Mortgage File for each Mortgage Loan set forth on the attached defect schedule contains a document or documents which (i) has not been executed or received, (ii) has not been recorded or filed (if required), (iii) is unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, (iv) appears not to be what they purport to be or has been torn in any materially adverse manner or (v) is mutilated or otherwise defaced, in each case as more fully described on the attached defect schedule.

The Custodian has no responsibility to determine, and expresses no opinion with respect thereto, whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Custodian

By:	________________________________
Name:
Title:

SCHEDULE A
TO
FORM OF NOTIFICATION FROM CUSTODIAN

Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, CA  92705
Attention: Trust Administration-UB11C1

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street, 5th Floor
New York, New York  10013
Attention: Paul Vanderslice
Facsimile No.:  (212) 723-8599

with a copy to:

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street, 19th Floor
New York, New York 10013
Attention:  Richard Simpson
Facsimile No.:  (646) 328-2943

with an electronic copy to:

Ryan O’Connor
Email:  ryan.m.connor@citi.com

TriMont Real Estate Advisors, Inc.
3424 Peachtree Road, NE, Suite 2200
Atlanta, Georgia 30326
Attention: J. Gregory Winchester

Midland Loan Services, a Division of
PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention:  President

Rialto Real Estate Fund, LP
c/o Rialto Capital Management LLC
850 Third Avenue, Suite 16B
New York, New York 10022
Attention: Nelson Hioe
Facsimile No.:  (212) 751-4646

To the Master Servicer:

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086
550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention:  UBS-Citigroup 2011-C1 Asset Manager
Facsimile No.:  (704) 715-0473

To the applicable Mortgage Loan Seller:

UBS Real Estate Securities Inc.
1285 Avenue of the Americas
New York, New York 10019
Attention:  Nicholas G. Galeone
Email: nicholas.galeone@ubs.com

Natixis Real Estate Capital LLC
9 West 57th Street
New York, New York 10019
Attention: Khaled Mohiuddin
Facsimile No.: (212) 891-1922

DEFECT SCHEDULE
TO FORM OF NOTIFICATION FROM CUSTODIAN

EXHIBIT N-1

FORM OF CLOSING DATE CUSTODIAN CERTIFICATION

[Date]

[                 ]
[                 ]
[                 ]
Attention:  [                 ]

Re:	UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, the Custodian hereby certifies that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, (a) the Custodian has in its possession all Notes or an appropriate lost note affidavit, and (b) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers as described in clause (a) above have been reviewed by it and appear regular on their face, appear to be executed and purports to relate to such Mortgage Loan, except as identified on the schedule attached hereto.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Custodian

By:	________________________________
Corporate Trust Officer
Name:
Title:

N-1-1

SCHEDULE A
TO CLOSING DATE TRUSTEE CERTIFICATION

MORTGAGE LOAN SCHEDULE

N-1-2

EXHIBIT N-2

FORM OF POST-CLOSING CUSTODIAN CERTIFICATION

[Date]

[                 ]
[                 ]
[                 ]
Attention:  [                 ]

Re:	UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, the Custodian hereby certifies, subject to the terms of the Pooling and Servicing Agreement, that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, all documents (other than documents referred to in clauses (xix) and (xxii) of Section 2.01(a) of the Agreement and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) of the Agreement) referred to in Section 2.01(a) of the Agreement (in the case of the documents referred to in Section 2.01(a)(iv), (v), (vi), (vii) of the Agreement (in the case of any endorsement thereto), (viii), (ix) and (x) through (xxii) of the Agreement, as identified in the Loan Document checklist included in the related Mortgage File) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule, in each case, except as set forth on the attached schedule hereto.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

N-2-1

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Custodian

By:	________________________________
Corporate Trust Officer
Name:
Title:

N-2-2

SCHEDULE A
TO POST-CLOSING CUSTODIAN CERTIFICATION

MORTGAGE LOAN SCHEDULE

N-2-3

EXHIBIT O

FORM OF TRUSTEE BACKUP CERTIFICATION

UBS-Citigroup Commercial Mortgage Trust 2011-C1 (The "Trust”)

The undersigned, __________, a __________ of DEUTSCHE BANK TRUST COMPANY AMERICAS, on behalf of DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee (the “Trustee”), under that certain Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, certifies to [       ], Citigroup Commercial Mortgage Securities Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
I am responsible for reviewing the activities performed by the Trustee and based on my knowledge and the compliance reviews conducted in preparing the Trustee compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed to the Certificate Administrator and to the Depositor, the Trustee has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

2.
The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities with respect to the Trustee or any Servicing Function Participant retained by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the period ending [December 31, 20__] in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

O-1

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	________________________________
Name:
Title:

O-2

EXHIBIT P

FORM OF CUSTODIAN BACKUP CERTIFICATION

UBS-Citigroup Commercial Mortgage Trust 2011-C1 (The "Trust”)

The undersigned, __________, a __________ of DEUTSCHE BANK TRUST COMPANY AMERICAS, on behalf of DEUTSCHE BANK TRUST COMPANY AMERICAS, as Custodian (the “Custodian”), under that certain Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, certifies to [       ], Citigroup Commercial Mortgage Securities Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
I am responsible for reviewing the activities performed by the Custodian and based on my knowledge and the compliance reviews conducted in preparing the Custodian compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed to the Certificate Administrator and to the Depositor, the Custodian has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

2.
The report on assessment of compliance with servicing criteria applicable to the Custodian for asset-backed securities with respect to the Custodian or any Servicing Function Participant retained by the Custodian and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the period ending [December 31, 20__] in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

P-1

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	________________________________
Name:
Title:

P-2

EXHIBIT Q

FORM OF CERTIFICATE ADMINISTRATOR BACKUP CERTIFICATION

UBS-Citigroup Commercial Mortgage Trust 2011-C1 (The "Trust”)

The undersigned, __________, a __________ of DEUTSCHE BANK TRUST COMPANY AMERICAS, on behalf of DEUTSCHE BANK TRUST COMPANY AMERICAS, as Certificate Administrator (the “Certificate Administrator”), under that certain Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, certifies to [       ], Citigroup Commercial Mortgage Securities Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
I have reviewed the annual report on Form 10-K for the fiscal year [20___] (the “Annual Report”), and all reports on Form 10-D and Form 8-K to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

2.
To my knowledge, the Reports taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

3.
To my knowledge, all of the distribution, servicing and other information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

4.
I am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

5.
The report on assessment of compliance with servicing criteria applicable to the Certificate Administrator for asset-backed securities with respect to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor for inclusion as an exhibit to

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such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Depositor for disclosure in such annual report on Form 10-K.

In giving the certifications above, the Certificate Administrator has reasonably relied on information provided to it by the following unaffiliated persons:  the Master Servicer, the Special Servicer, the Depositor, the Trustee and/or the Custodian.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	________________________________
Name:
Title:

Q-2

EXHIBIT R

FORM OF MASTER SERVICER BACKUP CERTIFICATION

UBS-Citigroup Commercial Mortgage Trust 2011-C1 Mortgage Trust (the “Trust”)

I, [identify the certifying individual], a [_______________] of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer under that certain Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, on behalf of the Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, all servicing information and all reports required to be submitted by the Master Servicer to the Certificate Administrator pursuant to the Pooling and Servicing Agreement (the “Servicer Reports”) for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Master Servicer to the Certificate Administrator for inclusion in these reports;

2.
Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
I am, or a servicing officer under my supervision is, responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the Master Servicer, and except as disclosed in the compliance certificate delivered by the Master Servicer under Section 10.11. of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such report applies;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Master Servicer with

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respect to the Trust’s fiscal year _____ have been provided all information relating to the Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.
The report on assessment of compliance with servicing criteria applicable to the Master Servicer for asset-backed securities with respect to the Master Servicer or any Servicing Function Participant retained by the Master Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties:  [name(s) of servicer, sub-servicer or co-servicer not retained by the master servicer giving certification] and, notwithstanding the foregoing certifications, neither I nor Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicer Reports that is in turn dependent upon information provided by the Special Servicer under the Pooling and Servicing Agreement.]

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	________________________________
Name:
Title:

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EXHIBIT S

FORM OF SPECIAL SERVICER BACKUP CERTIFICATION

UBS-Citigroup Commercial Mortgage Trust 2011-C1 (the “Trust”)

I, [identify the certifying individual], a [_______________ ] of MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION (the “Special Servicer] as Special Servicer with respect to all of the Mortgage Loans under that certain Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, on behalf of the Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports required to be submitted by the Special Servicer to the Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement (the “Special Servicer Reports”) for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Special Servicer to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.
Based on my knowledge, the special servicing information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the Special Servicer, and except as disclosed in the compliance certificate delivered by the Special Servicer under Section 10.11 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such report applies;

4.
The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the

S-1

Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.
The report on assessment of compliance with servicing criteria applicable to the Special Servicer for asset-backed securities with respect to the Special Servicer or any Servicing Function Participant retained by the Special Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:	________________________________
Name:
Title:

S-2

EXHIBIT T

MORTGAGE LOAN SELLER SUB-SERVICERS

Midland Loan Services, a Division of PNC Bank, National Association

KeyCorp Real Estate Capital Markets, Inc.

T-1

EXHIBIT U

MORTGAGE LOANS WITH EARNOUT/HOLDBACK PROVISIONS

[None.]

U-1

EXHIBIT V

FORM OF NRSRO CERTIFICATION

[Date]

Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, CA  92705
Attention: Trust Administration-UB11C1

Attention:	Citigroup Commercial Mortgage Securities Inc., UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass Through Certificates, Series 2011-C1

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as to either 1 or 2 below:

1.	The undersigned is a Nationally Recognized Statistical Rating Organization (“NRSRO”) and

(a)	has provided UBS Securities LLC with the appropriate certifications under Exchange Act Rule 17g-5(e);

(b)           has access to the 17g-5 Information Provider’s Website; and

(c)           agrees to keep any information obtained from the 17g-5 Information Provider’s Website confidential.

2.	The undersigned is a Rating Agency or Companion Rating Agency hired to assign ratings with respect to the Certificates or a class of Pari Passu Companion Loan Securities.

The undersigned agrees that each time it accesses the 17g-5 Information Provider’s Website, the undersigned is deemed to have recertified that the representations contained herein remain true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year first written above.

V-1

________________________________
[Nationally Recognized Statistical Rating Organization] [Rating Agency]

Name:
Title:
Company:
Phone:
Email:

V-2

EXHIBIT W-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street, 5th Floor
New York, New York  10013
Attention: Paul Vanderslice
Facsimile No.:  (212) 723-8599

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street, 19th Floor
New York, New York 10013
Attention:  Richard Simpson
Facsimile No.:  (646) 328-2943

By Email:

Ryan O’Connor
ryan.m.connor@citi.com

Re:	Citigroup Commercial Mortgage Securities Inc., UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass Through Certificates, Series 2011-C1

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.           The Transferor is the lawful owner of the right to receive the Excess Servicing Fees with respect to the Mortgage Loans for which _________________ is the Master Servicer (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

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2.           Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By:	________________________________
Name:
Title:

W-1-2

EXHIBIT W-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street, 5th Floor
New York, New York  10013
Attention: Paul Vanderslice
Facsimile No.:  (212) 723-8599

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street, 19th Floor
New York, New York 10013
Attention:  Richard Simpson
Facsimile No.:  (646) 328-2943

By Email:

Ryan O’Connor
ryan.m.connor@citi.com

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086
550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention:  UBS-Citigroup 2011-C1 Asset Manager

Re:	Citigroup Commercial Mortgage Securities Inc., UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass Through Certificates, Series 2011-C1

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

W-2-1

1.           The Transferee is acquiring the right to receive Excess Servicing Fees with respect to the Mortgage Loans as to which __________________ is the applicable Master Servicer (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.           The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator, the Operating Advisor or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit W-1 to the Pooling and Servicing Agreement, and (B) each of the Master Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit W-2 to the Pooling and Servicing Agreement.

3.           The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.12 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.           Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.           The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and

W-2-2

Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.           The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an Institutional Accredited Investor (other than a Plan).  The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7.           The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or other applicable securities laws or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or other applicable securities laws or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8.           The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.12(a) of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:	________________________________
Name:
Title:

W-2-3

EXHIBIT X

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date:  Report will be delivered annually no later than [INSERT DATE].
Transaction:  Citigroup Commercial Mortgage Securities Inc., UBS-Citigroup Commercial Mortgage Trust 2011-C1, Commercial Mortgage Pass-Through Certificates, Series 2011-C1
Operating Advisor:  [                    ]
Special Servicer:  [                    ]
Controlling Class Representative:  [                    ]

I. Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, as well as the items listed below, the Operating Advisor has undertaken a limited review of the Special Servicer's operational activities in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement with respect to the resolution and/or liquidation of the Specially Serviced Loans and provides this Operating Advisor Annual Report.

This Operating Advisor Annual Report sets forth the Operating Advisor's assessment of the Special Servicer's performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a platform-level basis with respect to the resolution and liquidation of Specially Serviced Loans during the prior calendar year.

Subject to the restrictions in the Pooling and Servicing Agreement, this Operating Advisor Annual Report (A) identifies any material deviations, if any (i) from the Servicing Standard and (ii) from the Special Servicer's obligations under the Pooling and Servicing Agreement with respect to the resolution or liquidation of Specially Serviced Loans and (B) complies with all of the confidentiality requirements described in the Pooling and Servicing Agreement.

In connection with the assessment set forth in this report, the Operating Advisor:

1.
Reviewed any annual compliance statement and any assessment of compliance for the prior calendar year delivered to the Operating Advisor by the Special Servicer pursuant to Section 10.11 and Section 10.12 of the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

2.
Reviewed any annual independent public accountants’ servicing report for the prior calendar year delivered to the Operating Advisor pursuant to Section 10.13 of the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

3.
Reviewed any [Final] Asset Status Report for the prior calendar year and other information or communications delivered or provided to the Operating Advisor and the following issues were noted therein: [ ]

4.
Reviewed all information available on the Certificate Administrator’s Website in any manner relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

5.
Reviewed (or recalculated and verified, if applicable) any Appraisal Reduction Amount and net present value calculations pursuant to Section 3.31(e) of the Pooling and Servicing Agreement and the following issues were noted: [ ]

6.	Consulted with the Special Servicer in connection with any Major Decision pursuant to Section 6.07 of the Pooling and Servicing Agreement and the following issues were noted: [ ]

Based on such review and/or consultation with the Special Servicer and performance of the other obligations of the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer's compliance with its obligations under the Pooling and Servicing Agreement.

Qualifications related to the work product undertaken and opinions related to this report:

1.           The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Controlling Class Representative’s discussion(s) regarding any Specially Serviced Loan.  The Operating Advisor did not meet with the Special Servicer or the Controlling Class Representative.  As such, the Operating Advisor generally relied upon its review of the information described above or otherwise provided and its interaction and communications with the Special Servicer in gathering the relevant information to generate this report.

2.           The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement.  The Operating Advisor has no responsibility or authority to alter such standards set forth therein.

3.           Confidentiality and other contractual restrictions limit the Operating Advisor’s ability to outline herein the details or substance of certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement.  As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.  However, all such information is considered in preparing this report.

4.           There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans.  These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc.  The Operating Advisor does not participate in discussions regarding such actions.  As such, the Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.           This report is furnished to the Certificate Administrator, among others, pursuant to the provisions of the Pooling and Servicing Agreement.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement as described herein.

TRIMONT REAL ESTATE ADVISORS, INC.

By:	________________________________
Name:
Title:

EXHIBIT Y

FORM OF SARBANES-OXLEY CERTIFICATION

Citigroup Commercial Mortgage Securities Inc.,
UBS-Citigroup Commercial Mortgage Trust 2011-C1 (the “Trust”),
Commercial Mortgage Pass-Through Certificates, Series 2011-C1, issued pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian

I, [identify the certifying individual], a [title] of Citigroup Commercial Mortgage Securities Inc., the depositor into the above-referenced Trust, certify that:

1.           I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this annual report on Form 10-K, of the Trust (the “Exchange Act Periodic Reports”);

2.           Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.           Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

4.           Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the servicers have fulfilled their obligations under the Pooling and Servicing Agreement or the applicable sub-servicing agreement or primary servicing agreement in all material respects; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

Y-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Wells Fargo Bank, National Association, Deutsche Bank Trust Company Americas, Midland Loan Services, a Division of PNC Bank, National Association, TriMont Real Estate Advisors, Inc. and [list any sub-servicers].

Date:

CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

By:	________________________________
Name:
Title:

Y-2

EXHIBIT Z

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO [●] AND [●] AND VIA EMAIL TO [●].com AND [●].com AND VIA OVERNIGHT MAIL TO THE ADDRESSES IMMEDIATELY BELOW**

Citigroup Commercial Mortgage Securities Inc.
as Depositor
390 Greenwich Street, 5th Floor
New York, New York  10013
Attention: Paul Vanderslice
Facsimile No.:  (212) 723-8599

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street, 19th Floor
New York, New York 10013
Attention:  Richard Simpson
Facsimile No.:  (646) 328-2943

By Email:

Ryan O’Connor
ryan.m.connor@citi.com

Deutsche Bank Trust Company Americas,
as Certificate Administrator
1761 East St. Andrew Place
Santa Ana, CA  92705
Attention: Trust Administration-UB11C1

Re:	**Additional Form [10-D][10-K][8-K] Disclosure Required **

Ladies and Gentlemen:

In accordance with Section [10.06][10.07][10.09] of the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, the undersigned, as                          , hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

Z-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to                          , phone number:                          ; email address:                          .

[NAME OF PARTY], as [role]

By:	________________________________
Name:
Title:

Z-2

EXHIBIT AA

FORM OF SUB-SERVICER BACKUP CERTIFICATION

UBS-Citigroup Commercial Mortgage Trust 2011-C1 (the “Trust”)

As contemplated by Section 10.08 of that certain Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, [identify the certifying individual], a                      of                     , a                      corporation (the “Sub-Servicer”) as Sub-Servicer in connection with the sub-servicing of one or more Mortgage Loans under the Pooling and Servicing Agreement, on behalf of the Sub-Servicer, certify to [Name of Each Certifying Person for Sarbanes-Oxley Certification], the Depositor, the Master Servicer and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports required to be submitted by the Sub-Servicer to the Certificate Administrator pursuant to the Sub-Servicing Agreement (the “Sub-Servicer Reports”) for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Sub-Servicer to the Certificate Administrator for inclusion in these reports;

2.
Based on my knowledge, the sub-servicer information contained in the Sub-Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
I am, or a servicing officer under my supervision is, responsible for reviewing the activities performed by the Sub-Servicer under the Sub-Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the Sub-Servicer, and except as disclosed in the compliance certificate delivered by the Sub-Servicer under Section [3.01(c)(38)] of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Agreement in all material respects in the year which such report applies;

4.
The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Sub-Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Sub-Servicer’s assessment of compliance with the Relevant Servicing Criteria, in order to

AA-1

enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.
The report on assessment of compliance with servicing criteria applicable to the Sub-Servicer for asset-backed securities with respect to the Sub-Servicer or any Servicing Function Participant retained by the Sub-Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Sub-Servicing Agreement or, if not defined in the Sub-Servicing Agreement, then the meanings set forth in the Pooling and Servicing Agreement.

Date:	________________

[INSERT NAME OF SUB-SERVICER]

By:	________________________________
Name:
Title:

AA-2

EXHIBIT AB

FORM OF OPERATING ADVISOR BACKUP CERTIFICATION

UBS-Citigroup Commercial Mortgage Trust 2011-C1 (the “Trust”)

The undersigned, __________, a __________ of TRIMONT REAL ESTATE ADVISORS, INC., on behalf of TRIMONT REAL ESTATE ADVISORS, INC., as Operating Advisor (the “Operating Advisor”), under that certain Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian, certifies to [       ], Citigroup Commercial Mortgage Securities Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Operating Advisor to the Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement (the “Operating Advisor Reports”) for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Operating Advisor to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.
Based on my knowledge, the operating advisor information contained in the Operating Advisor Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Operating Advisor under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Operating Advisor compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Operating Advisor Reports, the Operating Advisor has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement;

4.
The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Operating Advisor with respect to the Trust’s fiscal year ________  have been provided all information relating to the Operating Advisor’s assessment of compliance with the Relevant Servicing Criteria,

AB-1

in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.
The report on assessment of compliance with servicing criteria applicable to the Operating Advisor for asset-backed securities with respect to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:	_________________

TRIMONT REAL ESTATE ADVISORS, INC.

By:	________________________________
Name:
Title:

AB-2

EXHIBIT AC

FORM OF CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is made as of __________, 201[_], by ____________________ (“Recipient”) for the benefit of the Depositor (as hereinafter defined) and Deutsche Bank Trust Company Americas (the “Certificate Administrator”).

WHEREAS, reference is made to that certain Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Pooling and Servicing Agreement”), entered into by Citigroup Commercial Mortgage Securities Inc., as depositor (the “Depositor”), Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, TriMont Real Estate Advisors, Inc., as operating advisor, and Deutsche Bank Trust Company Americas, as trustee, certificate administrator, paying agent and custodian;

WHEREAS, Recipient desires to enter into this Agreement in order to access certain information in the possession of the Certificate Administrator in connection with the transactions contemplated by the Pooling and Servicing Agreement;

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Recipient hereby agrees as follows:

1. Provision of Information.  Recipient hereby certifies that it is a Privileged Person (as such term is defined in the Pooling and Servicing Agreement) and acknowledges that the Certificate Administrator has no obligation to give Recipient any information in connection with this Agreement other than in accordance with Section 4.02(h) of the Pooling and Servicing Agreement (the “Information”).  Recipient further acknowledges that the Information may be confidential, proprietary or otherwise not generally available to the public and that the Certificate Administrator may cease communicating the Information to Recipient, at any time, in its sole discretion.

2. Nondisclosure of Information.  The Information shall, except as otherwise provided herein, be kept confidential by Recipient, and Recipient shall (a) inform each of its affiliates, officers, directors, employees, attorneys, accountants and agents (the “Representatives”) receiving the Information of the confidential nature of the Information and of this Agreement, (b) direct its Representatives to treat the Information confidentially and (c) be fully liable for any Liabilities of any kind or nature incurred by or on behalf of the Certificate Administrator or Depositor arising out of, or as a result of, any improper use or disclosure of the Information directly or indirectly through or as a result of Recipient or any of its officers, directors or employees.  Subject to the foregoing sentence, the Recipient may make the Information available to those of its Representatives assisting it in evaluating an investment in the Certificates held by or proposed to be made by the Recipient or an account on behalf of which it acts or for such other purpose contemplated by the Pooling and Servicing Agreement.  “Liabilities” shall mean any and all claims, causes of action, demands, liabilities, damages, costs and expenses of any kind or nature

(including, without limitation, all reasonable attorneys’ fees and costs before and at trial and at all appellate levels, as the case may be).

3. Public Information and Legal Disclosure.  The confidentiality provisions of this Agreement will not apply to such portions of the Information that (a) are or become generally available to the public through no action by Recipient or its Representatives, or (b) are or become available to Recipient on a non-confidential basis from a source, other than the Certificate Administrator, that Recipient reasonably believes is not prohibited from disclosing such portions to Recipient by a contractual, legal or fiduciary obligation, or (c) are or become available pursuant to and in accordance with the Pooling and Servicing Agreement (and subject to any confidentiality or other obligations with respect to such Information as may be contained in the Pooling and Servicing Agreement), or (d) are required to be disclosed by Recipient or its outside counsel under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise) or by order or request of any court or government or regulatory body to whose supervisory authority Recipient is subject.

4. Representations and Warranties; Release from Liability.  Recipient acknowledges that none of the Certificate Administrator, the Depositor or any of their affiliates makes any representation or warranty as to the accuracy or completeness of the Information.  Recipient agrees that none of the Certificate Administrator, the Depositor or any of their Representatives shall have any liability to Recipient or to any of its Representatives relating to or resulting from use of the Information.  In furtherance of the foregoing, Recipient hereby releases the Certificate Administrator, the Depositor and their Representative from any and all liabilities to Recipient and its Representatives relating to or resulting from use of the Information by Recipient, regardless of when such liabilities may arise expect to the extent aforesaid in the paragraph.

5. Defined Terms.  Capitalized terms used but not otherwise defined in this Agreement will have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, Recipient has caused this Agreement to be executed by its representative thereunto duly authorized as of the day and year first above written.

[RECIPIENT]

By:	_______________________________
Name:
Title:

SCHEDULE I

DIRECTING HOLDERS

Mortgage Loan	Directing Certificateholder
All Mortgage Loans (other than any Mortgage Loan that is part of a Pari Passu Loan Combination)	Rialto Real Estate Fund, LP
Pari Passu Loan Combinations	UBS Real Estate Securities Inc.

Sch. I-1

SCHEDULE II

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as “Relevant Servicing Criteria” (with each Servicing Function Participant deemed to be responsible for the items applicable to the functions it is performing and for which the party that retained such Servicing Function Participant is responsible):

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Cert. Admin. Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Cert. Admin. Master Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Master Servicer Special Servicer Custodian
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Master Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Cert. Admin.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Trustee (as applicable) Master Servicer Special Servicer
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Cert. Admin. Master Servicer Special Servicer
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.  For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
Cert. Admin. Master Servicer Special Servicer

Sch. II-1

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Cert. Admin. Master Servicer Special Servicer
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Cert. Admin. Master Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.  Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.
Cert. Admin. Operating Adv.1
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Cert. Admin.
1122(d)(3)(iii)
Disbursements made to an investor are posted within two business days to the Master Servicer’s investor records or Certificate Administrator’s investor records, or such other number of days specified in the transaction agreements.
Cert. Admin. Master Servicer
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Cert. Admin.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian Master Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Master Servicer Special Servicer

1 Clause (D) is not applicable.

Sch. II-2

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Master Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Master Servicer
1122(d)(4)(v)	The Master Servicer’s records regarding the mortgage loans agree with the Master Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Master Servicer Special Servicer
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Special Servicer Operating Adv.
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Master Servicer
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer

Sch. II-3

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

Sch. II-4

SCHEDULE III

[RESERVED]

Sch. III-1

SCHEDULE IV

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.06 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this UBS-Citigroup 2011-C1 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information: Only with respect to any information required by 1121 which is NOT included on the Distribution Date Statement
  Each Master Servicer  (only with respect to 1121(a)(12) as to non Specially Serviced Loans)
  Special Servicer  (only with respect to 1121(a)(12) as to Specially Serviced Loans)
  Depositor
  Certificate Administrator

Item 2: Legal Proceedings: Item 1117 of Regulation AB (to the extent material to Certificateholders)
  Master Servicer (as to itself)
  Each Special Servicer (as to itself)
  Each Sub-Servicer contemplated by 1108(a)(3) (to be provided by Master Servicer/Special Servicer/Certificate Administrator, as applicable, engaging such Sub-Servicer (using commercially reasonable efforts in the case of a Mortgage Loan Seller Sub-Servicer))
  Trustee (as to itself)
  Certificate Administrator (as to itself)
  Depositor (as to itself)
  Any other Reporting Servicer (as to itself)
  Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust
  Each Mortgage Loan Seller (to be provided by such Mortgage Loan Seller)
  Originators under Item 1110(b) of Regulation AB (to

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be provided by the related Mortgage Loan Seller) Party under Item 1100(d)(1) of Regulation AB (to be provided by the Mortgage Loan Sellers)
Item 3: Sale of Securities and Use of Proceeds	Depositor
Item 4: Defaults Upon Senior Securities	Certificate Administrator Trustee
Item 5: Submission of Matters to a Vote of Security Holders	Certificate Administrator
Item 6: Significant Obligors of Pool Assets	Master Servicer
Item 7: Significant Enhancement Provider Information	N/A
Item 8: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 9: Exhibits	Depositor (exhibits required by Item 601 of Regulation S-K, such as material agreements) Certificate Administrator (Monthly Statement to Certificateholders)

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SCHEDULE V

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.07 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this UBS-Citigroup 2011-C1 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	Depositor
Item 9B: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)	Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 15: Exhibits, Financial Statement Schedules	Certificate Administrator Depositor

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Additional Item: Disclosure per Item 1117 of Regulation AB (to the extent material to Certificateholders)
  Master Servicer (as to itself)
  Each Special Servicer (as to itself)
  Each Sub-Servicer contemplated by 1108(a)(3) (to be provided by Master Servicer/Special Servicer/Certificate Administrator, as applicable, engaging such Sub-Servicer (using commercially reasonable efforts in the case of a Mortgage Loan Seller Sub-Servicer)
  Certificate Administrator (as to itself)
  Trustee (as to itself)
  Depositor (as to itself)
  Operating Advisor (as to itself)
  Any other Reporting Servicer (as to itself)
  Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust
  Each Mortgage Loan Seller (to be provided by such Mortgage Loan Seller)
  Originators under Item 1110(b) of Regulation AB (to be provided by the related Mortgage Loan Seller)
  Party under Item 1100(d)(1) of Regulation AB (to be provided by the Mortgage Loan Sellers)

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Additional Item: Disclosure per Item 1119 of Regulation AB
  Master Servicer (as to itself and its affiliates) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, each Special Servicer, any Significant Obligor or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))
  Each Special Servicer (as to itself and its affiliates) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, Master Servicer, any Significant Obligor or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))
  Certificate Administrator (as to itself and its affiliates) (to the extent material to Certificateholders and as to affiliations under Item 1119(a) with the Trustee, Master Servicer, any Special Servicer, any Significant Obligor, any Underwriter or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))
  Trustee (as to itself) (to the extent material to Certificateholders and as to affiliations under Item 1119 with the Certificate Administrator, Master Servicer, any Special Servicer, any Significant Obligor, any Underwriter or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))
  Depositor (as to itself and the Trust)
  Each Mortgage Loan Seller (to be provided by such Mortgage Loan Seller) (as to itself)
  Operating Advisor (as to itself)
  Originators under Item 1110 of Regulation AB (to be provided by the related Mortgage Loan Seller)
  Party under Item 1100(d)(1) of Regulation AB (to be provided by the Mortgage Loan Sellers)

Additional Item: Disclosure per Item 1112(b) of Regulation AB	Master Servicer
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	N/A
Items 1122 and 1123 of Regulation AB	Applicable Parties

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SCHEDULE VI

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.09 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this UBS-Citigroup 2011-C1 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus

  Trustee/Certificate Administrator/Master Servicer/Depositor/each Special Servicer as to the Trust/Sub-Servicers (contemplated by Item 1108(a)(3) of Regulation AB) (only as to the agreements such entity is a party to or entered into on behalf of the Trust)

Item 1.02- Termination of a Material Definitive Agreement

Disclosure is required regarding termination of  any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

  Trustee/Certificate Administrator/Master Servicer/Depositor/each Special Servicer as to the Trust/Sub-Servicers (contemplated by Item 1108(a)(3) of Regulation AB) (only as to the agreements such entity is a party to or entered into on behalf of the Trust)

Item 1.03- Bankruptcy or Receivership
  Depositor
  Mortgage Loan Seller
  Master Servicer
  Special Servicer
  Sub-Servicer contemplated by Item 1108(a)(3) of Regulation AB (to be reported by party engaging such Sub-Servicer (using commercially reasonable efforts in the case of a Mortgage Loan Seller Sub-Servicer))

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Item on Form 8-K	Party Responsible

  Trustee
  Certificate Administrator
  Significant Obligor (to be reported by Master Servicer for non-Specially Serviced Loans and by the Special Servicer for Specially Serviced Loans (using commercially reasonable efforts in the case of a Significant Obligor that is sub-serviced by a Mortgage Loan Seller Sub-Servicer))
  Other material party contemplated by Item 1101(d)(1) of Regulation AB (to be reported by Mortgage Loan Seller)

  In each case, with respect to bankruptcy or receivership of such entity.

Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.
Depositor Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement.
Certificate Administrator
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year Disclosure is required of any amendment “to the governing documents of the issuing entity”.	Depositor/Trustee
Item 6.01- ABS Informational and Computational Material	Depositor
Item 6.02- Change of Servicer or Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.

  Master Servicer (as to itself or a servicer retained by it)
  Each Special Servicer (as to itself or a servicer retained by it)
  Certificate Administrator (as to itself or an entity retained by it)
  Trustee
  Depositor

Reg AB disclosure about any new servicer or master servicer is also required.	Master Servicer/Special Servicer/Certificate Administrator/any servicer or entity retained by such party, as applicable
Reg AB disclosure about any new Trustee is also required.	Trustee
Reg AB disclosure about any new Certificate Administrator is also required.	Certificate Administrator
Item 6.03- Change in Credit Enhancement or External Support	N/A
Item 6.04- Failure to Make a Required Distribution	Certificate Administrator

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Item on Form 8-K	Party Responsible
Item 6.05- Securities Act Updating Disclosure

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.

If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.
Depositor
Item 7.01- Regulation FD Disclosure	Depositor
Item 8.01 – Other Events Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to certificateholders.	Master Servicer/Special Servicer/Certificate Administrator/Trustee/Sub-Servicer retained by any of the foregoing/Depositor
Item 9.01 – Financial Statements and Exhibits	Responsible party for reporting/disclosing the financial statement or exhibit

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